As filed with the Securities and Exchange Commission on August 5, 2011
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
SWISHER HYGIENE INC.
(Exact Name of registrant as specified in its charter)

Delaware	7342	27-3819646
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

4725 Piedmont Row Drive, Suite 400, Charlotte, North Carolina 28210, (704) 364-7707
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Steven R. Berrard, President
and Chief Executive Officer
Swisher Hygiene Inc.
4725 Piedmont Row Drive, Suite 400,
Charlotte, North Carolina 28210
Telephone: (704) 364-7707
Fax: (704) 602-7980
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
Please send a copy of all communications to:
Edward L. Ristaino Esq.
Michael Francis Esq.
Akerman Senterfitt
One Southeast Third Ave., 25th Floor
Miami, Florida 33131-1714
Telephone: (305) 982-5581
Fax: (305) 374-5095

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering	Aggregate	Registration
Securities to be Registered	Registered	Price per Unit(1)	Offering Price(1)	Fee
Common Stock, par value $0.001 per share	9,857,143	$4.60	$45,342,858	$5,265
Common Stock, par value $0.001 per share, underlying outstanding promissory notes	201,925	$4.60	$928,855	$108
Total				$5,373

(1)	Estimated solely for the purpose of calculating the registration fee which was computed in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), on the basis of the average high and low sales prices as reported on the NASDAQ Global Market on August 2, 2011.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED AUGUST 5, 2011.

10,059,068 Shares

SWISHER HYGIENE INC.

The selling stockholders may offer and sell from time to time up to an aggregate of 10,059,068 shares of Swisher Hygiene Inc. common stock that they own. These shares include up to 201,925 shares issuable upon the conversion of outstanding promissory notes. For information concerning the selling stockholders and the manner in which they may offer and sell shares of our common stock, see “Selling Stockholders” and “Plan of Distribution” in this prospectus.

We are not selling any securities under this prospectus and we will not receive any proceeds from the sale by the selling stockholders of their shares of common stock.

Our common stock trades on the NASDAQ Global Market (“NASDAQ”) and the Toronto Stock Exchange (“TSX”). On August 4, 2011, the last reported sales price of our common stock on the NASDAQ was $3.96 per share. On August 4, 2011, the last reported sale price for our common stock on the TSX was $3.99 per share (in U.S. dollars).

Investing in the shares involves risks. See “Risk Factors,” beginning on page 4.

You should rely only on the information contained in this prospectus. We have not authorized any dealer, salesperson or other person to provide you with information concerning us, except for the information contained in this prospectus. The information contained in this prospectus is complete and accurate only as of the date on the front cover page of this prospectus, regardless of the time of delivery of this prospectus or the sale of any common stock. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is       , 2011.

PROSPECTUS SUMMARY

This summary does not contain all of the information that is important to you. You should read the entire prospectus, including the Risk Factors and our consolidated financial statements and related notes appearing elsewhere in this prospectus before making an investment decision.

Our Business

Swisher Hygiene, Inc. provides essential hygiene and sanitation solutions to customers throughout much of North America and internationally through its global network of company owned operations, franchises and master licensees. These solutions include essential products and services that are designed to promote superior cleanliness and sanitation in commercial environments, while enhancing the safety, satisfaction and well-being of employees and patrons. These solutions are typically delivered by employees on a regularly scheduled basis and involve providing our customers with: (i) consumable products such as soap, paper, cleaning chemicals, detergents, and supplies, together with the rental and servicing of dish machines and other equipment for the dispensing of those products; (ii) the rental of facility service items requiring regular maintenance and cleaning, such as floor mats, mops, bar towels and linens; (iii) manual cleaning of their facilities; and (iv) solid waste collection services. We serve customers in a wide range of end-markets, with a particular emphasis on the foodservice, hospitality, retail, industrial, and healthcare industries. In addition our solid waste collection services provide services primarily to commercial and residential customers through contracts with municipalities or other agencies.

Prospectively, we intend to grow in both existing and new geographic markets through a combination of organic and acquisition growth. However, we will continue to focus our investments towards those opportunities which will most benefit our core businesses, chemical and waste collection services.

As of July 15, 2011, we have company owned operations and franchise operations located throughout the United States and Canada and have entered into 10 Master License Agreements covering the United Kingdom, Ireland, Portugal, the Netherlands, Singapore, the Philippines, Taiwan, Korea, Hong Kong/Macau/China, and Mexico.

We are a Delaware corporation, originally organized in Canada in 1994. Our principal executive offices are located at 4725 Piedmont Row Drive, Suite 400, Charlotte, North Carolina, 28210. On November 1, 2010, Swisher Hygiene redomiciled to Delaware from Canada, where it had been a publicly-traded corporation, listed on the TSX under the name CoolBrands International Inc. (“CoolBrands”), and trading under the symbol “COB.” We refer to this event as the Redomestication. On November 2, 2010, one day after completion of the Redomestication, CoolBrands Nevada, Inc. (“CoolBrands Nevada”), a wholly-owned subsidiary of Swisher Hygiene, merged with and into Swisher International, with Swisher International continuing as the surviving corporation. We refer to this event as the Merger. CoolBrands was a Canadian company that historically focused on marketing and selling a broad range of ice creams and frozen snacks. Since the end of the 2005 financial year, subsidiaries of CoolBrands disposed of a majority of CoolBrands’ business operations. Since that time, CoolBrands’ principal operations consisted of the management of its cash resources and reviewing potential opportunities to invest such cash resources. CoolBrands held $61,850,226 in cash and cash equivalents as of the closing date of the Merger.

In the Merger, the former stockholders of Swisher International received 57,789,630 shares of Swisher Hygiene common stock, representing, on a fully diluted basis, a 48% ownership interest in Swisher Hygiene at such time. The stockholders of CoolBrands retained 56,225,433 shares of Swisher Hygiene common stock, representing, on a fully diluted basis, a 52% ownership interest in Swisher Hygiene at such time. 55,789,632 of the shares issued to former shareholders of Swisher International are subject to lock-up agreements.

As a result of the Merger, Swisher International became a wholly-owned subsidiary of Swisher Hygiene. Upon completion of the Merger and the Redomestication, Swisher Hygiene inherited the reporting issuer status of CoolBrands. Swisher Hygiene’s shares of common stock began trading on the TSX under the symbol “SWI” on November 4, 2010. As CoolBrands was a reporting issuer (or equivalent) in each of the provinces of Canada, Swisher Hygiene became a reporting issuer in each of the provinces in Canada. On November 9,

2010, we filed a Registration Statement on Form 10 (the “Form 10”) with the Securities Exchange Commission (“SEC”). The Form 10 was deemed effective on January 10, 2011, and since that date, we have been a U.S. reporting company, subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder. On February 2, 2011, we began trading on NASDAQ under the ticker symbol “SWSH.” Our common stock is currently listed on both the NASDAQ and TSX exchanges.

All references in this registration statement to “Swisher,” “Swisher Hygiene,” the “Company,” “we,” “us,” and “our” refer to Swisher Hygiene Inc. and its consolidated subsidiaries, except where the discussion relates to times or matters occurring before the Merger, as defined below, in which case these words, as well as “Swisher International,” refer to Swisher International, Inc. and its consolidated subsidiaries.

THE OFFERING

Common Stock Offered:	The selling stockholders are offering a total of 10,059,068 shares of common stock.

Outstanding Shares of Common Stock:	As of July 31, 2011, 173,473,566 shares of our common stock were issued and outstanding.

Use of Proceeds:	We are not selling any securities under this prospectus and we will not receive any proceeds from the sale of shares by the selling stockholders.

RISK FACTORS

Our business, financial condition, results of operations, cash flows and prospects, and the prevailing market price and performance of our common stock, may be adversely affected by a number of factors, including the matters discussed below. Certain statements and information set forth in this registration statement, as well as other written or oral statements made from time to time by us or by our authorized officers on our behalf, constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. We intend for our forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You should note that forward-looking statements in this document speak only as of the date of this registration statement and we undertake no duty or obligation to update or revise our forward-looking statements, whether as a result of new information, future events or otherwise. Although we believe that the expectations, plans, intentions and projections reflected in our forward-looking statements are reasonable, such statements are subject to risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. The risks, uncertainties and other factors that our stockholders and prospective investors should consider include the following:

We have a history of significant operating losses and as such our future revenue and operating profitability are uncertain.

Our future revenue and operating profitability are difficult to predict and are uncertain. We recorded an operating loss of $5.7 million for the three months ended March 31, 2011 and $15.1 million for the year ended December 31, 2010, and have accumulated operating losses of $70.3 million since January 1, 2005. In addition, we recorded operating losses of approximately $6.8 million and $10.4 million for the years ended December 31, 2009 and 2008, respectively. We may continue to incur operating losses for the foreseeable future, and such losses may be substantial. We will need to increase revenue in order to generate sustainable operating profit. Given our history of operating losses, we cannot assure you that we will be able to achieve or maintain operating profitability on an annual or quarterly basis or at all.

We may be harmed if we do not penetrate markets and grow our current business operations.

If we fail to further penetrate our core and existing geographic markets, or to successfully expand our business into new markets or through the right sales channels, the growth in sales of our products and services, along with our operating results, could be materially adversely impacted. One of our key business strategies is to grow our business through acquisitions. Acquisitions involve many different risks, including (1) the ability to finance acquisitions, either with cash, debt, or equity issuances; (2) the ability to integrate acquisitions; (3) the ability to realize anticipated benefits of the acquisitions; (4) the potential to incur unexpected costs, expenses, or liabilities; and (5) the diversion of management attention and company resources. Many of our competitors may also compete with us for acquisition candidates, which can increase the price of acquisitions and reduce the number of available acquisition candidates. We cannot assure you that efforts to increase market penetration in our core markets and existing geographic markets will be successful. Further, we cannot ensure that we will be able to acquire businesses at the same rate that we have in the past. Failure to do so could have a material adverse effect on our business, financial condition and results of operations.

We may require additional capital in the future and no assurance can be given that such capital will be available on terms acceptable to us, or at all.

We will require substantial capital or available debt or equity financing to execute on acquisition and expansion opportunities that may come available. We cannot assure you that we will be able to obtain additional financial resources on terms acceptable to us, or at all. Failure to obtain such financial resources could adversely affect our plans for growth, or result in our being unable to satisfy financial or other obligations as they come due, either of which could have a material adverse effect on our business and financial condition.

Although the current credit environment has not had a significant adverse impact on our liquidity or cost of borrowing, the availability of funds has tightened and credit spreads on corporate debt have increased. Therefore, obtaining additional or replacement financing may be more difficult and the cost of issuing new debt or replacing a credit facility will likely be at a higher cost than under our current credit facilities. In addition, the current credit and capital markets could adversely impact the liquidity or financial conditions of suppliers or customers, which could, in turn, impact our business or financial results.

Until we completed the Merger, a significant amount of our cash requirements were met through loans or advances from the former Swisher International stockholders; however, none of these former stockholders have agreed to provide the company additional loans, advances, or guarantees in the future.

We have completed a $100 million senior secured credit facility, which we refer to as the credit facility. Borrowings under the credit facility are subject to compliance with financial covenants, including achieving specified Consolidated EBITDA levels (as such term is defined under the credit agreement, which includes specified adjustments and allowances authorized by the lender, as provided for in such definition), which will depend on the success of our acquisition strategy, and maintaining specified leverage and coverage ratios and a minimum liquidity requirement. The credit facility also places restrictions on our ability to incur additional indebtedness, make certain acquisitions, create liens or other encumbrances, sell or otherwise dispose of assets, and merge or consolidate with other entities or enter into a change of control transaction. Failure to achieve or maintain the financial covenants in the credit facility or failure to comply with one or more of the operational covenants could adversely affect our ability to borrow monies and could result in a default under the credit facility. We cannot assure you that we will achieve or maintain compliance with the financial and operational covenants in the credit facility.

We cannot assure you that sufficient financing will be available in the future on a timely basis, on terms that are acceptable to us or at all. In the event that financing is not available or is not available in the amounts or on terms acceptable to us, the implementation of our acquisition strategy could be impeded, which could have a material adverse effect on our business, financial condition, results of operations and future prospects.

Failure to attract, train, and retain personnel to manage our growth could adversely impact our operating results.

Our strategy to grow our operations may place a greater strain on our managerial, financial and human resources than that experienced by our larger competitors, as they have a larger employee base and administrative support group. As we grow we will need to:

•	build and train sales and marketing staff to create an expanding presence in the evolving marketplace for our products and services, and to keep staff informed regarding the features, issues and key selling points of our products and services;

•	attract and retain qualified personnel in order to continue to develop reliable and saleable products and services that respond to evolving customer needs; and

•	focus personnel on expanding our internal management, financial and product controls significantly, so that we can maintain control over our operations and provide support to other functional areas within our business as the number of personnel and the size of our operations increases.

Competition for such personnel can be intense, and we cannot assure you that we will be able to attract or retain highly qualified marketing, sales and managerial personnel in the future. Our inability to attract and retain the necessary management, technical, sales and marketing personnel may adversely affect our future growth and profitability. It may be necessary for us to increase the level of compensation paid to existing or new employees to a degree that our operating expenses could be materially increased, which could have a material adverse effect on our business, financial condition and results of operations.

We may not be able to properly integrate the operations of acquired businesses and achieve anticipated benefits of cost savings or revenue enhancements.

Our business strategy includes growing our business through acquisitions. The success of any business combination depends on management’s ability following the transaction to consolidate operations and integrate departments, systems and procedures, and thereby create business efficiencies, economies of scale, and related cost savings. In addition, the acquired customer base must be integrated into the existing service route structure to improve absorption of fixed costs and create operational efficiencies. The retention and integration of the acquired customer base will be a key factor in realizing the revenue enhancements that should accompany each acquired business. We cannot assure you that future results will improve as a result of cost savings and efficiencies or revenue enhancements from any future acquisitions or proposed acquisitions, and we cannot predict the timing or extent to which cost savings and efficiencies or revenue enhancements will be achieved, if at all. For these reasons, if we are not successful in timely and cost-effectively integrating future acquisitions and realizing the benefits of such acquisitions, it could have a material adverse effect on our business, financial condition, results of operations and prospects.

We may incur unexpected costs, expenses, or liabilities relating to undisclosed liabilities of our acquired businesses.

In the course of performing due diligence investigations on the companies or businesses we may seek to acquire, we may fail or be unable to discover liabilities of the acquisition candidate that have not otherwise been disclosed. These may include liabilities arising from non-compliance with federal, state or local environmental laws by prior owners, pending or threatened litigation, and undisclosed contractual obligations, for each of which we, as a successor owner, may be responsible. Although we will generally seek to minimize exposure to such liabilities by obtaining indemnification from the sellers of the acquired companies, we cannot assure you that such indemnifications, even if obtainable, will be enforceable, collectible, or sufficient in amount, scope, or duration to fully offset the potential liabilities arising from the acquisitions.

We may recognize impairment charges which could adversely affect our results of operations and financial condition.

We assess our goodwill and other intangible assets and long-lived assets for impairment when required by generally accepted accounting principles in the United States of America (“GAAP”). These accounting principles require that we record an impairment charge if circumstances indicate that the asset carrying values exceed their fair values. Our assessment of goodwill, other intangible assets, or long-lived assets could indicate that an impairment of the carrying value of such assets may have occurred that could result in a material, non-cash write-down of such assets, which could have a material adverse effect on our results of operations.

Goodwill resulting from acquisitions may adversely affect our results of operations.

Goodwill and other intangible assets are expected to increase principally as a result of future acquisitions, and potential impairment of goodwill and amortization of other intangible assets could adversely affect our financial condition and results of operations. We consider various factors in determining the purchase prices of acquired businesses, and it is not anticipated that any material portion of the goodwill related to any of these acquisitions will become impaired or that other intangible assets will be required to be amortized over a period shorter than their expected useful lives. However, future earnings could be materially adversely affected if management later determines either that the remaining balance of goodwill is impaired or that shorter amortization periods for other intangible assets are required.

Future issuances of shares of our common stock in connection with acquisitions or pursuant to our stock incentive plan could have a dilutive effect on your investment.

Since the Merger through July 31, 2011, we have issued up to 60,739,063 shares of common stock and shares underlying convertible notes and we will continue to issue additional shares of our common stock in connection with future acquisitions or for other business purposes, or under the Amended and Restated

Swisher Hygiene Inc. 2010 Stock Incentive Plan (the “Plan”). Future acquisitions may involve the issuance of our common stock as payment, in part or in full, for the businesses or assets acquired. The benefits derived by us from an acquisition might not exceed the dilutive effect of the acquisition. Pursuant to the Plan, our board of directors may grant stock options, restricted stock units, or other equity awards to our directors and employees. When these awards vest or are exercised, the issuance of shares of our common stock underlying these awards may have a dilutive effect on our common stock.

Future sales of Swisher Hygiene shares by our stockholders could affect the market price of our shares.

We issued an aggregate of 57,789,630 shares of Swisher Hygiene common stock in the Merger and up to an additional 54,134,290 shares or shares underlying convertible notes through July 31, 2011 in connection with acquisitions and in private placement transactions. Of the shares issued, 5,837,035 shares were issued in connection with acquisitions under a Registration Statement on Form S-4. All other shares issued are subject to registration rights, and we filed, or intend to file, a registration statement to register these shares for resale. Any sales of the shares in the open market pursuant to the registration statements could cause the price of our shares to decline.

Of the Swisher Hygiene shares issued in the Merger, 55,789,632 shares issued to the former Swisher International shareholders, including shares held by H. Wayne Huizenga and Steven R. Berrard, are subject to lock-up agreements. Pursuant to the lock-up agreements, the locked-up stockholders may not, subject to certain exceptions, offer, sell, contract to sell or enter into any other agreement to transfer the economic consequences of any Swisher Hygiene shares for a period ending the earlier of (i) the date of the public release of Swisher Hygiene’s earnings for the year ended December 31, 2011 and (ii) March 31, 2012. In addition, an aggregate of 9,857,143 shares issued in a private placement transaction are subject to lock-up agreements that expire July 24, 2011. After these lock-up agreements terminate, the market price of Swisher Hygiene shares could decline as a result of sales of our shares by these stockholders, or the perception that such sales could occur. These sales, or the perception that such sales could occur, might also make it more difficult for Swisher Hygiene to sell equity securities at a time and price that is deemed appropriate.

In addition, Swisher Hygiene may issue additional shares of common stock as part of the purchase price of future acquisitions or in connection with future financings. Any actual sales, or any perception that sales of a substantial number of shares may occur, could adversely affect the market price of Swisher Hygiene common stock.

Our business and growth strategy depends in large part on the success of our franchisees and international licensees, and our brand reputation may be harmed by actions out of our control that are taken by franchisees and international licensees.

A portion of our earnings are expected to come from royalties and other amounts paid to us by our franchisees and international licensees. Franchisees and licensees are independent operators and have a significant amount of flexibility in running their operations, and their employees are not our employees. We provide training and support to, and monitor the operations of, franchisees, but the quality of their operations may be diminished by any number of factors beyond our control. Despite the operating obligations the franchisees and licensees are subject to pursuant to our operations manual or the franchise or licensee agreements, franchisees may not successfully operate their business in a manner consistent with our standards and requirements and may not hire and train qualified managers and other personnel. While we may ultimately take action to terminate franchisees and licensees that do not comply with the standards contained in the franchise or licensee agreements and our operations manual, we may not be able to identify problems and take action quickly enough and, as a result, our image and reputation may suffer, potentially causing revenue to decline. Any operational shortcoming of a franchisee is likely to be attributed by the public to our entire system, thus damaging our brand reputation and potentially affecting revenue and operating results. Furthermore, if a significant number of the franchisees were to become insolvent or otherwise were unwilling or unable to pay for products and supplies purchased from us or pay royalties, rent or other fees, we would experience a decrease in our revenue, which could have a material adverse effect on our business, financial condition and results of operations.

Failure to retain our current customers and renew existing customer contracts could adversely affect our business.

Our success depends in part on our ability to retain current customers and renew existing customer service agreements. Our ability to retain current customers depends on a variety of factors, including the quality, price, and responsiveness of the services we offer, as well as our ability to market these services effectively and differentiate our offerings from those of our competitors. We cannot assure you that we will be able to renew existing customer contracts at the same or higher rates or that our current customers will not turn to competitors, cease operations, elect to bring the services we provide in-house, or terminate existing service agreements. The failure to renew existing service agreements or the loss of a significant number of existing service agreements would have a material adverse effect on our business, financial condition, and results of operations.

The pricing, terms, and length of customer service agreements may constrain our ability to recover costs and to make a profit on our contracts.

The amount of risk we bear and our profit potential will vary depending on the type of service agreements under which products and services are provided. We may be unable to fully recover costs on service agreements that limit our ability to increase prices, particularly on multi-year service agreements. In addition, we may provide services under multi-year service agreements that guarantee maximum costs for the customer based on specific criteria, for example, cost per diner, or cost per passenger day, putting us at risk if we do not effectively manage customer consumption. Our ability to manage our business under the constraints of these service agreements may have a material adverse effect on our business, financial condition, and results of operations.

Changes in economic conditions that impact the industries in which our end-users primarily operate in could adversely affect our business.

During the last few years, conditions throughout the U.S. and worldwide have been extremely weak and those conditions may not improve in the foreseeable future. As a result, our customers or vendors may have financial challenges, unrelated to us that could impact their ability to continue doing business with us. Economic downturns, and in particular downturns in the foodservice, hospitality, travel, and food processing industries, can adversely impact our end-users, who are sensitive to changes in travel and dining activities. The recent decline in economic activity is adversely affecting these markets. During such downturns, these end-users typically reduce their volume of purchases of cleaning and sanitizing products, which may have an adverse impact on our business. We cannot assure you that current or future economic conditions, and the impact of those conditions on our customer base, will not have a material adverse effect on our business, financial condition and results of operations.

Our solid waste collection operations are geographically concentrated and are therefore subject to regional economic downturns and other regional factors.

Our solid waste collection operations and customers are located in Florida. Therefore, our business, financial condition and results of operations are susceptible to regional economic downturns and other regional factors, including state regulations and budget constraints and severe weather conditions. In addition, as we seek to expand in our existing markets, opportunities for growth within this region will become more limited and the geographic concentration of our business will increase.

If we are required to change the pricing models for our products or services to compete successfully, our margins and operating results may be adversely affected.

The cleaning and maintenance solutions and the solid waste services industries are highly competitive. We compete with national, regional, and local providers, many of whom have greater financial and marketing resources than us, in the same markets primarily on the basis of brand name recognition, price, product quality, and customer service. To remain competitive in these markets, we may be required to reduce our prices for products and services. If our competitors offer discounts on certain products or services in an effort to recapture or gain market share, we may be required to lower prices or offer other favorable terms to compete successfully. Any such change would likely reduce margins and could adversely affect operating results. Some of our competitors may bundle products and services that compete with our products and services for promotional purposes as a long-term pricing strategy or may provide guarantees of prices and product implementations. Also, competitors may develop new or enhanced products and services more successfully and sell existing or new products and services better than we do. In addition, new competitors may emerge. These practices could, over time, limit the prices that we can charge for our products and services. If we cannot offset price reductions or other pricing strategies with a corresponding increase in sales or decrease in spending, then the reduced revenue resulting from lower prices would adversely affect our margins, operating costs, and profitability.

Furthermore, as is generally the case in the solid waste services industry; some municipal contracts are subject to periodic competitive bidding. We may not be the successful bidder to obtain or retain these contracts. If we are unable to compete with larger and better capitalized companies, or to replace municipal contracts lost through the competitive bidding process with comparable contracts or other revenue sources within a reasonable time period, our revenue would decrease and our operating results would be harmed.

In our solid waste disposal markets we also compete with operators of alternative disposal and recycling facilities and with counties, municipalities and solid waste districts that maintain their own waste collection, recycling and disposal operations. We are also increasingly competing with companies which seek to use parts of the waste stream as feedstock for renewable energy supplies. These entities may have financial advantages because of their ability to charge user fees or similar charges, impose tax revenue, access tax-exempt financing and in some cases utilize government subsidies.

Several members of our senior management team are critical to our business and if these individuals do not remain with us in the future, it could have a material adverse impact on our business, financial condition and results of operations.

Our future success depends, in part, on the continued efforts and abilities of our senior management team. Their skills, experience and industry contacts are expected to significantly benefit our business. The loss of any member of our senior management team would disrupt our operations and divert the time and attention of the remaining members of the senior management team, which could have a material adverse effect on our business, financial condition and results of operations. Because the market for qualified management is highly competitive, we may not be able to retain our leadership team or fill new management positions or vacancies created by expansion or turnover at existing compensation levels. We do not carry “key-person” insurance on the lives of our senior management team or management personnel to mitigate the impact that the loss of a key member of our management team would cause. The loss of services of one or more of these individuals, or if one or more of them decide to join a competitor or otherwise compete directly with us, our business could have a material adverse effect on our financial condition and results of operations.

The financial condition and operating ability of third parties may adversely affect our business.

We have manufacturing operations, however, we depend, and for the foreseeable future will continue to depend, on third parties for the manufacture of the products we sell. We will rely on third party suppliers to provide us with components and services necessary for the completion and delivery of our products and services. We expect to significantly expand our customer base and product offerings, but our expansion may be limited by the manufacturing capacity of third party manufacturers. Such manufacturers may not be able to meet our needs in a satisfactory and timely manner, particularly if there are raw material shortages.

We purchase the majority of our chemicals from independent manufacturers and our dispensing equipment and dish machines are also primarily supplied by a limited number of suppliers. Should any of these third party suppliers experience production delays, we may need to identify additional suppliers, which may not be possible on a timely basis or on favorable terms, if at all. A delay in the supply of our chemicals or equipment could adversely affect relationships with our customer base and could cause potential customers to delay their decision to purchase services or cause them not to purchase our services at all.

In the event that any of the third parties with whom we have significant relationships files a petition in or is assigned into bankruptcy or becomes insolvent, or makes an assignment for the benefit of creditors or makes any arrangements or otherwise becomes subject to any proceedings under bankruptcy or insolvency laws with a trustee, or a receiver is appointed in respect of a substantial portion of its property, or such third party liquidates or winds up its daily operations for any reason whatsoever, then our business, financial position and results of operations may be materially and adversely affected.

The volatility of our raw material costs may adversely affect our operations.

We use a number of key raw materials in our business. The prices of many of these raw materials are cyclical. If we are unable to minimize the effects of increased raw material costs through sourcing or pricing actions, future increases in costs of raw materials could have a material adverse effect on our business, financial condition, results of operations and prospects.

Increases in fuel and energy costs could adversely affect our results of operations and financial condition.

The price of fuel is unpredictable and fluctuates based on events outside our control, including geopolitical developments, supply and demand for oil and gas, actions by the Organization of the Petroleum Exporting Countries (“OPEC”) and other oil and gas producers, war and unrest in oil producing countries, regional production patterns, limits on refining capacities, natural disasters and environmental concerns. In recent years, fuel prices have fluctuated widely and have generally increased. Fuel price increases raise the costs of operating vehicles and equipment. We cannot predict the extent to which we may experience future increases in fuel costs or whether we will be able to pass these increased costs through to our customers. If fuel costs rise, the operating costs of our solid waste collection operations and distribution operations would increase, resulting in a decrease in margins and profitability. A fuel shortage, higher transportation costs or the curtailment of scheduled service could adversely impact our relationship with customers and franchisees and reduce our profitability. If we experience delays in the delivery of products to our customers, or if the services or products are not provided to the customers at all, relationships with our customers could be adversely impacted, which could have a material adverse effect on our business and prospects. As a result, future increases in fuel costs could have a material adverse effect on our business, financial condition, results of operations, and prospects.

Our products contain hazardous materials and chemicals, which could result in claims against us.

We use and sell a variety of products that contain hazardous materials and chemicals. There are hazardous chemicals in some of our products but in all cases these materials have short term hazardous actions that can easily be neutralized or disposed of with minimal effect on the environment or situations that would require long term remediation treatments due to environmental contamination. Like all products of this nature, misuse of the hazardous material based products can lead to injuries and damages but in all cases if these products are used at the prescribed usage levels with the proper PPEs (Personal Protection Equipment) and procedures the chances of injuries and accidents are extremely rare. Nevertheless, because of the nature of these substances or related residues, we may be liable for certain costs, including, among others, costs for health-related claims, or removal or remediation of such substances. We may be involved in claims and litigation filed on behalf of persons alleging injury as a result of exposure to such substances or by governmental or regulatory bodies related to our handling and disposing of these substances. Because of the unpredictable nature of personal injury and property damage litigation and governmental enforcement, it is not possible to predict the ultimate outcome of any such claims or lawsuits that may arise. Any such claims and lawsuits, individually or in the aggregate, that are resolved against us, could have a material adverse effect on our business, financial condition and results of operations.

We are subject to environmental, health and safety regulations, and may be adversely affected by new and changing laws and regulations, that generate ongoing environmental costs and could subject us to liability.

We are subject to laws and regulations relating to the protection of the environment and natural resources, and workplace health and safety. These include, among other things, reporting on chemical inventories and risk management plans, and the management of hazardous substances. Violations of existing laws and enactment of future legislation and regulations could result in substantial penalties, temporary or permanent facility closures, and legal consequences. Moreover, the nature of our existing and historical operations exposes us to the risk of liability to third parties. The potential costs relating to environmental, solid waste, and product registration laws and regulations are uncertain due to factors such as the unknown magnitude and type of possible contamination and clean-up costs, the complexity and evolving nature of laws and regulations, and the timing and expense of compliance. Changes to current laws, regulations or policies could impose new restrictions, costs, or prohibitions on our current practices would have a material adverse effect on our business, results of operations, and financial condition.

Future changes in laws or renewed enforcement of laws regulating the flow of solid waste in interstate commerce could adversely affect our operating results.

Various states and local governments have enacted, or are considering enacting, laws and regulations that restrict the disposal within the jurisdiction of solid waste generated outside the jurisdiction. In addition, some state and local governments have promulgated, or are considering promulgating, laws and regulations which govern the flow of waste generated within their respective jurisdictions. Additionally, public interest and pressure from competing industry segments has caused some trade associations and environmental activists to seek enforcement of laws regulating the flow of solid waste. If successful, these groups may advocate for the enactment of similar laws in neighboring jurisdictions through local ballot initiatives or otherwise. All such waste disposal laws and regulations are subject to judicial interpretation and review. Court decisions, congressional legislation, and state and local regulation in the waste disposal area could adversely affect our business, results of operations, and financial condition.

If our products are improperly manufactured, packaged, or labeled or become adulterated, those items may need to be recalled.

We may need to recall the products we sell if products are improperly manufactured, packaged, or labeled or if they become adulterated. Widespread product recalls could result in significant losses due to the costs of a recall and lost sales due to the unavailability of product for a period of time. A significant product recall could also result in adverse publicity, damage to our reputation, and loss of customer confidence in our products, which could have a material adverse effect on our business, financial condition, results of operations, and prospects.

Changes in the types or variety of our service offerings could affect our financial performance.

Our financial performance is affected by changes in the types or variety of products and services offered to our customers. For example, as we begin to evolve our business to include a greater combination of products with our services, the amount of money required for the purchase of additional equipment and training for associates may increase. Additionally, the gross margin on product sales is often less than gross margin on service revenue. These changes in variety or adjustment to product and service offerings could have a material adverse effect on our financial performance.

We may not be able to adequately protect our intellectual property and other proprietary rights that are material to our business.

Our ability to compete effectively depends in part on our rights to service marks, trademarks, trade names and other intellectual property rights we own or license, particularly our registered brand names, including “Swisher” and “Sani-Service.” We may not seek to register every one of our marks either in the U.S. or in every country in which it is used. As a result, we may not be able to adequately protect those unregistered marks. Furthermore, because of the differences in foreign trademark, patent and other intellectual property or proprietary rights laws, we may not receive the same protection in other countries as we would in the U.S. and Canada. Failure to protect such proprietary information and brand names could impact our ability to compete effectively and could adversely affect our business, financial condition, or results of operations.

Litigation may be necessary to enforce our intellectual property rights and protect our proprietary information, or to defend against claims by third parties that our products or services infringe on their intellectual property rights. Any litigation or claims brought by or against us could result in substantial costs and diversion of our resources. A successful claim of trademark, patent or other intellectual property infringement against us, or any other successful challenge to the use of our intellectual property, could subject us to damages or prevent us from providing certain services under our recognized brand names, which could have a material adverse effect on our business, financial condition, and results of operations.

If we are unable to protect our information and telecommunication systems against disruptions or failures, our operations could be disrupted.

We are dependent on internal and third party information technology networks and systems, including the Internet, to process, transmit and store electronic information. In particular, we depend on our information technology infrastructure for fulfilling and invoicing customer orders, applying cash receipts, determining reorder points and placing purchase orders with suppliers, making cash disbursements, and conducting digital marketing activities, data processing, and electronic communications among business locations. We also depend on telecommunication systems for communications between company personnel and our customers and suppliers. Future system disruptions, security breaches, or shutdowns could significantly disrupt our operations or may result in financial damage or loss due to lost or misappropriated information.

Insurance policies may not cover all operating risks and a casualty loss beyond the limits of our coverage could adversely impact our business.

Our business is subject to all of the operating hazards and risks normally incidental to the operations of a company in the cleaning and maintenance solutions and the solid waste services industries. We maintain insurance policies in such amounts and with such coverage and deductibles that we believe are reasonable and prudent. Nevertheless, our insurance coverage may not be adequate to protect us from all liabilities and expenses that may arise from claims for personal injury or death, property damage, or environmental liabilities arising in the ordinary course of business and our current levels of insurance may not be able to be maintained or available at economical prices. If a significant liability claim is brought against us that is not covered by insurance, we may have to pay the claim with our own funds, which could have a material adverse effect on our business, financial condition, and results of operations.

Our current size and growth strategy could cause our revenue and operating results to fluctuate more than some of our larger, more established competitors or other public companies.

Our revenue is difficult to forecast and we believe it is likely to fluctuate significantly from quarter to quarter as we continue to grow. Some of the factors affecting our future revenue and results, many of which will be outside of our control and are discussed elsewhere in the Risk Factors, include:

•	competitive conditions in our industries, including new products and services, product announcements and incentive pricing offered by our competitors;

•	the ability to hire, train and retain sufficient sales and professional services staff;

•	the ability to develop and maintain relationships with partners, franchisees, distributors, and service providers;

•	the discretionary nature of our customers’ purchase and budget cycles and changes in their budgets for, and timing of, chemical, equipment and services purchases;

•	the length and variability of the sales cycles for our products and services;

•	strategic decisions by us or our competitors, such as acquisitions, divestitures, spin-offs, joint ventures, strategic investments or changes in business strategy;

•	our ability to complete our service obligations in a timely manner; and

•	timing of product development and new product and service initiatives.

Given our current amount of revenue, particularly as compared with some of our competitors, even minor variations in the rate and timing of conversion of our sales prospects into revenue could cause us to plan or budget inaccurately, and have a greater impact on our results than the same variations would have on the results of our larger competitors.

In light of the foregoing, quarter-to-quarter comparisons of our operating results are not necessarily representative of future results and should not be relied upon as indications of likely future performance or annual operating results. Any failure to achieve expected quarterly earnings per share or other operating results could cause the market price of our common shares to decline or have a material adverse effect on our business, financial condition and results of operations.

Certain stockholders may exert significant influence over any corporate action requiring stockholder approval.

As of July 31, 2011, Messrs. Huizenga and Berrard own 26.9% of our common stock on a fully diluted basis. As a result, these stockholders may be in a position to exert significant influence over any corporate action requiring stockholder approval, including the election of directors, determination of significant corporate actions, amendments to Swisher’s certificate of incorporation and by-laws, and the approval of any business transaction, such as mergers or takeover attempts, in a manner that could conflict with the interests of other stockholders. Although there are no agreements or understandings between the former Swisher International stockholders as to voting, if they voted in concert, they would exert control over Swisher Hygiene.

Provisions of Delaware law and our organizational documents may delay or prevent an acquisition of our company, even if the acquisition would be beneficial to our stockholders.

Provisions of Delaware law and our certificate of incorporation and bylaws may discourage, delay or prevent a change of control that our stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions may also prevent or delay attempts by stockholders to replace or remove management or members of our board of directors. These provisions include:

•	the absence of cumulative voting in the election of directors, which means that the holders of a majority of our common stock may elect all of the directors standing for election;

•	the inability of our stockholders to call special meetings;

•	the requirement that our stockholders provide advance notice when nominating director candidates or proposing business to be considered by the stockholders at an annual meeting of stockholders;

•	the ability of the our board of directors to make, alter or repeal our bylaws;

•	the requirement that the authorized number of directors be changed only by resolution of the board of directors; and

•	the inability of stockholders to act by written consent.

USE OF PROCEEDS

We are not selling any securities under this prospectus and we will not receive any proceeds from the sale of shares by the selling stockholders.

DILUTION

There will be no dilution to our existing stockholders in connection with the offer and sale by the selling stockholders of the shares of common stock under this prospectus.

SELLING STOCKHOLDERS

The selling stockholders may offer and sell from time to time up to an aggregate of 10,059,068 shares of Swisher Hygiene common stock held by them. These shares also include up to 201,925 shares issuable upon the conversion of outstanding promissory notes

Except as otherwise indicated, the following table sets forth certain information with respect to the beneficial ownership of our common stock including the names of the selling stockholders, the number of shares of common stock known by the company to be owned beneficially by the selling stockholders as of August 2, 2011, the number of shares of our common stock that may be offered by the selling stockholders pursuant to this prospectus, the number of shares owned by the selling stockholders after completion of the offering and the percentage of shares to be owned by the selling stockholders after completion of the offering. The table has been prepared based upon a review of information furnished to us by or on behalf of the selling stockholders.

				Percent of
				Common
				Stock to be
			Shares of	Owned by the
		Shares of Stock	Stock Owned	Selling
		to be Offered	by the Selling Stockholder	Stockholder
	Shares of Stock	for the Selling	after	after
	Owned Prior to	Stockholder’s	Completion of	Completion of
Name of Selling Stockholder	Offering	Account	the Offering	the Offering

Fidelity Independence Fund	1,531,745	1,167,445	364,300	+
Variable Insurance Products Fund V: Asset Manager Portfolio	135,158	135,158	—	—
Variable Insurance Products Fund V: Asset Manager: Growth Portfolio	24,821	24,821	—	—
Fidelity Materials Central Fund	264,870	23,760	223,110	+
Fidelity Select Portfolios: Materials	881,771	141,551	740,220	+
Variable Insurance Products Fund IV:
Materials Portfolio	97,633	10,563	87,070	+
Fidelity Blue Chip Growth Fund	2,095,491	935,531	1,159,960	+
Fidelity Select Portfolios: Chemicals Portfolio	1,108,940	492,860	616,080	+
Variable Insurance Products Fund III:
Balanced Portfolio	261,817	148,167	113,650	+
Fidelity Dividend Growth Fund	2,081,064	1,177,734	903,330	+
Fidelity Advisor Dividend Growth Fund	202,331	114,531	87,800	+
Variable Insurance Products Fund II:
Contrafund Portfolio	1,934,695	523,085	1,411,610	+
Fidelity Advisor Series I: Fidelity Advisor Balanced Fund	78,700	78,700	—	—
Fidelity Puritan Trust: Fidelity Balanced Fund	1,582,581	1,582,581	—	—

				Percent of
				Common
				Stock to be
			Shares of	Owned by the
		Shares of Stock	Stock Owned	Selling
		to be Offered	by the Selling Stockholder	Stockholder
	Shares of Stock	for the Selling	after	after
	Owned Prior to	Stockholder’s	Completion of	Completion of
Name of Selling Stockholder	Offering	Account	the Offering	the Offering

Fidelity Devonshire Trust: Fidelity Series All-Sector Equity Fund	1,352,605	1,352,605	—	—
Fidelity Capital Trust: Fidelity Stock Selector Small Cap Fund	986,560	986,560	—	—
Fidelity Securities Fund: Fidelity Series Small Cap Opportunities Fund	961,491	961,491	—	—
Donald Gravette(1)	201,925	201,925	—	—

+	Less than 1%.

(1)	Registering the resale of 201,925 shares underlying a convertible promissory note issued in connection with our acquisition of GLC Linen, LLC.

None of the selling stockholders has, or within the past three years has had, any position, office or material relationship with us or any of our predecessors or affiliates except as follows:

•	Fidelity Management & Research Company (“Fidelity”), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 23,813,743 shares of Swisher Hygiene Inc. as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940 (the “Funds”).

Edward C. Johnson 3d and FMR LLC, through its control of Fidelity and the Funds, each has sole power to dispose of the 23,813,743 shares owned by the Funds.

Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC.

Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees.

•	On July 22, 2011, in connection with the acquisition of certain assets of GLC Linen, LLC, Swisher Hygiene issued a promissory note to Donald Gravette, which note is convertible for up to 201,925 shares of our common stock. Mr. Gravette has no other relationship with the Company as set forth in Item 507 of Regulation S-K.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON STOCK

Our common stock is listed and posted for trading on NASDAQ under the trading symbol “SWSH” and on the TSX under the trading symbol “SWI.” Our common stock commenced trading on NASDAQ on February 2, 2011.

The following table sets out the reported high and low sale prices in U.S. dollars on the TSX for the periods indicated as reported by the exchange:

	TSX
	High	Low

Fiscal Year 2009
First Quarter	$0.64	$0.37
Second Quarter	$0.69	$0.48
Third Quarter	$0.94	$0.55
Fourth Quarter	$1.26	$0.76
Fiscal Year 2010
First Quarter	$1.23	$1.02
Second Quarter	$1.54	$1.04
Third Quarter	$3.91	$1.04
Fourth Quarter	$5.97	$3.39
Fiscal Year 2011
First Quarter	$6.83	$4.76
Second Quarter	$11.44	$4.87
Third Quarter (through August 4, 2011)	$5.87	$3.97

The following table sets out the reported high and low sale prices on NASDAQ for the periods indicated as reported by the exchange:

	NASDAQ
	High	Low

Fiscal Year 2011
First Quarter (commencing on February 2, 2011)	$6.83	$5.50
Second Quarter	$11.43	$4.87
Third Quarter (through August 4, 2011)	$5.80	$3.96

As of July 31, 2011, there were 173,473,566 shares of our common stock issued and outstanding. As of July 31, 2011, we had 1,125 registered stockholders of record.

We have not paid any cash dividends on our common stock and do not plan to pay any cash dividends in the foreseeable future. Our board of directors will determine our future dividend policy on the basis of many factors, including results of operations, capital requirements, and general business conditions, subject to the covenant in our senior credit facility, which prohibits us from declaring cash dividends on our common stock.

AUDITORS

The consolidated financial statements of Swisher Hygiene Inc. at and for the two years ended December 31, 2009 included in this registration statement, to the extent and for the periods indicated in their report, have been audited by Scharf Pera & Co., PLLC (“Scharf”), independent registered public accountants, and are included herein in reliance upon the authority of such firm as experts in accounting and auditing in giving such report. The offices of Scharf are located at 4600 Park Road, Suite 112, Charlotte, North Carolina 28209.

On November 2, 2010, we terminated the engagement of Scharf, which had previously served as the independent registered public accounting firm for Swisher International. Our Audit Committee recommended and approved the decision to terminate Scharf. Scharf’s reports on the financial statements of Swisher International for the fiscal years ended December 31, 2009 and December 31, 2008 did not contain an adverse opinion nor a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

In connection with its audits of Swisher International financial statements for the fiscal years ended December 31, 2009 and December 31, 2008, and through the interim period ended November 2, 2010, we have had no disagreements with Scharf on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Scharf, would have caused Scharf to make a reference to the subject matter of the disagreements in connection with its reports on the consolidated financial statements for the fiscal years ended December 31, 2009 and December 31, 2008.

A letter from Scharf dated November 16, 2010 is filed as Exhibit 16.1 to this registration statement.

On November 1, 2010, we terminated the engagement of PricewaterhouseCoopers LLP (“PWC”), which have previously served as the independent registered public accounting firm for CoolBrands. Our Board of Directors recommended and approved the decision to terminate PWC. PWC’s reports on the financial statements of CoolBrands for the fiscal year ended August 31, 2010 and August 31, 2009 did not contain an adverse opinion nor a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

In connection with CoolBrands’ audits of its financial statements for the fiscal years ended August 31, 2010 and August 31, 2009, and through the interim period ended November 1, 2010, we have had no disagreements with PWC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of PWC, would have caused PWC to make a reference to the subject matter of the disagreements in connection with it’s reports on the consolidated financial statements for the fiscal years ended August 31, 2010 and August 31, 2009.

Effective November 2, 2010, our Audit Committee engaged BDO USA, LLP (“BDO”) as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2010. Before engaging BDO, neither Swisher Hygiene nor anyone acting on Swisher Hygiene’s behalf, consulted BDO regarding the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on Swisher Hygiene’s financial statements, and no written or oral advice was provided that was an important factor considered by Swisher Hygiene in reaching a decision as to any accounting, auditing, or financial reporting issues.

INFORMATION WITH RESPECT TO THE REGISTRANT

Overview

Swisher Hygiene, Inc. provides essential hygiene and sanitation solutions to customers throughout much of North America and internationally through its global network of company owned operations, franchises and master licensees. These solutions include essential products and services that are designed to promote superior cleanliness and sanitation in commercial environments, while enhancing the safety, satisfaction and well-being of employees and patrons. These solutions are typically delivered by employees on a regularly scheduled basis and involve providing our customers with: (i) consumable products such as soap, paper, cleaning chemicals, detergents, and supplies, together with the rental and servicing of dish machines and other equipment for the dispensing of those products; (ii) the rental of facility service items requiring regular maintenance and cleaning, such as floor mats, mops, bar towels and linens; (iii) manual cleaning of their facilities; and (iv) solid waste collection services. We serve customers in a wide range of end-markets, with a particular emphasis on the foodservice, hospitality, retail, industrial, and healthcare industries. In addition our solid waste collection services provide services primarily to commercial and residential customers through contracts with municipalities or other agencies.

Prospectively, we intend to grow in both existing and new geographic markets through a combination of organic and acquisition growth. However, we will continue to focus our investments towards those opportunities which will most benefit our core businesses, chemical and waste collection services.

As of July 15, 2011, we have company owned operations and franchise operations located throughout the United States and Canada and have entered into 10 Master License Agreements covering the United Kingdom,

Ireland, Portugal, the Netherlands, Singapore, the Philippines, Taiwan, Korea, Hong Kong/Macau/China, and Mexico.

We are a Delaware corporation, originally organized in Canada in 1994. Our principal executive offices are located at 4725 Piedmont Row Drive, Suite 400, Charlotte, North Carolina, 28210. The financial information about our segments and geographical revenue information appearing in Notes 2 and 13, respectively, to the Notes to Consolidated Financial Statements in this registration statement are incorporated herein by this reference.

Our Strategy

We believe we are well positioned to take advantage of the markets we serve. Our ability to service customers throughout the United States and parts of Canada, our broad customer base and our strategy of combining a service-based platform with opportunities to leverage internal and external distribution capabilities, provide multiple avenues for organic revenue growth. We believe our recently introduced service and product offerings, including our ware wash, laundry, and cleaning chemical service and product offerings along with our solid waste collection services, will allow us to continue to increase revenue through existing customers, who will be able to benefit from the breadth and depth of our current product and service offerings.

Organic Growth

Government regulations focusing on hygiene, food safety, and cleanliness have increased significantly locally, nationally and worldwide. Climate change, water scarcity, and environmental concerns have combined to create further demand for products, services, and solutions designed to minimize waste and support broader sustainability. In addition, many of our customers require tailored cleaning solutions that can assist in reducing labor, energy, and water use, and the costs related to cleaning, sanitation and hygiene activities.

We intend to capitalize on these industry dynamics by offering customers a “one-stop shopping” partner focused on their essential commercial hygiene and sanitation needs. This entails leveraging our route-based weekly cleaning service and restroom product platform with additional complementary chemical and facility service products and other services, including ware washing and laundry detergents, cleaning chemicals, disinfectants, sanitizers, and solid waste collection services. We believe our suite of products and services is a customer-facing portfolio which none of our competitors offer in full and, as a result, the customer need not shop for its essential commercial hygiene and sanitation needs on a piece-meal basis. In addition, our management believes that we provide our customers with more frequent service, better results, and lower pricing than our competitors. As a result, we believe we can increase our total revenue per customer stop for such items and that we are well positioned to secure new accounts.

Our national footprint and existing route structure provides us with a highly scalable service infrastructure, which we believe gives us a lower relative cost of service compared to local and regional competitors, and an attractive margin on incremental revenue from existing customers as well as revenue from new customers. We also believe the current density of our routes coupled with our go-to-market strategy of utilizing both third-party distributors and company personnel to deliver products and perform services, provides us sufficient capacity in our current route structure to efficiently service additional customer locations with minimal, if any, incremental infrastructure or personnel costs.

Acquisition Growth

We believe our markets for chemical service, facility service, and solid waste collection providers are highly fragmented with many small, private local and regional businesses in each of our core marketplaces. These independent market participants generally are not able to benefit from economies of scale in purchasing, offering a full range of products or services, or providing the necessary level of support and customer service to larger regional and national accounts within their specific markets.

We believe the range of our product and service offerings in the commercial hygiene and sanitation industries, coupled with our national service infrastructure makes us the “acquiror of choice” in the industry. As such, we believe that targeted strategic acquisitions provide us the opportunity to increase revenue of the acquired business or assets by providing access to corporate accounts, access to additional products and services, and access to our broader marketing strategy. In addition, we believe these strategic acquisitions will result in improved gross margin and route margin of the acquired revenue through greater purchasing efficiencies, route consolidation, and consolidation of back office and administrative support.

Our essential hygiene and sanitation solutions typically involve providing our customers with: (i) consumable products such as soap, paper, cleaning chemicals, detergents, and supplies, together with the rental and servicing of dish machines and other equipment for the dispensing of those products; (ii) the rental of facility service items requiring regular maintenance and cleaning, such as floor mats, mops, and bar towels; (iii) manual cleaning of their facilities; and (iv) solid waste collection services. We serve customers in a wide range of end-markets, with a particular emphasis on the foodservice, hospitality, retail, industrial, and healthcare industries. Many of our products are consumable and require the use of a dispensing system installed by us. Our services on those systems are typically preventative in nature and are required on a regularly scheduled basis. We strive to position ourselves to customers as the “one-stop-shop” for the full breadth of products and services we offer. We believe this comprehensive approach to providing complete hygiene and sanitation solutions to our customers, coupled with the rental, installation, and service of dish machines and dispensing equipment that provide rental income and require the use of our products helps provide stability in our business and discourages customers from switching vendors.

We typically enter into service agreements with various terms with customers that outline the scope and frequency of services we will provide, as well as the pricing of the products and services the customer requires. Given that we typically install, at no charge, dispensers for many of the consumable products we sell to customers, our service agreements usually provide for an early termination fee.

Our History

Swisher International, Inc. was originally founded in 1986 as a Nevada corporation. From our founding through 2004, we operated primarily as a franchisor and licensor of restroom hygiene services offering: (i) weekly cleaning and sanitizing services of our customers’ restroom fixtures, along with the restocking of soap and air freshener dispensers and (ii) the sale of restroom paper products, such as toilet paper and hand towels. We provided these services to a customer base largely comprised of small, locally owned bars, restaurants, and retail locations. Franchisees had rights to use the Swisher name and business processes in designated United States and Canadian geographic markets typically ranging in size from 500,000 to 3,000,000 persons. International licensees had substantially similar rights in the respective countries in which they operated. Although franchisees licensed the same business model, the manner in which they executed and adopted Swisher programs varied greatly, resulting in inconsistent levels of service and differing product offerings across geographic markets.

In November 2004, H. Wayne Huizenga and Steve Berrard acquired a majority interest in Swisher, which at the time was a publicly traded company. Subsequently, in May 2006, Messrs. Huizenga and Berrard acquired the remaining outstanding shares of Swisher and began operating Swisher as a private company.

The primary goal of acquiring ownership of Swisher was to transition the business to take greater advantage of the Swisher brand and nationwide service and distribution network, and to better leverage the under-utilized platform to expand both product and service offerings. Specifically, Messrs. Huizenga and Berrard planned to transition the Company’s focus from generating revenue almost exclusively from restroom cleaning services to building a full-service provider of essential hygiene and sanitation solutions offering a broad complement of products and services, addressing the complete hygiene, cleaning and sanitation needs of our customers throughout their facilities. We believed that such a transition would provide Swisher with a competitive advantage, allowing us to retain existing customers over time and provide them with additional products and services that were essential to the operations of their businesses. Moreover, we sought to leverage Swisher’s national infrastructure with product offerings and service expertise in core lines of products, including cleaning chemicals, required by larger corporate customers nationwide. In addition, we expanded from “nice to have” services to “essential” products and services and eliminated customers that were unprofitable. An important component of this business strategy was the acquisition of a sufficient number of franchise locations or other similar businesses, providing us direct control over the implementation of changes to a consistent business model.

In summary, our transition from a restroom cleaning services business to a full service hygiene and sanitation solutions provider offering a complete chemical and facility service program and solid waste collection services has required significant investments. Through July 15, 2011, these investments include:

•	Acquisitions of 122 businesses, including 75 franchises, and the acquisition of Choice Environmental Services, Inc, (“Choice”), a Florida based, solid waste collection service provider;

•	Replacement of management information systems;

•	Introduction of delivery service vehicles;

•	Addition of substantial industry experience throughout the organization;

•	Upgrade of branch facilities;

•	Significant expansion of essential product lines and services to include dust control and a complete chemical program; and

•	Development of a corporate account and distributor sales organization.

We have franchises located throughout the U.S. and Canada and ten master license agreements covering the United Kingdom (U.K.), Ireland, Portugal, the Netherlands, Singapore, the Philippines, Taiwan, Korea, Hong Kong/Macau/China, and Mexico. The number of franchises, and international master licenses since the end of 2006 and through July 15, 2011 are as follows:

	2011	2010	2009	2008	2007	2006

Franchises	4	10	15	35	39	45
International Master Licenses(1)	10	10	10	11	11	13

(1)	Number of countries in which Swisher licensees operate.

Prospectively, we intend to grow in both existing and new geographic markets through a combination of organic and acquisition growth. However, we will continue to focus our investments towards those opportunities which will most benefit or core businesses, chemical and waste collection services. Additionally, we will be opportunistic as it relates to acquiring or partnering with complementary businesses that (i) can provide us a competitive advantage; (ii) leverage, expand, or benefit from our distribution network; or (iii) provide us economies of scale or cost advantages over our existing supply chain. Collectively, these efforts are centered on making us an attractive alternative for larger customers in foodservice, hospitality, healthcare, retail, and industrial markets. In addition, we will seek to aggressively license our business model internationally. Our success largely depends on our ability to execute on these strategies and increase the sales of our products and services to corporate accounts and distribution partners.

The Merger

On November 1, 2010, Swisher Hygiene redomiciled to Delaware from Canada, where it had been a publicly-traded corporation, listed on the TSX under the name CoolBrands International Inc., and trading under the symbol “COB.” We refer to this event as the Redomestication.

CoolBrands was a Canadian company that historically focused on marketing and selling a broad range of ice creams and frozen snacks. Since the end of the 2005 financial year, subsidiaries of CoolBrands disposed of a majority of CoolBrands’ business operations. Since that time, CoolBrands’ principal operations consisted of the management of its cash resources, reviewing and considering potential opportunities to invest such cash resources. CoolBrands held $61,850,226 in cash and cash equivalents at the effective time of the Merger, as defined below.

On November 2, 2010, one day after completion of the Redomestication, CoolBrands Nevada, Inc., a wholly-owned subsidiary of Swisher Hygiene, merged with and into Swisher International, with Swisher International continuing as the surviving corporation. We refer to this event as the Merger.

In the Merger, the former stockholders of Swisher International received 57,789,630 shares of Swisher Hygiene common stock, representing, on a fully diluted basis, a 48% ownership interest in Swisher Hygiene at such time. The stockholders of CoolBrands retained 56,225,433 shares of Swisher Hygiene common stock, representing, on a fully diluted basis, a 52% ownership interest in Swisher Hygiene at such time. 55,789,632 of the shares issued to former shareholders of Swisher International are subject to lock-up agreements. Pursuant to the lock-up agreements, the locked-up shareholders may not offer, sell, contract to sell or enter into any other agreement to transfer the economic consequences of any Swisher Hygiene shares for a period ending the earlier of (i) the public release of Swisher Hygiene’s earnings for the year ending December 31, 2011 or (ii) March 31, 2012. Under the lock-up agreements, transfers may be made to family members, trusts and similar entities for estate planning purposes, and to affiliated entities that are wholly-owned by the transferring shareholder. In each of these situations, the recipient of the shares must execute an agreement stating that the recipient is receiving and holding the shares subject to the provisions of the lock-up agreement. Shareholders subject to the lock-up agreement may also pledge the subject shares as collateral for debt.

As a result of the Merger, Swisher International became a wholly-owned subsidiary of Swisher Hygiene. Upon completion of the Merger and the Redomestication, Swisher Hygiene inherited the reporting issuer status of CoolBrands. Swisher Hygiene’s shares of common stock began trading on the TSX under the symbol “SWI” on November 4, 2010. As CoolBrands was a reporting issuer (or equivalent) in each of the provinces of Canada, Swisher Hygiene became a reporting issuer in each of the provinces in Canada. On November 9, 2010, we filed the Form 10 with the SEC. The Form 10 was deemed effective on January 10, 2011, and since that date, we have been a U.S. reporting company, subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder. On February 2, 2011, we began trading on NASDAQ under the ticker symbol “SWSH.” Our common stock is currently listed on both the NASDAQ and TSX exchanges.

The following chart shows the corporate structure of Swisher Hygiene Inc. at July 15, 2011 and includes our key subsidiaries, all of which are wholly-owned.

Swisher Hygiene Inc. Corporate Structure

Recent Developments

Private Placement

On April 15, 2011, we entered into a series of arm’s length securities purchase agreements to sell 9,857,143 shares of our common stock at a price of $7.70 per share, for aggregate proceeds of $75,900,000 to certain funds of a global financial institution. We completed this transaction on April 19, 2011 and intend to use the proceeds from this transaction to further our organic and acquisition growth strategy, as well as for working capital purposes.

Recent Acquisitions

Since March 31, 2011, the Company has acquired several businesses. While the terms, price, and conditions of each of these acquisitions were negotiated individually, consideration to the sellers typically consists of a combination of cash and our common stock. Aggregate consideration paid for these acquired businesses was approximately $124,330,471 consisting of approximately (1) $67,057,500 in cash, (2) 6,801,109 shares of our common stock, (3) $2,517,000 in assumed or issued debt, (4) a promissory note in the principal amount of $595,000 convertible for up to 201,925 shares of our common stock, and (5) $1,828,000 in contingent consideration.

We have on file with the SEC a Registration Statement on Form S-4 which relates to an aggregate of 15,000,000 shares of our common stock that we may issue from time to time in connection with acquisitions of assets, businesses, or securities in the essential commercial hygiene industries. As of July 31, 2011 we have issued an aggregate of 5,837,035 shares of our common stock in connection with such acquisitions as set forth below.

•	On May 2, 2011, we completed the acquisition of substantially all the assets of Sarner Enterprises, Inc. (“Sarner”), a Swisher Hygiene franchisee located in Redondo Beach, California. Sarner has been a Swisher Hygiene franchisee since 1992 and became Swisher Hygiene’ largest U.S. franchisee. Sarner’s franchise territory encompasses a significant portion of Central Los Angeles County, as well as Riverside and San Bernardino Counties further inland, stretching from the Pacific Ocean to the Arizona border. We completed the acquisition of the hygiene and chemical business of Sarner for consideration consisting of (1) 729,246 shares of Swisher Hygiene common stock at a value of $8.70 per share and (2) contingent consideration of approximately $383,000.

•	On May 3, 2011, we completed the acquisition of substantially all the assets of ProClean of Arizona, Inc. (“ProClean”), the leading independent hygiene and chemical provider in the Southwest. ProClean has been in business since 1976 and serves over 4,000 commercial customers in Arizona, Southern California, Southern Nevada, New Mexico and West Texas through its more than 100 employees by offering a complete range of specialty chemicals and service programs to the foodservice and hospitality industries, including ware washing, general cleaning, laundry and housekeeping services. We completed the acquisition of substantially all the assets of ProClean for consideration consisting of (1) $8,500,000 in cash, (2) 1,218,027 shares of Swisher Hygiene common stock at a value of $7.99 per share, (3) assumed debt of approximately $622,000.

•	On May 4, 2011, we completed the acquisition of substantially all the assets of American Chemical Concepts, Inc. (“American Chemicals”), a Virginia-based hygiene and chemicals company. American Chemicals serves the Eastern and Central Virginia markets and provides specialty chemical and warewash service programs to the foodservice and hospitality industries. We completed the acquisition of substantially all the assets of American Chemicals for consideration consisting of (1) $212,500 in cash, (2) 68,543 shares of Swisher Hygiene common stock at a value of $6.64 per share, and (3) contingent consideration of approximately $59,000.

•	On May 4, 2011, we completed the acquisition of substantially all the assets of Chem Serve, Inc. (“Chem Serve”), a California-based hygiene and chemicals company. Chem Serve serves the San Luis Obispo and central coast of California markets and provides specialty chemical and warewash service programs to the foodservice and hospitality industries. We completed the acquisition of substantially all the assets of Chem Serve for consideration consisting of (1)$100,000 in cash and (2) 35,000 shares of Swisher Hygiene common stock at a value of $6.64 per share.

•	On May 9, 2011, we completed the acquisition of substantially all the assets of Mt. Hood Solutions Company (“Mt. Hood”) an independent hygiene and chemical provider in the Northwest. Mt. Hood has been in business since 1902 and serves over 4,000 commercial and industrial customers in Oregon, Washington, Northern California, Idaho, Utah and Colorado through its more than 100 employees by offering a complete range of specialty chemicals and service programs to the foodservice, hospitality and healthcare industries, including ware washing, general cleaning, laundry and housekeeping services, as well as a line of products for manufacturing companies including industrial and water treatment products. We completed the acquisition of substantially all the assets of Mt. Hood for consideration consisting of (1) $22,000,000 in cash, (2) 1,857,143 shares of Swisher Hygiene common stock at a value of $7.00 per share, and (3) contingent consideration of approximately $812,000.

•	On May 19, 2011, we completed the acquisition of substantially all of assets of Wingspan Service Corporation (“Wingspan”), the sole remaining California Swisher Hygiene franchisee. Wingspan has been a Swisher Hygiene franchisee since 1996. Wingspan’s franchise territory encompasses the greater San Francisco, Marin, Napa, and Sacramento markets, extending from San Francisco to the Nevada border. We completed the acquisition of the hygiene and chemical business of Wingspan for consideration consisting of (1) $750,000 in cash and (2) 220,834 shares of Swisher Hygiene common stock at a value of $6.18 per share.

•	On May 19, 2011, we completed the acquisition of substantially all the assets of Chemical Sanitizing Systems, LTD. (“Chemical Sanitizing Systems”), an Iowa-based hygiene and chemicals company. Chemical Sanitizing Systems has been in business since 1990 and serves Iowa, Nebraska, North Dakota, South Dakota, and Minnesota along with parts of eastern and provides specialty chemical and warewash service programs to the foodservice and hospitality industries. We completed the acquisition of substantially all the assets of Chemical Sanitizing Systems for consideration consisting of (1) $100,000 in cash and (2) 98,381 shares of Swisher Hygiene common stock at a value of $6.18 per share.

•	On May 26, 2011, we completed the acquisition of substantially all the assets of Bussey Dishwater Service, Inc. (“Bussey”), a Wisconsin-based hygiene and chemicals company. Bussey serves the Wisconsin and Northern Illinois markets and provides specialty chemical and warewash service programs to the foodservice and hospitality industries. We completed the acquisition of substantially all the assets of Bussey for consideration consisting of (1) $250,000 in cash, (2) 126,283 shares of Swisher Hygiene common stock at a value of $5.95 per share, and (3) assumed debt of approximately $95,000.

•	On May 30, 2011, we completed the acquisition of substantially all the assets of Pro-Chem Industrial, Inc. (“Pro-Chem”), a Wyoming-based hygiene and chemicals company. Pro-Chem serves the Wyoming, Montana, North Dakota, and South Dakota markets and provides specialty chemical and warewash service programs to the foodservice and hospitality industries. Pro-Chem is one of the largest chemical service companies in the region and extends the coverage area of Swisher Hygiene’s acquisition of Mt. Hood, described above. We completed the acquisition of substantially all the assets of Pro-Chem for consideration consisting of (1) $1,300,000 in cash, (2) 340,958 shares of Swisher Hygiene common stock at a value of $6.60 per share, and (3) assumed debt of approximately $150,000.

•	On June 15, 2011 we completed the acquisition of substantially all the assets of Prinova Company, Inc. (“Prinova”), a Northern California-based hygiene and chemicals company. Prinova covers the Northern and Central California markets and provides specialty chemicals and service programs to the foodservice and hospitality industries, including warewashing and laundry services. We completed the acquisition of substantially all the assets of Prinova for consideration consisting of (1) $725,000 in cash and (2) 35,003 shares of Swisher Hygiene common stock at a value of $5.97 per share.

•	On June 29, 2011 we completed the acquisition of substantially all the assets of ProClean Systems, Inc. (“ProClean Systems”) a southeast Pennsylvania-based hygiene and chemicals company. Proclean Systems covers the greater Philadelphia and adjacent markets and provides specialty chemicals and service programs to the foodservice and hospitality industries, including warewashing and laundry services. We completed the acquisition of substantially all the assets of ProClean Systems for consideration consisting of (1) $700,000 in cash and (2) 291,891 shares of Swisher Hygiene common stock at a value of $5.15 per share.

•	On July 1, 2011, we completed the acquisition of Sanolite (“Sanolite”), the leading independent hygiene and chemical provider in the Northeast. Sanolite was founded in 1949 by Norman Lubin and has grown to serve over 3,000 commercial and industrial customers throughout New York, New Jersey,

Connecticut, Maryland, Pennsylvania and Florida by offering a complete suite of specialty chemicals and service programs to the foodservice and hospitality industries, including warewashing, housekeeping and laundry services. We completed the acquisition of substantially all the assets of Sanolite for consideration consisting of (1) $8,000,000 in cash, (2) 815,726 shares of Swisher Hygiene common stock at a value of $5.63 per share, and (3) a $1,500,000 promissory note.

Promissory Note Conversions and Exercise of Warrants

Since March 31, 2011, convertible promissory notes with an aggregate principal amount of $8,621,480 and a fair value of $12,080,344, included in short term obligations on the Unaudited Condensed Consolidated Balance Sheets as of March 31, 2011 were converted into 1,921,899 shares of the Company’s common stock.

In May 2011, all 5,500,000 warrants with an exercise price of $0.50 per warrant issued to a director of CoolBrands and the Company, and certain parties related to the director, were exercised and as a result, we received cash of $2,750,000 in Canadian dollars.

$100 Million Credit Facility

On March 30, 2011, we entered into a $100 million senior secured revolving credit facility with Wells Fargo. Borrowings under the facility are secured by a first priority lien on substantially all of our existing and hereafter acquired assets, including $25 million of cash on borrowings in excess of $75 million. Furthermore, borrowings under the facility are guaranteed by all of our domestic subsidiaries and secured by substantially all the assets and stock of our domestic subsidiaries and substantially all of the stock of our foreign subsidiaries.

Interest on borrowings under the credit facility will typically accrue at London Interbank Offered Rate (“LIBOR”) plus 2.5% to 4.0%, depending on the ratio of senior debt to Consolidated EBITDA (as such term is defined in the credit facility, which includes specified adjustments and allowances authorized by the lender, as provided for in such definition). We also have the option to request swingline loans and borrowings using a base rate. Interest is payable no more frequently than monthly on all outstanding borrowings. The credit facility matures on July 31, 2013.

Borrowings and availability under the credit facility are subject to compliance with financial covenants, including achieving specified Consolidated EBITDA levels, which will depend on the success of our acquisition strategy, and maintaining leverage and coverage ratios and a minimum liquidity requirement. The Consolidated EBITDA covenant, the leverage and coverage ratios, and the minimum liquidity requirements should not be considered indicative of Swisher Hygiene’s expectations regarding future performance. The credit facility also places restrictions on our ability to incur additional indebtedness, make certain acquisitions, create liens or other encumbrances, sell or otherwise dispose of assets, and merge or consolidate with other entities or enter into a change of control transaction. Failure to achieve or maintain the financial covenants in the credit facility or failure to comply with one or more of the operational covenants could adversely affect our ability to borrow monies and could result in a default under the credit facility. The credit facility is subject to other standard default provisions.

The credit facility replaces our current aggregated $25 million credit facilities, which are discussed in Note 6 to the Notes to Consolidated Financial Statements.

Our Market

We compete in many markets, including institutional and industrial cleaning chemicals, foodservice chemicals, restroom hygiene and supply services, paper, and other facility products and services, including floor mats and other facility service rental items, as well as solid waste collection. In each of these markets, there are numerous participants ranging from large multi-national companies to local and regional competitors. The focus of our company-owned operations remains the U.S. and Canada; however, we may pursue new international opportunities in the future through additional licensing, joint ventures, or other forms of company expansion.

Based on our analysis of publicly available industry research and trade reports, as well as our competitors’ public filings, we estimate that the combined addressable market in the U.S. and Canada for the products and services we currently offer exceeds $92.8 billion, in aggregate, as the pie chart and corresponding table below highlights.

Current Addressable U.S. and Canadian Market(1) — $92.8 billion

(1)	We consider the “addressable” market as our estimate of the aggregate market potential of the products and services we currently offer and is not necessarily indicative of the actual market size today.

We believe our primary competitors in our legacy hygiene services, paper, and facilities service rental market are large facility service and uniform providers, as well as numerous small local and regional providers, many of whom may focus on one particular product offering, such as floor mat rentals. The paper distribution market for the customers we target not only has competition among the providers listed above, but also from the foodservice, broad-line and janitorial-sanitation distributors.

We believe the chemical, institutional, and industrial cleaning chemical market is addressed both by large manufacturers as well as a number of local and regional competitors. However, we believe that we are one of the only competitors to maintain the service employees necessary to effectively service national and regional restaurant and other multi-unit facilities.

We believe the solid waste industry is addressed by a few large, national publicly owned companies, as well as several regional publicly and privately owned solid waste companies, and a number of small privately owned companies. In any given market, competitors may have larger operations and greater resources than we have. The competition for collection accounts is primarily on the basis of price and the quality of services offered. From time to time, competitors may reduce the price of their services in an effort to expand market share or to win a competitively bid contracts. Reducing the price of our service to better compete in these markets may have an adverse impact on our future revenue and profitability.

Our Products and Services

We provide products and services to end-customers, through our company-owned locations, and to our franchisees and licensees. While we report sales to and royalty revenue from franchisees and licensees separately, we utilize the same administrative and management personnel to oversee the daily operations of our company-owned operations, franchisees, and licensees.

Chemical sales, which include our laundry, ware washing, and concentrated and ready-to-use chemical products and cleaners, and soap, accounted for 34.6% and 26.5% of consolidated revenue during three months ended March 31, 2011 and 2010, respectively, and 29.9%, 18.2% and 10.8% of consolidated revenue in 2010, 2009 and 2008, respectively. The sale of paper items, including hand towels and tissue paper accounted for 13.5% and 19.8% of consolidated revenue during the first three months ended March 31, 2011 and 2010, respectively, and 19.4%, 20.3% and 19.9%, of consolidated revenue in 2010, 2009 and 2008, respectively. The service component of our hygiene and facility service offering, which includes both the manual cleaning services as well as service delivery fees, represented 19.6% and 29.7% of consolidated revenue during the first three months ended March 31, 2011 and 2010, respectively, and 27.9%, 29.2% and 31.0% of consolidated revenue in 2010, 2009 and 2008, respectively. The rental and other component of our business consists of rental fees and ancillary other product sales and represented 5.6% and 9.2% of consolidated revenue during the first three months ended March 31, 2011 and 2010, respectively, and 9.9%, 9.6% and 9.8% of consolidated revenue in the 2010, 2009 and 2008, respectively. We anticipate that over time, our revenue from chemical sales will grow at a faster rate than any of our other product lines.

Hygiene and Facility Service

Our legacy business was restroom hygiene, offering a regularly scheduled service that typically included cleaning the bowls, urinals, and sinks in a restroom, the application of a germicide to such surfaces to inhibit bacteria growth, and the restocking of air-fresheners and soap dispensers, all for a fixed weekly fee. Additionally, we managed the customer’s restroom paper needs by providing and installing the tissue and hand towel dispensers, and selling and re-stocking the paper in such dispensers on an as-needed basis. This entire offering was intended to supplement the daily janitorial or custodial requirements of our customers and free customers from purchasing and securing an inventory of paper products.

From 2004 through 2009, we greatly modified and expanded our hygiene and facility service business by un-bundling, where appropriate, the air-freshener and soap sales from the overall service price in order to economically provide more hygienic and sanitary single use products. We also introduced a more complete line of specialized soaps as well as various grades of paper and associated dispensing options, including hands-free soap dispensers. Additionally, we introduced a number of new complementary products and solutions required by our customers both inside and outside of restrooms, including power washing of restrooms and other areas, and the rental and cleaning of floor mats, mops, and linens.

These products and services are delivered to customers by our employees in company vehicles. We utilize GPS technology to monitor various driving habits, mileage, and vehicle diagnostic information. In several markets, we operate our own laundry processing facilities to maintain and clean rental items such as floor mats, mops, and linens, while, in other markets where we offer dust control, we outsource the processing to third parties.

Chemicals

Since early 2009, we have placed particular emphasis on the development of our chemical offering, particularly as it relates to ware washing and laundry solutions. Ware washing products consist of cleaners and sanitizers for washing glassware, flatware, dishes, foodservice utensils, and kitchen equipment, while laundry products include detergents, stain removers, fabric conditioners, softeners, and bleaches in liquid, powder, and concentrated forms to clean items such as bed linen, clothing, and table linen. Our ware washing and laundry solutions are designed to address the needs of small and large customers alike, ranging from single store operators to multi-unit chains and large resorts. We often consult with customers that may have specialized needs or require custom programs to address different fabric or soil types. For ware washing customers, we sell, rent, lease, or make available, as well as install and service, dishwashing machines, pre-rinse units, chemical dispensing units, dish tables and racks, food handling and storage products, and parts. Customers using our laundry services are offered various dispensing systems. We enter into service agreements with customers using our chemical services to which we rent or lease equipment pursuant to which we provide 24 hour, seven days-a-week customer service, and perform regularly scheduled preventative maintenance. Typically, these agreements require customers to purchase from us all of the products used in the rented equipment. The chemicals themselves may be delivered to the customer by a Swisher technician or one of our distributor partners; however, the service and maintenance is provided by a Swisher technician. We also provide a full line of concentrated and ready-to-use chemicals and cleaning products. This product line includes general purpose cleaners, disinfectants, detergents, oven and grill cleaners, general surface degreasers, floor cleaners, and specialty cleaning products, which when in concentrated form, benefit from the use of a dilution system to ensure the proper mix of chemicals for safe and effective use.

Waste Collection

Our most recent strategic initiative is the entry into the sanitation market place with our March 2011 acquisition of Choice, a solid waste collection business. Choice has been in business since 2004 and serves more than 150,000 residential and 7,500 commercial customers in the Southern and Central Florida regions through its 320 employees and over 150 collection vehicles by offering a complete range of solid waste and recycling collection, transportation, processing and disposal services. Choice operates six hauling operations, three transfer and materials recovery facilities.

Solid waste collection involves picking up and transporting waste and recyclable materials from where they were generated to a transfer station, material recovery facility or disposal site. We generally provide collection services under one of two types of arrangements:

•	For commercial and industrial collection services, typically we operate under a fixed period service agreement. The fees under the agreements are influenced by factors such as collection frequency, type of collection equipment we furnish, type and volume or weight of the waste collected, distance to the disposal facility, labor costs, cost of disposal and general market factors. As part of the service, we provide steel containers to most customers to store their solid waste between pick-up dates. Containers vary in size and type according to the needs of our customers and the restrictions of their communities. Many are designed to be lifted mechanically and either emptied into a truck’s compaction hopper or directly into a disposal site.

•	For residential collection services, we have a contract with, or a franchise granted by, a municipality, homeowners’ association or some other regional authority that gives us the exclusive right to service all or a portion of the homes in an area. These contracts or franchises are typically for periods of 3 years to 8 years and generally include an option to renew. We also provide services under individual monthly subscriptions directly to households. The fees for residential collection are either paid by the municipality or authority from their tax revenue or service charges, or are paid directly by the residents receiving the service.

The addition of this service expands our ability to offer our customer the broadest portfolio of hygiene and sanitation products and services. On a pro forma basis, as presented in Note 16 of the Notes to Consolidated Financial Statements, solid waste collections accounts for in excess of 40% of our 2010 pro forma revenue.

Franchise Operations

As of July 15, 2011, we had 4 franchises located throughout the U.S. and Canada as well as 10 master licensees operating in the U.K., Ireland, Portugal, the Netherlands, Singapore, the Philippines, Taiwan, Korea, Hong Kong/Macau/China, and Mexico.

We collect royalty, marketing, and/or business service fees from our franchisees and licensees in exchange for maintaining and promoting the Swisher marks, continuing to develop the Swisher offering, managing vendors and sourcing new products, marketing and selling Swisher services to prospective customers that may have locations in franchise territories, and providing various ancillary services, including billing and collections on their behalf. Franchisees are obligated to buy most of the products used in their business from us. Further discussion of revenue received from our franchisees and licensees, including royalties, revenue from product sales, and business service fees, is included in Management’s Discussion and Analysis of Financial Condition and Results of Operations, included in this registration statement.

Manufacturing, Sales, and Distribution

We manufacture certain of the products we sell through leased facilities located in the Northwest and Southwest region of the United States and in the Caribbean. We also purchase, and will continue to purchase for the foreseeable future, products we sell from third-party manufacturers and suppliers The key raw materials we use in our chemical products, are caustic soda, solvents, waxes, phosphates, surfactants, polymers and resins, chelates and fragrances and packaging materials. Many of the raw materials we use are petroleum-based and, therefore, are subject to the availability and price of oil or its derivatives. We purchase most chemical raw materials on the open market.

We market and sell our products and services primarily through: (i) our field sales group, including the service technicians, which pursues new customers and offers existing customers who typically operate single or several smaller locations additional products and service; (ii) our corporate account sales team, which focuses on larger regional or national customers in the markets previously identified; (iii) independent third-party distributor partners; and (iv) our franchise agreements with municipalities.

Selling to a new corporate account is an involved and lengthy process that includes either displacing an existing supplier of the products and services or working with the customer to centralize and consolidate disparate purchasing decisions. These prospective customers often go through a vendor qualification process that may involve multiple criteria, and we often work with them in various test locations to validate both product efficacy and our ability to deliver the services on a national level. Additionally, large corporate accounts may operate via a franchise network of their own; the selection process with such corporate accounts may only result in a vendor qualification allowing us the right to sell our products and services to their franchisees. We believe that as we continue to grow, the time to close such sales or qualify as a provider to franchisees of corporate account prospects will shorten. To date, we have been in vendor qualification processes with larger accounts that have ranged from less than three months to over 12 months. Contract terms on corporate account customers typically range from three to five years and we generally provide all services to these accounts, although our larger corporate accounts may request that we deliver the consumable products through specific distribution partners with whom they coordinate the delivery and procurement of other products.

We believe expanding our distributor program provides additional opportunities for organic growth. Sales to and through distributors are targeted toward regional and local foodservice and other distributors that are seeking not only to increase the revenue and margin they can drive by increasing the number of products they deliver to each customer, but also to provide such distributors a “hook” into customers that reduces their customer attrition. Foodservice distribution is a highly competitive business operating on low margins and with minimal switching costs for their customers, who generally only purchase commodities and widely manufactured consumables. We work with distributors as their chemical supplier, dispensing product, and dish machine provider, including the service arm required for such equipment. As such, the distributor can typically earn a higher profit margin on the chemicals it sells to end customers as compared to its food items. Moreover, a distributor partner is then able to market to its end customers the “service” required to maintain their dish machines and chemical dispensing equipment. This service is provided by Swisher and documented under a separate contract between Swisher and the end customer. In effect, by Swisher partnering to be the service arm for the distributor, we help to generate demand for our rental equipment and our consumable products, while providing the distributor a competitive advantage. We contract with distributors on an exclusive or non-exclusive basis, depending on the markets they serve and the size of their customer base.

With the exception of product sales delivered via distributors, and select remote markets in the northern plains states, including North and South Dakota, and Montana, the majority of our services and products in the U.S. are delivered through delivery vehicles operated by company-owned branches and franchisees. Our field-based sales force focuses its efforts on increasing route density and lowering the average time and distance traveled between stops, thereby reducing the average cost per delivery and optimizing fixed cost absorption.

Customer Dependence

Our business is not materially dependent upon a single customer, and no one customer accounts for 10% or more of our consolidated revenue. Our customer base ranges from large multi-national companies to entrepreneurs who operate a single location. We believe more than 50% of our revenue is attributable to customers we consider as foodservice and hospitality related customers, including quick-service and full-service restaurants.

Sources and Availability of Raw Materials

As the result of our acquisitions of Mt. Hood and ProClean, and Total Services, we have manufacturing operations in the Pacific Northwest, Southwest and Caribbean, which we currently plan to expand these operations to serve our existing customers in these regions. For the other regions, we primarily purchase the products we sell from third-party manufacturers and suppliers with whom we believe we have good relations. Most of the items we sell are readily available from multiple suppliers in the quantities and quality acceptable to both us and our customers. We do not have any minimum annual or other periodic purchase requirements with any vendors for any of the finished products we use or sell. We are not currently party to any agreement, including with our chemical manufacturer, where we bear the commodity risk of the raw materials used in manufacturing; however, nothing prevents (i) the vendor from attempting to pass through the incremental costs of raw materials or (ii) us from considering alternative suppliers or vendors. We believe the raw materials used by the manufacturers of the products we currently sell, including petroleum-based surfactants, detergents, solvents, chlorine, caustic soda, and paper, are readily available; however, pricing pressure or temporary shortages may from time to time arise, resulting in increased costs and, we believe, under extreme conditions only, a loss in revenue from our inability to sell certain products.

We purchased 66.3% and 43.3% during the first three months of March 31, 2011 and 2010, respectively, and 76.7% and 43.4% of the chemicals required for company-owned operations in 2010 and 2009, respectively, from one supplier that operates from a single manufacturing location. We have contingency plans to outsource production to other parties in the event that we need to, which we believe could mitigate any disruptions in the supply of chemicals from this supplier.

Patents and Trademarks

We maintain a number of trademarks in the U.S., Canada and in certain other countries. We believe that many of these trademarks, including “Swisher,” the “Swisher” design, the “Swisher Hygiene” design, the “S” design, and “PRO CLEAN” are important to our business. Our trademark registrations in the U.S. are renewable for ten-year successive terms and maintenance filings must be made as follows:

(i) for “Swisher” by January 2014, (ii) for the “Swisher” design by January 2013, (iii) for “the Swisher Hygiene” design by April 2015, (iv) for the “S” design by February 2012 and (v) for “PRO CLEAN” by July 14, 2016. In Canada, we have agreed not to: (i) use the word SWISHER in association with any wares/services relating to or used in association with residential maid services other than as depicted in our trademark application and (ii) use the word SWISHER with our “S” design mark or by itself as a trade mark at any time in association with wares/services relating to or used in association with cleaning and sanitation of restrooms in commercial buildings. Thus, our franchisees operate as SaniService® in Canada. We own, have registered, or have applied to register the Swisher trademark in every other country in which our franchisees or licensees operate.

We market the majority of our chemical products under the Swisher, Mt. Hood, and ProClean branded labeling and product names. The majority of the chemical products formulas are owned by us. The remaining chemical products are manufactured by third parties who manufacture our products based on our specifications.

Seasonality

In the aggregate, our business is typically not seasonal in nature, with revenue occurring relatively evenly throughout the year. However, our operating results may fluctuate from quarter to quarter or year to year due to factors beyond our control, including unusual weather patterns or other events that negatively impact the foodservice and hospitality industries. The majority of our customers are in the restaurant or hospitality industries, and the revenue we earn from these customers is directly related to the number of patrons they service. As such, events adversely affecting the business of the customer may have an adverse impact on our business.

Regulatory and Environmental

We are subject to numerous U.S. federal, state, local, and foreign laws that regulate the manufacture, storage, distribution, transportation, and labeling of many of our products, including all of our disinfecting, sanitizing, and antimicrobial products. Operating and other permits, licenses and other approvals generally are required for transfer stations, certain solid waste collection vehicles, fuel storage tanks and other facilities such as production and warehouse facilities, and operations. In the event of a violation of these laws, we may be liable for damages and the costs of remedial actions, and may also be subject to revocation, non-renewal, or modification of our operating and discharge permits and revocation of product registrations. Federal, state and local laws and regulations vary, but generally govern wastewater or storm water discharges, air emissions, the handling, transportation, treatment, storage and disposal of hazardous and non-hazardous waste, and the remediation of contamination associated with the release or threatened release of hazardous substances. These laws and regulations provide governmental authorities with strict powers of enforcement, which include the ability to revoke or decline to renew any of our operating permits, obtain injunctions, or impose fines or penalties in the event of violations, including criminal penalties. The U.S. Environmental Protection Agency (“EPA”) and various other federal, state and local authorities administer these regulations.

We strive to conduct our operations in compliance with applicable laws, regulations and permits. However, we cannot assure you that citations and notices will not be issued in the future despite our regulatory compliance efforts. While we have not yet been subject to any such action, any revocation, non-renewal, or modification that may require us to cease or limit the sale of products from one or more of our facilities and may have a material adverse effect on our business, financial condition, results of operations, and cash flows. The environmental regulatory matters most significant to us are discussed below.

Product Registration and Compliance

Various U.S. federal, state, local, and foreign laws and regulations govern some of our products and require us to register our products and to comply with specified requirements. In the U.S., we must register our sanitizing and disinfecting products with the EPA. When we register these products, or our registered supplier if we are subregistering, we must also submit to the EPA information regarding the chemistry, toxicology, and antimicrobial efficacy for the agency’s review. Data must be identical to the claims stated on the product label. In addition, each state where these products are sold requires registration and payment of a fee.

Numerous U.S. federal, state, local, and foreign laws and regulations relate to the sale of products containing ingredients such as phosphorous, volatile organic compounds, or other ingredients that may impact human health and the environment. Specifically, the State of California has enacted Proposition 65, which requires us to disclose specified ingredient chemicals on the labels of our products. To date, compliance with these laws and regulations has not had a material adverse effect on our business, financial condition, results of operations, or cash flows.

Federal Regulation

The following summarizes the primary federal environmental and occupational health and safety-related statutes that affect our facilities and operations:

•	The Solid Waste Disposal Act, including the Resource Conservation and Recovery Act (“RCRA”). RCRA establishes a framework for regulating the handling, transportation, treatment, storage and disposal of hazardous and non-hazardous solid waste, and requires states to develop programs to ensure the safe disposal of solid waste in sanitary landfills.

Subtitle D of RCRA establishes a framework for regulating the disposal of municipal solid waste. Regulations under Subtitle D currently include minimum comprehensive solid waste management criteria and guidelines. Our failure to comply with the implementation of federal environmental requirements by state and local authorities at any of our locations may lead to temporary or permanent loss of an operating permit, which would result in costs in connection with securing new permits and reduced revenue from lost operational time.

•	The Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”). CERCLA, among other things, provides for the cleanup of sites from which there is a release or threatened release of a hazardous substance into the environment. CERCLA may impose strict joint and several liability for the costs of cleanup and for damages to natural resources upon current owners and operators of a site, parties who were owners or operators of a site at the time the hazardous substances were disposed of, parties who transported the hazardous substances to a site, and parties who arranged for the disposal of the hazardous substances at a site. Under the authority of CERCLA and its implementing regulations, detailed requirements apply to the manner and degree of investigation and remediation of facilities and sites where hazardous substances have been or are threatened to be released into the environment. Liability under CERCLA is not dependent on the existence or disposal of only “hazardous wastes,” but also can be based upon the existence of small quantities of more than 700 “substances,” characterized by the EPA as “hazardous” many of which are found in common household waste.

Among other things, CERCLA authorizes the federal government to investigate and remediate sites at which hazardous substances have been or are threatened to be released into the environment or to order persons potentially liable for the cleanup of the hazardous substances to do so themselves. In addition, the EPA has established a National Priorities List of sites at which hazardous substances have been or are threatened to be released and which require investigation or cleanup.

CERCLA liability is strict liability. It can be founded upon the release or threatened release, even as a result of unintentional, non-negligent or lawful action, of hazardous substances, including very small quantities of such substances. Thus, even if we have never knowingly transported or received hazardous waste, it is likely that hazardous substances have been deposited or “released” at landfills or other facilities owned by third parties to which we have transported waste. Therefore, we could be liable under CERCLA for the cost of cleaning up such hazardous substances at such sites and for damages to natural resources. The costs of a CERCLA cleanup can be very expensive and can include the costs of disposing remediation wastes at appropriately-licensed facilities. Given the difficulty of obtaining insurance for environmental impairment liability, such liability could have a material impact on our business, financial condition, results of operations and cash flows.

•	The Federal Water Pollution Control Act of 1972 (the “Clean Water Act”). This act regulates the discharge of pollutants from a variety of sources, including solid waste disposal sites, into streams, rivers and other waters of the United States. Runoff from our transfer stations that is discharged into surface waters through discrete conveyances must be covered by discharge permits that generally require us to conduct sampling and monitoring, and, under certain circumstances, to reduce the quantity of pollutants in those discharges. Storm water discharge regulations under the Clean Water Act require a permit for certain construction activities and for runoff from industrial operations and facilities, which may affect our operations. If a transfer station discharges wastewater through a sewage system to a publicly owned treatment works, the facility must comply with discharge limits imposed by that treatment works.

•	The Clean Air Act. The Clean Air Act imposes limitations on emissions from various sources, including our vehicle fleet.

•	Occupational Safety and Health Act. The Occupational Safety and Health Act of 1970, as amended (“OSHA”), establishes certain employer responsibilities, including maintenance of a workplace free of recognized hazards likely to cause death or serious injury, compliance with standards promulgated by OSHA, and various record keeping, disclosure, and procedural requirements. Various OSHA standards may apply to our operations.

State and Local Regulation

Each state in which we operate has its own laws and regulations governing solid waste disposal, water and air pollution, and, in most cases, releases and cleanup of hazardous substances and liabilities for such matters. States also have adopted regulations governing the design, operation, maintenance and closure of transfer stations. Some counties, municipalities and other local governments have adopted similar laws and regulations. Our facilities and operations are likely to be subject to these types of requirements. In addition, our operations may be affected by the trend toward requiring the development of solid waste reduction and recycling programs. For example, several states have enacted laws that require counties or municipalities to adopt comprehensive plans to reduce, through solid waste planning, composting, recycling or other programs, the volume of solid waste deposited in landfills. Additionally, laws and regulations restricting the disposal of certain waste in solid waste landfills, including yard waste, newspapers, beverage containers, unshredded tires, lead-acid batteries, electronic wastes and household appliances, have been promulgated in several states and are being considered in others. Legislative and regulatory measures to mandate or encourage waste reduction at the source and waste recycling also have been or are under consideration by the U.S. Congress and the EPA.

Other Regulations

Many of our facilities own and operate aboveground storage tanks that are generally used to store petroleum-based products. These tanks are generally subject to federal, state and local laws and regulations that mandate their permitting, containment, closure and removal. In the event of leaks or releases from these tanks, these regulations require that polluted groundwater and soils be remediated. We believe that all of our storage tanks meet all applicable regulations.

With regard to our solid waste transportation operations, we are subject to the jurisdiction of the Surface Transportation Board and are regulated by the Federal Highway Administration, Office of Motor Carriers, and by regulatory agencies in states that regulate such matters. Various state and local government authorities have enacted or promulgated, or are considering enacting or promulgating, laws and regulations that would restrict the transportation of solid waste across state, county, or other jurisdiction lines. In 1978, the U.S. Supreme Court ruled that a law that restricts the importation of out-of-state solid waste is unconstitutional; however, states have attempted to distinguish proposed laws from those involved in and implicated by that ruling. In 1994, the Supreme Court ruled that a flow control law, which attempted to restrict solid waste from leaving its place of generation, imposes an impermissible burden upon interstate commerce, and, therefore, is unconstitutional. In 2007, the Supreme Court upheld the right of a local government to direct the flow of solid waste to a publicly owned and publicly operated waste facility. A number of county and other local jurisdictions have enacted ordinances or other regulations restricting the free movement of solid waste across jurisdictional boundaries. Other governments may enact similar regulations in the future. These regulations may, in some cases, cause a decline in volumes of waste delivered to our transfer stations and may increase our costs of disposal, thereby adversely affecting our operations.

Employees

As of July 15, 2011, we had 1,631 employees. We are not a party to any collective bargaining agreement and have never experienced a work stoppage. We consider our employee relations to be good.

Properties

We lease our current corporate headquarters facility in Charlotte, North Carolina, pursuant to a lease expiring in February 2017. As of July 15, 2011, we also lease numerous facilities relating to our operations. These facilities are located in the following 37 states and territory: Alabama, Alaska, Arizona, California, Colorado, Connecticut, Florida, Georgia, Hawaii, Idaho, Iowa, Kansas, Kentucky, Massachusetts, Maryland, Michigan, Minnesota, Missouri, Nebraska, New Jersey, North Carolina, Nevada, New Mexico, New York, Ohio, Oklahoma, Oregon, Pennsylvania, Puerto Rico, Rhode Island, South Carolina, Tennessee, Texas, Utah, Virginia, Washington, Wyoming, and Wisconsin. We also lease facilities related to our Canadian operations in Vancouver, British Columbia, Edmonton and Calgary, Alberta, and Toronto, Ontario. These facilities consist primarily of warehouses and office buildings. We believe that our facilities are sufficient for our current needs and are in good condition in all material respects.

Legal Proceedings

We may be involved in litigation from time to time in the ordinary course of business. We do not believe that the ultimate resolution of these matters will have a material adverse effect on our business, financial condition or results of operations. However, the results of these matters cannot be predicted with certainty and we cannot assure you that the ultimate resolution of any legal or administrative proceedings or disputes will not have a material adverse effect on our business, financial condition and results of operations.

SELECTED FINANCIAL DATA

The following selected consolidated financial data should be read in conjunction with our Audited Consolidated Financial Statements and Notes to Consolidated Financial Statements and our Unaudited Condensed Consolidated Financials Statements and Notes to the Condensed Consolidated Financial Statements included in this registration statement.

The selected consolidated balance sheet data set forth below as of March 31, 2011, December 31, 2010, December 31, 2009 and the selected consolidated income statement data for the three months ended March 31, 2011 and 2010, and the three years in the period ended December 31, 2010 are derived from our Audited Consolidated Financial Statements and our Unaudited Condensed Consolidated Financial Statements and Notes to the Condensed Consolidated Financial Statements included in this registration statement. All other selected consolidated financial data set forth below are derived from our financial statements not included in this registration statement.

	For the Three Months
	Ended March 31,		For the Year Ended December 31,
	2011	2010	2010	2009	2008	2007	2006

Selected Income Statement Data:
Revenue	$27,396,303	$14,728,933	$63,652,318	$56,814,024	$64,108,891	$65,190,254	$54,707,906

Loss from operations	$(5,651,252)	$(1,304,176)	$(15,113,172)	$(6,849,135)	$(10,427,572)	$(9,271,518)	$(13,317,705)

Net loss	$(3,214,578)	$(1,595,441)	$(17,570,004)	$(7,258,989)	$(11,987,871)	$(10,568,357)	$(14,775,179)

Loss per share:
Basic and diluted EPS	$(0.03)	$(0.03)	$(0.26)	$(0.13)	$(0.21)	$(0.18)	$(0.26)

Selected Balance Sheet Data:
Total assets	$306,419,830	—	$106,234,262	$38,917,939	$30,280,958	$34,363,938	$31,946,669

Swisher Hygiene Inc. stockholders’ equity (deficit)	$215,728,870	—	$45,917,138	$(19,455,206)	$(12,300,787)	$172,410	$8,366,774

Long term obligations	$37,527,478	—	$31,028,992	$48,874,841	$6,343,346	$20,927,665	$12,809,934

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis in conjunction with the “Selected Financial Data” and our audited Consolidated Financial Statements and the related notes thereto included in this registration statement. In addition to historical consolidated financial information, this discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Actual results could differ from these expectations as a result of factors including those described under “Risk Factors,” “Special Note Regarding Forward-Looking Statements” and elsewhere in this registration statement.

Executive Overview

Swisher Hygiene, Inc. provides essential hygiene and sanitation solutions to customers throughout much of North America and internationally through its global network of company owned operations, franchises and master licensees. These solutions include essential products and services that are designed to promote superior cleanliness and sanitation in commercial environments, while enhancing the safety, satisfaction and well-being of employees and patrons. These solutions are typically delivered by employees on a regularly scheduled basis and involve providing our customers with: (i) consumable products such as soap, paper, cleaning chemicals, detergents, and supplies, together with the rental and servicing of dish machines and other equipment for the dispensing of those products; (ii) the rental of facility service items requiring regular maintenance and cleaning, such as floor mats, mops, bar towels and linens; (iii) manual cleaning of their facilities; and (iv) solid waste collection services. We serve customers in a wide range of end-markets, with a particular emphasis on the foodservice, hospitality, retail, industrial, and healthcare industries. In addition our solid waste collection services provide services primarily to commercial and residential customers through contracts with municipalities or other agencies.

Prospectively, we intend to grow in both existing and new geographic markets through a combination of organic and acquisition growth. However, we will continue to focus our investments towards those opportunities which will most benefit our core businesses, chemical and waste collection services.

As of July 15, 2011, we have company owned operations and franchise operations located throughout the United States and Canada and have entered into 10 Master License Agreements covering the United Kingdom, Ireland, Portugal, the Netherlands, Singapore, the Philippines, Taiwan, Korea, Hong Kong/Macau/China, and Mexico.

Our Strategy

We believe we are well positioned to take advantage of the markets we serve. Our ability to service customers throughout the U.S. and parts of Canada, our broad customer base and our strategy of combining a service-based platform with opportunities to leverage internal and external distribution capabilities, provide multiple avenues for organic revenue growth. We believe our recently introduced service and product offerings, including our ware wash, laundry, and cleaning chemical initiative along with our solid waste collection services, will allow us to continue to increase revenue through existing customers, who will be able to benefit from the breadth and depth of our current product and service offerings.

Organic Growth

Government regulations focusing on hygiene, food safety, and cleanliness have increased significantly locally, nationally and worldwide. Climate change, water scarcity, and environmental concerns have combined to create further demand for products, services, and solutions designed to minimize waste and support broader sustainability. In addition, many of our customers require tailored cleaning solutions that can assist in reducing labor, energy, and water use, and the costs related to cleaning, sanitation and hygiene activities.

We intend to capitalize on these industry dynamics by offering customers a “one-stop shopping” partner focused on their essential commercial hygiene and sanitation needs. This entails leveraging our route-based weekly cleaning service and restroom product platform with additional complementary chemical and facility service products and other services, including ware washing and laundry detergents, cleaning chemicals, disinfectants, sanitizers, and solid waste collection services. We believe our suite of products and services is a customer-facing portfolio which none of our competitors offer in full and, as a result, the customer need not shop for its essential commercial hygiene and sanitation needs on a piece-meal basis. In addition, our management believes that we provide our customers with more frequent service, better results, and lower pricing than our competitors. As a result, we believe we can increase our total revenue per customer stop for such items and that we are well positioned to secure new accounts.

Our national footprint and existing route structure provides us with a highly scalable service infrastructure, which we believe gives us a lower relative cost of service compared to local and regional competitors, and an attractive margin on incremental revenue from existing customers as well as revenue from new customers. We also believe the current density of our routes coupled with our go-to-market strategy of utilizing both third-party distributors and company personnel to deliver products and perform services, provides us sufficient capacity in our current route structure to efficiently service additional customer locations with minimal, if any, incremental infrastructure or personnel costs.

Acquisition Growth

We believe our markets for chemical service, facility service, and solid waste collection providers are highly fragmented with many small, private local and regional businesses in each of our core marketplaces. These independent market participants generally are not able to benefit from economies of scale in purchasing, offer a full range of products or services, or provide the necessary level of support and customer service to larger regional and national accounts within their specific markets.

We believe the range of our product and service offerings in the commercial hygiene and sanitation industries, coupled with our national service infrastructure makes us the “acquiror of choice” in the industry. As such, we believe that targeted strategic acquisitions provide us the opportunity to increase revenue of the acquired business or assets by providing access to corporate accounts, access to additional products and services, and access to our broader marketing strategy. In addition these strategic acquisitions will, we believe, result in improved gross margin and route margin of the acquired revenue through greater purchasing efficiencies, route consolidation, and consolidation of back office and administrative support.

Our essential hygiene and sanitation solutions typically involve providing our customers with: (i) consumable products such as soap, paper, cleaning chemicals, detergents, and supplies, together with the rental and servicing of dish machines and other equipment for the dispensing of those products; (ii) the rental of facility service items requiring regular maintenance and cleaning, such as floor mats, mops, and bar towels; (iii) manual cleaning of their facilities; and (iv) solid waste collection services. We serve customers in a wide range of end-markets, with a particular emphasis on the foodservice, hospitality, retail, industrial, and healthcare industries. Many of our products are consumable and require the use of a dispensing system installed by us. Our services on those systems are typically preventative in nature and are required on a regularly scheduled basis. We strive to position ourselves to customers as the “one-stop-shop” for the full breadth of products and services we offer. We believe this comprehensive approach to providing complete hygiene and sanitation solutions to our customers, coupled with the rental, installation, and service of dish machines and dispensing equipment that provide rental income and require the use of our products helps provide stability in our business and discourages customers from switching vendors.

We typically enter into service agreements with various terms with customers which outline the scope and frequency of services we will provide, as well as the pricing of the products and services the customer requires. Given that we typically install, at no charge, dispensers for many of the consumable products we sell to customers, our service agreements usually provide for an early termination fee.

Our History

Swisher International, Inc. was originally founded in 1986 as a Nevada corporation. From our founding through 2004, we operated primarily as a franchisor and licensor of restroom hygiene services offering: (i) weekly cleaning and sanitizing services of our customers’ restroom fixtures, along with the restocking of soap and air freshener dispensers and (ii) the sale of restroom paper products, such as toilet paper and hand towels. We provided these services to a customer base largely comprised of small, locally owned bars, restaurants, and retail locations. Franchisees had rights to use the Swisher name and business processes in designated United States and Canadian geographic markets typically ranging in size from 500,000 to 3,000,000 persons. International licensees had substantially similar rights in the respective countries in which they operated. Although franchisees licensed the same business model, the manner in which they executed and adopted Swisher programs varied greatly, resulting in inconsistent levels of service and differing product offerings across geographic markets.

In November 2004, H. Wayne Huizenga and Steve Berrard acquired a majority interest in Swisher, which at the time was a publicly traded company. Subsequently, in May 2006, Messrs. Huizenga and Berrard acquired the remaining outstanding shares of Swisher and began operating Swisher as a private company.

The primary goal of acquiring ownership of Swisher was to transition the business to take greater advantage of the Swisher brand and nationwide service and distribution network, and to better leverage the under-utilized platform to expand both product and service offerings. Specifically, Messrs. Huizenga and Berrard planned to transition the Company’s focus from generating revenue almost exclusively from restroom cleaning services to building a full-service provider of essential hygiene and sanitation solutions offering a broad complement of products and services, addressing the complete hygiene, cleaning and sanitation needs of our customers throughout their facilities. We believed that such a transition would provide Swisher with a competitive advantage, allowing us to retain existing customers over time and provide them with additional products and services that were essential to the operations of their businesses. Moreover, we sought to leverage Swisher’s national infrastructure with product offerings and service expertise in core lines of products, including cleaning chemicals, required by larger corporate customers nationwide. In addition, we expanded from “nice to have” services to “essential” products and services and eliminated customers that were unprofitable. An important component of this business strategy was the acquisition of a sufficient number of franchise locations or other similar businesses, providing us direct control over the implementation of changes to a consistent business model.

In summary, our transition from a restroom cleaning services business to a full service hygiene and sanitation solutions provider offering a complete chemical and facility service program and solid waste collection services has required significant investments. Through July 15, 2011, these investments include:

•	Acquisitions of 122 businesses, including 75 franchises, and the acquisition of Choice, a Florida based, solid waste collection service provider

•	Replacement of management information systems;

•	Introduction of delivery service vehicles;

•	Addition of substantial industry experience throughout the organization;

•	Upgrade of branch facilities;

•	Significant expansion of essential product lines and services to include dust control and a complete chemical program; and

•	Development of a corporate account and distributor sales organization.

We have franchises located throughout the U.S. and Canada and ten master license agreements covering the United Kingdom (U.K.), Ireland, Portugal, the Netherlands, Singapore, the Philippines, Taiwan, Korea, Hong Kong/Macau/China, and Mexico. The number of franchises and international master licenses since the end of 2006 and through July 15, 2011 are as follows:

	2011	2010	2009	2008	2007	2006

Franchises	4	10	15	35	39	45
International Master Licenses(1)	10	10	10	11	11	13

(1)	Number of countries in which Swisher licensees operate.

Prospectively, we intend to grow in both existing and new geographic markets through a combination of organic and acquisition growth. However, we will continue to focus our investments towards those opportunities which will most benefit or core businesses, chemical and waste collection services. Additionally, we will be opportunistic as it relates to acquiring or partnering with complementary businesses that (i) can provide us a competitive advantage; (ii) leverage, expand, or benefit from our distribution network; or (iii) provide us economies of scale or cost advantages over our existing supply chain. Collectively, these efforts are centered on making us an attractive alternative for larger customers in foodservice, hospitality, healthcare, retail, and industrial markets. In addition, we will seek to aggressively license our business model internationally. Our success largely depends on our ability to execute on these strategies and increase the sales of our products and services to corporate accounts and distribution partners.

Recent Developments

Private Placement

On April 15, 2011, we entered into a series of arm’s length securities purchase agreements to sell 9,857,143 shares of our common stock at a price of $7.70 per share, for aggregate proceeds of $75,900,000 to certain funds of a global financial institution. We completed this transaction on April 19, 2011 and intend to use the proceeds from this transaction to further our organic and acquisition growth strategy, as well as for working capital purposes.

Recent Acquisitions

Since March 31, 2011, the Company has acquired several businesses. While the terms, price, and conditions of each of these acquisitions were negotiated individually, consideration to the sellers typically consists of a combination of cash and our common stock. Aggregate consideration paid for these acquired businesses was approximately $124,330,471 consisting of approximately (1) $67,057,500 in cash, (2) 6,801,109 shares of our common stock, (3) $2,517,000 in assumed or issued debt, (4) a promissory note in the principal amount of $595,000 convertible for up to 201,925 shares of our common stock, and (5) $1,828,000 in contingent consideration.

We have on file with the SEC a Registration Statement on Form S-4 which relates to an aggregate of 15,000,000 shares of our common stock that we may issue from time to time in connection with acquisitions of assets, businesses, or securities in the essential commercial hygiene industries. As of July 31, 2011 we have issued an aggregate of 5,837,035 shares of our common stock in connection with such acquisitions as set forth below.

•	On May 2, 2011, we completed the acquisition of substantially all the assets of Sarner Enterprises, Inc. (“Sarner”), a Swisher Hygiene franchisee located in Redondo Beach, California. Sarner has been a Swisher Hygiene franchisee since 1992 and became Swisher Hygiene largest U.S. franchisee. Sarner’s franchise territory encompasses a significant portion of Central Los Angeles County, as well as Riverside and San Bernardino Counties further inland, stretching from the Pacific Ocean to the Arizona border. We completed the acquisition of the hygiene and chemical business of Sarner for consideration consisting of (1) 729,246 shares of Swisher Hygiene common stock at a value of $8.70 per share and (2) contingent consideration of approximately $383,000.

•	On May 3, 2011, we completed the acquisition of substantially all the assets of ProClean of Arizona, Inc. (“ProClean”), the leading independent hygiene and chemical provider in the Southwest. ProClean has been in business since 1976 and serves over 4,000 commercial customers in Arizona, Southern California, Southern Nevada, New Mexico and West Texas through its more than 100 employees by offering a complete range of specialty chemicals and service programs to the foodservice and hospitality industries, including ware washing, general cleaning, laundry and housekeeping services. We completed the acquisition of substantially all the assets of ProClean for consideration consisting of (1) $8,500,000 in cash, (2) 1,218,027 shares of Swisher Hygiene common stock at a value of $7.99 per share, and (3) assumed debt of approximately $622,000.

•	On May 4, 2011, we completed the acquisition of substantially all the assets of American Chemical Concepts, Inc. (“American Chemicals”), a Virginia-based hygiene and chemicals company. American Chemicals serves the Eastern and Central Virginia markets and provides specialty chemical and warewash service programs to the foodservice and hospitality industries. We completed the acquisition of substantially all the assets of American Chemicals for consideration consisting of (1) $212,500 in cash, (2) 68,543 shares of Swisher Hygiene common stock at a value of $6.64 per share, and (3) contingent consideration of approximately $59,000.

•	On May 4, 2011, we completed the acquisition of substantially all the assets of Chem Serve, Inc. (“Chem Serve”), a California-based hygiene and chemicals company. Chem Serve serves the San Luis Obispo and central coast of California markets and provides specialty chemical and warewash service programs to the foodservice and hospitality industries. We completed the acquisition of substantially all the assets of Chem Serve for consideration consisting of (1) $100,000 in cash and (2) 35,000 shares of Swisher Hygiene common stock at a value of $6.64 per share.

•	On May 9, 2011, we completed the acquisition of substantially all the assets of Mt. Hood Solutions Company (“Mt. Hood”) an independent hygiene and chemical provider in the Northwest. Mt. Hood has been in business since 1902 and serves over 4,000 commercial and industrial customers in Oregon, Washington, Northern California, Idaho, Utah and Colorado through its more than 100 employees by offering a complete range of specialty chemicals and service programs to the foodservice, hospitality and healthcare industries, including ware washing, general cleaning, laundry and housekeeping services, as well as a line of products for manufacturing companies including industrial and water treatment products. We completed the acquisition of substantially all the assets of Mt. Hood for consideration consisting of (1) $22,000,000 in cash, (2) 1,857,143 shares of Swisher Hygiene common stock at a value of $7.00 per share, and (3) contingent consideration of approximately $812,000.

•	On May 19, 2011, we completed the acquisition of substantially all the assets of Wingspan Service Corporation (“Wingspan”), the sole remaining California Swisher Hygiene franchisee. Wingspan has been a Swisher Hygiene franchisee since 1996. Wingspan’s franchise territory encompasses the greater San Francisco, Marin, Napa, and Sacramento markets, extending from San Francisco to the Nevada border. We completed the acquisition of the hygiene and chemical business of Wingspan for consideration consisting of (1) $750,000 in cash and (2) 220,834 shares of Swisher Hygiene common stock at a value of $6.18 per share.

•	On May 19, 2011, we completed the acquisition of substantially all the assets of Chemical Sanitizing Systems, LTD. (“Chemical Sanitizing Systems”), an Iowa-based hygiene and chemicals company. Chemical Sanitizing Systems has been in business since 1990 and serves Iowa, Nebraska, North Dakota, South Dakota, and Minnesota along with parts of eastern and provides specialty chemical and warewash service programs to the foodservice and hospitality industries. We completed the acquisition of substantially all the assets of Chemical Sanitizing Systems for consideration consisting of (1) $100,000 in cash and (2) 98,381 shares of Swisher Hygiene common stock at a value of $6.18 per share.

•	On May 26, 2011, we completed the acquisition of substantially all the assets of Bussey Dishwater Service, Inc. (“Bussey”), a Wisconsin-based hygiene and chemicals company. Bussey serves the Wisconsin and Northern Illinois markets and provides specialty chemical and warewash service programs to the foodservice and hospitality industries. We completed the acquisition of substantially all the assets of Bussey for consideration consisting of (1) $250,000 in cash, (2) 126,283 shares of Swisher Hygiene common stock at a value of $5.95 per share, and (3) assumed debt of approximately $95,000.

•	On May 30, 2011, we completed the acquisition of substantially all the assets of Pro-Chem Industrial, Inc. (“Pro-Chem”), a Wyoming-based hygiene and chemicals company. Pro-Chem serves the Wyoming, Montana, North Dakota, and South Dakota m markets and provides specialty chemical and warewash service programs to the foodservice and hospitality industries. Pro-Chem is one of the largest chemical service companies in the region and extends the coverage area of Swisher Hygiene’s acquisition of Mt. Hood, described above. We completed the acquisition of substantially all the assets of Pro-Chem for consideration consisting of (1) $1,300,000 in cash, (2) 340,958 shares of Swisher Hygiene common stock at a value of $6.60 per share, and (3) assumed debt of approximately $150,000.

•	On June 15, 2011 we completed the acquisition of substantially all the assets of Prinova Company, Inc. (“Prinova”), a Northern California-based hygiene and chemicals company. Prinova covers the Northern and Central California markets and provides specialty chemicals and service programs to the foodservice and hospitality industries, including warewashing and laundry services. We completed the acquisition of substantially all the assets of Prinova for consideration consisting of (1) $725,000 in cash and (2) 35,003 shares of Swisher Hygiene common stock at a value of $5.97 per share.

•	On June 29, 2011 we completed the acquisition of substantially all the assets of ProClean Systems, Inc. (“ProClean Systems”) a southeast Pennsylvania-based hygiene and chemicals company. Proclean Systems covers the greater Philadelphia and adjacent markets and provides specialty chemicals and service programs to the foodservice and hospitality industries, including warewashing and laundry services. We completed the acquisition of substantially all the assets of ProClean Systems for consideration consisting of (1) $700,000 in cash and (2) 291,891 shares of Swisher Hygiene common stock at a value of $5.15 per share.

•	On July 1, 2011, we completed the acquisition of substantially all the assets of Sanolite (“Sanolite”), the leading independent hygiene and chemical provider in the Northeast. Sanolite was founded in 1949 by Norman Lubin and has grown to serve over 3,000 commercial and industrial customers throughout New York, New Jersey, Connecticut, Maryland, Pennsylvania and Florida by offering a complete suite of specialty chemicals and service programs to the foodservice and hospitality industries, including warewashing, housekeeping and laundry services. We completed the acquisition of substantially all the assets of Sanolite for consideration consisting of (1) $8,000,000 in cash, (2) 815,726 shares of Swisher Hygiene common stock at a value of $5.63 per share, and (3) a $1,500,000 promissory note.

Promissory Note Conversions and Exercise of Warrants

Since March 31, 2011, convertible promissory notes with an aggregate principal amount of $8,621,480 and an aggregate fair value of $12,080,344, included in short term obligations on the Unaudited Condensed Consolidated Balance Sheets as of March 31, 2011 were converted into 1,921,899 shares of the Company’s common stock.

In May 2011, all 5,500,000 warrants with an exercise price of $0.50 per warrant issued to a director of CoolBrands and the Company, and certain parties related to the director, were exercised and as a result, we received cash of $2,750,000 in Canadian dollars.

$100 Million Credit Facility

On March 30, 2011, we entered into a $100 million senior secured revolving credit facility with Wells Fargo. Borrowings under the facility are secured by a first priority lien on substantially all of our existing and hereafter acquired assets, including $25 million of cash on borrowings in excess of $75 million. Furthermore, borrowings under the facility are guaranteed by all of our domestic subsidiaries and secured by substantially all the assets and stock of our domestic subsidiaries and substantially all of the stock of our foreign subsidiaries.

Interest on borrowings under the credit facility will typically accrue at London Interbank Offered Rate (“LIBOR”) plus 2.5% to 4.0%, depending on the ratio of senior debt to Consolidated EBITDA (as such term is defined in the new credit facility, which includes specified adjustments and allowances authorized by the lender, as provided for in such definition). We also have the option to request swingline loans and borrowings using a base rate. Interest is payable no more frequently than monthly on all outstanding borrowings. The credit facility matures on July 31, 2013.

Borrowings and availability under the credit facility are subject to compliance with financial covenants, including achieving specified Consolidated EBITDA levels, which will depend on the success of our acquisition strategy, and maintaining leverage and coverage ratios and a minimum liquidity requirement. The

Consolidated EBITDA covenant, the leverage and coverage ratios, and the minimum liquidity requirements should not be considered indicative of Swisher Hygiene’s expectations regarding future performance. The credit facility also places restrictions on our ability to incur additional indebtedness, make certain acquisitions, create liens or other encumbrances, sell or otherwise dispose of assets, and merge or consolidate with other entities or enter into a change of control transaction. Failure to achieve or maintain the financial covenants in the credit facility or failure to comply with one or more of the operational covenants could adversely affect our ability to borrow monies and could result in a default under the credit facility. The credit facility is subject to other standard default provisions.

The credit facility replaces our current aggregated $25 million credit facilities, which are discussed in Note 6 to the Notes to Consolidated Financial Statements.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The discussion of the financial condition and the results of operations are based on the Consolidated Financial Statements, which have been prepared in conformity with United States generally accepted accounting principles. As such, management is required to make certain estimates, judgments and assumptions that are believed to be reasonable based on the information available. These estimates and assumptions affect the reported amount of assets and liabilities, revenue and expenses, and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results may differ from these estimates under different assumptions or conditions.

Critical accounting policies are defined as those that are reflective of significant judgments and uncertainties, the most important and pervasive accounting policies used and areas most sensitive to material changes from external factors. See Note 2 to the Notes to Consolidated Financial Statements for additional discussion of the application of these and other accounting policies.

Revenue Recognition

Revenue from product sales and services is recognized when services are performed or the products are delivered to the customer. Franchise and other revenue include product sales, royalties and other fees charged to franchisees in accordance with the terms of their franchise agreements. Royalties and fees are recognized when earned.

We have entered into franchise and license agreements which grant the exclusive rights to develop and operate within specified geographic territories for a fee. The initial franchise or license fee is deferred and recognized as revenue when substantially all significant services to be provided by us are performed. Direct incremental costs related to franchise or license sales for which revenue has not been recognized is deferred until the related revenue is recognized.

Valuation Allowances for Doubtful Accounts

We estimate the allowance for doubtful accounts by considering a number of factors, including overall credit quality, age of outstanding balances, historical write-off experience and specific account analysis that projects the ultimate collectability of the outstanding balances. Actual results could differ from these assumptions. Our allowance for doubtful accounts for accounts receivable was $364,234 and $334,156 as of December 31, 2010 and 2009, respectively.

Long-Lived and Intangible Assets

We recognize losses related to the impairment of long-lived assets when the carrying amount is not recoverable and exceeds its fair value. When facts and circumstances indicate that the carrying values of long-lived assets may be impaired, our management evaluates recoverability by comparing the carrying value of the assets to projected future cash flows, in addition to other qualitative and quantitative analyses. We also perform a periodic assessment of the useful lives assigned to our long-lived assets. Changes to the useful lives of our long-lived assets would impact the amount of depreciation expense recorded in our statement of operations. We have not experienced any significant changes to our carry amount or estimated useful lives of our long-lived assets.

Goodwill represents the excess of cost of an acquired business over the fair value of the identifiable tangible and intangible assets and liabilities assumed in a business combination. Identifiable intangible assets include customer relationships and noncompete agreements. The fair value of these intangible assets at the time of acquisition is estimated based upon discounted future cash flow projections. The customer relationships are amortized on a straight-line basis over the expected average life of the acquired accounts, which is based upon a number of factors, including longevity of customers acquired and historical retention rates. The non-compete agreements are amortized on a straight-line basis over the term of the agreements.

We test goodwill and intangible assets for impairment annually or more frequently if indicators for potential impairment exist. Impairment testing is performed at the reporting unit level. Under generally accepted accounting principles, a reporting unit is either the equivalent to, or one level below, an operating segment.

The test to evaluate for impairment is a two-step process. In the first step, we compare the fair value of each reporting unit to its carrying value. If the fair value of the reporting unit is less than its carrying value, we perform a second step to determine the implied fair value of goodwill associated with that reporting unit. If the carrying value of goodwill exceeds the implied fair value of goodwill, such excess represents the amount of goodwill impairment.

Determining the fair value of a reporting unit includes the use of significant estimates and assumptions. Management utilizes a discounted cash flow technique as a means for estimating fair value. This discounted cash flow analysis requires various judgmental assumptions including assumptions about future cash flows, customer growth rates and discount rates. Expected cash flows are based on historical customer growth, including attrition, and continued long term growth of the business. The discount rates used for the analysis reflect a weighted average cost of capital based on industry and capital structure adjusted for equity and size risk premiums. These estimates can be affected by factors such as customer growth, pricing, and economic conditions that can be difficult to predict.

As part of this impairment testing, management also assesses the useful lives assigned to the customer relationships and non-compete agreements. Changes to the useful lives of our other intangible assets would impact the amount of amortization expense recorded in our statements of operations. We have not experienced any significant changes to our carry amount or estimated useful lives of our other intangible assets.

There were no impairment losses on goodwill or other intangible assets for the year ended December 31, 2010. For the years ended December 31, 2009 and 2008, we recognized impairment losses on goodwill and other intangible assets of $30,000 and $223,000, respectively.

A hypothetical 10% decrease in the fair value of our reporting units as of December 31, 2010 would have no impact on the carrying value of our goodwill. We believe that the assessment for such potential impairment losses is a critical accounting estimate as it is dependent upon future events and requires substantial judgment. Any resulting impairment loss could have a material impact on our financial condition and the results of operations.

Segments

On March 1, 2011, we completed our acquisition of Choice, a Florida based company that provides a complete range of solid waste and recycling collection, transportation, processing and disposal services. As a result of the acquisition of Choice, the Company now has two segments 1) Hygiene and 2) Waste. Our hygiene segment primarily provides commercial hygiene services and products throughout much of the United States, and additionally operates a worldwide franchise and license system to provide the same products and services in markets where our owned operations do not exist. Our waste segment primarily consists of the operations of Choice and future acquisition of solid waste collection businesses. Prior to the acquisition of Choice, we managed, allocated resources, and reported in one segment, hygiene. See Note 13 in the Notes to the

Unaudited Condensed Consolidated Financial Statements. The results of operations for the three months ended March 31, 2011 have been presented in our two segments.

Acquisition and merger expenses

Acquisition and merger expenses include costs directly-related to the acquisition of our four franchisees and ten independent companies during the three months ended March 31, 2011, and costs directly-related to the merger with CoolBrands International, Inc. as discussed in Note 1 of our 2010 Annual Report. These costs include costs directly-related to acquisitions and the merger and include third party due diligence, legal, accounting and professional service expenses.

Income Taxes

Effective on January 1, 2007, Swisher International’s shareholders elected that the corporation be taxed under the provisions of Subchapter S of the Internal Revenue Code of 1986, as amended (the “Code”). Under this provision, the shareholders were taxed on their proportionate share of Swisher International’s taxable income. As a Subchapter S corporation, Swisher International bore no liability or expense for income taxes.

As a result of the Merger in November 2010, Swisher International converted from a corporation taxed under the provisions of Subchapter S of the Internal Revenue Code (“S Corp”) to a tax-paying entity and accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and net operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets where it is more likely than not that deferred tax assets will not be realized. In addition, the undistributed earnings on the date the Company terminated the S Corp election was recorded as Additional paid-in capital on the Consolidated Financial Statements since the termination of the S Corp election assumes a constructive distribution to the owners followed by a contribution of capital to the corporation.

As of the Merger date, the cumulative timing differences between book income and taxable income were recorded. A full valuation allowance has been provided against the deferred tax benefit attributable to the net loss from operations. The opening balance of our net deferred taxes was recorded as income tax expense in the Consolidated Financial Statements. For the year ended December 31, 2010, we recorded $1,700,000 of income tax expense because the deferred tax liability related to goodwill, an indefinite lived asset, cannot be offset against our deferred tax assets related to finite lived assets. Future additions of indefinite lived assets that are tax deductible will continue to increase the amount recognized in the Consolidated Statement of Operations as the difference between the book basis and the tax basis increases.

As of January 1, 2009, we adopted the provisions related to accounting for uncertainty in income taxes, which prescribes how a Company should recognize, measure, present and disclose in its financial statements uncertain tax positions that the Company has taken or expects to take on a tax return. The adoption of these provisions did not have a material impact on our Consolidated Financial Statements.

We include interest and penalties accrued in the Consolidated Financial Statements as a component of interest expenses. No significant amounts were required to be recorded as of December 31, 2010, 2009 and 2008. As of December 31, 2010, tax years of 2007 through 2010 remain open to inspection by the Internal Revenue Service.

Financial Instruments — Convertible Promissory Notes

We determine the fair value of certain convertible debt instruments issued as part of business combinations based on assumptions that market participants would use in pricing the liabilities. We have used a Black Scholes pricing model to estimate fair value of our convertible promissory notes, which requires the use of certain assumptions such as expected term and volatility of our common stock. The expected volatility was based on an analysis of industry peer’s historical stock price over the term of the notes as we currently do not have our own stock price history and was estimated at approximately 25%. Changes in the fair value of certain convertible debt instruments are recorded in Other income (expense) on the Consolidated Statement of Operations. The following reflects the sensitivity of the fair value of these instruments held at December 31, 2010, by maturity date, to changes in our stock price at December 31, 2010:

	Increase in	Increase in
Maturity Date	Stock Price	Expense

June 30, 2011	$2.00	$2,002,000
September 30, 2011	$2.00	$378,000

Subsequent to March 31, 2011, $8,621,480 of these convertible promissory notes with an aggregate fair value of $12,080,344 converted into 1,921,899 shares of our common stock and as a result we will record $3,919,400 of expense for the fair value adjustment on the conversion date in our Consolidated Statement of Operations for the quarter ending June 30, 2011. In addition, for the remaining convertible promissory notes that have not converted subsequent to March 31, 2011, we would record approximately $590,000 of expense for every $1.00 increase in our stock price. Increases or decreases in the market value of our stock price could affect the fair value of these instruments and our earnings.

Share Based Compensation

We measure and recognize all share based compensation at fair value at the date of grant and recognizes compensation expense over the service period for awards expected to vest. Determining the fair value of share based awards at the grant date requires judgment, including estimating the share volatility, the expected term the award will be outstanding, and the amount of the awards that are expected to be forfeited. We utilize the Black-Scholes option pricing model to determine the fair value. See Note 10 to the Notes to Consolidated Financial Statements for further information on these assumptions.

Actuarially Determined Liabilities

We administer a defined benefit plan for certain retired employees. The plan has not allowed for new participants since October 2000. As of the date of the Merger, we recorded the net underfunded pension obligation of $560,931 for this plan.

The measurement of our pension obligation is dependent on a variety of assumptions determined by management and used by our actuaries. Significant actuarial assumptions used in determining the pension obligation include the discount rate and expected long term rate of return on plan assets. The discount rate assumption is calculated using a bond yield curve constructed from a population of high-quality, non-callable corporate bonds. The discount rate is calculated by matching the plan’s projected cash flows to the yield curve. The expected return on plan assets reflects asset allocations, investment strategies, and actual historical returns. Changes in benefit obligations associated with these assumptions may not be recognized as costs on the statement of income. Differences between actuarial assumptions and actual plan results are deferred in Accumulated other comprehensive (loss) income and are amortized into cost only when the accumulated differences exceed 10% of the greater of the projected benefit obligation or the market value of the related plan assets. We recognize the funded status of the plan on the Consolidated Balance Sheet with the offsetting entry to Accumulated other comprehensive (loss) income.

The plan assets are invested in U.S. equities, non-U.S. equities, and fixed income securities. Investment securities are exposed to various risks, including interest rate risk, credit risk, and overall market volatility. As a result of these risks, it is reasonably possible that the market values of investment securities could increase or decrease in the near term. Increases or decreases in market values could affect the current value of the plan assets and, as a result, the future level of net periodic benefit cost.

Expected rate of return on plan assets was developed by determining projected returns and then applying these returns to the target asset allocations of the plan assets, resulting in a weighted average rate of return on plan assets. The assumed return of 7.5% compares to an actual return of 7.4% since inception.

A one percent decrease in the discount rate assumption of 5.37% would result in an increase in the projected benefit obligation at December 31, 2010 of approximately $297,000. Based on the latest actuarial report as of December 31, 2010, we expect to make a minimum regulatory funding contribution of $78,880 during 2011.

Recently Adopted Accounting Pronouncements

Accounting Standards Codificationtm:  Effective July 1, 2009, we adopted the Financial Accounting Standards Board (“FASB”) Accounting Standards Codificationtm (“ASC” or “Codification”) as the source of authoritative GAAP recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the U.S. SEC under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. The Codification superseded all then-existing non-SEC accounting and reporting standards. The adoption of the Codification did not have a material effect on our Consolidated Financial Statements.

Fair Value Measurements and Disclosures:  Effective January 1, 2009, we adopted amended standards on two issues: 1) determining the fair value of a liability when a quoted price in an active market for an identical liability is not available and 2) measuring and disclosing the fair value of certain investments on the basis of the investments’ net asset value per share or its equivalent. This adoption did not have a material effect on our Consolidated Financial Statements.

In December 2008, the FASB issued guidance on employer’s disclosures about plan assets of a defined benefit plan or other post retirement plan, which requires more detailed disclosures regarding employer’s plan assets, including their investment strategies, major categories of plan assets, concentration of risk, and valuation methods used to measure the fair value of plan assets. The guidance is effective for fiscal years ending after December 15, 2009. We have included the required disclosures in Note 11 of the Consolidated Financial Statements.

In January 2010, the FASB issued new standards for new disclosures regarding transfers in and out of Level 1 and Level 2 fair value measurements, as well as requiring presentation on a gross basis information about purchases, sales, issuances and settlements in Level 3 fair value measurements. The standards also clarified existing disclosures regarding level of disaggregation, inputs and valuation techniques. The standards are effective for interim and annual reporting periods beginning after December 15, 2009 and became effective for the Company on January 1, 2010. Disclosures about purchases, sales, issuances and settlements in the roll forward of activity in Level 3 fair value measurements are effective for fiscal years beginning after December 15, 2010 and will be effective for the Company on January 1, 2011. We are currently evaluating the effect of these standards on our Consolidated Financial Statements.

Business Combinations:  In December 2007 the FASB issued new guidance on business combinations. The revised guidance establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets and goodwill acquired, liabilities assumed and any noncontrolling interest in the acquiree in a business combination. The guidance also provides disclosure requirements to enable users of the financial statements to evaluate the nature and financial effects of the business combination. We adopted this guidance effective January 1, 2009. The adoption did not have a material effect on our Consolidated Financial Statements.

In December 2010, the FASB issued new standards that clarify that if comparative financial statements are presented the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The update also expands the supplemental pro forma disclosures to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. The standards are effective prospectively for material (either on an individual or aggregate basis) business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010, with early adoption permitted. The Company has included the required disclosures in Note 3 to the Unaudited Condensed Consolidated Financial Statements.

Consolidation:  In December 2007 the FASB issued new guidance on noncontrolling interests in Consolidated Financial Statements. The guidance requires reporting entities to present noncontrolling interests in any of their consolidated entities as equity (as opposed to a liability or mezzanine equity) and provide guidance on the accounting for transactions between an entity and noncontrolling interests. We adopted this guidance effective January 1, 2009. This adoption did not have a material effect on our Consolidated Financial Statements.

Intangibles — Goodwill and Other:  On January 1, 2009, we adopted two new standards affecting intangible assets. One of the standards addressed factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset. The second standard affected accounting for defensive intangible assets, which are acquired assets that an entity does not intend to actively use, but will hold (lock up) to prevent others from obtaining access to them. These standards do not address intangible assets that are used in research and development activities. Neither of these standards had a material effect on our Consolidated Financial Statements.

On January 1, 2011, we adopted new accounting standards defining when step 2 of the goodwill impairment test for reporting units with zero or negative carrying amounts should be performed and modifies Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For reporting units with zero or negative carrying amounts an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that a goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that an impairment may exist. The adoption of this accounting standard did not have a material impact on the Company’s Unaudited Condensed Consolidated Financial Statements.

Subsequent Events:  In May 2009, the FASB issued new standards that establish general guidance for accounting and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. The adoption of these standards require us to evaluate all subsequent events that occur after the balance sheet date through the date and time our Consolidated Financial Statements are issued. This adoption did not have a material effect on our Consolidated Financial Statements.

In February 2010, the FASB amended these standards to remove the requirement for a SEC filer to disclose a date in both issued and revised financial statements. The amended standards clarified the definition of “revised” as being the result of either correction of an error or retrospective application of GAAP. We adopted these amended standards upon their issuance; they did not have a material effect on our Consolidated Financial Statements.

Revenue Recognition:  In October 2009, the FASB issued new standards for multiple-deliverable revenue arrangements. These new standards affect the determination of when individual deliverables included in a multiple-element arrangement may be treated as separate units of accounting. In addition, these new standards modify the manner in which the transaction consideration is allocated across separately identified deliverables, eliminate the use of the residual value method of allocating arrangement consideration and require expanded disclosure. These new standards will become effective for multiple-element arrangements entered into or materially modified on or after January 1, 2011. Earlier application is permitted with required transition disclosures based on the period of adoption. We adopted these standards for multiple-element arrangements entered into or materially modified on or after January 1, 2011. The adoption of this accounting standard did not have a material impact on the Company’s Unaudited Condensed Consolidated Financial Statements.

Compensation:  In April 2010, the FASB issued new standards to clarify that an employee share-based payment award with an exercise price denominated in the currency of a market in which a substantial portion of the entity’s equity securities trades should not be considered to contain a condition that is not a market, performance, or service condition. Therefore, an entity would not classify such an award as a liability if it otherwise qualifies as equity. These new standards are effective for fiscal years beginning on or after December 15, 2010. Either application is permitted. We applied these amended standards upon their issuance; they did not have a material effect on our Consolidated Financial Statements.

Newly Issued Accounting Pronouncements

Comprehensive income:  In June 2011, the FASB issued new standards to improve the comparability, consistency, and transparency of financial reporting and to increase the prominence of items reported in other comprehensive income. This standard eliminates the option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity. These standards are to be applied retrospectively and are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. Early application is permitted. We are currently evaluating the effect of these standards on our Consolidated Financial Statements.

Fair value measurements:  In May 2011, the FASB issued new standards clarifying the wording used to describe the requirements for measuring fair value and for disclosing information about fair value measurements and expands fair value disclosures. These standards are to be applied prospectively and are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. Early application is not permitted. We are currently evaluating the effect of these standards on our Consolidated Financial Statements.

****

SWISHER HYGIENE INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE
THREE MONTHS ENDED MARCH 31, 2011 AS COMPARED TO THE
THREE MONTHS ENDED MARCH 31, 2010 (UNAUDITED)

	2011	2010

Revenue
Products	$15,426,822	$8,164,028
Services	10,458,452	4,378,544
Franchise and other	1,511,029	2,186,361

Total revenue	27,396,303	14,728,933

Costs and expenses
Cost of sales	9,583,685	5,308,948
Route expenses	7,115,071	3,174,176
Selling, general and administrative	12,324,869	6,507,155
Acquisition and merger expenses	1,315,978	—
Depreciation and amortization	2,707,952	1,042,830

Total costs and expenses	33,047,555	16,033,109

Loss from operations	(5,651,252)	(1,304,176)

Other expense, net	(2,273,119)	(291,265)

Net loss before income taxes	(7,924,371)	(1,595,441)
Income taxes benefit	4,709,793	—
Net loss	$(3,214,578)	$(1,595,441)

Loss per share basic and diluted	$(0.03)	$(0.03)

Weighted-average common shares used in the computation of loss per share
Basic and diluted	122,780,115	57,829,630

Impact of Acquisitions

During the year ended December 31, 2010, we acquired four franchisees and five independent businesses. In addition we acquired four franchises and ten independent businesses, including Choice, during the first three months of 2011. These acquisitions have had a significant impact on the comparability of our financial results and, therefore, management believes that the best presentation of the Company’s results of operations is based on those companies or acquisitions that the Company has operated for a full twelve months in both periods. The term “Acquisitions” refers to the four franchisees and five independent businesses acquired during the year ended December 31, 2010 and the four franchisees and the nine independent businesses, excluding Choice, acquired during the three months ended March 31, 2011.

Revenue

We derive our revenue through the delivery of a wide-variety of hygiene products and services. We deliver hygiene products and services on a regularly scheduled basis which include providing our customers with (i) consumable products such as soap, paper, cleaning chemicals, detergents, and supplies, together with the rental and servicing of dish machines and other equipment for the dispensing of those products; (ii) the rental of facility service items requiring regular maintenance and cleaning, such as floor mats, mops, bar towels, and linens; (iii) manual cleaning of their facilities; and (iv) solid waste collection and recycling services. We serve customers in a wide range of end-markets, with a particular emphasis on the foodservice, hospitality, retail, industrial, and healthcare industries. Our waste segment primarily provides services to commercial and residential customers through contracts with municipalities or other agencies.

Total revenue and the revenue derived from each revenue type by segment for the three months ended March 31, 2011 and 2010 are as follows:

		% of Total		% of Total
	2011	Revenue	2010	Revenue

Revenue
Hygiene products and services
Chemical	$9,474,019	34.6%	$3,899,903	26.5%
Hygiene services	5,368,126	19.6	4,378,543	29.7
Paper and supplies	3,685,810	13.5	2,911,273	19.8
Rental and other	1,553,504	5.6	1,352,853	9.2

Total hygiene product and services	20,081,459	73.3	12,542,572	85.2
Waste products and services
Collection	4,494,040	16.4	—	—
Transfer	713,489	2.6	—	—
Recycling and other	596,286	2.2	—	—

Total waste products and services	5,803,815	21.2	—	—

Total products and service	25,885,274	94.5	12,542,572	85.2

Hygiene franchise and other:
Product sales	1,055,627	3.9	1,422,331	9.7
Fees	455,402	1.6	764,030	5.1

Total	1,511,029	5.5	2,186,361	14.8

Total revenue	$27,396,303	100.0%	$14,728,933	100.0%

Consolidated revenue increased $12,667,370 or 86.0% to $27,396,303 for the three months ended March 31, 2011 as compared to the same period in 2010. This increase includes $5,803,815 or 21.2% of consolidated revenue related to the acquisition of Choice on March 1, 2011 and an increase of $5,403,219 from Acquisitions. Excluding the impact of these acquisitions, consolidated revenue increased $2,146,837 or 14.6% to $15,915,138 for the three months ended March 31, 2011 as compared to $13,768,302 for the three months ended March 31, 2010. This increase is comprised of an increase of $2,135,699 in hygiene products and services revenue and an increase of $11,138 in hygiene franchise and other revenue.

Hygiene products and services revenue increased $7,538,887 or 60.1% during the three months ended March 31, 2011 as compared to the same period in 2010. This increase includes $5,403,219 related to Acquisitions. Excluding the impact from acquisitions, hygiene products and services revenue increased $2,135,668 or 17.0% and is primarily from an increase of chemical sales of $2,671,604 or 68.5% and $12,152 or 0.4% in paper and supplies, which was offset by decreases of $519,931 or 11.9% in hygiene services and $28,157 or 2.1% in rental and other.

During the first three months of 2011, our sales mix has continued to shift towards our core chemical product sales from our legacy hygiene business. Three principal factors have contributed to this trend: (i) since 2009, we have placed particular emphasis on the development of our core markets including our chemical offering, particularly as it relates to ware washing and laundry solutions and a lesser focus on our legacy hygiene service offerings; (ii) over this same period, we have aggressively managed customer profitability terminating less favorable arrangements; and (iii) we have been impacted by the prolonged effects of challenging economic conditions that has resulted in customer attrition, lower consumption levels of products and services, and a reduction or elimination in spending for hygiene-related products and services by our customers.

Hygiene franchise and other revenue decreased $675,333 or 30.9% for the three months ended March 31, 2011 as compared to the same period in 2010 and includes of $686,501 from Acquisitions. Acquisitions of franchisees during the period result in less revenue from franchisee product sales and fees, offset by revenue subsequent to the acquisition of the franchisee included in hygiene product and services revenue above. Excluding the impact from acquisitions, hygiene franchise and other revenue increased $11,168 or 0.5%.

Cost of Sales

Hygiene cost of sales consists primarily of paper, air freshener, chemical and other consumable products sold to our customers, franchisees and international licensees. Waste costs of sales include costs related to the disposal of collections and cost of recycled paper purchases. Cost of sales for the three months ended March 31, 2011 and 2010 are as follows:

	2011	%(1)	2010	%(1)

Hygiene
Company-owned operations	$6,697,484	33.4%	$4,006,081	31.9%
Franchisee product sales	972,685	92.1	1,302,867	91.6
Waste
Disposal	1,496,769	28.7	—	—
Paper purchases	416,747	31.8	—	—

Total cost of sales	$9,583,685	35.0%	$5,308,948	36.0%

(1)	Represents cost as a percentage of the respective segment’s product and service line revenue.

Consolidated cost of sales for the three months ended March 31, 2011 increased $4,274,737 or 80.5% to $9,583,685 as compared to the same period in 2010. This increase includes $1,913,516, or 19.8% of consolidated cost of sales, related to the acquisition of Choice and $1,568,349 or 29.5% from Acquisitions in the three months ended March 31, 2011 as compared to the same period of 2010. Excluding the impact from these acquisitions, consolidated cost of sales increased $792,872 or 14.9% to $6,101,820 for the three months ended March 31, 2011 as compared to the same period in 2010.

Hygiene company-owned operations cost of sales for the three months ended March 31, 2011 increased $2,691,403 or 67.2% to $6,697,484 as compared to the same period in 2010 and includes $1,568,349 related to Acquisitions. Excluding the impact of Acquisitions, cost of sales for company-owned operations increased to 32.2% of related revenue for the three months ended March 31, 2011 as compared to 31.9% for the same period in 2010, primarily due to the change in sales mix from lower cost hygiene services to higher cost chemical product sales. Excluding the impact from Acquisitions, cost of sales for company-owned operations increased $1,123,054 or 28.0% to $5,129,135 as compared to the same period in 2010. This increase consisted primarily of approximately $493,000 in sales mix change from lower cost hygiene services to higher cost chemical product sales, approximately $691,000 due to the current periods higher product sales volume, offset by approximately $61,000 related to product cost.

Hygiene cost of sales to franchisees for the three months ended March 31, 2011 decreased $330,182 or 25.3% to $972,685 as compared to the same period in 2010 in part due to acquisitions. We charge franchisees a percentage of our costs up to a set base. Product sales above this base are at a more favorable margin for the franchisee. Cost of sales to franchisees was 92.1% of franchisee product revenue for the three months ended March 31, 2011 as compared to 91.6% for the same period in 2010. Excluding the effect of acquisitions, cost of goods sold increased $62,686 or 4.8% during the three months ended March 31, 2011 as compared to the same period in 2010.

Route Expenses

Route expenses consist primarily of the costs incurred by the Company for the delivery of products and providing services to customers. The details of route expenses for the three months ended March 31, 2011 and 2010 are as follows:

	2011	%(1)	2010	%(1)

Hygiene
Compensation	$3,899,215	19.4%	$2,266,966	18.1%
Vehicle and other expenses	1,264,583	6.3	907,211	7.2
Waste
Compensation	1,119,264	19.3	—	—
Vehicle and other expenses	832,009	14.3	—	—

Total route expenses	$7,115,071	27.5%	$3,174,176	25.3%

(1)	Represents cost as a percentage of Products and Services revenue for the respective operating segment.

Consolidated route expenses for the three months ended March 31, 2011 increased $3,940,895 or 124.2% to $7,115,071 as compared to the same period in 2010. This increase includes $1,951,273, which is 38.3% of waste service revenue, related to the acquisition of Choice, and $1,316,530 related to Acquisitions. Excluding the impact of these acquisitions, route expenses increased $673,092 or 21.2% to $3,847,268 for the three months ended March 31, 2011 as compared to the same period in 2010. This increase consisted primarily of $486,467 or 21.5% in compensation and $186,625 or 20.6% in vehicle and other route expenses. These increases are primarily the result of headcount and vehicles added as part of a distribution agreement entered into in December 2010 and increasing fuel costs.

Selling, General and Administrative Expenses

Selling, general and administrative expenses consist primarily of the costs incurred for:

•	Branch office and field management support costs that are related to field operations. These costs include compensation, occupancy expense and other general and administrative expenses.

•	Sales expenses, which include marketing expenses and compensation and commission for branch sales representatives and corporate account executives.

•	Corporate office expenses that are related to general support services, which include executive management compensation and related costs, as well as department cost for information technology, human resources, accounting, purchasing and other support functions.

The details of selling, general and administrative expenses for the three months ended March 31, 2011 and 2010 are as follows:

		% of		% of
	2011	Revenue(1)	2010	Revenue(1)

Hygiene
Compensation	$8,011,897	37.1%	$4,474,667	30.4%
Occupancy	1,076,222	5.0	848,484	5.7
Other	1,974,045	9.1	1,184,004	8.1
Waste
Compensation	659,421	11.4	—	—
Occupancy	60,685	1.1	—	—
Other	542,599	9.3	—	—

Total selling, general, and administrative	$12,324,869	45.0%	$6,507,155	44.2%

(1)	Represents cost as a percentage of revenue for the respective segment.

Consolidated selling, general, and administrative expenses for the three months ended March 31, 2011 increased $5,817,714 or 89.4% as compared to the same period of 2010. This increase includes $1,262,705, which is 21.8% of waste revenue, related to the acquisition of Choice and $1,247,005 related to Acquisitions. Excluding the impact of these acquisitions, selling, general, and administrative expenses increased $3,308,004 or 50.8%.

Hygiene compensation for the three months ended March 31, 2011 increased $3,537,230 or 79.1% to $8,011,897 as compared to the same period of 2010 and includes an increase of $897,463 related to Acquisitions offset by a corporate allocation of $221,000 to the waste segment. Excluding the impact of these acquisitions and corporate allocation, hygiene compensation expense for the three months ended March 31, 2011 as compared to the same period in 2010 increased $2,860,767 or 63.9% to $7,335,434. This increase was primarily the result of an increase of approximately $1,227,000 in costs and expenses related primarily to our expansion of our corporate, field and distribution sales organizations that began in 2009 and has continued into 2011 to accelerate the growth in the our core chemical program, and an increase of approximately $1,633,000 of salaries and other costs largely associated with our transition from a private company to a public company.

Occupancy expenses for the three months ended March 31, 2011 increased $227,738 or 26.8% to $1,076,222 as compared to the same period of 2010, which includes an increase of $176,729 related to Acquisitions. Excluding the impact of these acquisitions, occupancy expenses for three months ended March 31, 2011, as compared to the same period of 2010, increased $51, 009 or 6.0% to $899,493 primarily due to utilities and telephone changes.

Other expenses for three months ended March 31, 2011 increased $790,041 or 66.7% to $1,974,045 as compared to the same period in 2010 and includes an increase of $172,813 for Acquisitions. Excluding the impact of these acquisitions, other expenses for the three months ended March 31, 2011 as compared to the same period of 2010, increased $617,228 or 52.1% to $1,801,232. This increase was primarily due to the expansion of our business and included the following: marketing expenses of $106,000, travel costs of $250,000, insurance of $107,000, and other office and administrative expenses of $154,000.

Acquisition and merger expenses

Acquisition and merger expenses of $1,315,978 include costs of $352,106 directly-related to the acquisition of our four franchisees and ten independent companies during the three months ended March 31, 2011. In addition $963,872 of these costs are related to the merger with CoolBrands International, Inc. as discussed in Note 1 of our 2010 Annual Report. These costs include costs for third party due diligence, legal, accounting and professional service expenses.

Depreciation and amortization

Depreciation and amortization consists of depreciation of property and equipment and the amortization of intangible assets. Depreciation and amortization for the three months ended March 31, 2011 increased $1,665,122 or 159.7% to $2,707,952 as compared to $1,042,830 during the same period of 2010. This increase includes $809,172 related to the acquisition of Choice and $359,422 for Acquisitions and is primarily the result of amortization for acquired other intangible assets including customer relationships and non-compete agreements obtained as part of these acquisitions. The remaining increase is primarily related to depreciation on capital expenditures of approximately $7,156,000 made since March 31, 2010.

Other expense, net

Other expense, net for the three months ended March 31, 2011 and 2010 are as follows:

		% of		% of
		Total		Total
	2011	Revenue	2010	Revenue

Interest income	$15,746	0.1%	$15,006	0.1%
Interest expense	(363,168)	(1.3)	(306,271)	(2.1)
Unrealized loss on convertible promissory notes	(1,961,100)	(7.2)	—	—
Gain on foreign currency	35,403	0.1	—	—

Total other expense, net	$(2,273,119)	(8.3)%	$(291,265)	(2.0)%

Interest expense represents interest on borrowings under our credit facilities, notes incurred in connection with acquisitions, advances from shareholders and the purchase of equipment and software. Interest expense for the three months ended March 31, 2011 increased $56,897 or 18.6% to $363,168 as compared to the same period of 2010. This increase is primarily the result of an increase in debt of approximately $6,567,000.

The unrealized loss on convertible promissory notes of $1,961,100 is the result of the adjustment for fair value of the convertible promissory notes issued during the last part of 2010 and 2011 required at each reporting period. The fair value of these convertible promissory notes is impacted by the market price of our stock. See Note 6 of the Unaudited Condensed Consolidated Financial Statements.

SWISHER HYGIENE INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE
YEAR ENDED DECEMBER 31, 2010 AS COMPARED TO THE
YEAR ENDED DECEMBER 31, 2009

	2010	%(1)	2009	%(1)

Revenue
Products	$37,690,324	59.2%	$27,316,876	48.1%
Services	17,737,440	27.9	16,573,821	29.2
Franchise and other	8,224,554	12.9	12,923,327	22.7

Total revenue	63,652,318	100.0	56,814,024	100.0

Costs and expenses
Cost of sales	23,597,229	37.1	22,304,515	39.3
Route expenses	13,930,653	25.1	12,519,891	28.5
Selling, general and administrative	31,258,368	49.1	24,094,701	42.4
Merger expenses	5,122,067	8.0	—	—
Depreciation and amortization	4,857,173	7.6	4,744,052	8.4

Total costs and expenses	78,765,490	123.7	63,663,159	112.1

Loss from operations	(15,113,172)	(23.7)	(6,849,135)	(12.1)

Other expense, net	(756,832)	(1.2)	(409,854)	(0.7)

Net loss before income taxes	(15,870,004)	(24.9)	(7,258,989)	(12.8)
Income taxes	1,700,000	2.7	—	—
Net loss	$(17,570,004)	(27.6)%	$(7,258,989)	(12.8)%

Loss per share basic and diluted	$(0.26)		$(0.13)

	2010	2009

Company-owned locations	69	60
Franchises	8	15
International Master Licenses	10	10

(1)	Calculated as a percentage of total revenue, except for Route expenses which are calculated as a percentage of Products and Services revenue.

Revenue

We derive our revenue through the delivery of a wide-variety of hygiene products and services. We deliver hygiene products and services on a regularly scheduled basis which include providing our customers with (i) the sale of consumable products such as soap, paper, cleaning chemicals, detergents, and supplies, together with the rental and servicing of dish machines and other equipment for the dispensing of those products; (ii) the rental of facility service items requiring regular maintenance and cleaning, such as floor mats, mops, and bar towels; and (iii) manual cleaning of their facilities. We serve customers in a wide range of end-markets, with a particular emphasis on the foodservice, hospitality, retail, industrial, and healthcare industries.

Total revenue and the revenue derived from each revenue type for the year ended December 31, 2010 and 2009 are as follows:

		% of Total		% of Total
	2010	Revenue	2009	Revenue

Revenue
Products and service:
Hygiene services	$17,737,440	27.9%	$16,573,821	29.2%
Chemical	19,062,809	29.9	10,319,434	18.2
Paper	12,337,886	19.4	11,549,037	20.3
Rental and other	6,289,629	9.9	5,448,405	9.6

Total product and service	55,427,764	87.1	43,890,697	77.3
Franchise and other:
Product sales	5,395,614	8.5	8,732,038	15.4
Fees	2,828,940	4.4	4,191,289	7.3

Total franchise and other	8,224,554	12.9	12,923,327	22.7%

Total revenue	$63,652,318	100.0%	$56,814,024	100.0%

Total revenue increased $6,838,294 or 12.0% to $63,652,318 for the year ended December 31, 2010 as compared to 2009. This increase includes an increase of $11,246,330 from the acquisition of the four franchises and five independent companies acquired in 2010 and 18 franchises acquired and the independent chemical company acquired in 2009. Excluding the impact of acquisitions, product and service revenue increased by $290,738 and was offset by a decline in product sales and fees to franchisees of $4,698,774. Excluding the impact of these acquisitions, total revenue decreased by $4,408,036 or 7.8% as compared to 2009 primarily from decreases of: (i) $3,321,529 or 20.0% in hygiene services; (ii) $1,302,237 or 11.3% in paper; (iii) $120,664 or 2.2% in rental and other; and (iv) $4,698,773 or 36.4% in product sales and fees earned from the Company’s remaining franchises, which were offset by an increase of $5,035,167 or 48.8% in chemical sales.

During 2010, our sales mix has continued to shift towards chemical product sales from our legacy hygiene business. Three principal factors have contributed to this trend: (i) since 2009, we have placed particular emphasis on the development of our chemical offering, particularly as it relates to ware washing and laundry solutions and a lesser focus on our legacy hygiene service offerings; (ii) over this same period, we have aggressively managed customer profitability terminating less favorable arrangements and; (iii) we have been impacted by the prolonged effects of challenging economic conditions that has resulted in customer attrition, lower consumption levels of products and services, and a reduction or elimination in spending for hygiene-related products and services by our customers.

Total franchise and other revenue decreased $4,698,773 or 36.4% for the year ended December 31, 2010 as compared to 2009. This decrease includes the impact of the acquisition of four franchises in 2010 and 18 franchisees in 2009, which results in less revenue from franchisees and increased revenue related to acquisitions as discussed above. During the year ended December 31, 2010, revenue from franchisee product sales and fees from franchises that we acquired in 2010 were $1,888,510 compared to $6,090,630 of revenue from franchisee product sales and fees that we acquired in 2009 and 2010. Excluding the effect of the acquisitions, product sales and fees declined $496,654 or 7.3% during 2010 as compared to 2009. This decline includes decreased product sales of $542,408 or 6.2%, offset by increase in fees of $45,754 or 1.1%. This decline is primarily attributed to the prolonged effect of the challenging economic conditions being experienced by our franchisees. These economic conditions resulted in customer attrition, lower consumption levels of products and services and a reduction or elimination in spending for hygiene related products and services by franchise customers.

Cost of Sales

Cost of sales for the year ended December 31, 2010 and 2009 are as follows:

	2010	%(1)	2009	%(1)

Company-owned operations	$18,542,802	33.5%	$14,385,596	32.8%
Franchisee product sales	5,054,427	93.7%	7,918,919	90.7%

Total cost of sales	$23,597,229	37.1%	$22,304,515	39.3%

(1)	Represents cost as a percentage of the respective product line revenue.

Cost of sales consists primarily of paper, air freshener, chemical and other consumable products sold to our customers, franchisees and international licensees. Total cost of sales for 2010 increased $1,292,714 or 5.8% to $23,597,229 as compared to 2009. This increase includes an increase of $248,616 related to the acquisition of four franchises and five independent companies in 2010 and 18 franchisees and an independent chemical company in 2009. Excluding the effect of these acquisitions, total cost of sales for 2010 as compared to 2009 increased $1,044,098 or 4.7%.

The cost of sales for company-owned operations for the year ended December 31, 2010 increased $4,157,206 or 28.9% to $18,542,802 as compared to 2009. This increase included $3,050,424 related to the acquisition of four franchises and five independent chemical companies in 2010 and 18 franchises and an independent chemical company in 2009. Cost of sales for company-owned operations, excluding the impact of acquisitions, increased to 36.6% of related revenue for the year ended December 31, 2010 as compared to 33.5% for 2009, primarily due to the change in sales mix from lower cost hygiene services to higher cost chemical product sales. Excluding the impact of the acquisitions, cost of sales for company-owned operations increased $1,106,782 or 7.7% to $15,492,378 as compared to 2009. This increase consisted primarily of $1,304,414 in sales mix change from lower cost hygiene services to higher cost chemical product sales, $130,927 due to the current periods higher product sales volume, and partly offset by $328,559 improved product cost.

The cost of sales to franchisees for the year ended December 31, 2010 decreased $2,864,492 or 36.2% to $5,054,427 as compared to 2009 in part due to the acquisition of four franchises and five independent chemical companies in 2010 and 18 franchises and an independent chemical company in 2009. We charge franchisees a percentage of our costs up to a set base. Product sales above this base are at more favorable margin for the franchisee. Cost of sales to franchisees was 93.7% of franchisee product revenue for the year ended December 31, 2010 as compared to 90.7% for 2009, which was due to product sales above the base at certain franchisees as compared to 2009. Excluding the effect of acquisitions, cost of goods sold decreased $390,812 or 4.9% in year ended December 31, 2010 compared to 2009. This decrease was primarily a result of lower product sales to its remaining franchisees.

Route Expenses

Route expenses consist primarily of the costs incurred by the Company for the delivery of products and providing services to customers. The details of route expenses for the year ended December 31, 2010 and 2009 are as follows:

	2010	%(1)	2009	%(1)

Compensation	$9,930,118	17.9%	$9,085,209	20.7%
Vehicle expenses	3,660,105	6.6%	3,144,603	7.2
Other	340,430	0.6%	290,079	0.7

Total route expenses	$13,930,653	25.1%	$12,519,891	28.5%

(1)	Represents cost as a percentage of Products and Services revenue.

Route expenses for the year ended December 31, 2010 increased $1,410,762 or 11.3% to $13,930,653 as compared to 2009. This increase includes an increase of $3,166,809 related to the acquisition of four franchises and five independent companies in 2010 and 18 franchises and an independent chemical company in 2009. Excluding the impact of acquisitions, route expenses for the year ended December 31, 2010 as compared to 2009 decreased $1,756,047 or 14.0% to $10,763,844. The decrease consisted primarily of $1,571,635 or 17.3% in compensation, $162,486 or 5.2% in vehicle expenses and $21,925 or 7.6% in other route expenses. These decreases are a result of route consolidation and optimization initiatives made in response to the prolonged effect of the challenging economic conditions we have experienced. These economic conditions resulted in customer attrition, lower consumption levels of products and services and a reduction or elimination in spending for hygiene-related products and services by our customers. During the year ended December 31, 2010 compared to 2009, excluding the effect of acquisitions, the average number of route technicians decreased 13.4%. Along with its staffing initiatives, we have continued to focus on the improvement of route efficiencies. Since 2009, we have implemented programs to optimize our service frequency, minimize miles driven, and balance the number of stops with the average revenue generated per stop.

Selling, General and Administrative Expenses

Selling, general and administrative expenses consist primarily of the costs incurred by us for:

•	Branch office and field management support costs that are related to field operations. These costs include compensation, occupancy expense and other general and administrative expenses.

•	Sales expenses, which include marketing expenses and compensation and commission for branch sales representatives and corporate account executives.

•	Corporate office expenses that are related to general support services, which include executive management compensation and related costs, as well as department cost for information technology, human resources, accounting, purchasing and other support functions.

The details of selling, general and administrative expenses for the year ended December 31, 2010 and 2009 are as follows:

		% of Total		% of Total
	2010	Revenue	2009	Revenue

Compensation	$21,422,692	33.7%	$16,975,556	29.9%
Occupancy	3,487,994	5.5	3,124,466	5.5
Other	6,347,682	10.0	3,994,679	7.0

Total selling, general, and administrative	$31,258,368	49.1%	$24,094,701	42.4%

Total selling, general, and administrative expenses for the year ended December 31, 2010 increased $7,163,667 or 29.7% as compared to 2009. This increase includes $3,099,557 related to the acquisition of four franchises and five independent companies in 2010 and 18 franchises and an independent chemical company in 2009. Excluding the impact of acquisitions, selling, general, and administrative expenses increased $4,064,110 or 16.9%.

Compensation for the year ended December 31, 2010 increased $4,447,136 or 26.2%% to $21,422,692 as compared to the same period of 2009. This increase includes an increase of $2,233,806 related to the acquisition of four franchises and five independent chemical companies in 2010 and 18 franchises and an independent chemical company in 2009. Excluding the impact of acquisitions, compensation expense for the year ended December 31, 2010 as compared to the same period of 2009 increased $2,213,330 or 13.0% to $19,188,886. This increase was primarily the result of an increase of $1,024,700 in costs and expenses related primarily our expansion of its corporate, field and distribution sales organizations that began in 2009 and continued into 2010 to accelerate the growth in the our chemical program, an increase of $873,586 of salaries and other costs largely associated with our transition from a private company to a public company, and $315,044 of other increase associated with our planned growth.

Occupancy expenses for the year ended December 31, 2010 increased $363,528 or 11.6% to $3,487,994 as compared to 2009. This increase includes $382,648 related to the acquisition of four franchises and five independent companies in 2010 and 18 franchises and an independent chemical company in 2009. Excluding the impact of acquisitions, occupancy expenses for year ended December 31, 2010, as compared to 2009, decreased $19,120 or 0.6% to $3,105,346.

Other expenses for year ended December 31, 2010 increased $2,353,003 or 58.9% to $6,347,682 as compared to 2009. This increase includes $483,103 related to the acquisition of four franchises and five independent companies in 2010 and 18 franchises and an independent chemical company in 2009. Excluding the impact of acquisitions, other expenses for the year ended December 31, 2010 as compared to 2009, increased $1,869,900 or 46.8% to $5,864,579. This increase was primarily due to increases in the following: marketing expenses of $224,000, travel costs of $235,000, consulting and professional services of $474,000 largely associated with our transition from a private company to a public company, property taxes of $121,000, and other office and administrative expenses of $336,000 related to the expansion of our business.

Merger and Acquisition Expenses

As discussed more fully in Note 1 to the Notes to Consolidated Financial Statements, on November 2, 2010 Swisher International entered into a merger agreement under which all of the outstanding common shares of Swisher International were exchanged for 57,789,630 common shares of Swisher Hygiene, formerly named CoolBrands International, Inc., such that Swisher International became a wholly-owned subsidiary of Swisher Hygiene. In connection with this transaction, we incurred certain directly-related legal, accounting and other professional expenses. These expenses totaled $5,122,067 and were incurred entirely in our third and fourth quarters in 2010.

Depreciation and Amortization

Depreciation and amortization consists of depreciation of property and equipment and the amortization of intangible assets. Depreciation and amortization for the year ended December 31, 2010 increased $113,121 or 2.4% to $4,857,173 as compared to $4,744,052 in 2009. This increase includes $869,121 related to the acquisition of four franchises and five independent companies in 2010 and 2009 and is primarily the result of amortization for acquired other intangible assets including customer relationships and non-compete agreements obtained as part of these acquisitions. This increase is offset by approximately $446,000 of amortization related to other intangibles that were fully amortized in 2010, and approximately $419,000 for items in services included in property and equipment that were fully amortized in 2010, offset by depreciation for additional capital expenditures.

Other expense, net

Other expense, net for the years ended December 31, 2010 and 2009 are as follows:

		% of Total		% of Total
	2010	Revenue	2009	Revenue

Interest Income	$100,212	0.2%	$54,797	0.1%
Interest expense	(1,677,076)	(2.6)	(1,063,411)	(1.9)
Gain on foreign currency	820,032	1.3	34,653	0.1
Forgiveness of debt	—	—	500,000	0.9
Gain on bargain purchase	—	—	94,107	0.2
Impairment losses	—	—	(30,000)	(0.1)

Total other expense, net	$(756,832)	(1.2)%	$(409,854)	(0.7)%

Interest income primarily relates to a note receivable from our master licensee in the U.K. and interest earned on cash and cash equivalents balances. Interest income increased in 2010 by $45,415 as compared to 2009 due primarily to increased interest earned on the cash received from the Merger.

Interest expense represents interest on borrowings under our credit facilities, notes incurred in connection with acquisitions, advances from shareholders and the purchase of equipment and software. Interest expenses for 2010 increased $613,665 or 57.7% to $1,677,076 as compared to 2009. The $613,665 increase is primarily the result of a $15,882,571 year-to-year increase in debt and shareholder advances, including the $21,445,000 of shareholder advances that were converted to equity on November 2, 2010 as a result of the Merger.

Gain on foreign currency represents the foreign currency translation adjustments. During 2010, we converted $50,461,794 of cash held in Canadian dollars at favorable U.S. exchange rates, which resulted in a realized gain of $838,266 in 2010.

From 2005 until 2008, we agreed to pay a company owned by a shareholder a fee for services provided, including product development, marketing and branding strategy, and management advisory assistance totaling $500,000. In 2009, the related company waived it rights to these fees and accordingly, the accrued balance of $500,000, which was outstanding as of December 31, 2008, has been recorded as forgiveness of debt. We considered the accounting alternatives for the treatment of this transaction and concluded that since the transaction represented the forgiveness of a previously expensed liability, it was most appropriately reflected in other income.

The gain from bargain purchases recognized in 2009 was related to our acquisition of franchisees where the fair value of the assets acquired exceeded the purchase price. The impairment losses recognized in 2009 were related to customer lists whose carrying value was determined to be less than their fair value.

SWISHER HYGIENE INC. AND SUBSIDIARIES

STATEMENTS OF OPERATIONS FOR THE
YEAR ENDED DECEMBER 31, 2009 AS COMPARED
TO THE YEAR ENDED DECEMBER 31, 2008

	2009	%(1)	2008	%(1)

Revenue:
Products	$27,316,876	48.1%	$25,935,493	40.5%
Service	16,573,821	29.2	19,895,990	31.0
Franchise and other	12,923,327	22.7	18,277,408	28.5

Total revenue	56,814,024	100.0	64,108,891	100.0

Costs and Expenses:
Cost of sales	22,304,515	39.3	25,071,410	39.1
Route expenses	12,519,891	28.5	14,201,243	31.0
Selling, general and administrative	24,094,701	42.4	30,057,178	46.9
Depreciation and amortization	4,744,052	8.4	5,206,632	8.1

Total costs and expenses	63,663,159	112.1	74,536,463	116.3

Loss from Operations	(6,849,135)	(12.1)	(10,427,572)	(16.3)
Other expense, net	(409,854)	(0.7)	(1,560,299)	(2.4)

Net Loss	$(7,258,989)	(12.8)%	$(11,987,871)	(18.7)%

Loss per share basic and diluted	$(0.13)		$(0.21)

(1)	Calculated as a percentage of total revenue, except for Route Expenses which is calculated as a percentage of revenue from Products and Services, as route expenses relate solely to revenue from operations for sales of Products and Services.

	2009	2008

Company-owned locations	60	44
Franchises	15	35
International Master Licenses	10	11

(1)	Calculated as a percentage of total revenue, except for Route Expenses which is calculated as a percentage of revenue from Products and Services, as route expenses relate solely to revenue from operations for sales of Products and Services.

Revenue

Total revenue and the revenue derived from each revenue type for the years ended December 31, 2009 and 2008 are as follows:

		% of Total		% of Total
	2009	Revenue	2008	Revenue

Revenue
Products and service:
Hygiene services	$16,573,821	29.2%	$19,895,990	31.0%
Chemical	10,319,434	18.2	6,914,652	10.8
Paper	11,549,037	20.3	12,760,759	19.9
Rental and other	5,448,405	9.6	6,260,082	9.8

Total product and service	43,890,697	77.3	45,831,483	71.5
Franchise and other:
Product sales	8,732,038	15.4	11,904,308	18.6
Fees	4,191,289	7.3	6,373,100	9.9

Total franchise and other	12,923,327	22.7	18,277,408	28.5

Total revenue	$56,814,024	100.0%	$64,108,891	100.0%

Total revenue for the year ended December 31, 2009 decreased $7,294,867 or 11.4% to $56,814,024 as compared to the same period of 2008. This decrease includes an increase of $4,321,596 in revenue from the acquisition of 18 franchises and an independent chemical company in 2009 and two franchises in 2008, which was offset by a $2,294,328 loss in franchise products sales and fees earned in 2008 from the acquired franchises. Excluding the effect of these acquisitions, revenue for the years ended December 31, 2009 as compared to the same period of 2008 decreased $9,322,135 or 14.5% primarily from decreases of: (i) $5,855,055 or 29.4% in hygiene services; (ii) $2,168,996 or 17.0% in paper; (iii) $1,130,467 or 18.1% in rental; and (iv) $3,059,753 or 16.7% in product sales and fees earned from our remaining franchises. These decreases were partially offset by a $2,892,136 or 41.8% increase in chemical revenue.

The increase in chemical revenue is attributable to the success of our corporate account and distributor sales programs that were launched during 2008, as well as sales by our field employees. The decrease in hygiene, paper and rental and other revenue was primarily a result of the prolonged effect of the challenging economic conditions we have experienced. These economic conditions resulted in customer attrition, lower consumption levels of products and services and a reduction or elimination in spending for hygiene-related products and services by our customers.

The decrease in product sales and fees from our remaining franchisees was a result of: (i) lower sales in our U.K. operation of $1,708,738, due to the sale of that operation in January 2009; (ii) the impact of the acquisition of certain franchises of $2,294,328; and (iii) a $1,351,016 decline in product sales and fees resulting from a 31.4% decrease in customer revenue experienced by our franchises. This decline is attributed to the prolonged effect of the challenging economic conditions being experienced by our franchisees. These economic conditions resulted in customer attrition, lower consumption levels of products and services and a reduction or elimination in spending for hygiene related products and services by franchisee customers.

Cost of Sales

Cost of sales for the years ended December 31, 2009 and 2008 are as follows:

	2009	%(1)	2008	%(1)

Company-owned operations	$14,385,596	32.8%	$14,329,153	31.3%
Franchisee product sales	7,918,919	90.7	10,742,257	90.2

Total cost of sales	$22,304,515	39.3%	$25,071,410	39.1%

(1)	Represents cost as a percentage of the respective product line revenue.

Cost of sales consists primarily of paper, air freshener, chemicals and other consumable products sold to our customers, franchisees and international licensees. Total cost of sales for the year ended December 31, 2009 decreased $2,766,895 or 11.0% to $22,304,515 as compared to the same period of 2008. This decrease included an increase of $806,117 related to the acquisition of 18 franchises and an independent chemical company in 2009 and two franchises in 2008. Excluding the impact of acquisitions, total cost of sales for the years ended December 31, 2009 as compared to the same period of 2008 decreased $3,573,012 or 14.3%.

The cost of sales for company-owned operations for the year ended December 31, 2009 increased $56,443 or 0.4% to $14,385,596 as compared to the same period of 2008. This included an increase of $806,117 in cost of sales related to the acquisition of 18 franchises and an independent chemical company in 2009 and two franchises in 2008. Cost of sales for company-owned operations, excluding the impact of acquisitions, was 34.2% of related revenue for the year ended December 31, 2009 as compared to 31.3% for the same period of 2008. Excluding the impact of the acquisitions, cost of sales for company-owned operations decreased $749,674 or 5.2% to $13,579,479 as compared to the same period of 2009. The $749,674 decrease consisted primarily of a $1,655,760 decrease due to lower revenue volume in 2009 and $911,045 in cost reductions resulting from purchasing and operational efficiencies in 2009. These decreases were offset by an increase of $1,283,317 in sales mix shift change from lower cost hygiene services to higher cost chemical product sales and $533,814 higher freight expenses.

Cost of sales to franchisees for the year ended December 31, 2009 decreased $2,823,338 or 26.3% to $7,918,919 as compared to the same period of 2008. This included a decrease of $1,306,409 related to the acquisition of 18 franchises and an independent chemical company in 2009 and two franchises in 2008. Cost of sales to franchisees, excluding the impact of acquisitions, was 90.6% of franchisee product revenue for the year ended December 31, 2009 as compared to 88.5% for the same period of 2008. Excluding the impact of acquisitions, cost of sales to franchisees for the year ended December 31, 2009, decreased $1,516,929 or 14.1% as compared to the same period of 2008. The $1,516,929 decrease was primarily a result of (i) a decline in products purchased by franchisees due to a 31.4% decrease in customer revenue experienced by our franchisees; (ii) and the effect of a 50% reduction in the mark-up on certain products we sell to franchisees; and (iii) the reduction in revenue related to our U.K. operation, which was sold in January 2009.

Route Expenses

Route expenses consist primarily of the costs incurred by us for the delivery of products and providing services to customers. The details of route expenses for the years ended December 31, 2009 and 2008 are as follows:

	2009	%(1)	2008	%(1)

Compensation	$9,085,209	20.7%	$9,990,412	21.8%
Vehicle expenses	3,144,603	7.2	3,810,394	8.3
Other	290,079	0.7	400,437	0.9

Total route expenses	$12,519,891	28.5%	$14,201,243	31.0%

(1)	Represents cost as a percentage of Products and Services revenue.

Route expenses for the year ended December 31, 2009 decreased $1,681,352 or 11.8% to $12,519,891 as compared to the same period of 2008. This decrease included an increase of $1,064,676 related to the acquisition of 18 franchises and an independent chemical company in 2009 and two franchises in 2008. Excluding the impact of acquisitions, route expenses for the years ended December 31, 2009 as compared to the same period of 2008 decreased $2,746,028 or 19.3% to $11,455,215. The decrease consisted primarily of $1,838,795 in compensation and $784,045 in vehicle expenses. These cost reductions were a result of route consolidation and optimization initiatives made in response to the prolonged effect of the challenging economic conditions we have experienced. These economic conditions resulted in customer attrition, lower consumption levels of products and services and a reduction or elimination in spending for hygiene-related products and services by our customers.

Selling, General and Administrative Expenses

The details of selling, general and administrative expenses for the years ended December 31, 2009 and 2008 are as follows:

		% of Total		% of Total
	2009	Revenue	2008	Revenue

Compensation	$16,975,556	29.9%	$20,356,810	31.8%
Occupancy	3,124,466	5.5	2,934,305	4.6
Other	3,994,679	7.0	6,766,063	10.6

Total selling, general, and administrative	$24,094,701	42.4%	$30,057,178	46.9%

Selling, general and administrative expenses for the years ended December 31, 2009 decreased $5,962,477, or 19.8%, to $24,094,701 as compared to 2008. This decrease included an increase of $1,069,087 in expenses related to the acquisition of 18 franchises and an independent chemical company in 2009 and two franchises in 2008. Excluding the impact of acquisitions, selling, general and administrative expenses for the years ended December 31, 2009 as compared to the same period of 2008 decreased $7,031,564, or 23.4%.

Compensation for the year ended December 31, 2009 decreased $3,381,254, or 16.6%, to $16,975,556, as compared to the same period of 2008. This decrease included an increase of $911,335 related to the acquisition of 18 franchises and an independent chemical company in 2009 and two franchises in 2008. Excluding the impact of acquisitions, compensation expenses for the year ended December 31, 2009 as compared to the same period of 2008 decreased $4,292,589, or 21.1% to $16,064,221. This decrease was primarily a result of reductions in compensation of: (i) $2,955,479 in field operating and sales personal in response to changing economic conditions; (ii) $362,212 of corporate staff resulting from the discontinuation of providing certain business services to franchisees; and (iii) $974,898 related to our U.K. operation, which was sold in January 2009.

Occupancy expenses for the year ended December 31, 2009 increased $190,161, or 6.5%, to $3,124,466, as compared to the same period of 2008. The increase of $190,161 included an increase of $138,589 related to the acquisition of 18 franchises and an independent chemical company in 2009 and two franchises in 2008. Excluding the impact of acquisitions, occupancy expenses for the year ended December 31, 2009 as compared to the same period of 2008 increased $51,572, or 1.8% to $2,985,877.

Other expenses for the year ended December 31, 2009 decreased $2,771,384, or 41.0%, to $3,994,679 as compared to 2008. This decrease included an increase of $19,163 related to the acquisition of 18 franchises and an independent chemical company in 2009 and two franchises in 2008. Excluding the impact of the acquisitions, other expenses for the years ended December 31, 2009 as compared to the same period of 2008 decreased $2,790,547, or 41.2% to $3,975,516. This decrease was a result of: (i) $1,065,707 in marketing and office support costs resulting from the elimination of field operating and sales personnel; (ii) $167,803 in printing and other costs associated with the discontinuation of providing certain business services to franchisees; (iii) $537,490 of costs related to our U.K. operation, which was sold in January 2009; (iv) $392,609 in costs related to the implementation of our technology platform; and (v) $626,938 in bad debt expense.

Depreciation and Amortization

Depreciation and amortization consists of depreciation of property and equipment and the amortization of intangible assets. Depreciation and amortization for the year ended December 31, 2009 decreased $462,580 or 8.9% to $4,744,052 as compared to $5,206,632 in 2008. This decrease is primarily a result of: (i) lower depreciation of $876,580 as property and equipment purchased in earlier years which has now fully depreciated and was partly offset by (ii) increased depreciation on ware washing and chemical dispensing equipment as we continued expanding our chemical sales programs and (iii) $61,065 of increased amortization of intangibles related to certain new business acquisitions.

Other expense, net

Other expense, net for the years ended December 31, 2009 and 2008 are as follows:

		% of Total		% of Total
	2009	Revenue	2008	Revenue

Interest income	$54,797	0.1	$10,337	—
Interest expense	(1,063,411)	(1.9)	(1,292,664)	(2.0)
Gain (loss) on foreign currency	34,653	0.1	(54,972)	(0.1)
Forgiveness of debt	500,000	0.9	—	—
Gain on bargain purchase	94,107	0.2	—	—
Impairment losses	(30,000)	(0.1)	(223,000)	(0.3)

Total other expense	$(409,854)	(0.7)%	$(1,560,299)	(2.4)%

Interest expense represents interest on borrowings under our credit facility, notes incurred in connection with acquisitions and for the purchases of equipment and software. Interest expenses for the year ended December 31, 2009 decreased $229,253 or 17.7% to $1,063,411 as compared to the same period of 2008. The $229,253 decrease is primarily a result of lower interest rates on bank lines of credit offset by increased interest expense on notes incurred in connection with the 2009 acquisitions.

From 2005 until 2008, we agreed to pay a company owned by a shareholder a fee for services provided, including product development, marketing and branding strategy, and management advisory assistance totaling $500,000. In 2009, the related company waived it rights to these fees and accordingly, the accrued balance of $500,000, which was outstanding as of December 31, 2008, has been recorded as forgiveness of debt. We considered the accounting alternatives for the treatment of this transaction and concluded that since the transaction represented the forgiveness of a previously expensed liability, it was most appropriately reflected in other income.

The gain on bargain purchase recognized in 2009 was related to the acquisition of franchisees where the fair value of the assets acquired exceeded purchase price.

We test goodwill and other intangible assets for impairment on an annual basis or when circumstances change that would more likely than not reduce the fair value of the goodwill and intangible assets to amounts that are less than their carrying amounts. For the years ended December 31, 2009 and 2008, impairment losses were recognized on goodwill and other intangible assets totaling $30,000 and $223,000, respectively.

Cash Flow Summary

The following table summarizes cash flows for the three months ended March 31, 2011 and 2010:

	2011	2010

Net cash used in operating activities	$(2,838,922)	$(75,322)
Net cash used in investing activities	(10,144,689)	(1,002,528)
Net cash provided by financing activities	79,121,721	724,701

Net increase (decrease) in cash and cash equivalents	$66,138,110	$(353,149)

The following table summarizes cash flows for the years ended December 31, 2010, 2009, and 2008:

	2010	2009	2008

Net cash used in operating activities	$(11,519,604)	$(5,700,320)	$(6,770,438)
Net cash used in investing activities	(14,799,196)	(4,385,655)	(3,654,597)
Net cash provided by financing activities	63,980,211	11,014,580	9,693,281
Effect of foreign exchange rates on cash	—	—	(160,611)

Net increase (decrease) in cash and cash equivalents	$37,661,411	$928,605	$(892,365)

Operating Activities

For the three months ended March 31, 2011, net cash used in operating activities increased $2,763,600 to $2,838,922, compared with net cash used in operating activities of $75,322 for the same period of 2010. The increase includes $1,619,137 higher loss, which includes $1,315,978 of acquisition and merger expenses, and is offset by non-cash items including an increase of $1,665,122 in depreciation and amortization, and changes in working capital of $1,480,733.

For the year ended December 31, 2010, net cash used in operating activities increased $5,819,284 or 102.1% to $11,519,604, compared with net cash used in operating activities of $5,700,320 for the same period of 2009. The increase includes $10,311,015 higher loss, net of non-cash items, which as described above includes $5,122,067 of merger expenses. This higher year to year loss was partly offset by increased depreciation and amortization of $133,121, and improved changes in working capital of $4,378,611.

For the year ended December 31, 2009, net cash used in operating activities decreased $1,070,118 or 15.8% to $5,700,320, compared with net cash used in operating activities of $6,770,438 for the same period of 2008. The $1,070,118 decrease consisted of a $4,728,882 decreased net loss, a lower adjustment for depreciation and amortization of $462,580 and a $3,196,184 change in working capital and other non-cash items.

Investing Activities

For the three months ended March 31, 2011, net cash used in investing activities increased $9,142,161 to $10,144,689 compared with net cash used in investing activities of $1,002,528 for the same period of 2010. This increase is due to cash paid for acquisitions of $12,318,774, an increase in capital expenditures of $2,016,720, offset by the release of restrictions on certain cash balances of $5,193,333. Cash paid for acquisitions consists of $7,553,784 for Choice and $4,764,990 for all other acquisitions. There were no acquisitions during the three months ended March 31, 2010.

For the year ended December 31, 2010, net cash used in investing activities increased $10,413,541 to $14,799,196 or 237.5% compared with net cash used in investing activities of $4,385,655 for the same period of 2009. For the year ended December 31, 2009, net cash used in investing activities increased $731,058 to $4,385,655 compared with net cash used in investing activities of $3,654,597 for the same period of 2008.

The 2010 increase of $10,413,541 is the result an increase in payments received on notes receivable of $454,507 offset by increased capital expenditures of $1,612,738 including $1,191,520 of dish machines, dispensers and other service items, an increase of $4,061,977 for additional acquisitions and $5,193,333 of restricted cash in support of a convertible promissory note issued in connection with an acquisition in 2010.

The 2009 increase is due to higher capital expenditures in 2009 of $174,943, increased acquisitions of $548,023, and lower collections on notes receivable of $8,092.

Financing Activities

For the three months ended March 31, 2011, cash provided by financing activities increased $78,397,020 to $79,121,721, compared with net cash provided by financing activities of $724,701 during the same period in 2010. Net cash provided from financing activities consists primarily of: (i) cash received from private placements; (ii) principal payments of debt, including debt assumed in the acquisition of Choice; (iii) proceeds from advances and distributions to shareholders; (iv) net borrowing under credit facilities; and (v) stock option exercises.

During the three months ended March 31, 2011, we received $116,253,791, net of issuance costs of $3,454,974, from the issuance of 24,262,500 shares of our common stock; we repaid $39,219,160 of debt assumed in the acquisition of Choice; we had net borrowings of $2,692,424 on our line of credit; and received $209,265 from the exercise of stock options. During the three months ended March 31, 2011 as compared to the same period in 2010, principal payments on debt increased by $250,900, and net proceeds and payment of shareholder advances decreased by $1,300,000.

For the year ended December 31, 2010, cash provided by financing activities increased $52,965,631 to $63,980,211 or 480.9%, compared with net cash provided by financing activities of $11,014,580 during 2009. For the year ended December 31, 2009, cash provided by financing activities increased $1,321,299 to $11,014,580, compared with net cash provided by financing activities of $9,693,281 during 2008. Net cash provided from financing activities consists primarily of: (i) cash received in the Merger; (ii) proceeds from advances and distributions to shareholders; (iii) borrowing under credit facilities; and (iv) payments made on long term obligations.

The proceeds from advances and distributions to shareholders were $7,870,000 for the year ended December 31, 2010 as compared to $12,645,000 during 2009 and $5,000,000 during 2008. We made repayments to shareholders of $2,070,000, $115,000, and $715,845 for the years ended December 31, 2010, 2009, and 2008, respectively. As part of the Merger in November 2010, $22,198,194 of the advances from shareholders, including interest, were converted into equity. As of December 31, 2010, there is $2,000,000 of shareholder advances outstanding that are due in November 2011. In addition, we received cash of $61,850,226 in the Merger on November 2, 2010.

During the year ended December 31, 2008, we borrowed $6,296,118 under the credit facilities. There were no borrowings under the credit facilities for the year ended December 31, 2010 and 2009, since we had borrowed the maximum available under the credit facilities in 2008. For the year ended December 2010, 2009 and 2008, the payments on long term debt were $3,670,015, $1,515,420, and $886,995, respectively. The increasing payments on long term obligations are primarily due to additional debt assumed as part of acquisitions.

Liquidity and Capital Resources

We fund the development and growth of our business with cash generated from operations, shareholder advances, bank credit facilities, the sale of equity, third party financing for acquisitions, and capital leases for equipment.

Revolving credit facilities

In November 2005, we entered into a revolving line of credit for a maximum borrowing of up to $5,000,000 which was to expire in November 2008. In March 2008, this line was replaced with a new line of credit for a maximum borrowing of up to $10,000,000, which we refer to as the $10 million credit facility. Borrowings under the $10 million credit facility are used for general working capital purposes, capital expenditures and acquisitions. Our obligations under the $10 million credit facility are guaranteed by certain of our subsidiaries, and HB Services and its subsidiaries. In addition, Mr. Huizenga had guaranteed up to $5,000,000 of our obligations under the $10 million credit facility; however, this guarantee was released in 2011. Our obligations under the $10 million credit facility are secured by a lien on our assets, including the assets of our subsidiaries, HB Services, and its subsidiaries. Outstanding principal, accrued and unpaid interest and other amounts payable under the $10 million credit facility may be accelerated upon an event of default. The line of credit was modified in February 2011 to extend the maturity date to January 2012. Currently, borrowings under the $10 million credit facility bear interest at 3.11%.

In June 2008, we entered into a revolving credit facility for a maximum borrowing of up to $15,000,000 with a maturity of June 2009, which we refer to as the $15 million credit facility and together with the $10 million credit facility, our credit facilities. The $15 million credit facility was modified in 2009 to extend the maturity date to January 1, 2010, in 2010 to extend the maturity date further to February 28, 2011, and in February 2011 to extend the maturity date to January 2012. Borrowings under the $15 million credit facility are used for general working capital purposes, capital expenditures and acquisitions. HB Service’s obligations under the $15 million credit facility were fully guaranteed by Mr. Huizenga; however, this guarantee was released in 2011. Outstanding principal, accrued and unpaid interest and other amounts payable under the $15 million credit facility may be accelerated upon an event of default. Currently, borrowings under the $15 million credit facility bear interest at 1.76%.

The credit facilities contain various restrictive covenants which limit or prevent, without the express consent of the bank, making loans, advances, or other extensions of credit, change in control, consolidation, mergers or acquisitions, issuing dividends, selling, assigning, leasing, transferring or disposing of any part of the business and incurring indebtedness.

As of November 5, 2010, we have amended our credit facilities to eliminate all restrictive and financial covenants currently included in the credit facilities, except the following: (i) we must maintain, at all times, unencumbered cash and cash equivalents in excess of $15,000,000 and (ii) we may not without the consent incur or permit our subsidiaries to incur new indebtedness or make new investments (except for investments in franchisees) in connection with the acquisition of franchisees and other businesses within our same line of business in excess of $25 million in the aggregate at any time.

In February 2011, we amended both credit facilities under essentially the same terms and conditions as the original agreements except for: (i) the maturity date was extended to January 2012, and (ii) Mr. Huizenga was released from his personnel guarantee under the credit facilities.

In March 2011, we entered into a $100 million senior secured revolving credit facility (the “credit facility”). Borrowings under the credit facility are secured by a first priority lien on substantially all of our existing and hereafter acquired assets, including $25 million of cash on borrowings in excess of $75 million. Furthermore, borrowings under the facility are guaranteed by all of our domestic subsidiaries and secured by substantially all the assets and stock of our domestic subsidiaries and substantially all of the stock of our foreign subsidiaries. Interest on borrowings under the credit facility will typically accrue at London Interbank Offered Rate (“LIBOR”) plus 2.5% to 4.0%, depending on the ratio of senior debt to consolidated earnings before interest, taxes, depreciation and amortization (“EBITDA”) (as such term is defined in the credit facility, which includes specified adjustments and allowances authorized by the lender, as provided for in such definition). We also have the option to request swingline loans and borrowings using a base rate. Interest is payable monthly or quarterly on all outstanding borrowings. The credit facility matures on July 31, 2013.

Borrowings and availability under the credit facility are subject to compliance with financial covenants, including achieving specified consolidated EBITDA levels, which will depend on the success of our acquisition strategy, and maintaining leverage and coverage ratios and a minimum liquidity requirement. The consolidated EBITDA covenant, the leverage and coverage ratios, and the minimum liquidity requirements should not be considered indicative of the Company’s expectations regarding future performance. The credit facility also places restrictions on our ability to incur additional indebtedness, make certain acquisitions, create liens or other encumbrances, sell or otherwise dispose of assets, and merge or consolidate with other entities or enter into a change of control transaction. Failure to achieve or maintain the financial covenants in the credit facility or failure to comply with one or more of the operational covenants could adversely affect our ability to borrow monies and could result in a default under the credit facility. The credit facility is subject to other standard default provisions.

The credit facility replaces our current aggregated $25 million credit facilities, which are discussed in the 2010 Annual Report.

Shareholder advances

Beginning in May 2008 through June 2010, we borrowed an aggregate of $21,445,000 from Royal Palm Mortgage Group LLC (“Royal Palm”), an affiliate of Mr. Huizenga, pursuant to an unsecured promissory note. The note matures in June 2011. The note bears interest at the one-month LIBOR plus 2.0%. Interest was 2.23% at December 31, 2009. In July 2010, Mr. Berrard purchased $10,722,500 of the total debt, plus accrued interest, represented by this note. In connection with and immediately before the Merger, the note was cancelled and the amounts owing there under, plus accrued interest, were contributed as capital.

In the latter part of 2009, Mr. Berrard advanced us $800,000 pursuant to an unsecured promissory note. The advance was repaid in March 2010.

In August 2010, we borrowed $2,000,000 from Royal Palm pursuant to an unsecured promissory note. The note matures on the earlier of the one year anniversary of the effective time of the Merger or January 1,

2012. The note bears interest at the short-term Applicable Federal Rate and the interest rate will adjust on a monthly basis as the short-term Applicable Federal Rate adjusts. As of December 31, 2010 the outstanding amount owed under the note was $2,004,444. No interest or principal has been paid as of December 31, 2010.

In August 2010, we borrowed $950,000 from Royal Palm pursuant to an unsecured promissory note. The note bears interest at the short-term Applicable Federal Rate and the interest rate adjusts on a monthly basis as the short-term Applicable Federal Rate adjusts. The note matured at the effective time of the Merger and was paid in connection with the closing.

Acquisition-related notes payables

During the year ended December 31, 2010 and 2009, we incurred or assumed $12,883,089 and $7,954,305, respectively, of debt to sellers in connection with certain acquisitions. Two seller notes payable relating to this debt, totaling $3,050,000, are secured by letters of credit, which are secured by certain assets of Messrs. Huizenga and Berrard. The remaining notes payable are secured by the assets of the acquired businesses or our assets. At December 31, 2010, total seller notes payable were due in monthly installments and bore interest at rates ranging between 2.5% — 11%. The obligations mature at various times through 2019.

On March 1, 2011, we closed the acquisition of Choice and issued approximately 8.3 million shares of its common stock to the former shareholders of Choice and assumed approximately $40.9 million in debt, which $39.2 million was paid down with proceeds from the private placement of the Subscription Receipts. In addition, certain shareholders of Choice received $5.7 million in cash and warrants to purchase an additional 0.9 million shares at an exercise price of $6.21. The warrants expired unexercised on March 31, 2011.

Private Placements

In connection with the merger with Choice, on February 23, 2011, we entered into an agency agreement, which the agents agreed to market, on a best efforts basis 12,262,500 subscription receipts (“Subscription Receipts”) at a price of $4.80 per Subscription Receipt for gross proceeds of up to $58,859,594. Each Subscription Receipt entitled the holder to acquire one share of our common stock, without payment of any additional consideration, upon completion of our acquisition of Choice.

On March 1, 2011, we closed the acquisition of Choice and issued 8,281,923 shares of our common stock to the former shareholders of Choice and assumed $40,941,484 of debt, of which $39,219,160 was paid down with proceeds from the private placement of the Subscription Receipts, which we received cash of $56,253,791, net of issuance costs.

In connection with the closing of acquisition of Choice, the 12,262,500 Subscription Receipts were exchanged for 12,262,500 shares of our common stock. We agreed to use commercially reasonable efforts to file a resale registration statement with the SEC relating to the shares of common stock underlying the Subscription Receipts. If the registration statement is not filed or declared effective within specified time periods, or if it ceases to be effective for periods of time exceeding certain grace periods, the initial subscribers of Subscription Receipts will be entitled to receive an additional 0.1 share of common stock for each share of common stock underlying Subscription Receipts held by any such initial subscriber at that time. Our Registration Statement was declared effective on April 21, 2011 and remains effective as of the date of this report.

On March 22, 2011, we entered into a series of arm’s length securities purchase agreements to sell 12,000,000 shares of our common stock at a price of $5.00 per share, for aggregate proceeds of $60,000,000 to certain funds of a global financial institution (the “Private Placement”). We intend to use the proceeds from the Private Placement to further our organic and acquisition growth strategy, as well as for working capital purposes.

On March 23, 2011, we closed the Private Placement and issued 12,000,000 shares of our common stock. Pursuant to the securities purchase agreements, the shares of common stock issued in the Private Placement may not be transferred on or before June 24, 2011 without our consent. We agreed to use our commercially reasonable efforts to file a resale registration statement with the SEC relating to the shares of common stock sold in the Private Placement. If the registration statement is not filed or declared effective within specified time periods, the investors will be entitled to receive liquidated damages in cash equal to one percent of the original offering price for each share that at such time remains subject to resale restrictions.

On April 15, 2011, we entered into a series of arm’s length securities purchase agreements to sell 9,857,143 shares of our common stock at a price of $7.70 per share, for aggregate proceeds of $75,900,000 to certain funds of a global financial institution. We completed this transaction on April 19, 2011 and we intend to use the proceeds from this transaction to further our organic and acquisition growth strategy, as well as for working capital purposes.

Recent Acquisitions

Since March 31, 2011, the Company has acquired several businesses. While the terms, price, and conditions of each of these acquisitions were negotiated individually, consideration to the sellers typically consists of a combination of cash and our common stock. Aggregate consideration paid for these acquired businesses was approximately $120,280,471 consisting of approximately (1) $63,602,500 in cash, (2) 6,801,109 shares of our common stock, (3) $2,517,000 in assumed or issued debt, and (4) $1,828,000 in contingent consideration.

Promissory Note Conversions and Exercise of Warrants

Since March 31, 2011, convertible promissory notes with an aggregate principal amount of $8,621,480 and an aggregate fair value of $12,080,344, included in short term obligations on the Unaudited Condensed Consolidated Balance Sheets as of March 31, 2011 were converted into 1,921,899 shares of the Company’s common stock.

In May 2011, all 5,500,000 warrants with an exercise price of $0.50 per warrant issued to a director of CoolBrands and the Company, and certain parties related to the director, were exercised and as a result, we received cash of $2,750,000 in Canadian dollars.

Cash Requirements

Our cash requirements for the next twelve months consist primarily of: (i) capital expenditures associated with dispensing equipment, dish machines and other items in service at customer locations and equipment and software; (ii) financing for acquisitions; (iii) working capital; and (iv) payment of principal and interest on borrowings under our credit facility, debt obligations incurred or assumed in connection with acquisitions, and other notes payable for equipment and software.

As a result of the Merger, on November 2, 2010, our cash and cash equivalents increased by $61,850,226. As a result of the Subscription Receipts offering in connection with the Choice acquisition on March 1, 2011, our cash and cash equivalents increased by $341,000. In addition, as a result of the Private Placement, on March 23, 2011, our cash and cash equivalents increased by $58,860,000. In addition, as a result of the Private Placement, on March 23, 2011, our cash and cash equivalents increased by $58,860,000. As a result of the Private Placements discussed above our cash and cash equivalents increased by $116,253,791 and on April 15, 2011 our cash and cash equivalents increased by an additional $75,900,000.

We expect that our cash on hand and the cash flow provided by operating activities will be sufficient to fund working capital, general corporate needs and planned capital expenditure for the next 12 months. However, there is no assurance that these sources of liquidity will be sufficient to fund our internal growth initiatives or the investments and acquisition activities that we may wish to pursue. If we pursue significant internal growth initiatives or if we wish to acquire additional businesses in transactions that include cash payments as part of the purchase price, we may pursue additional debt or equity sources to finance such transactions and activities, depending on market conditions.

Contractual Obligations

Long-term contractual obligations at December 31, 2010 are as follows:

		Less than			5 or More
	Total	1 Year	1-2 Years	3-4 Years	Years

Long term obligations	$43,382,702	$12,352,850	$27,318,652	$1,758,350	$1,952,850
Shareholder loans	$2,000,000	2,000,000	—	—	—
Operating leases	$6,721,480	2,031,400	1,547,400	1,076,490	2,066,190
Interest payments	$1,094,640	544,729	193,575	119,504	236,831

Total long-term contractual cash obligations	$53,198,822	$16,928,979	$29,059,627	$2,954,344	$4,255,871

Note 1 — Shareholder loans of $2,000,000 mature in November 2011. This balance excludes the liability component related to the conversion feature of the convertible promissory notes that is included in short term obligations on the Consolidated Balance Sheets. See Note 6 to the Notes to Consolidated Financial Statements for a detailed discussion of long term obligations.

Note 2 — Operating leases consist primarily of facility and vehicle leases.

Note 3 — Interest payments include interest on both fixed and variable rate debt. Rates have been assumed to increase 75 basis points in fiscal 2011, increase 75 basis points in fiscal 2012, increase 100 basis points in fiscal 2013, increase 100 basis points in both fiscal 2014 and 2015 and increase additional 100 basis points in each year thereafter.

Inflation and Changing Prices

Changes in wages, benefits and energy costs have the potential to materially impact our financial results. We believe that we are able to increase prices to counteract the majority of the inflationary effects of increasing costs and to generate sufficient cash flows to maintain our productive capability. During the year ended December 31, 2010 and 2009, we do not believe that inflation has had a material impact on our financial position or results of operations. However, we cannot predict what effect inflation may have on our operations in the future.

Litigation and Other Contingencies

We are subject to legal proceedings and claims which arise in the ordinary course of our business. Although occasional adverse decisions (or settlements) may occur, we believe that the final disposition of such matters will not have a material adverse effect on our financial position, results of operations or cash flows.

Off-Balance Sheet Arrangements

Other than operating leases, there are no off-balance sheet financing arrangements or relationships with unconsolidated entities or financial partnerships, which are often referred to as “special purpose entities.” Therefore, there is no exposure to any financing, liquidity, market or credit risk that could arise, had we engaged in such relationships.

In connection with a distribution agreement entered into in December 2010, we provided a guarantee that the distributor’s operating cash flows associated with the agreement would not fall below certain agreed-to minimums, subject to certain pre-defined conditions, over the ten year term of the distribution agreement. If the distributor’s annual operating cash flow does fall below the agreed-to annual minimums, we will reimburse the distributor for any such short fall up to a pre-designated amount. No value was assigned to the fair value of the guarantee at March 31, 2011 and December 31, 2010 based on a probability assessment of the projected cash flows. Management currently does not believe that it is probable that any amounts will be paid under this agreement and thus there is no amount accrued for the guarantee in the Unaudited Condensed Consolidated Financial Statements.

Adjusted EBITDA

In addition to net income determined in accordance with GAAP, we use certain non-GAAP measures, such as “Adjusted EBITDA”, in assessing our operating performance. We believe the non-GAAP measure serves as an appropriate measure to be used in evaluating the performance of our business. We define Adjusted EBITDA as net loss excluding the impact of income taxes, depreciation and amortization expense, interest expense and income, gains on foreign currency, unrealized loss on convertible debt, stock based compensation, and third party costs directly related to merger and acquisitions. We present Adjusted EBITDA because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of our results. Management uses this non-GAAP financial measure frequently in our decision-making because it provides supplemental information that facilitates internal comparisons to the historical operating performance of prior periods and gives a better indication of our core operating performance. We include this non-GAAP financial measure in our earnings announcement and guidance in order to provide transparency to our investors and enable investors to better compare our operating performance with the operating performance of our competitors. Adjusted EBITDA should not be considered in isolation from, and is not intended to represent an alternative measure of, operating results or of cash flows from operating activities, as determined in accordance with GAAP. Additionally, our definition of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

Under SEC rules, we are required to provide a reconciliation of non-GAAP measures to the most directly comparable GAAP measures. Accordingly, the following is a reconciliation of Adjusted EBITDA to our net losses for the three month periods ended March 31, 2011 and 2010:

	2011	2010

Net loss	$(3,214,578)	$(1,595,441)
Income tax benefit	(4,709,793)	—
Depreciation and amortization expense	2,707,952	1,042,830
Interest expense, net	347,422	291,265
Gains on foreign currency	(35,403)	—
Unrealized loss on convertible debt	1,961,100	—
Stock based compensation	664,842	—
Acquisition and merger expenses	1,315,978	—

Adjusted EBITDA	$(962,480)	$(261,346)

Quantitative and Qualitative Disclosures About Market Risk.

We are exposed to market risks, including changes in interest rates and fuel prices. We do not use financial instruments for speculative trading purposes and we do not hold derivative financial instruments that could expose us to significant market risk. We do not currently have any contract with vendors where we have exposure to the underlying commodity prices. In such event, we would consider implementing price increases and pursue cost reduction initiatives; however, we may not be able to pass on these increases in whole or in part to our customers or realize costs savings needed to offset these increases. The following discussion does not consider the effects that may have an adverse change on the overall economy, and it also does not consider actions we may take to mitigate our exposer to these changes. We cannot guarantee that the action we take to mitigate these exposures will be successful.

Interest Rate Risk

At December 31, 2010, we had variable rate debt of $24,946,932 under two lines of credit with an average periodic interest rate on outstanding balances that fluctuates based on LIBOR plus 1.5% — 2.35%. At the above level of borrowings, for every 50 basis point change in LIBOR, interest expense associated with such borrowings would correspondingly increase or decrease by approximately $43,000. This analysis does not consider the effects of any other changes to our capital structure. A 10% change in interest rates would have an immaterial effect on the fair value of our final rate debt.

Fuel

Fuel costs represent a significant operating expense. To date, we have not entered into any contracts or employed any strategies to mitigate our exposure to fuel costs. Historically, we have made limited use of fuel surcharges or delivery fees to help offset rises in fuel costs. Such charges have not been in the past, and we believe will not be going forward, applicable to all customers. Consequently, an increase in fuel costs results in a decrease in our operating margin percentage. At current consumption level, a $0.50 change in the price of fuel changes our fuel costs by approximately $266,000 on an annual basis.

FORWARD-LOOKING STATEMENTS

Our business, financial condition, results of operations, cash flows and prospects, and the prevailing market price and performance of our common stock, may be adversely affected by a number of factors, including the matters discussed below. Certain statements and information set forth in this registration statement, as well as other written or oral statements made from time to time by us or by our authorized executive officers on our behalf, constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. We intend for our forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we set forth this statement and these risk factors in order to comply with such safe harbor provisions. You should note that our forward-looking statements speak only as of the date of this registration statement or when made and we undertake no duty or obligation to update or revise our forward-looking statements, whether as a result of new information, future events or otherwise. Although we believe that the expectations, plans, intentions and projections reflected in our forward-looking statements are reasonable, such statements are subject to risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. The risks, uncertainties and other factors that our stockholders and prospective investors should consider include the following:

•	We have a history of significant operating losses and as such our future revenue and operating profitability are uncertain;

•	We may be harmed if we do not penetrate markets and grow our current business operations;

•	We may require additional capital in the future and no assurance can be given that such capital will be available on terms acceptable to us, or at all;

•	Failure to attract, train, and retain personnel to manage our growth could adversely impact our operating results;

•	We may not be able to properly integrate the operations of acquired businesses and achieve anticipated benefits of cost savings or revenue enhancements;

•	We may incur unexpected costs, expenses, or liabilities relating to undisclosed liabilities of our acquired businesses;

•	We may recognize impairment charges which could adversely affect our results of operations and financial condition;

•	Goodwill resulting from acquisitions may adversely affect our results of operations;

•	Future issuances of our common stock in connection with acquisitions could have a dilutive effect on your investment;

•	Future sales of Swisher Hygiene shares by our stockholders could affect the market price of our shares;

•	Our business and growth strategy depends in large part on the success of our franchisees and international licensees, and our brand reputation may be harmed by actions out of our control that are taken by franchisees and international licensees;

•	Failure to retain our current customers and renew existing customer contracts could adversely affect our business;

•	The pricing, terms, and length of customer service agreements may constrain our ability to recover costs and to make a profit on our contracts;

•	Changes in economic conditions that impact the industries in which our end-users primarily operate in could adversely affect our business;

•	Our solid waste collection operations are geographically concentrated and are therefore subject to regional economic downturns and other regional factors;

•	If we are required to change the pricing models for our products or services to compete successfully, our margins and operating results may be adversely affected;

•	Several members of our senior management team are critical to our business and if these individuals do not remain with us in the future, it could have a material adverse impact on our business, financial condition and results of operations;

•	The financial condition and operating ability of third parties may adversely affect our business;

•	The volatility of our raw material costs may adversely affect our operations;

•	Increases in fuel and energy costs could adversely affect our results of operations and financial condition;

•	Our products contain hazardous materials and chemicals, which could result in claims against us;

•	We are subject to environmental, health and safety regulations, and may be adversely affected by new and changing laws and regulations, that generate ongoing environmental costs and could subject us to liability;

•	Future changes in laws or renewal enforcement of laws regulating the flow of solid waste in interstate commerce could adversely affect our operating results;

•	If our products are improperly manufactured, packaged, or labeled or become adulterated, those items may need to be recalled;

•	Changes in the types or variety of our service offerings could affect our financial performance;

•	We may not be able to adequately protect our intellectual property and other proprietary rights that are material to our business;

•	If we are unable to protect our information and telecommunication systems against disruptions or failures, our operations could be disrupted;

•	Insurance policies may not cover all operating risks and a casualty loss beyond the limits of our coverage could adversely impact our business;

•	Our current size and growth strategy could cause our revenue and operating results to fluctuate more than some of our larger, more established competitors or other public companies;

•	Certain stockholders may exert significant influence over any corporate action requiring stockholder approval; and

•	Provisions of Delaware law and our organizational documents may delay or prevent an acquisition of our company, even if the acquisition would be beneficial to our stockholders.

DIRECTORS AND EXECUTIVE OFFICERS

			Director/
			Officer
Name	Age	Position	Since(1)

H. Wayne Huizenga	73	Chairman	2010
Steven R. Berrard	57	President, Chief Executive Officer and Director	2004
Thomas Aucamp	45	Executive Vice President and Secretary	2006
Thomas Byrne	49	Executive Vice President	2004
Michael Kipp	56	Senior Vice President and Chief Financial Officer	2010
Hugh H. Cooper	61	Senior Vice President and Treasurer	2005
David Braley	70	Director	2010
John Ellis Bush	58	Director	2010
Harris W. Hudson	68	Director	2011
William D. Pruitt	70	Director	2011
David Prussky	53	Director	2010
Michael Serruya	47	Director	2010

(1)	Except for Messrs. Hudson and Pruitt, all directors were appointed on November 1, 2010 in connection with the Merger. Mr. Berrard has served as a director of Swisher International since 2004. Mr. Prussky served an initial term as a director of CoolBrands from 1994 to 1998 and rejoined the CoolBrands board of directors in February 2010. Mr. Serruya served as a director of CoolBrands since 1994.

We have set forth below certain information regarding each nominee, including the specific experience, qualifications, attributes, or skills that contributed to the Board’s conclusion that such nominee should serve as a director.

Directors

H. Wayne Huizenga
Chairman

Mr. Huizenga has been an investor in and stockholder of Swisher International, which we acquired in the Merger, since 2004. Over his 39 year career, he has also served as an executive officer and director of several public and private companies. Mr. Huizenga co-founded Waste Management, Inc. in 1971, which he helped build into the world’s largest integrated solid waste services company. Mr. Huizenga has served as Vice Chairman of Viacom Inc. and also served as Chairman and Chief Executive Officer of Blockbuster Entertainment Group, a division of Viacom, which he helped to grow from a small retail chain into the world’s largest video store operator. Mr. Huizenga has served as Chairman and Chief Executive Officer of Boca Resorts, Inc. until its acquisition by The Blackstone Group, as well as AutoNation, Inc., a leading North American automotive retail company. He has also served as Chairman of Republic Services, Inc. and Extended Stay America, Inc.

Mr. Huizenga is an experienced former executive officer and director of public companies with the skills necessary to serve as Chairman of the Board. Over his 39-year career, Mr. Huizenga has founded and developed multiple companies into industry leaders. As a member of the board of directors of several public companies, Mr. Huizenga has developed knowledge and experience leading public companies from the early stages of development to industry leaders in various service industries. Mr. Huizenga also provides substantial management experience gained from his years as an executive officer of Waste Management, Inc., Blockbuster Entertainment Group, AutoNation, Inc., and Boca Resorts, Inc.

Steven R. Berrard
Director, President and Chief Executive Officer

Mr. Berrard has served as Chief Executive Officer and a director of Swisher International, which we acquired in the Merger, since 2004. Mr. Berrard is currently a director and Audit and Compensation Committee member of Walter Investment Management Corp., and director of Pivotal Fitness. Mr. Berrard served as the Managing Partner of private equity fund New River Capital Partners, which he co-founded in 1997, from 1997 to 2011. Throughout most of the 1980’s, Mr. Berrard served as President of Huizenga Holdings, Inc. as well as in various positions with subsidiaries of Huizenga Holdings. He has served as Chief Executive Officer of Blockbuster Entertainment Group (a division of Viacom, Inc.), Chief Executive Officer and Chairman of Jamba, Inc. (parent company of Jamba Juice Company), and co-founded and served as co-Chief Executive Officer of retail automotive industry leader AutoNation, Inc. Mr. Berrard has served as a director of numerous public and private companies including Viacom, Inc., AutoNation, Inc., Boca Resorts, Inc., Birmingham Steel Inc., Blockbuster Entertainment Group, Republic Industries Inc. and HealthSouth Corp.

Mr. Berrard is an experienced executive officer and director of public companies with relevant industry knowledge and skills necessary to serve as a director. Mr. Berrard developed the relevant industry experience and expertise while serving as the Chief Executive Officer and director of the company over the last six years. He combines this experience and expertise with experience as a public company director through his board memberships at Jamba, Inc., Walter Investment Management Corp., HealthSouth Corp., Birmingham Steel Inc., Boca Resorts, Inc. and Viacom, Inc. Mr. Berrard also has experience and knowledge leading public companies from the early stages of development to the position of an industry leader based on his work with AutoNation, Inc., Republic Industries Inc. and Blockbuster Entertainment Group.

Senator David Braley
Director

Senator Braley was appointed to the Canadian Senate in May 2010. He is a highly respected Canadian entrepreneur with numerous business interests including real estate development, and has extensive experience leading both private operations and sports franchises. Senator Braley has been the owner and president of Orlick Industries Limited, an automotive die cast and machining organization, since 1969 and is the owner of the B.C. Lions and the Toronto Argonauts of the Canadian Football League (CFL). Senator Braley was formerly Chairman of the Board of Governors and Interim Commissioner of the CFL and was founding Chairman of the Hamilton Entertainment and Convention Facilities Inc., operator of several venues in the city of Hamilton, Ontario.

Senator Braley brings to the Board his experience leading a private machining organization and multiple sports franchises. As the owner and President of Orlick Industries Limited, Senator Braley has experience and knowledge of financial, operational, and managerial issues faced by private companies. As an owner of two franchises of the Canadian Football League and as a member of the Board of Governors, Senator Braley has knowledge and skills regarding franchise matters.

John Ellis (Jeb) Bush
Director

Mr. Bush is currently President and Chief Executive Officer of the consulting firm Jeb Bush and Associates. Mr. Bush served in that role since June 2007. Mr. Bush served as the Governor and Secretary of Commerce of the State of Florida from January 2000 to January 2007. He is an experienced director of public companies, currently serving as a director of Rayonier Inc. and Tenet Healthcare Corporation. Mr. Bush also established and serves as Chairman of both the Foundation for Excellence in Education, a not-for-profit charitable organization, and The Foundation for Florida’s Future, a not-for-profit public policy organization.

Mr. Bush is an experienced director of public companies with the skills necessary to serve as a director. As a member of the board of directors of public companies and former Governor of the State of Florida, Mr. Bush has developed knowledge and experience of financial, operational and managerial matters.

Harris W. Hudson
Director

Harris W. Hudson is currently chairman and owner of Hudson Capital Group, an investment company located in Fort Lauderdale, Florida founded by Mr. Hudson in 1997. Mr. Hudson most recently served as Vice Chairman, Secretary and a director of Republic Services Inc. from 1995 to 2008. Prior to that period, he served in various executive roles from 1995 to 1998 with Republic Service Inc.’s former parent company (then known as Republic Waste Industries, Inc.), including as Chairman of its Solid Waste Group and its President. From 1983 to 1995, Mr. Hudson was Chairman, CEO and President of Hudson Management Corporation, a solid waste collection company that he founded and later merged with Republic Waste Industries. Mr. Hudson also served as Vice President of Waste Management of Florida, Inc. and its predecessor from 1964 until 1982.

Mr. Hudson is an experienced public company officer and director. As a result of his experiences, Mr. Hudson has a thorough knowledge and understanding of financial, operational, compensatory and other issues faced by a public company.

William D. Pruitt
Director

William D. Pruitt has served as general manager of Pruitt Enterprises, LP. and president of Pruitt Ventures, Inc. since 2000. Mr. Pruitt has been an independent board member of the MAKO Surgical Corp., a developer of robots for knee and hip surgery, since 2008, and is a member of the MAKO audit committee. Mr. Pruitt served as an independent board member of The PBSJ Corporation, an international professional services firm, from 2005 to 2010. Mr. Pruitt served as chairman of the audit committee of KOS Pharmaceuticals, Inc., a fully integrated specialty pharmaceutical company, from 2004 until its sale in 2006. He was also chairman of the audit committee for Adjoined Consulting, Inc., a full-service management consulting firm, from 2000 until it was merged into Kanbay International, a global consulting firm, in 2006. From 1980 to 1999, Mr. Pruitt served as the managing partner for the Florida, Caribbean and Venezuela operations of the independent auditing firm of Arthur Andersen LLP. Mr. Pruitt holds a Bachelor of Business Administration from the University of Miami and is a Certified Public Accountant (inactive).

Mr. Pruitt is an experienced director of public companies with the skills necessary to serve as a director. Mr. Pruitt also has extensive experience in financial matters as a certified public accountant and as a former managing partner of an accounting firm.

David Prussky
Director

Mr. Prussky was a director and Chair of the Audit Committee of CoolBrands. He was an original director of the predecessor to CoolBrands, Yogen Früz World-Wide Inc. Mr. Prussky has served as an investment banker for Patica Securities Limited since August 2002. Mr. Prussky has served as director of numerous public and private companies over the past 16 years, including Carfinco Income Fund, Canada’s largest public specialty auto finance business, and Lonestar West Inc. Mr. Prussky is also a director of exempt market dealer Patica Securities Limited which specializes in financing junior growth and mid-market businesses, and acts as a director or adviser to several private companies, having helped many grow from early-stage to significant operating entities.

Mr. Prussky is an experienced director of public companies with the skills necessary to serve as a director. He has helped build numerous public and private entities from the early stages to significant operating entities.

Michael Serruya
Director

Mr. Serruya is an experienced director and executive officer of public companies. He is co-founder, past Chairman, President, Chief Executive Officer and director of CoolBrands. Mr. Serruya served as Co-President and Co-Chief Executive Officer of CoolBrands from 1994 to 2000, as Co-Chairman of CoolBrands in 2005, as President and Chief Executive Officer of CoolBrands from 2006 until the Merger in November 2010. Mr. Serruya served as a director of CoolBrands since 1994 until the Merger in November 2010. Mr. Serruya was also President, Chief Executive Officer and Chairman of CoolBrands’ predecessor, Yogen Früz World-Wide Inc. He is also director of Jamba, Inc. (owner of Jamba Juice Company) and a director and member of the Audit Committee of Response Genetics, Inc.

Mr. Serruya is an experienced executive officer and director of public companies with the skills necessary to serve as a director. Mr. Serruya has experience leading a franchise organization. He combines that franchise experience with licensing and consumer products expertise.

Executive Officers

Thomas Aucamp
Executive Vice President and Secretary

Mr. Aucamp has served as Executive Vice President of Swisher International since 2006. He brings public equity, business development and management experience to Swisher. Mr. Aucamp is also a Partner of New River Capital Partners, a private equity fund, which he co-founded in 1997. Mr. Aucamp was a founder, Vice President, and on the board of directors of Services Acquisition Corp. International from its initial public offering in 2005 through its merger with Jamba Juice, Inc. in 2006. Previously, Mr. Aucamp was Vice President of Corporate Development and Strategic Planning for Blockbuster Entertainment Group and prior to joining Blockbuster in 1995, he was in the mergers and acquisitions department of W.R. Grace & Co., Inc.

Thomas Byrne
Executive Vice President

Mr. Byrne has served as Executive Vice President of Swisher International since 2004 and Director of Swisher International from 2004 until the Merger. He has served as a director of numerous public and private companies and brings experience in public equity investment and accounting to Swisher. Mr. Byrne is a director of Certilearn, Inc., ITC Learning, Pivotal Fitness and the Private Equity Committee of the University of Florida Foundation, and has also served as a director of Jamba, Inc. Previously, Mr. Byrne was Administrative Partner of New River Capital Partners, a private equity fund, which he co-founded in 1997, Vice Chairman of Blockbuster Entertainment Group (a division of Viacom, Inc.) and was also President of the Viacom Retail Group. Additionally, from 1984 to 1988 Mr. Byrne was employed by KPMG Peat Marwick.

Hugh H. Cooper
Senior Vice President and Treasurer

Mr. Cooper has served as Senior Vice President and Treasurer since May 2011 and previously served as Chief Financial Officer and Treasurer of Swisher International since 2005. Prior to joining Swisher, Mr. Cooper co-founded CoreVision Strategies, an enterprise that works with companies to create and implement successful financial and management strategies. Mr. Cooper has over 33 years of diverse general management, operations and accounting experience in a variety of industries. During the saving and loan crisis, from 1983 to 1987, Mr. Cooper provided nationwide management and consulting services to the Resolution Trust Corporation, assisting regulators with the management and disposition of several financial institutions. Mr. Cooper was employed by Deloitte LLP, then Haskins and Sells. Mr. Cooper has a B.S. in Accounting from Florida Atlantic University.

Michael Kipp
Senior Vice President and Chief Financial Officer

Mr. Kipp has served as Senior Vice President and Chief Financial Officer since May 2011 and previously served as Chief Accounting Officer of Swisher since July 2010. Prior to joining Swisher, Mr. Kipp was the co-Founder and President of Strategic Advisory Service, a business advisory firm which he co-founded in 2008. From 2003 through 2008, Mr. Kipp served as President and Chief Financial Officer of SUSS MicroTec Inc., a

leading public company manufacturer of capital equipment to the semiconductor marketplace. From 1999 to 2003, Mr. Kipp served as Vice President, Corporate Controller of ANC Rental Corporation, the parent company of Alamo and National Car Rental. From 1997 to 1999, Mr. Kipp was Vice President, Finance for AutoNation, Inc. From 1991 to 1996, he was Vice President of Financial Planning and Reporting of Blockbuster Entertainment. Before 1991, Mr. Kipp held various senior financial positions for other international public companies.

Family Relationships and Involvement in Certain Legal Proceedings

There are no family relationships between any of our executive officer or directors.

None of our directors or executive officers have been, within the 10 years before the date of this registration statement, a director or executive officer of any company that, while that person was acting in that capacity, or within two years before the time of such filing, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets, except: (1) Mr. Berrard served as Chairman of the Board of Directors of Gerald Stevens, Inc., when it filed a petition for bankruptcy in April 2001; (2) Mr. Huizenga served as a director of NationsRent, Inc. and resigned from the board of directors approximately six months prior to the time that NationsRent, Inc. filed a voluntary petition for bankruptcy in December 2001; (3) Mr. Cooper served as Chief Financial Officer of Fuzion Technologies, Inc. and resigned as an officer of the company prior to the time that Fuzion Technologies, Inc. filed a petition for bankruptcy in December 2001; (4) Mr. Byrne served as a director of ITC Learning, Inc. when it filed a petition for bankruptcy in July 2002; and (5) Mr. Prussky served as a director of Hamilton Tool Corp. when it filed a petition for bankruptcy in April 2003.

CORPORATE GOVERNANCE

Corporate Governance Principles and Code of Ethics

The Board is committed to sound corporate governance principles and practices. The Board’s core principles of corporate governance are set forth in the Swisher Hygiene Corporate Governance Principles (the “Principles”), which were adopted by the Board in November 2010. In order to clearly set forth our commitment to conduct our operations in accordance with our high standards of business ethics and applicable laws and regulations, the Board also adopted a Code of Business Conduct and Ethics (“Code of Ethics”), which is applicable to all directors, officers and employees. A copy of the Code of Ethics and the Principles are available on our corporate website at www.swisherhygiene.com. You also may obtain a printed copy of the Code of Ethics and Principles by sending a written request to: Investor Relations, Swisher Hygiene Inc., 4725 Piedmont Row Drive, Suite 400, Charlotte, North Carolina 28210.

Board of Directors

The business and affairs of the company are managed by or under the direction of the Board. Pursuant to our bylaws, the Board may establish one or more committees of the Board, however designated, and delegate to any such committee the full power of the Board, to the fullest extent permitted by law.

The Board intends to have regularly scheduled meetings and at such meetings our independent directors will meet in executive session.

The Board held one meeting and took three actions by unanimous written consent following the Merger during 2010. In 2010, each person serving as a director attended at least 75% of the total number of meetings of our Board and any Board committee on which he or she served.

Our independent directors held one executive session without management present following the Merger during 2010. Our Board has not appointed a lead independent director; instead the presiding director for each executive session is rotated among the Chairs of our Board committees.

Composition.  The Board currently consists of the following eight members: H. Wayne Huizenga, (Chairman); Steven R. Berrard; David Braley; John Ellis Bush; Harris W. Hudson; William D. Pruitt; David Prussky, and Michael Serruya. Messrs. Hudson and Pruitt were appointed as members of the Board on January 28, 2011 to fill the vacancies resulting from the resignations of James O’Connor and Ramon Rodriguez. See “Directors” above for biographical information regarding the members of the Board.

Orientation and Continuing Education.  The Board will hold a meeting shortly after a new member joins the Board to provide such new member with an overview of the responsibilities of the Board and information regarding our business. The Board will hold meetings, as deemed appropriate, to provide continuing education to its directors.

Our directors are expected to attend our Annual Meeting of Stockholders. Any director who is unable to attend our Annual Meeting is expected to notify the Chairman of the Board in advance of the Annual Meeting.

Director Independence

The Board has determined that the following non-employee directors are “independent” in accordance with the NASDAQ rules and Canadian securities laws and have no material relationship with the Company, except as a director and a stockholder of the Company: Senator Braley; Mr. Bush; Mr. Hudson; Mr. Pruitt; and Mr. Prussky. In determining the independence of each of the non-employee directors, the Board considered the relationships described under “Related Party Transactions.” In each case, the relationships did not violate NASDAQ listing standards or our Principles, and the Board concluded that such relationships would not impair the independence of our non-employee directors.

Board Committees

Pursuant to our bylaws, the Board may establish one or more committees of the Board, however designated, and delegate to any such committee the full power of the Board, to the fullest extent permitted by law.

Our Board has established three separately designated standing committees to assist the Board in discharging its responsibilities: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. The charters for our Board committees set forth the scope of the responsibilities of that committee. The Board will assess the effectiveness and contribution of each committee on an annual basis. These charters are available at www.swisherhygiene.com, and you may obtain a printed copy of any of these charters by sending a written request to: Investor Relations, Swisher Hygiene Inc., 4725 Piedmont Row Drive, Suite 400, Charlotte, North Carolina 28210.

The following table sets forth the current membership of each of our Board’s committees:

Nominating and
Corporate
	Audit	Compensation	Governance
Name	Committee	Committee	Committee

Steven R. Berrard
Senator David Braley	*		*
John Ellis Bush		*	**
Harris W. Hudson		**
H. Wayne Huizenga
William D. Pruitt	**	*
David Prussky	*		*
Michael Serruya

*	Member

**	Chairman

Audit Committee.  The primary function of the Audit Committee is to assist the Board in fulfilling its responsibilities by overseeing our accounting and financial processes and the audits of our financial statements. The independent auditor is ultimately accountable to the Audit Committee, as representatives of the stockholders. The Audit Committee has the ultimate authority and direct responsibility for the selection, appointment, compensation, retention and oversight of the work of the company’s independent auditor that is engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the company (including the resolution of disagreements between management and the independent auditors regarding financial reporting), and the independent auditor must report directly to the Audit Committee. The Audit Committee also is responsible for the review of proposed transactions between the company and related parties. For a complete description of our Audit Committee’s responsibilities, you should refer to the Audit Committee Charter.

The Audit Committee currently consists of three members, Messrs. Pruitt (Chairman), Braley, and Prussky. The Board has determined that the Audit Committee members have the requisite independence and other qualifications for audit committee membership under applicable rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), NASDAQ rules, and Canadian securities laws. The Board also has determined that Mr. Pruitt is an “audit committee financial expert” within the meaning of Item 407(d)(5) of Regulation S-K under the Exchange Act. The Audit Committee held one meeting and took no action by unanimous written consent following the Merger during 2010. The Audit Committee Report for fiscal year 2010, which contains a description of the Audit Committee’s responsibilities and its recommendation with respect to our audited consolidated financial statements for the year ended December 31, 2010, is set forth below.

Compensation Committee.  The Board established a Compensation Committee comprised solely of independent directors as defined in the NASDAQ rules and Canadian securities laws. The Compensation Committee held one meeting and took no action by unanimous written consent following the Merger during 2010. The Compensation Committee currently consists of three members, Messrs. Hudson (Chairman), Bush, and Pruitt. Messrs. Hudson and Pruitt were appointed members of the Compensation Committee following James O’Connor and Ramon Rodriguez’s resignations from the Board on January 28, 2011. See the “Compensation Discussion and Analysis” below for a discussion of the Compensation Committee’s process for determining compensation and responsibilities.

Nominating and Corporate Governance Committee.  The primary function of the Nominating and Corporate Governance Committee is to assist the Board in monitoring and overseeing matters of corporate governance and selecting, evaluating and recommending to the Board qualified candidates for election or appointment to the Board. The Nominating and Corporate Governance Committee currently consists of three members, Messrs. Bush (Chairman), Braley, and Prussky. The Board has determined that each of the Nominating and Corporate Governance Committee members has the requisite independence for nominating and corporate governance committee membership under applicable NASDAQ rules and Canadian securities laws. The Nominating and Corporate Governance Committee held one meeting and took no action by unanimous written consent following the Merger during 2010. The Nominating and Corporate Governance Committee will consider all qualified director candidates identified by various sources, including members of the Board, management and stockholders. Candidates for directors recommended by stockholders will be given the same consideration as those identified from other sources. The Nominating and Corporate Governance Committee is responsible for reviewing each candidate’s biographical information, meeting with each candidate and assessing each candidate’s independence, skills and expertise based on a number of factors. While we do not have a formal policy on diversity, when considering the selection of director nominees, the Nominating and Corporate Governance Committee considers individuals with diverse backgrounds, viewpoints, accomplishments, cultural background and professional expertise, among other factors.

Board Leadership

The Board has no policy regarding the need to separate or combine the offices of Chairman of the Board and Chief Executive Officer and instead the Board remains free to make this determination from time to time in a manner that seems most appropriate for the Company. Currently, the positions of Chairman and Chief

Executive Officer are separate at Swisher Hygiene. H. Wayne Huizenga serves as our Chairman and Steven Berrard serves as our President and Chief Executive Officer. At this time, the Board believes that this segregation avoids conflicts that may arise as the result of combining the roles, and effectively maintains independent oversight of management.

Board Oversight of Enterprise Risk

The Board is actively involved in the oversight and management of risks that could affect the Company. This oversight and management is conducted primarily through the committees of the Board identified above but the full Board has retained responsibility for general oversight of risks. The Audit Committee is primarily responsible for overseeing the risk management function, specifically with respect to management’s assessment of risk exposures (including risks related to liquidity, credit, operations and regulatory compliance, among others), and the processes in place to monitor and control such exposures. The other committees of the Board consider the risks within their areas of responsibility. The Board satisfies its oversight responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company.

Compensation Committee Interlocks and Insider Participation

The 2010 Compensation Committee was comprised of James O’Connor (Chairman), Ramon A. Rodriguez, and John Ellis Bush. None of these Committee members have ever been an officer or employee of Swisher Hygiene or any of our subsidiaries and none of our executive officers has served on the compensation committee or board of directors of any company of which any of our other directors is an executive officer.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

This discussion and analysis describes the material elements of compensation awarded to, earned by, or paid to the named executive officers of Swisher during 2009 and 2010, and provides a brief summary of the compensation to be paid to the named executive officers in 2011. Throughout this analysis, the individuals who served as the Chief Executive Officer and Chief Financial Officer during 2009 and 2010, as well as other individuals included in the Summary Compensation Table below, are referred to as the “named executive officers.”

During 2009, Swisher was a private company and its executive officers consisted of Steven R. Berrard, Thomas Aucamp, Thomas Byrne, and Hugh H. Cooper. Before the Merger, we did not have an established Compensation Committee, and all compensation decisions were made by the Chief Executive Officer. After the Merger, on November 2, 2010, the Board established a Compensation Committee comprised of Messrs. O’Connor (Chairman), Rodriguez, and Bush. On January 28, 2011, Messrs. O’Connor and Rodriguez resigned as directors of the Company and members of the Compensation Committee. On January 28, 2011, Messrs. Hudson and Pruitt were appointed directors of the Company and members of the Compensation Committee. Mr. Hudson currently serves as the Chairman of the Compensation Committee. The Compensation Committee is responsible for the oversight, implementation, and administration of all of the executive compensation plans and programs after the Merger.

Compensation Policies and Practices for 2009

The core objective of our compensation programs for 2009 was to secure and retain the services of high quality executives. For 2009, base salary was the principal component of compensation for the named executive officers. When determining base salary for 2009, Mr. Berrard did not use any specific formula, factors, or particular criteria to be met by a named executive officer and did not assign any relative weight to any factors or criteria he considered. Rather, Mr. Berrard exercised his judgment, discretion, and experience with route-based, recurring revenue businesses and industries by considering all factors he deemed relevant. In determining base salaries for 2009, Mr. Berrard considered, the experience, skills, knowledge and responsibilities of the named executive officers in their respective roles. Mr. Berrard determined to forgo any salary during 2009. Base salaries for 2009 for the remaining named executive officers were $207,692 each.

In 2009, the named executive officers received additional compensation in the form of vacation, medical, 401(k), and other benefits generally available to all of our full time employees.

Compensation Policies and Practices for 2010

The core objectives of our compensation programs for 2010 were to secure and retain the services of high quality executives and to provide compensation to our executives that was commensurate and aligned with our performance and advances both short and long-term interests of ours and our stockholders. We seek to achieve these objectives through two principal compensation programs: (1) a base salary and (2) long-term equity incentives. Base salaries are designed primarily to attract and retain talented executives. Grants of equity awards are designed to provide a strong incentive for achieving long-term results by aligning interests of our executives with those of our stockholders, while at the same time encouraging our executives to remain with the company. The Compensation Committee believes that our compensation programs for the named executive officers is appropriately based upon our performance and the performance and level of responsibility of the executive officer.

Named Executive Officer Compensation Components for 2010

For 2010, base salary and long-term equity incentive compensation, were the principal components of compensation for the named executive officers.

Base Salary

A significant portion of total compensation for 2010 was comprised of base salary, which enables us to attract and retain talented executive management through the payment of reasonable current income. When determining base salary, Mr. Berrard did not use any specific formula, factors, or particular criteria to be met by a named executive officer and did not assign any relative weight to any factors or criteria he considered. Rather, Mr. Berrard exercised his judgment, discretion, and experience with route-based, recurring revenue businesses and industries by considering all factors he deemed relevant. In determining base salaries for 2010, Mr. Berrard considered, the experience, skills, knowledge and responsibilities of the named executive officers in their respective roles. During 2010, Mr. Berrard received $192,308 in salary. Base salaries for 2010 for the remaining named executive officer were $200,000 for Mr. Cooper, $203,077 for Mr. Aucamp, and $204,615 for Mr. Byrne.

The Compensation Committee held its first meeting on November 2, 2010. At this meeting, the Compensation Committee determined not to modify the executive officers 2010 base salaries.

Long-Term Equity Incentive Compensation

On November 2, 2010, our Board approved the Swisher Hygiene Inc. 2010 Stock Incentive Plan to attract, retain, motivate and reward key officers and employees. The Plan initially allowed for the grant of stock options, restricted stock units and other equity instruments up to a total of 6,000,000 shares of our common stock. On February 10, 2011, our Board amended and restated the Swisher Hygiene Inc. 2010 Stock Incentive Plan. The sole purpose of the amendment was to increase the total amount of shares of our common stock issuable under the Plan from 6,000,000 shares to 11,400,000 shares (representing 8.9% of the issued and outstanding shares as of March 21, 2011) and to increase the number of such shares that may be issued in connection with awards, other than stock options and stock appreciation rights, that are settled in common stock from 3,000,000 shares to 5,700,000 shares.

Under the Plan, the Board has approved awards of options to purchase 1,521,825 shares of our common stock (representing 1.2% of the issued and outstanding shares as of March 21, 2011). The options vest in four equal annual installments beginning on the first anniversary of the grant date and are exercisable at prices between $4.18 to $6.32 per share. The options expire in ten years from the date of grant. The Board has also approved the award of 2,938,602 restricted stock units (representing 2.3% of the issued and outstanding shares as of March 21, 2011) at prices between $4.18 and $6.25 per share. The restricted stock units vest in four equal annual installments beginning on the first anniversary of the grant date.

Among the awards made under the Plan, the Compensation Committee granted equity awards to our named executive officers as follows:

	Restricted
	Stock	Stock
Name	Units	Options

Steve Berrard	251,196	107,656
Thomas Byrne	115,550	49,522
Thomas Aucamp	110,526	47,368
Hugh Cooper	122,500	52,500

The Compensation Committee’s grant of equity awards to the named executive officers was entirely discretionary, subject to limitations set by the Plan. Decisions by the Compensation Committee regarding grants of equity awards to the named executive officers (other than the Chief Executive Officer) were made based upon the recommendation of the Chief Executive Officer, and included the consideration of the executive officer’s current position with us, and the executive officer’s past and expected future performance. The Compensation Committee did not use any specific factors, or particular criteria that was to be met by each executive officer and did not assign any relative weight to any factors or criteria it considered when granting equity awards. Rather, the Compensation Committee exercised its judgment and discretion by considering all factors that it deemed relevant at the time of the grants. For example, in determining grants of equity awards in 2010, the Compensation Committee considered (i) the executive officer’s service to the Company during the months before and after the Merger, (ii) each executive officer’s position with the Company, and (iii) each executive officer’s past and expected future performance. Moreover, these factors were not quantified or given any particular weighting in determining grants of equity awards. Rather, the Compensation Committee relied on its own business experience and judgment in determining the grants. After reviewing the factors set forth above, the Compensation Committee determined the amounts of grants to be awarded based on the Compensation Committee’s view of the relative responsibility of each executive officer’s position with the Company. The Company’s Chief Executive Officer and Executive Vice Presidents received grants of equity awards valuing three times their 2011 annual base salary, as the Committee viewed these grants as appropriate based on each of the executive officers’ position and contribution to the Company. The former Chief Financial Officer received grants of equity awards valuing two times his 2011 annual base salary and an additional grant of equity awards to compensate the former Chief Financial Officer for his significant service to the Company during the months before and after the Merger.

In 2010, the named executive officers received additional compensation in the form of vacation, medical, 401(k), and other benefits generally available to all of our full time employees.

Compensation Policies and Practices for 2011

The core objectives of our compensation programs for 2011 are to secure and retain the services of high quality executives and to provide compensation to our executives that are commensurate and aligned with our performance and advances both short and long-term interests of ours and our stockholders. We seek to achieve these objectives through three principal compensation programs: (1) a base salary, (2) long-term equity incentives, and (3) an annual cash incentive bonus. Base salaries are designed primarily to attract and retain talented executives. Grants of equity awards are designed to provide a strong incentive for achieving long-term results by aligning interests of our executives with those of our stockholders, while at the same time encouraging our executives to remain with the company. Annual cash incentives are designed to motivate and reward the achievement of selected financial goals, generally tied to profitability. The Compensation Committee believes that our compensation programs for the named executive officers is appropriately based upon our performance and the performance and level of responsibility of the executive officer. In addition, the risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company.

Named Executive Officer Compensation Components for 2011

For 2011, base salary, long-term equity incentive compensation, and an annual cash incentive bonus opportunity are the principal components of compensation for the named executive officers. In determining compensation for 2011, the Compensation Committee reviewed the compensation programs of other companies in our industry for informational purposes. However, the Compensation Committee did not use this information as a reference point, either wholly or in part, to base, justify or provide a framework for its compensation decisions and the Compensation Committee did not engage in benchmarking.

Base Salary

A significant portion of total compensation for 2011 will be comprised of base salary, which enables us to attract and retain talented executive management through the payment of reasonable current income. On November 2, 2010, the Compensation Committee approved, based on the recommendation of Mr. Berrard, the 2011 compensation for our named executive officers other than Mr. Berrard, and determined and approved 2011 compensation for Mr. Berrard. Mr. Berrard reviewed the performance of each of the named executive officers (other than himself) and the compensation paid to those individuals during the past fiscal year, and made recommendations to the Compensation Committee regarding the compensation to be paid to those individuals during 2011. When determining base salary for 2011, the Compensation Committee did not use any specific formula, factors, or particular criteria that must be met by each named executive officer and did not assign any relative weight to any factors or criteria it considered. Rather, the Compensation Committee relied on its own business experience, judgment and discretion by considering all factors it deemed relevant. In determining base salaries for 2011, the Compensation Committee considered, the experience, skills, knowledge and responsibilities of the named executive officers in their respective roles. The Compensation Committee increased Mr. Berrard’s salary for 2011 after considering his responsibilities as a chief executive officer of a public company with a significant growth strategy, Mr. Berrard’s prior contributions to the company for which he had not received commensurate compensation and Mr. Berrard’s expected future contributions to the company and its growth strategy. For 2011, base salary will be $500,000 for Mr. Berrard, $230,000 for Mr. Byrne, $220,000 for Mr. Aucamp, $220,000 for Mr. Kipp, and $200,000 for Mr. Cooper.

Long-Term Equity Incentive Compensation

At this time, the Compensation Committee has not approved the terms of long-term equity incentive compensation for 2011.

Annual Cash Incentive Bonus

On February 10, 2011, the Compensation Committee approved 2011 annual cash incentive bonus targets as a percentage of annual base salaries for each of the named executive officers as follows: Mr. Berrard — 60%; Mr. Byrne — 50%; Mr. Aucamp — 50%; and Mr. Cooper — 40%. On May 5, 2011, the Compensation Committee approved a cash incentive bonus target of 50% of base salary for Mr. Kipp. The payment of such bonuses is based on the Company achieving its budgeted EBITDA for the fiscal year ending December 31, 2011.

The named executive officers will also receive additional compensation in the form of vacation, medical, 401(k), and other benefits generally available to all of our full time employees.

Summary Compensation Table

The following table sets forth certain summary information concerning compensation earned by, and paid to, the named executive officers for 2009 and 2010.

							Change in
							Pension Value
							and
							Nonqualified
				Stock	Option	Non-Equity	Deferred	All Other
				Awards	Awards	Incentive Plan	Compensation	Compensation
Name and Principal Position	Year	Salary	Bonus	(1)(2)	(1)(2)	Compensation	Earnings	(3)	Total

Steven R. Berrard	2010	$192,308	—	$1,049,999	$160,946	—	—	—	$1,403,253
President and Chief	2009	—	—	—	—	—	—	—	—
Executive Officer
Hugh H. Cooper	2010	$200,000	—	$512,050	$78,488	—	—	—	$790,538
Chief Financial	2009	$207,692	—	—	—	—	$154	—	$207,846
Officer and Treasurer
Thomas Aucamp	2010	$203,077	—	$461,999	$70,815	—	—	—	$735,891
Executive Vice	2009	$207,692	—	—	—	—	—	—	$207,692
President and Secretary
Thomas Byrne	2010	$204,615	—	$482,999	$74,035	—	—	—	$761,649
Executive Vice President	2009	$207,692	—	—	—	—	$615	—	$208,307

(1)	Represents restricted stock units and stock options granted under the Swisher Hygiene Inc. 2010 Stock Incentive Plan (the “Plan”).

(2)	This column reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. In determining the grant date fair value for restricted stock units, the Company used $4.18, the closing price of the Company’s common stock on the grant date. In determining the grant date fair value for stock options, the Company used the Black-Scholes option pricing model, and took into account the $4.18 closing price of the Company’s common stock on the grant date, the $4.18 exercise price, the 6.25 year assumed period over which the options will be outstanding, a 30.7% volatility rate, and a 2.63% risk free rate.

(3)	No named executive officer received other compensation that exceeded $10,000 during 2009 and 2010.

Grants of Plan-Based Awards — Fiscal 2010

The following table sets forth certain information concerning grants of awards to the named executive officers pursuant to the Plan in the fiscal year ended December 31, 2010.

								All Other	All Other		Grant
								Stock	Option	Exercise	Date
								Awards:	Awards:	or Base	Fair
		Estimated Possible Payouts			Estimated Future Payouts			Number of	Number of	Price of	Value of
		Under Non-Equity Incentive			Under Equity Incentive			Shares of	Securities	Option	Stock and
	Grant	Plan Awards			Plan Awards			Stock or	Underlying	Awards	Option
Name	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Units (#)(1)	Options (#)(2)	($/Sh)	Awards(3)

Steven R. Berrard	11/2/10	—	—	—	—	—	—	251,196	107,656	$4.18	$1,210,945
Hugh H. Cooper	11/2/10	—	—	—	—	—	—	122,500	52,500	$4.18	$590,538
Thomas Aucamp	11/2/10	—	—	—	—	—	—	110,526	47,368	$4.18	$532,814
Thomas Byrne	11/2/10	—	—	—	—	—	—	115,550	49,522	$4.18	$557,034

(1)	Represents restricted stock units granted under the Plan, which vest in four equal annual installments beginning on the first anniversary of the grant date. Each restricted stock unit represents the right to receive one share of common stock upon vesting.

(2)	Represents stock options granted under the Plan, which vest in four equal annual installments beginning on the first anniversary of the grant date. These grants of stock options are subject to stockholder ratification and approval of the Plan.

(3)	Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. In determining the grant date fair value for restricted stock units, we used $4.18, the closing price of our common stock on the grant date. In determining the grant date fair value for stock options, we used the Black-Scholes option pricing model, and took into account the $4.18 closing price of our common stock on the grant date, the $4.18 exercise price, the 6.25 year assumed period over which the stock options will be outstanding, a 30.7% volatility rate, and a 2.63% risk free rate.

Outstanding Equity Awards at Fiscal Year-End — 2010

The following table sets forth certain information regarding equity-based awards held by the named executive officers as of December 31, 2010.

	Option Awards(1)				Stock Awards(2)
Equity
Incentive
							Equity	Plan
							Incentive	Awards:
							Plan	Market or
							Awards:	Payout
						Market	Number of	Value of
						Value of	Unearned	Unearned
						Shares or	Shares,	Shares,
	Number of	Number of			Number of	Units of	Units or	Units or
	Securities	Securities			Shares or	Stock	Other	Other
	Underlying	Underlying			Units of	That	Rights	Rights
	Unexercised	Unexercised	Option	Option	Stock That	Have Not	That Have	That Have
	Options (#)	Options (#)	Exercise	Expiration	Have Not	Vested	Not Vested	Not
Name	Exercisable	Unexercisable	Price ($)	Date	Vested (#)(2)	($)(3)	(#)	Vested ($)
Steven R. Berrard	—	107,656	$4.18	11/2/2020	251,196	$1,195,693	—	—
Hugh H. Cooper	—	52,500	$4.18	11/2/2020	122,500	$583,100	—	—
Thomas Aucamp	—	47,368	$4.18	11/2/2020	110,526	$526,104	—	—
Thomas Byrne	—	49,522	$4.18	11/2/2020	115,550	$550,018	—	—

(1)	Represents stock options granted under the Plan, which vest in four equal annual installments beginning on November 2, 2011.

(2)	Represents restricted stock units granted under the Plan, which vest in four equal annual installments beginning on November 2, 2011. Each restricted stock unit represents the right to receive one share of common stock upon vesting.

(3)	Determined by multiplying the closing price of the Company’s common stock on December 31, 2010 ($4.76) by the number of shares of common stock underlying the restricted stock units.

Potential Payments upon Termination or Change-in-Control

The named executive officers do not have employment agreements with us and are all employed on an “at will” basis. We do not have arrangements with any of our named executive officers providing for additional benefits or payments in connection with a termination of employment, change in job responsibility, or a change-in-control.

Director Compensation

No director received compensation for services rendered during 2009 or for 2010 before the Merger.

Upon completion of the Merger, our Board approved director compensation for our non-employee directors as follows:

•	an annual fee of $60,000, paid quarterly on a calendar year basis;

•	an annual committee chairman fee of $10,000, paid quarterly on a calendar year basis to the Chairman of each of our Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee;

•	a per Board meeting fee of $1,500, paid quarterly in arrears on a calendar year basis;

•	a per committee meeting fee of $1,500, paid quarterly in arrears on a calendar year basis;

•	an annual grant of $35,000 in restricted stock units, paid on the first day of the month following our annual meeting of stockholders; and

•	a one time grant of $25,000 in restricted stock units, paid to each non-employee director upon their election or appointment to the Board.

Fees not designated to be paid in restricted stock units may be accepted as cash or restricted stock units at the director’s discretion.

Director Compensation — Fiscal 2010

The following table sets forth certain information regarding the compensation paid to our non-employee directors for their service during the fiscal year ended December 31, 2010.

					Change in
					Pension
					Value and
					Nonqualified
	Fees Earned			Non-Equity	Deferred
	or Paid in	Stock	Option	Incentive Plan	Compensation	All Other
Name	Cash	Awards(1)	Awards	Compensation	Earnings	Compensation	Total

H. Wayne Huizenga	$13,000	$56,915	—	—	—	—	$69,915
David Braley	$16,000	$58,416	—	—	—	—	$74,416
John Ellis Bush	$17,500	$60,083	—	—	—	—	$77,583
James E. O’Connor(2)	$16,000	$60,083	—	—	—	—	$76,083
David Prussky	$16,000	$58,416	—	—	—	—	$74,416
Ramon A. Rodriguez(2)	$17,500	$61,584	—	—	—	—	$79,084
Michael Serruya	$13,000	$56,915	—	—	—	—	$69,915

(1)	Represents restricted stock units granted under the Plan. This columns reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. In determining the grant date fair value for restricted stock units, the Company used $4.18, the closing price of the Company’s common stock on the grant date. The table below sets forth the aggregate number of restricted stock units and stock options of each non-employee director outstanding as of December 31, 2010. The table below does not include non-compensatory warrants to purchase 5,500,000 shares of common stock held by Mr. Serruya, which were issued to him prior to the Merger.

	Restricted	Stock
Name	Stock Units	Options

H. Wayne Huizenga	13,616	—
David Braley	13,975	—
John Ellis Bush	14,374	—
James E. O’Connor(2)	14,374	—
David Prussky	13,975	20,000
Ramon A. Rodriguez(2)	14,733	—
Michael Serruya	13,616	—

(2)	Messrs. O’Connor and Rodriguez resigned as directors on January 28, 2011.

Related Party Transactions

As set forth in the Audit Committee Charter, our Audit Committee must approve all transactions with related persons as described in Item 404 of Regulation S-K under the Exchange Act. The following is a summary of agreements or transactions with parties related to our directors or us since January 1, 2009. The agreements or transactions listed below were entered into prior to the establishment of our Audit Committee, which was established on November 2, 2010.

Loans and Advances from Stockholders

We have funded a significant amount of our growth and development through stockholder loans and advances. From May 2008, through June 2010, we borrowed an aggregate of $21,445,000 from Royal Palm, an affiliate of Mr. Huizenga, pursuant to an unsecured promissory note (the “Royal Palm Note”), which has been amended as additional amounts have been advanced. The note bears interest at LIBOR plus two basis points. A schedule of the dates and amounts advanced by Royal Palm pursuant to the Royal Palm Note through May, 2010 are as follows:

Principal
Date of Note	Amount

05/15/2008	$2,500,000
09/16/2008	2,500,000
03/24/2009	1,200,000
06/02/2009	2,000,000
04/13/2009	250,000
07/10/2009	595,000
09/21/2009	250,000
10/14/2009	1,500,000
12/04/2009	250,000
12/09/2009	5,800,000
03/25/2010	2,100,000
5/26/2010	2,500,000

Total	$21,445,000

In July 2010, Mr. Berrard purchased $10,722,500 of the total debt, including accrued interest, represented by the Royal Palm Note. $16,845,000 of the borrowings under the Royal Palm Note are reported in our audited financial statements as of and for the year ended December 31, 2009 as a long- term liability. The aggregate $21,445,000, including $4,600,000 borrowed from Royal Palm during the six months ended June 30, 2010 was contributed as capital on November 2, 2010, in connection with the Merger.

Subsequent to June 30, 2010, we borrowed $2,000,000, $950,000 and $320,000 from Royal Palm on August 9, 2010, August 31, 2010, and October 25, 2010, respectively, pursuant to unsecured promissory notes. The notes bear interest at the short-term Applicable Federal Rate, as adjusted on a monthly basis. The $2,000,000 note matures on November 2, 2011. The $1,270,000 note matured and was repaid on the closing date of the Merger.

In November and December 2009, Mr. Berrard advanced $800,000 to the company pursuant to an unsecured promissory note. The advance was repaid in March 2010.

Stockholder Guarantees

During the years ended December 31, 2009 and 2008, we incurred or assumed $7,954,305 and $240,000, respectively, of debt to sellers in connection with certain acquisitions. Two of the seller notes payable, totaling $3,050,000, were secured by letters of credit, which were guaranteed and secured by certain assets of Messrs. Huizenga and Berrard. These guarantees were released as of March 31, 2011.

Our prior revolving credit facilities, which provided for borrowings in aggregate of up to $25,000,000, were personally guaranteed for up to $20,000,000 by Mr. Huizenga through February 28, 2011.

HB Service, LLC

In March 2005, Messrs. Berrard and Huizenga formed HB Service, LLC to acquire franchises and related businesses under the Swisher name. Through September 2010, HB Service acquired and operated 68 former franchises of the company and purchased nine other related businesses, for an aggregate of $28,593,333. Effective July 13, 2010, HB Service entered into a Contribution Agreement with us pursuant to which Messrs. Huizenga and Berrard contributed their membership interests in HB Service to Swisher International, at which time HB Service became a wholly-owned subsidiary of the company.

New River Capital Partners

We paid $7,500 and $51,300 during the three months ended March 31, 2011 and the fiscal year ended December 1, 2010, respectively, for training course development and utilization of the delivery platform from CertiLearn, Inc., the majority of which is owned by New River Capital Partners a company owned by Messrs. Berrard, Byrne and Aucamp. In February 2011, we paid $126,636 to CertiLearn, Inc. to satisfy outstanding accrued expenses, which expenses were accrued starting in the fiscal year ended December 31, 2009.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of July 15, 2011 information regarding the beneficial ownership of our common stock by each director, each named executive officer, all of the directors and executive officers as a group, and each other person or entity known to us to be the beneficial owner of more than five percent of our common stock. Unless noted otherwise, the corporate address of each person listed below is 4725 Piedmont Row Drive, Suite 400, Charlotte, North Carolina, 28210.

	Amount and
	Nature of
	Beneficial		Percent of
Name and Address of Beneficial Owner	Ownership		Class(1)

Directors and Executive Officers:
H. Wayne Huizenga	25,013,101	(2)	14.4%
Steven R. Berrard	25,005,311	(3)	14.4%
Thomas Aucamp	1,300,265	(3)	*
David Braley	5,200,103	(2)	3.0%
John Ellis Bush	7,742	(2)	*
Thomas Byrne	1,300,265	(3)	*
Hugh H. Cooper	—		—
Harris W. Hudson	1,042,992	(4)	*
Michael Kipp	—		—
William D. Pruitt	23,742	(5)	*
David Prussky	268,303	(6)	*
Michael Serruya	2,447,745	(7)	1.4%
Directors and Executive Officers as a group (12 persons)	61,639,569	(8)	35.5%
5% Stockholders:
FMR LLC(9)(10)	23,729,043		13.7%

*	The person beneficially owns less than 1% of Swisher Hygiene’s outstanding common stock.

(1)	Based on 173,473,566 shares of our common stock outstanding as of July 15, 2011.

(2)	Includes 5,303 shares of common stock underlying fully vested restricted stock units that will only be delivered following the beneficial owner’s departure as a director.

(3)	The shares of common stock held by these executive officers have been pledged to H. Wayne Huizenga as security for certain obligations owing pursuant to stock pledge and security agreements by each executive officer for the benefit of Mr. Huizenga.

(4)	Includes 9,303 shares of common stock underlying fully vested restricted stock units that will only be delivered following the beneficial owner’s departure as a director.

(5)	Consists of 10,000 shares of common stock held by Pruitt Enterprises, LP, 2,000 shares of common stock held by Mr. Pruitt’s spouse, 2,439 shares of common stock held by Mr. Pruitt, and 9,303 shares of common stock underlying fully vested restricted stock units held by Pruitt Enterprises, LP that will only be delivered following the beneficial owner’s departure as a director. Mr. Pruitt is one of five limited partners of Pruitt Enterprises, LP. The general partner of Pruitt Enterprises, LP is Pruitt Ventures, Inc. Mr. Pruitt is the President and sole director of Pruitt Ventures, Inc. Mr. Pruitt and his wife own a majority interest in Pruitt Ventures, Inc. The reporting person disclaims beneficial ownership of the Pruitt Enterprises, LP securities, except to the extent of any pecuniary interest therein and this report shall not be deemed an admission that the reporting person is the beneficial owner of the Pruitt Enterprises, LP securities for any other purpose.

(6)	Consists of 210,000 shares of common stock held by Mr. Prussky, 33,000 shares of common stock held by Mr. Prussky’s spouse, and 20,000 shares of common stock underlying exercisable options. Also, includes 5,303 shares of common stock underlying fully vested restricted stock units that will only be delivered following the beneficial owner’s departure as a director.

(7)	Consists of 433,291 shares of common stock held by Mr. Serruya, 2,039,151 shares of common stock held by 1082272 Ontario Inc., and 5,303 shares of common stock underlying fully vested restricted stock units that will only be delivered following the beneficial owner’s departure as a director. 1082272 Ontario Inc., an entity owned 50% by Michael Serruya and 50% by his brother, Aaron Serruya, owns 4,078,301 shares of common stock. Michael Serruya is a director and President of 1082272 Ontario Inc., and exercises voting and dispositive power over half the shares of common stock held by 1082272 Ontario Inc. Aaron Serruya exercises voting and dispositive power over the other shares of Swisher Hygiene held by 1082272 Ontario Inc.

(8)	Includes 20,000 shares of common stock underlying exercisable options and 45,121 shares of common stock underlying fully vested restricted stock units that will only be delivered following the beneficial owners departure as a director.

(9)	Based on the Schedule 13G filed by FMR LLC with the SEC on April 8, 2011. Fidelity Management & Research Company (“Fidelity”), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 13,871,900 shares of Swisher Hygiene Inc. as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940 (the “Funds”).

Edward C. Johnson 3d and FMR LLC, through its control of Fidelity and the Funds, each has sole power to dispose of the 13,871,900 shares owned by the Funds.

Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC.

Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees.

(10)	Also, includes 9,857,143 shares of common stock acquired on April 15, 2011, which are not reflected in Fidelity’s Schedule 13G filed on April 8, 2011, by certain funds for which Fidelity acts as investment advisor pursuant to securities purchase agreements. We completed this transaction on April 19, 2011.

PLAN OF DISTRIBUTION

We are registering the shares of common stock to permit the resale of these shares of common stock by the holders of the common stock from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling securityholders, or their pledgees, donees, transferees, or any of their successors in interest selling shares received from a named selling securityholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (all of whom may be selling securityholders), may sell the securities from time to time on any stock exchange or automated interdealer quotation system on which the securities are listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The selling securityholders may sell the securities by one or more of the following methods, without limitation:

(a) block trades in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b) purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

(c) an exchange distribution in accordance with the rules of any stock exchange on which the securities are listed;

(d) ordinary brokerage transactions and transactions in which the broker solicits purchases;

(e) privately negotiated transactions;

(f) short sales;

(g) through the writing of options on the securities, whether or not the options are listed on an options exchange;

(h) through the distribution of the securities by any selling securityholder to its partners, members or stockholders;

(i) one or more underwritten offerings on a firm commitment or best efforts basis; and

(j) any combination of any of these methods of sale.

The selling securityholders may also transfer the securities by gift. We do not know of any arrangements by the selling securityholders for the sale of any of the securities.

The selling securityholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the securities. These brokers, dealers or underwriters may act as principals, or as an agent of a selling securityholder. Broker-dealers may agree with a selling securityholder to sell a specified number of the securities at a stipulated price per security. If the broker-dealer is unable to sell securities acting as agent for a selling securityholder, it may purchase as principal any unsold securities at the stipulated price. Broker-dealers who acquire securities as principals may thereafter resell the securities from time to time in transactions in any stock exchange or automated interdealer quotation system on which the securities are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling securityholders may also sell the securities in accordance with Rule 144 under the Securities Act of 1933, as amended, rather than pursuant to this prospectus, regardless of whether the securities are covered by this prospectus.

From time to time, one or more of the selling securityholders may pledge, hypothecate or grant a security interest in some or all of the securities owned by them. The pledgees, secured parties or persons to whom the securities have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling securityholders. The number of a selling securityholder’s securities offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for that selling securityholder’s securities will otherwise remain unchanged. In addition, a selling securityholder may, from time to time, sell the securities short, and, in those instances, this prospectus may be delivered in connection with the short sales and the securities offered under this prospectus may be used to cover short sales.

To the extent required under the Securities Act of 1933, the aggregate amount of selling securityholders’ securities being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the securities may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling securityholder and/or purchasers of selling securityholders’ securities of securities, for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

The selling securityholders and any underwriters, brokers, dealers or agents that participate in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions.

A selling securityholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the securities in the course of hedging the positions they assume with that selling securityholder, including, without limitation, in connection with distributions of the securities by those broker-dealers. A selling securityholder may enter into option or other transactions with broker-dealers that involve the delivery of the securities offered hereby to the broker-dealers, who may then resell or otherwise transfer those securities. A selling securityholder may also loan or pledge the securities offered hereby to a broker-dealer and the broker-dealer may sell the securities offered hereby so loaned or upon a default may sell or otherwise transfer the pledged securities offered hereby.

The selling securityholders and other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities by the selling securityholders and any other person. The anti-manipulation rules under the Securities Exchange Act of 1934 may apply to sales of securities in the market and to the activities of the selling securityholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

We have agreed to indemnify in certain circumstances the selling securityholders and any brokers, dealers and agents who may be deemed to be underwriters, if any, of the securities covered by the registration statement, against certain liabilities, including liabilities under the Securities Act of 1933. The selling securityholders have agreed to indemnify us in certain circumstances against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

The securities of securities offered hereby were originally issued to the selling securityholders pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended. We have agreed to register the securities under the Securities Act of 1933, and, subject to the requirements if the securities laws or regulations, to keep the registration statement of which this prospectus is a part effective until the earlier of the date on which the selling securityholders have sold all of the securities and two years after the effective date of the registration statement. We have agreed to pay all expenses in connection with this offering, except for any underwriting discounts, concessions, commissions or fees of the selling securityholders or any fees and expenses of counsel or other advisors to the selling securityholders.

We will not receive any proceeds from sales of any securities by the selling securityholders.

We cannot assure you that the selling securityholders will sell all or any portion of the securities offered hereby.

DESCRIPTION OF SECURITIES TO BE REGISTERED

The following summary description of our capital stock does not purport to be complete and is qualified in its entirety by reference to our certificate of incorporation and bylaws, copies of which are listed as Exhibit 3.2 and Exhibit 3.3 to this registration statement, respectively.

Our authorized capital stock consists of 400,000,000 shares of common stock, par value $0.001 per share, of which 173,473,566 shares are issued and outstanding as of July 31, 2011. Holders of our common stock are entitled to one vote per share on all matters on which holders of common stock are entitled to vote. Because holders of our common stock do not have cumulative voting rights, the holders of a majority of the shares of our common stock represented at a meeting for the election of directors can elect all of the directors.

Holders of our common stock have equal ratable rights to dividends from funds legally available if and when declared by our board of directors and are entitled to share ratably in all of our assets available for distribution to holders of our common stock upon liquidation, dissolution or winding up of our affairs. Holders of our common stock do not have subscription rights, conversion rights, or preemptive rights with respect to any additional shares of common stock that may be issued. Therefore, we may sell shares of common stock without first offering such shares to existing stockholders. All outstanding shares of our common stock are fully paid and nonassessable.

Holders of our common stock are not entitled to take action by written consent or to call special meetings of our stockholders.

INTERESTS OF NAMED EXPERTS AND COUNSEL

None.

LEGAL MATTERS

The validity of the shares of common stock offered through this prospectus is passed on by Akerman Senterfitt.

EXPERTS

The consolidated financial statements and schedule as of December 31, 2010 and for the year then ended included in this Prospectus have been so included in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Swisher Hygiene Inc. at and for the years ended December 31, 2009 and December 31, 2008 included in this prospectus, to the extent and for the periods indicated in their report, have been audited by Scharf Pera & Co., PLLC, independent registered public accountants, and are included herein in reliance upon the authority of such firm as experts in accounting and auditing in giving such report.

The consolidated financial statements of Choice at and for the fiscal years ended September 30, 2010 and September 30, 2009, included in this prospectus have been audited by Kreischer Miller, independent auditor, and are included herein in reliance upon the authority of such firm as experts in the accounting and auditing in giving such report.

The consolidated financial statements of Mt. Hood, the financial statements of ProClean, and the combined financial statements of Central Carting Disposal, Inc. and CCI Hauling, Inc at and for the fiscal year ended December 31, 2010, included in this prospectus have been audited by Scharf Pera & Co., PLLC, independent registered public accountants, and are included herein in reliance upon the authority of such firm as experts in the accounting and auditing in giving such report.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a Registration Statement on Form 10 (the “Form 10”). Pursuant to Section 12(g)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) the Form 10 went effective on January 10, 2011, and as of that date we are subject to the reporting requirements of the Exchange Act, and the rules and regulations thereunder. As such, we will file reports, proxy statements, information statements, and other information with the SEC.

We have filed with the SEC a Registration Statement on Form S-1 under the Securities Act to register with the SEC the securities described herein. This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information about us and our securities, you should refer to the registration statement. You may read and, for a fee, copy this information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on its Public Reference Rooms. Our SEC and other public filings will also be available to the public from commercial document retrieval services, and at the web site maintained by the SEC at http://www.sec.gov and on the System for Electronic Document Analysis Retrieval (SEDAR) website at http://www.sedar.com.

Our Internet address is www.swisherhygiene.com. We will make available through a link to the SEC’s web site, electronic copies of the materials we file with the SEC (including our annual reports on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K, the Section 16 reports filed by our executive officers, directors, and 10% stockholders and amendments to those reports) and electronic copies of the materials we file with Canadian Securities Regulators through a link to SEDAR. To receive paper copies of our SEC materials, please contact us by mail addressed to Swisher Hygiene Inc., Investor Relations, 4725 Piedmont Row Drive, Suite 400, Charlotte, North Carolina 28210.

You should rely only on the information contained in this prospectus. We have not authorized any person to provide you with any information that is different.

SWISHER HYGIENE INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

	Balance at
	March 31,	December 31,
	2011	2010

ASSETS
Current assets
Cash and cash equivalents	$105,069,848	$38,931,738
Restricted cash	—	5,193,333
Accounts receivable (net of allowance for doubtful accounts of $1,404,365 at March 31, 2011 and $334,156 at December 31, 2010)	14,893,924	7,068,629
Inventory	3,765,159	2,968,076
Other assets	2,797,557	894,719

Total current assets	126,526,488	55,056,495
Property and equipment, net	44,202,516	11,324,055
Goodwill	87,877,874	29,660,309
Other intangibles, net	44,076,159	7,668,805
Other noncurrent assets	3,736,793	2,524,598

	$306,419,830	$106,234,262

LIABILITIES AND EQUITY
Current liabilities
Accounts payable, accrued expenses, and other current liabilities	$18,024,044	$9,335,932
Short term obligations	19,734,219	13,378,710
Advances from shareholder	2,000,000	2,000,000

Total current liabilities	39,758,263	24,714,642
Long term obligations	37,527,478	31,028,992
Deferred income tax liabilities	9,746,713	1,700,000
Other long term liabilities	3,554,802	2,763,051

Total noncurrent liabilities	50,828,993	35,492,043
Commitments and contingencies
Equity
Swisher Hygiene Inc. stockholders’ equity
Common stock, par value $0.001, authorized 400,000,000 shares; 148,455,429 and 114,015,063 shares issued and outstanding at March 31, 2011 and December 31, 2010, respectively	148,455	114,015
Additional paid-in capital	227,569,009	54,725,897
Accumulated deficit	(12,204,602)	(8,996,759)
Accumulated other comprehensive income	216,008	73,985

Total Swisher Hygiene Inc. stockholders’ equity	215,728,870	45,917,138
Non-controlling interest	103,704	110,439

Total equity	215,832,574	46,027,577

	$306,419,830	$106,234,262

See Notes to the Condensed Consolidated Financial Statements

SWISHER HYGIENE INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

	Three Months Ended March 31,
	2011	2010

Revenue
Product	$15,426,822	$8,164,028
Service	10,458,452	4,378,544
Franchise and other	1,511,029	2,186,361

Total revenue	27,396,303	14,728,933

Costs and expenses
Cost of sales	9,583,685	5,308,948
Route expenses	7,115,071	3,174,176
Selling, general, and administrative	12,324,869	6,507,155
Acquisition and merger expenses	1,315,978	—
Depreciation and amortization	2,707,952	1,042,830

Total costs and expenses	33,047,555	16,033,109

Loss from operations	(5,651,252)	(1,304,176)

Other expense, net	(2,273,119)	(291,265)

Net loss before income taxes	(7,924,371)	(1,595,441)
Income tax benefit	4,709,793	—

Net loss	$(3,214,578)	$(1,595,441)

Loss per share
Basic and diluted	$(0.03)	$(0.03)

Weighted-average common shares used in the computation of loss per share
Basic and diluted	122,780,115	57,829,630

See Notes to the Condensed Consolidated Financial Statements

SWISHER HYGIENE INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EQUITY (unaudited)
FOR THE THREE MONTHS ENDED MARCH 31, 2011

					Accumulated	Swisher
			Additional		Other	Hygiene Inc.
	Common Stock		Paid-In	Accumulated	Comprehensive	Shareholders’	Non-controlling	Total
	Shares	Amount	Capital	Deficit	(Loss) / Income	Equity	Interest	Equity

Balance as of December 31, 2010	114,015,063	$114,015	$54,725,897	$(8,996,759)	$73,985	$45,917,138	$110,439	$46,027,577

Shares issued in connection with private placements	24,262,500	24,262	115,969,530			115,993,792		115,993,792

Shares issued in connection with the acquisition of Choice	8,281,920	8,282	48,772,244			48,780,526		48,780,526

Shares issued in connection with acquisitions and purchases of property and equipment	298,082	298	2,144,621			2,144,919		2,144,919

Conversion of promissory note payable	1,312,864	1,313	5,076,160			5,077,473		5,077,473

Stock based compensation			664,842			664,842		664,842

Exercise of stock options	285,000	285	215,715			216,000		216,000

Foreign currency translation adjustment					142,023	142,023		142,023

Net loss				(3,207,843)		(3,207,843)	(6,735)	(3,214,578)

Balance as of March 31, 2011	148,455,429	$148,455	$227,569,009	$(12,204,602)	$216,008	$215,728,870	$103,704	$215,832,574

See Notes to the Condensed Consolidated Financial Statements

SWISHER HYGIENE INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	Three Months Ended
	March 31,
	2011	2010

Cash used in operating activities
Net loss	$(3,214,578)	$(1,595,441)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,707,952	1,042,830
Stock based compensation	664,842	—
Unrealized loss on fair value of convertible promissory notes	1,961,100	—
Deferred income tax liabilities	(3,954,793)	—
Changes in working capital components:
Accounts receivable	(1,052,100)	(159,035)
Inventory	(184,723)	(221,921)
Other assets and noncurrent assets	(945,709)	(602,706)
Accounts payable, accrued expenses, and other liabilities	1,179,087	1,460,951

Cash used in operating activities	(2,838,922)	(75,322)

Cash used in investing activities
Purchases of property and equipment	(3,019,248)	(1,002,528)
Acquisitions, net of cash acquired	(12,318,774)	—
Restricted cash	5,193,333	—

Cash used in investing activities	(10,144,689)	(1,002,528)

Cash provided by financing activities
Proceeds from private placements, net of issuance costs	116,253,791	—
Principal payments on acquired Choice debt	(39,219,160)	—
Proceeds from line of credit, net of issuance costs	27,639,355	—
Payoff of lines of credit	(24,946,932)	—
Principal payments on debt	(821,333)	(575,299)
Proceeds from exercise of stock options	216,000	—
Payment of shareholder advance	—	(800,000)
Proceeds from advances from shareholders	—	2,100,000

Cash provided by financing activities	79,121,721	724,701

Net increase (decrease) in cash and cash equivalents	66,138,110	(353,149)
Cash and cash equivalents at the beginning of the period	38,931,738	1,270,327

Cash and cash equivalents at the end of the period	$105,069,848	$917,178

See Notes to the Condensed Consolidated Financial Statements

SWISHER HYGIENE INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

NOTE 1 —	BUSINESS DESCRIPTION

Principal Operations

Swisher Hygiene Inc. and its wholly-owned subsidiaries (the “Company” or “We” or “Our”) provide essential hygiene and sanitation solutions to customers throughout much of North America and internationally through its global network of company owned operations, franchises and master licensees. These solutions include essential products and services that are designed to promote superior cleanliness and sanitation in commercial environments, while enhancing the safety, satisfaction and well-being of employees and patrons. These solutions are typically delivered by employees on a regularly scheduled basis and involve providing our customers with: (i) consumable products such as soap, paper, cleaning chemicals, detergents, and supplies, together with the rental and servicing of dish machines and other equipment for the dispensing of those products; (ii) the rental of facility service items requiring regular maintenance and cleaning, such as floor mats, mops, bar towels and linens; (iii) manual cleaning of their facilities; and (iv) solid waste collection services. We serve customers in a wide range of end-markets, with a particular emphasis on the foodservice, hospitality, retail, industrial, and healthcare industries. In addition, our solid waste collection services provide services primarily to commercial and residential customers through contracts with municipalities or other agencies.

As of March 31, 2011, the Company has 83 company owned operations and 6 franchise operations located throughout the United States and Canada and has entered into 10 Master License Agreements covering the United Kingdom, Ireland, Portugal, the Netherlands, Singapore, the Philippines, Taiwan, Korea, Hong Kong/Macau/China, and Mexico.

NOTE 2 —	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

The accompanying Condensed Consolidated Financial Statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X promulgated by the Securities and Exchange Commission (“SEC”) and therefore do not contain all of the information and footnotes required by GAAP and the SEC for annual financial statements. The Company’s Condensed Consolidated Financial Statements reflect all adjustments (consisting only of normal recurring adjustments) that management believes are necessary for the fair presentation of their financial condition, results of operations, and cash flows for the periods presented. The information at December 31, 2010 in the Company’s Condensed Consolidated Balance Sheets included in this quarterly report was derived from the audited Consolidated Balance Sheets included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC on March 31, 2011. The Company’s 2010 Annual Report on Form 10-K, together with the information included in such report, is referred to in this quarterly report as the “2010 Annual Report.” This quarterly report should be read in conjunction with the 2010 Annual Report.

All material intercompany balances and transactions have been eliminated in consolidation. Certain adjustments have been made to conform prior periods to the current year presentation.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses and disclosure of contingent assets and liabilities at the date of the Condensed Consolidated Financial Statements. Actual results could differ from those estimates and such differences could affect the results of operations reported in future periods.

SWISHER HYGIENE INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) — (Continued)

The Company’s significant accounting policies are discussed in Note 2 of the Notes to Consolidated Financial Statements in the 2010 Annual Report. Any significant changes to those policies or new significant policies are described below.

Acquisition and merger expenses

Acquisition and merger expenses include costs directly-related to the acquisition of our four franchisees and ten independent businesses during the three months ended March 31, 2011, and costs directly-related to the merger with CoolBrands International, Inc. as discussed in Note 1 of our 2010 Annual Report. These costs include third party due diligence, legal, accounting and professional service expenses.

Segments

On March 1, 2011, the Company completed its acquisition of Choice Environmental Services, Inc. (“Choice”), a Florida based company that provides a complete range of solid waste and recycling collection, transportation, processing and disposal services. As a result of the acquisition of Choice, the Company now has two segments 1) hygiene and 2) waste. The Company’s hygiene segment primarily provides commercial hygiene services and products throughout much of the United States, and additionally operates a worldwide franchise and license system to provide the same products and services in markets where Company owned operations do not exist. The Company’s waste segment primarily consists of the operations of Choice and will include future acquisitions of solid waste collection businesses. Prior to the acquisition of Choice, the Company managed, allocated resources, and reported in one segment or the hygiene segment. See Note 13 for segment disclosures.

Adoption of Newly Issued Accounting Pronouncements

Revenue Recognition:  In October 2009, the FASB issued new standards for multiple-deliverable revenue arrangements. These new standards affect the determination of when individual deliverables included in a multiple-element arrangement may be treated as separate units of accounting. In addition, these new standards modify the manner in which the transaction consideration is allocated across separately identified deliverables, eliminate the use of the residual value method of allocating arrangement consideration and require expanded disclosure. These new standards became effective for multiple-element arrangements entered into or materially modified on or after January 1, 2011. Earlier application was permitted with required transition disclosures based on the period of adoption. We adopted these standards for multiple-element arrangements entered into or materially modified on or after January 1, 2011. The adoption of this accounting standard did not have a material impact on the Company’s Condensed Consolidated Financial Statements.

Goodwill:  In December 2010, the FASB issued new standards defining when step 2 of the goodwill impairment test for reporting units with zero or negative carrying amounts should be performed and modifies step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For reporting units with zero or negative carrying amounts an entity is required to perform step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that a goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that an impairment may exist. The standards are effective for fiscal years and interim periods within those years, beginning after December 15, 2010 and were effective for the Company on January 1, 2011. The adoption of this accounting standard did not have a material impact on the Company’s Condensed Consolidated Financial Statements.

Business Combinations:  In December 2010, the FASB issued new standards that clarify that if comparative financial statements are presented the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The update also expands the supplemental pro

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NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) — (Continued)

forma disclosures to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. The standards are effective prospectively for material (either on an individual or aggregate basis) business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010, with early adoption permitted. The Company has included the required disclosures in Note 3.

NOTE 3 —	ACQUISITIONS

Choice Acquisition

On February 13, 2011, we entered into an Agreement and Plan of Merger (the “Choice Agreement”) by and among Swisher Hygiene, Swsh Merger Sub, Inc., a Florida corporation and wholly-owned subsidiary of Swisher Hygiene, Choice, and other parties, as set forth in the Choice Agreement. The Choice Agreement provided for the acquisition of Choice by Swisher Hygiene by way of merger.

In connection with the merger with Choice, on February 23, 2011, we entered into an agency agreement, which the agents agreed to market, on a best efforts basis 12,262,500 subscription receipts (“Subscription Receipts”) at a price of $4.80 per Subscription Receipt for gross proceeds of up to $58,859,594. Each Subscription Receipt entitled the holder to acquire one share of our common stock, without payment of any additional consideration, upon completion of our acquisition of Choice.

On March 1, 2011, we closed the acquisition of Choice and issued 8,281,920 shares of our common stock to the former shareholders of Choice and assumed $40,941,484 of debt, which $39,219,160 was paid down with proceeds from the private placement of the Subscription Receipts. In addition, certain shareholders of Choice received $5,700,000 in cash for warrants to purchase an additional 918,076 shares at an exercise price of $6.21, which expired on March 31, 2011 and were not exercised.

On March 1, 2011, in connection with the closing of the acquisition of Choice, the 12,262,500 Subscription Receipts were exchanged for 12,262,500 shares of our common stock. We agreed to use commercially reasonable efforts to file a resale registration statement with the SEC relating to the shares of common stock underlying the Subscription Receipts. If the registration statement is not filed or declared effective within specified time periods, or if it ceases to be effective for periods of time exceeding certain grace periods, the initial subscribers of Subscription Receipts will be entitled to receive an additional 0.1 share of common stock for each share of common stock underlying Subscription Receipts held by any such initial subscriber at that time. The Company’s Registration Statement was declared effective on April 21, 2011 and remains effective as of the date of this filing.

Choice has been in business since 2004 and serves more than 150,000 residential and 7,500 commercial customers in the Southern and Central Florida regions through its 320 employees and over 150 collection vehicles by offering a complete range of solid waste and recycling collection, transportation, processing and disposal services. Choice operates six hauling operations, three transfer and materials recovery facilities.

The following table presents the purchase price consideration as of March 1, 2011:

Consideration:
Issuance of shares at stock price of $5.89	$48,780,526
Debt	40,941,484
Cash paid	7,553,784

$97,275,794

The preliminary allocation of the purchase price is based on the best information available to management. This allocation is provisional, as the Company is required to recognize additional assets or

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NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) — (Continued)

liabilities if new information is obtained about facts and circumstances that existed as of March 1, 2011 that, if known, would have resulted in the recognition of those assets or liabilities as of that date. The Company may adjust the preliminary purchase price allocation after obtaining additional information regarding asset valuation, liabilities assumed and revisions of previous estimates. The following table summarizes the preliminary allocation of the purchase price based on the estimated fair value of the acquired assets and assumed liabilities of Choice as of March 1, 2011 as follows:

Net tangible assets acquired:
Cash and cash equivalents	$340,870
Receivables	6,095,801
Inventory	150,833
Property and equipment	29,618,377
Customer contracts	27,840,000
Non-compete agreements	2,880,000
Deferred income tax assets and other assets	2,234,452
Accounts payable and accrued expenses	(6,220,986)
Capital lease obligations	(3,523,615)
Deferred income tax liabilities	(12,001,506)

Total tangible assets acquired	47,414,226
Goodwill	49,861,568

Total purchase price	97,275,794
Less: Debt assumed	(40,941,484)
Less: Issuance of shares	(48,780,526)

Cash paid (including prepayment penalty of $1,853,784)	$7,553,784

Other assets include approximately $721,000 of notes receivable from Choice shareholders. In addition, the Company’s Condensed Consolidated Financial Statements for the three months ended March 31, 2011 includes $5,803,815 of revenue and $368,061 of net loss before income taxes.

The following supplemental pro forma information presents the financial results as if the acquisition of Choice had occurred January 1, 2011 for the three months ended March 31, 2011 and on January 1, 2010 for the three months ended March 31, 2010. This supplemental pro forma information has been prepared for

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NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) — (Continued)

comparative purposes and does not purport to be indicative of what would have occurred had the acquisition of Choice been completed on January 1, 2011 or January 1, 2010, nor are they indicative of any future results:

	Three Months	Three Months
	Ended	Ended
	March 31,	March 31,
	2011	2010

Revenue	$26,419,303	$26,219,395
Costs and expenses	32,731,772	26,718,910

Loss from operations	(6,312,469)	(499,515)
Other expense, net	(2,028,786)	(308,955)

Net loss before income taxes	(8,341,255)	(808,470)
Income tax benefit	4,853,261	—

Net loss	$(3,487,994)	$(808,470)

Loss per share
Basic and diluted	$(0.03)	$(0.01)

Weighted-average common shares used in the computation of loss per share
Basic and diluted	122,780,115	57,829,630

Pro forma adjustments include adjustments for (a) additional amortization related to the acquired identifiable intangibles; (b) additional depreciation as a result of an adjustment to the fair value of the property and equipment acquired; (c) a reduction of rent expense, offset by an increase for depreciation for leased properties with related parties that became capital leases in connection with the acquisition and (d) a reduction for interest expense and amortization of debt discounts and financing costs for debt that was paid off as part of the acquisition, offset by interest expense related to capital leases entered into in connection with the acquisition.

Other Acquisitions

During the three months ended March 31, 2011, the Company acquired four of its franchisees and nine independent businesses, in addition to the acquisition of Choice. The results of operations of these acquisitions have been included in the Company’s Condensed Consolidated Financial Statements since their respective acquisition dates. None of these acquisitions were significant to the Company’s consolidated financial results and therefore, supplemental pro forma financial information is not presented.

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NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) — (Continued)

The following table summarizes the current estimated aggregate fair values of the assets acquired and liabilities assumed at the date of acquisition for these acquisitions made during the three months ended March 31, 2011, excluding Choice:

Three Months Ended
March 31, 2011

Number of businesses acquired	13

Net tangible assets acquired
Accounts receivable and other assets	$653,850
Inventory	457,090
Property and equipment	861,820
Accounts payable and accrued expenses	(526,970)

Total	1,445,790

Identifiable intangible assets:
Customer relationships	5,446,400
Non-compete agreements	1,331,900

Total	6,778,300

Goodwill	8,273,100

Aggregate purchase price	16,497,190
Less: Stock issued	1,943,500
Less: Earn outs	1,190,000
Less: Notes issued or assumed on acquisition	8,598,700

Cash paid on acquisitions	$4,764,990

Earn outs are based on the achievement of contractually negotiated levels of performance by certain of our acquired businesses and are payable quarterly for three years ending March 31, 2014. See Note 15 for additional acquisitions subsequent to March 31, 2011.

NOTE 4 —	GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill and other intangible assets have been recognized in connection with the acquisitions described in Note 3 and substantially all of the balance is expected to be fully deductible for income tax purposes, except for goodwill related to the acquisition of Choice, which was a stock acquisition. Changes in the

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NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) — (Continued)

carrying amount of goodwill and other intangibles for each of the Company’s segments during the three months ended March 31, 2011 were as follows:

	Hygiene	Waste

Goodwill
Balance — December 31
Gross goodwill	$30,530,309	$—
Accumulated impairment losses	(870,000)	—

	$29,660,309	$—
Goodwill acquired	8,273,100	$49,861,568
Foreign exchange translation	82,897	—

Balance — March 31
Gross goodwill	38,886,306	49,861,568
Accumulated impairment losses	(870,000)	—

	$38,016,306	49,861,568

Customer Relationships
Balance — December 31	$5,779,980	$—
Customers acquired	5,446,400	27,840,000
Amortization	(547,524)	(331,429)
Foreign exchange translation	75,330	—

Balance — March 31	$10,754,186	$27,508,571

Non-compete Agreements
Balance — December 31	$1,888,825	$—
Agreements	1,331,900	2,880,000
Amortization	(212,455)	(96,000)
Foreign exchange translation	21,132	—

Balance — March 31	$3,029,402	$2,784,000

Hygiene Segment

The fair value of the customer contracts acquired is based on future discounted cash flows expected to be generated from those customers. These customer relationships will be amortized on a straight-line basis over five years, which is primarily based on the Company’s historical customer attrition rates. The fair value of the non-compete agreements will be amortized on a straight-line basis over the length of the agreements of four or five years.

Waste Segment

The fair value of the customer contracts acquired in the acquisition of Choice was based on future discounted cash flows expected to be generated from contracts with municipalities and customers. These customer contracts will be amortized on a straight-line basis over seven years, which is the weighted average of the estimated life of the contracts acquired. The fair value of the non-compete agreements will be amortized on a straight-line basis over the length of the agreements or 2.5 years.

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NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) — (Continued)

NOTE 5 —	EQUITY

Changes in equity for the three months ended March 31, 2011 consisted of the following:

Balance at December 31, 2010	$46,027,577
Issuance of shares in connection with Choice acquisition (See Note 3)	48,780,526
Issuance of shares in connection with private placements	115,993,792
Issuance of shares in connection with acquisitions (See Note 3)	1,943,500
Issuance of shares in connection with purchases of property and equipment	201,419
Stock based compensation	880,842
Conversion of convertible promissory note payable (See Note 6)	5,077,473
Foreign currency translation	142,023
Net loss	(3,214,578)

Balance at March 31, 2011	$215,832,574

Choice

As part of the purchase price of Choice we issued 8,281,920 shares of our common stock to the previous shareholders of Choice. See Note 3.

Private placements

As discussed in Note 3, on March 1, 2011, in connection with the closing of acquisition of Choice, the 12,262,500 Subscription Receipts were exchanged for 12,262,500 shares of our common stock. As part of this transaction, we received cash of $56,253,791, net of issuance costs.

In addition on March 22, 2011, we entered into a series of arm’s length securities purchase agreements to sell 12,000,000 shares of our common stock at a price of $5.00 per share, for aggregate proceeds of $60,000,000 to certain funds of a global financial institution (the “Private Placement”). We intend to use the proceeds from the Private Placement to further our organic and acquisition growth strategy, as well as for working capital purposes. On March 23, 2011, we closed the Private Placement and issued 12,000,000 shares of our common stock. Pursuant to the securities purchase agreements, the shares of common stock issued in the Private Placement may not be transferred on or before June 24, 2011 without our consent. We agreed to use commercially reasonable efforts to file a resale registration statement with the SEC relating to the shares of common stock sold in the Private Placement. If the registration statement is not filed or declared effective within specified time periods, the investors will be entitled to receive liquidated damages in cash equal to one percent of the original offering price for each share that at such time remains subject to resale restrictions. The Company’s Registration Statement was declared effective on April 21, 2011 and remains effective as of the date of this filing.

Acquisitions and asset purchases

We issued a total of 265,331 shares of our common stock in connection with certain acquisitions of franchisees and businesses during the three months ended March 31, 2011. Our stock price was at a weighted average price of $5.97 at the time these shares were issued. In addition during the three months ended March 31, 2011, we issued 32,751 shares at a fair value of $6.15 for purchases of property and equipment.

Stock based compensation

Stock based compensation is the result of the recognition of the fair value of share based compensation on the date of grant over the service period for which the awards are expected to vest. In addition 285,000

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NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) — (Continued)

options were exercised at a weighted average exercise price of $0.76 during the three months ended March 31, 2011.

Convertible promissory note

In addition during the three months ended March 31, 2011, a $5,000,000, 6% convertible promissory note issued in November 2010 as part of the consideration paid for an acquisition was fully converted to 1,312,864 shares of our common stock.

NOTE 6 —	LONG TERM OBLIGATIONS

Debt consisted of the following as of March 31, 2011 and December 31, 2010:

	March 31,	December 31,
	2011	2010

Line of credit agreement dated March 2008. Interest is payable monthly at one month LIBOR plus 2.85% at December 31, 2010. Interest rate of 3.11% at December 31, 2010	$—	$9,946,932
Line of credit agreement dated June 2008. Interest is payable monthly at one month LIBOR plus 1.50% at December 31, 2010. Interest rate of 1.76% at December 31, 2010	—	15,000,000
Line of credit agreement dated March 2011 and matures in July 2013. Interest rate of 3.2% at March 31, 2011	27,779,355	—
Acquisition notes payables	9,041,013	7,891,209
Capitalized lease obligations with related parties	3,496,848	—
Capitalized lease obligations	784,153	549,504
Notes payable under Master Loan and Security Agreement, due in monthly installments and maturing in 2012. Interest is payable monthly at a weighted average interest rate of 8% at March 31, 2011 and December 31, 2010	104,048	248,577
Convertible promissory notes:
6% Note due June 30, 2011	—	5,000,000
4% Notes at various dates through December 15, 2011	16,056,280	5,771,480

	57,261,697	44,407,702
Short term obligations	(19,734,219)	(13,378,710)

Long term obligations	$37,527,478	$31,028,992

Revolving Credit Facilities

In March 2011, we entered into a $100 million senior secured revolving credit facility (the “credit facility”). Under the credit facility, the Company has an initial borrowing availability of $32.5 million, which will increase to the fully committed $100 million upon delivery of our unaudited quarterly financial statements for the quarter ended March 31, 2011 and satisfaction of certain financial covenants regarding leverage and coverage ratios and a minimum liquidity requirement, which requirements we have met as of March 31, 2011.

Borrowings under the credit facility are secured by a first priority lien on substantially all of our existing and hereafter acquired assets, including $25 million of cash on borrowings in excess of $75 million. Furthermore, borrowings under the facility are guaranteed by all of our domestic subsidiaries and secured by substantially all the assets and stock of our domestic subsidiaries and substantially all of the stock of our foreign subsidiaries. Interest on borrowings under the credit facility will typically accrue at London Interbank

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NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) — (Continued)

Offered Rate (“LIBOR”) plus 2.5% to 4.0%, depending on the ratio of senior debt to consolidated earnings before interest, taxes, depreciation and amortization (“EBITDA”) (as such term is defined in the new credit facility, which includes specified adjustments and allowances authorized by the lender, as provided for in such definition). We also have the option to request swingline loans and borrowings using a base rate. Interest is payable monthly or quarterly on all outstanding borrowings. The credit facility matures on July 31, 2013.

Borrowings and availability under the new credit facility are subject to compliance with financial covenants, including achieving specified consolidated EBITDA levels, which will depend on the success of our acquisition strategy, and maintaining leverage and coverage ratios and a minimum liquidity requirement. The consolidated EBITDA covenant, the leverage and coverage ratios, and the minimum liquidity requirements should not be considered indicative of the Company’s expectations regarding future performance. The credit facility also places restrictions on our ability to incur additional indebtedness, make certain acquisitions, create liens or other encumbrances, sell or otherwise dispose of assets, and merge or consolidate with other entities or enter into a change of control transaction. Failure to achieve or maintain the financial covenants in the credit facility or failure to comply with one or more of the operational covenants could adversely affect our ability to borrow monies and could result in a default under the credit facility. The credit facility is subject to other standard default provisions.

The credit facility replaces our current aggregated $25 million credit facilities, which are discussed in the 2010 Annual Report.

Choice debt assumed and capital lease obligations with related parties

In connection with the acquisition of Choice, we assumed $40,941,484 of debt of which $39,219,160 was paid off at the time of the acquisition. The remaining debt was recorded at fair value on the date of the acquisition and included in acquisition notes payable above. Payments are made monthly and mature at various dates through August 2018.

In addition, in connection with the acquisition of Choice we entered into capital leases that have initial terms of five or ten years with companies owned by shareholders of Choice to finance the cost of leasing office buildings and properties, including warehouses. Minimum payments under these leases for the next five years are $534,000 each year and $1,920,000 thereafter. We also recorded the fair value of $3,074,000 for these properties leased in property and equipment, which will be depreciated over the term of the respective lease.

Convertible notes

In February 2011, the 6% convertible promissory note of $5,000,000 due on June 30, 2011 that was issued in November 2010 as part of consideration paid for an acquisition was converted into 1,312,864 of the Company’s common shares. Since the convertible note was issued as part of a business combination the note was recorded at fair value of $6,429,720 on the date of issuance including $5,182,500 recorded as a current liability and $1,247,220 recorded as Additional paid-in capital reflecting the promissory note’s beneficial conversion feature. As of December 31, 2010, the net carrying amount of this promissory note was $6,385,720 ($6,247,220 principal and conversion feature and $138,500 unamortized premium). At December 31, 2010 the fair value of this financial instrument was $6,371,400.

In addition during 2010, the Company issued convertible promissory notes, which the principal and interest are convertible into a variable number of the Company’s common stock following both (i) conditional approval by the Toronto Stock Exchange (“TSX”) of the listing of the shares of Company’s common shares issuable upon conversion of each note and (ii) the date that the Company’s Registration Statement on Form S-1 for the resale of the Company’s common stock is declared effective by the SEC but not later than the maturity date of each note. The convertible notes had an aggregate principal value of $4,746,480 with interest rates of

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NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) — (Continued)

4%, mature at various times up to September 30, 2011, and are convertible at conversion rates of between $3.88 and $4.18.

During the three months ended March 2011 and in connection with certain acquisitions, the Company issued convertible promissory notes with an aggregate principal value of $7,125,000. The notes have a 4% interest rate and are convertible into a maximum aggregate of 3,666,204 shares of our common stock from $4.82 to $5.68. The holder may convert the principal and interest into a variable number of the Company’s common stock at any time following both (i) conditional approval by the TSX of the listing of the shares of Company’s common shares issuable upon conversion of each note and (ii) the date that the Company’s Registration Statement on Form S-1 for the resale of the Company’s common stock is declared effective by the SEC but not later than the maturity date of each note.

NOTE 7 —	FAIR VALUE MEASUREMENTS AND FINANCIAL INSTRUMENTS

The Company determines the fair value of certain assets and liabilities based on assumptions that market participants would use in pricing the assets or liabilities. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, or the “exit price.” The Company utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value and gives precedence to observable inputs in determining fair value. The following levels were established for each input:

Level 1:  “Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.”

Level 2:  “Include other inputs that are observable for the asset or liability either directly or indirectly in the marketplace.”

Level 3:  “Unobservable inputs for the asset or liability.”

The above convertible promissory notes that are convertible into a variable number of shares of the Company’s common stock are recorded at fair value on the date of issuance and subsequently at each reporting period. The fair values of these convertible promissory notes are based primarily on a Black-Scholes pricing model. The significant management assumptions and estimate used in determining the fair value include the expected term and volatility of our common stock. The expected volatility was based on an analysis of industry peer’s historical stock price over the term of the notes as we currently do not have sufficient history of our own stock volatility, which was estimated at approximately 25%. Subsequent changes in the fair value of these instruments are recorded in Other expense, net on the Condensed Consolidated Statements of Operations. Future movement in the market price of our stock could significantly change the fair value of these instruments and impact our earnings.

The convertible promissory notes that are convertible into a variable number of the Company’s shares issued during 2010 and 2011 are Level 3 financial instruments since they are not traded on an active market and there are unobservable inputs, such as expected volatility used to determine the fair value of these instruments. The following table is a reconciliation of changes in fair value of these notes that have been classified as Level 3 in the fair value hierarchy for the three months ended March 31, 2011:

Balance as of December 31, 2010	$5,771,480
Issuance of convertible promissory notes	8,323,700
Unrealized losses included in earnings	1,961,100

Balance as of March 31, 2011	$16,056,280

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NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) — (Continued)

Financial Instruments

The Company’s financial instruments, which may expose the Company to concentrations of credit risk, include cash and cash equivalents, account receivables, accounts payable, and debt. Cash and cash equivalents are maintained at financial institutions and, at times, balances may exceed federally insured limits. We have never experienced any losses related to these balances. The carrying amounts of cash and the current portion of accounts receivable and accounts payable approximate fair value due to the short maturity of these instruments. The fair value of the Company’s debt is estimated based on the current borrowing rates available to the Company for bank loans with similar terms and maturities, approximates the carrying value of these liabilities. In addition the convertible promissory notes are recorded at fair value at each reporting period date.

NOTE 8 —	OTHER EXPENSE, NET

Other expense, net consists of the following for the three months ended March 31, 2011 and 2010:

	2011	2010

Interest expense	$(363,168)	$(306,271)
Unrealized loss on convertible promissory notes payable (see Note 6 and 7)	(1,961,100)	—
Interest income	15,746	15,006
Foreign currency gain	35,403	—

	$(2,273,119)	$(291,265)

NOTE 9 —	COMPREHENSIVE LOSS

Comprehensive income consists of the following for the three months ended March 31, 2011 and 2010:

	2011	2010

Net loss	$(3,214,578)	$(1,595,441)
Foreign currency translation	142,023	—

Comprehensive loss	$(3,072,555)	$(1,595,441)

NOTE 10 —	SUPPLEMENTAL CASH FLOW INFORMATION

The following table includes supplemental cash flow information, including noncash investing and financing activity for the three months ended March 31, 2011 and 2010.

	2011	2010

Cash received for interest	$15,746	$—

Cash paid for interest	$265,664	$209,076

Notes payable issued or assumed on acquisition	$49,540,184	$—

Conversion of promissory note	$5,077,473	$—

Issuance of shares for acquisitions	$1,943,500	$—

Issuance of shares for purchases of property and equipment	$201,419	$—

Debt and private placement issuance costs financed	$283,000	$—

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NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) — (Continued)

NOTE 11 —	LOSS PER SHARE

Net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding during the period. The following were not included in the computation of diluted net loss per share for the three months ended March 31, 2011 and 2010 as their inclusion would be antidilutive:

•	Warrants to purchase 5,500,000 shares of common stock at $0.50 per share were outstanding and expire in November 2011.

•	Stock options and restricted units to purchase 5,055,428 shares of common stock.

•	Convertible promissory notes that if-converted would result in 2,602,811 shares of common stock.

NOTE 12 —	INCOME TAXES

As a result of the merger with CoolBrands International, Inc. on November 2, 2010, as discussed in Note 1 in the 2010 Annual Report the Company converted from a corporation taxed under the provisions of Subchapter S of the Internal Revenue Code to a tax-paying entity and accounts for income taxes under the asset and liability method. For the three months ended March 31, 2011, the Company has recorded an estimate for income taxes based on the Company’s projected net income for the year ending December 31, 2011 and an effective income tax rate of 40.2%.

In addition, during the three months ended March 31, 2011, the Company reversed the valuation allowance of $2,368,000 recorded as of December 31, 2010 as a result of the Company’s net deferred tax liability balance of $9,758,773 at March 31, 2011. The majority of these deferred tax liabilities were recorded as part of the acquisition of Choice on March 1, 2011 as discussed in Note 3.

NOTE 13 —	SEGMENTS

On March 1, 2011 the Company completed its acquisition of Choice, a Florida based company that provides a complete range of solid waste and recycling collection, transportation, processing and disposal services. As a result of the acquisition of Choice, the Company now has two operating segments 1) hygiene and 2) waste. The Company’s hygiene operating segment primarily provides commercial hygiene services and products throughout much of the United States, and additionally operates a worldwide franchise and license system to provide the same products and services in markets where Company owned operations do not exist. The Company’s waste segment primary consists of the operations of Choice and future acquisitions of solid waste collections acquisitions. Prior to the acquisition of Choice, the Company managed, allocated resources, and reported in one segment or hygiene.

The following table presents financial information for each of the Company’s reportable segments for the three months ended and as of March 31, 2011:

	Hygiene	Waste	Consolidated

Revenue	$21,592,488	$5,803,815	$27,396,303
Depreciation and amortization	1,898,780	809,172	2,707,952
Loss from operations	(5,290,894)	(360,358)	(5,651,252)
Interest expense and other, net	(2,265,416)	(7,703)	(2,273,119)
Net loss before income taxes	(7,556,310)	(368,061)	(7,924,371)
Capital expenditures	$2,724,758	$294,490	$3,019,248

Total assets	$187,138,016	$119,281,814	$306,419,830

SWISHER HYGIENE INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) — (Continued)

NOTE 14 —	COMMITMENTS AND CONTINGENCIES

The Company is subject to legal proceedings and claims which arise in the ordinary course of its business. Although occasional adverse decisions (or settlements) may occur, the Company believes that the final disposition of such matters will not have a material adverse effect on the Company’s financial position, results of operations or cash flows.

In connection with a distribution agreement entered into in December 2010, the Company provided a guarantee that the distributor’s operating cash flows associated with the agreement would not fall below certain agreed-to minimums, subject to certain pre-defined conditions, over the ten year term of the distribution agreement. If the distributor’s annual operating cash flow does fall below the agreed-to annual minimums, the Company will reimburse the distributor for any such short fall up to a pre-designated amount. No value was assigned to the fair value of the guarantee at March 31, 2011 and December 31, 2010 based on a probability assessment of the projected cash flows. Management currently does not believe that it is probable that any amounts will be paid under this agreement and thus there is no amount accrued for the guarantee in the Condensed Consolidated Financial Statements. This liability would be considered a Level 3 financial instruments given the unobservable inputs used in the projected cash flow model. See Note 7 for the fair value hierarchy.

NOTE 15 —	SUBSEQUENT EVENTS

Private placement

On April 15, 2011, we entered into a series of arm’s length securities purchase agreements to sell 9,857,143 shares of our common stock at a price of $7.70 per share, for aggregate proceeds of $75,900,000 to certain funds of a global financial institution. We completed this transaction on April 19, 2011 and we intend to use the proceeds from this transaction to further our organic and acquisition growth strategy, as well as for working capital purposes.

Acquisitions

Subsequent to March 31, 2011, the Company acquired several businesses. While the terms, price, and conditions of each of these acquisitions were negotiated individually, consideration to the sellers typically consists of a combination of cash and our common stock. Aggregate consideration paid for these acquired businesses was approximately $72,675,000 consisting of approximately $36,602,000 in cash and 4,872,000 shares of our common stock with a fair value of approximately $36,073,000.

These acquired businesses include the following acquisitions, which have an aggregate consideration of approximately $63,750,000, consisting of approximately $35,067,000 in cash and 3,997,000 shares of our common stock with a fair value of approximately $28,683,000:

•	ProClean of Arizona, Inc. (“ProClean”), an independent hygiene and chemical provider in the Southwest. ProClean has been in business since 1976 and serves over 4,000 commercial customers in Arizona, Southern California, Southern Nevada, New Mexico and West Texas through its more than 100 employees by offering a complete range of specialty chemicals and service programs to the foodservice and hospitality industries, including ware washing, general cleaning, laundry and housekeeping services.

•	Mt. Hood Solutions (“Mt. Hood”) an independent hygiene and chemical provider in the Northwest. Mt. Hood has been in business since 1902 and serves over 4,000 commercial and industrial customers in Oregon, Washington, Northern California, Idaho, Utah and Colorado through its more than 100 employees by offering a complete range of specialty chemicals and service programs to the foodservice, hospitality and healthcare industries, including ware washing, general cleaning,

SWISHER HYGIENE INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) — (Continued)

laundry and housekeeping services, as well as a line of products for manufacturing companies including industrial and water treatment products.

•	Lawson Sanitation, LLC (“Lawson”), a Miami-based solid waste services provider. Lawson has been in business since 2003 and serves commercial and multi-family commercial customers in South Florida by offering a complete range of solid waste and recycling collection, transportation, processing and disposal services.

Conversion of convertible promissory notes

Subsequent to March 31, 2011, convertible promissory notes with an aggregate principal amount of $8,246,480 and an aggregate fair value of $13,450,480, included in short term obligations on the Condensed Consolidated Balance Sheets as of March 31, 2011 were converted into 1,855,857 shares of the Company’s common stock.

Board of Directors
Swisher Hygiene Inc. and Subsidiaries
Charlotte, North Carolina

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying consolidated balance sheet of Swisher Hygiene Inc. and Subsidiaries (the “Company”) as of December 31, 2010, and the related consolidated statements of operations and comprehensive loss, equity, and cash flows for the year then ended. In connection with our audit of the consolidated financial statements, we have also audited the financial statement schedule listed in the accompanying index for the year ended December 31, 2010. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal controls over financial reporting. Our audit included consideration of internal controls over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Swisher Hygiene Inc. and Subsidiaries as of December 31, 2010, and the results of its operations and its cash flows the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Also, in our opinion, the financial statement schedule for the year ended December 31, 2010, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, to information set forth therein.

/s/ BDO USA, LLP
Charlotte, North Carolina
March 31, 2011

Board of Directors
Swisher Hygiene Inc. and Subsidiaries
Charlotte, North Carolina

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying consolidated balance sheet of Swisher Hygiene Inc. and Subsidiaries as of December 31, 2009 and the related consolidated statements of operations and comprehensive loss, stockholders’ deficit and accumulated other comprehensive loss, and cash flows for the years ended December 31, 2009 and 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. Swisher Hygiene Inc. and Subsidiaries is not required to have, nor were we engaged to perform, an audit of its internal controls over financial reporting. Our audits included consideration of internal controls over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Swisher Hygiene Inc. and Subsidiaries as of December 31, 2009, and the results of its operations and its cash flows for the years ended December 31, 2009 and 2008, in conformity with accounting principles generally accepted in the United States of America.

/s/ Scharf Pera & Co., PLLC
Charlotte, North Carolina
November 2, 2010

SWISHER HYGIENE INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2010 and 2009

	2010	2009

ASSETS
Current assets
Cash and cash equivalents	$38,931,738	$1,270,327
Restricted cash	5,193,333	—
Accounts receivable, net	7,068,629	4,954,010
Inventory, net	2,968,076	1,295,784
Other assets	894,719	242,093

Total current assets	55,056,495	7,762,214

Property and equipment, net	11,324,055	7,859,482

Other assets
Goodwill	29,660,309	18,353,489
Other intangibles, net	7,668,805	3,580,458
Other noncurrent assets	2,524,598	1,362,296

Total other assets	39,853,712	23,296,243

	$106,234,262	$38,917,939

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$5,615,467	$3,604,266
Accrued expenses and other current liabilities	3,720,465	2,584,852
Short term obligations	13,378,710	2,295,290
Advances from shareholder	2,000,000	800,000

Total current liabilities	24,714,642	9,284,408

Long term obligations	31,028,992	32,029,841
Advances from shareholder	—	16,845,000
Deferred income tax liabilities	1,700,000	—
Other long term liabilities	2,763,051	112,000

Total noncurrent liabilities	35,492,043	48,986,841

Commitments and contingencies	—	—

Equity
Swisher Hygiene Inc. stockholders’ equity
Common stock, par value $0.001, authorized 400,000,000 shares; 114,015,063 and 57,789,630 shares issued and outstanding at December 31, 2010 and 2009, respectively	114,015	57,790
Additional paid-in capital	54,725,897	27,487,740
Accumulated deficit	(8,996,759)	(47,000,736)
Accumulated other comprehensive income	73,985	—

Total Swisher Hygiene Inc. stockholders’ equity	45,917,138	(19,455,206)
Non-controlling interest	110,439	101,896

Total equity	46,027,577	(19,353,310)

	$106,234,262	$38,917,939

See Notes to Consolidated Financial Statements

SWISHER HYGIENE INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
FOR THE THREE YEARS ENDED DECEMBER 31, 2010

	2010	2009	2008

Revenue
Product	$37,690,324	$27,316,876	$25,935,493
Service	17,737,440	16,573,821	19,895,990
Franchise and other	8,224,554	12,923,327	18,277,408

Total revenue	63,652,318	56,814,024	64,108,891

Costs and expenses
Cost of sales	23,597,229	22,304,515	25,071,410
Route expenses	13,930,653	12,519,891	14,201,243
Selling, general, and administrative	31,258,368	24,094,701	30,057,178
Merger expenses	5,122,067	—	—
Depreciation and amortization	4,857,173	4,744,052	5,206,632

Total costs and expenses	78,765,490	63,663,159	74,536,463

Loss from operations	(15,113,172)	(6,849,135)	(10,427,572)

Other income (expense)
Interest income	100,212	54,797	10,337
Interest expense	(1,677,076)	(1,063,411)	(1,292,664)
Gain (loss) on foreign currency	820,032	34,653	(54,972)
Forgiveness of debt	—	500,000	—
Gain from bargain purchases	—	94,107	—
Impairment loss	—	(30,000)	(223,000)

Total other expense, net	(756,832)	(409,854)	(1,560,299)

Net loss before income taxes	(15,870,004)	(7,258,989)	(11,987,871)
Income tax expense	1,700,000	—	—

Net loss	(17,570,004)	(7,258,989)	(11,987,871)
Net (income) loss attributable to noncontrolling interest	(8,543)	(1,896)	17,014

Net loss attributable to Swisher Hygiene Inc.	(17,578,547)	(7,260,885)	(11,970,857)
Comprehensive loss
Employee benefit pension plan	73,985	—	—
Liquidation of a foreign subsidiary	—	221,466	—
Foreign currency translation adjustment	—	—	(195,446)

Comprehensive loss	$(17,504,562)	$(7,039,419)	$(12,166,303)

Loss per share
Basic and diluted	$(0.26)	$(0.13)	$(0.21)

Weighted-average common shares used in the computation of loss per share
Basic and diluted	66,956,371	57,789,630	57,789,630

See Notes to Consolidated Financial Statements

SWISHER HYGIENE INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY
FOR THE THREE YEARS ENDED DECEMBER 31, 2010

					Accumulated	Swisher
			Additional		Other	Hygiene Inc.
	Common Stock		Paid-In	Accumulated	Comprehensive	Shareholder’s	Noncontrolling	Total
	Shares	Amount	Capital	Deficit	(Loss) / Income	Equity	Interest	Equity

Balance as of January 1, 2008	57,789,630	$57,790	$27,880,778	$(27,768,994)	$(26,020)	$143,554	$28,856	$172,410

Foreign currency translation	—	—	—	—	(195,446)	(195,446)	—	(195,446)

Contributions	—	—	461,962	—	—	461,962	—	461,962

Distributions	—	—	(740,000)	—	—	(740,000)	(11,842)	(751,842)

Net loss	—	—	—	(11,970,857)	—	(11,970,857)	(17,014)	(11,987,871)

Balance as of December 31, 2008	57,789,630	57,790	27,602,740	(39,739,851)	(221,466)	(12,300,787)	—	(12,300,787)

Liquidation of foreign subsidiary	—	—	—	—	221,466	221,466	—	221,466

Distributions	—	—	(115,000)	—	—	(115,000)	—	(115,000)

Contribution of equity on acquisition	—	—	—	—	—	—	100,000	100,000

Net (loss) income	—	—	—	(7,260,885)	—	(7,260,885)	1,896	(7,258,989)

Balance as of December 31, 2009	57,789,630	$57,790	$27,487,740	$(47,000,736)	$—	$(19,455,206)	$101,896	$(19,353,310)

Net loss through November 1, 2010	—	—	—	(8,581,788)	—	(8,581,788)	—	(8,581,788)

Contribution of capital as a result of the termination of the S Corp election	—	—	(55,582,524)	55,582,524	—	—	—	—

Shares issued in Merger with CoolBrands Inc.	56,225,433	56,225	58,977,112	—	—	59,033,337	—	59,033,337

Shareholders’ advances converted to equity	—	—	22,198,194	—	—	22,198,194	—	22,198,194

Share based compensation	—	—	398,155	—	—	398,155	—	398,155

Conversion feature on promissory note payable	—	—	1,247,220	—	—	1,247,220	—	1,247,220

Employee benefit plan adjustment	—	—	—	—	73,985	73,985	—	73,985

Net (loss) income	—	—	—	(8,996,759)	—	(8,996,759)	8,543	(8,988,216)

Balance as of December 31, 2010	114,015,063	$114,015	$54,725,897	$(8,996,759)	$73,985	$45,917,138	$110,439	$46,027,577

See Notes to Consolidated Financial Statements

SWISHER HYGIENE INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE YEARS ENDED DECEMBER 31, 2010

	2010	2009	2008

Cash used in operating activities
Net loss	$(17,570,004)	$(7,258,989)	$(11,987,871)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	4,857,173	4,744,052	5,206,632
Impairment loss	—	30,000	223,000
Gain from bargain purchases	—	(94,107)	—
Provision for doubtful accounts	282,593	284,385	605,186
Stock based compensation	398,155	—	—
Unrealized loss on fair value of convertible promissory notes	277,000	—	—
Deferred tax liabilities	1,700,000	—	—
Changes in working capital components:
Accounts receivable	(1,191,276)	1,278,418	603,260
Inventory	(1,066,672)	9,553	(52,590)
Other assets and noncurrent assets	(702,727)	(366,383)	455,657
Accounts payable, accrued expenses, and other long term liabilities	1,496,154	(4,327,249)	(1,823,712)

Cash used in operating activities	(11,519,604)	(5,700,320)	(6,770,438)

Cash used in investing activities
Purchases of property and equipment	(5,178,717)	(3,565,979)	(3,391,036)
Payments received on notes receivable	473,854	19,347	27,439
Acquisitions	(4,901,000)	(839,023)	(291,000)
Restricted cash	(5,193,333)	—	—

Cash used in investing activities	(14,799,196)	(4,385,655)	(3,654,597)

Cash provided by financing activities
Cash received in Merger	61,850,226	—	—
Distributions to shareholders	(2,070,000)	(115,000)	(704,000)
Distributions to non-controlling shareholder	—	—	(11,842)
Proceeds from advances from shareholder	7,870,000	12,645,000	5,000,000
Proceeds from line of credit	—	—	6,296,118
Principal payments on debt	(3,670,015)	(1,515,420)	(886,995)

Cash provided by financing activities	63,980,211	11,014,580	9,693,281

Effect of exchange rates on cash	—	—	(160,611)

Net increase (decrease) in cash and cash equivalents	37,661,411	928,605	(892,365)
Cash and cash equivalents at beginning of year	1,270,327	341,722	1,234,087

Cash and cash equivalents at end of year	$38,931,738	$1,270,327	$341,722

Supplemental Cash Flow Information
Cash received during the year for interest	$89,804	$54,797	$10,337

Cash paid during the year for interest	$925,750	$761,107	$1,310,821

Notes payable issued or assumed on acquisition	$12,883,089	$7,954,305	$240,000

Shareholder advances converted to equity	$22,198,194	$—	$461,962

See Notes to Consolidated Financial Statements

SWISHER HYGIENE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 —	BUSINESS DESCRIPTION

Principal Operations

Swisher Hygiene Inc. and its wholly-owned subsidiaries, formerly named CoolBrands International Inc., (the “Company” or “We” or “Our”) provide hygiene solutions to customers throughout much of North America and internationally through its global network of company owned operations, franchises and master licensees. These solutions include essential products and services that are designed to promote superior cleanliness and sanitation in commercial environments, while enhancing the safety, satisfaction and well-being of employees and patrons. These solutions are typically delivered by employees on a regularly scheduled basis and may involve 1) the sale of certain consumable products such as chemicals, soap, paper and cleaning supplies, 2) the sale and/or rental of equipment for the dispensing of such products as well as items that require regular maintenance and cleaning such as floor mats, mops, linens and dish machines, and 3) the performance of certain manual cleaning processes. The Company serves customers in a wide range of end-markets, with a particular emphasis on the foodservice, hospitality, retail, industrial and healthcare industries across North America.

The Company has 69 company owned operations and 10 franchise operations located throughout the United States and Canada and has entered into 10 Master License Agreements covering the United Kingdom, Ireland, Portugal, the Netherlands, Singapore, the Philippines, Taiwan, Korea, Hong Kong/Macau/China, and Mexico.

Merger and Reorganization

On August 17, 2010, Swisher International, Inc. (“Swisher International”) entered into a merger agreement (the “Merger Agreement”) that was completed on November 2, 2010, under which all of the outstanding common shares of Swisher International were exchanged for 57,789,630 common shares of CoolBrands International Inc. (“CoolBrands”), and Swisher International become a wholly-owned subsidiary of CoolBrands (the “Merger”). Immediately before the Merger, CoolBrands completed its redomestication to Delaware from Ontario, Canada and became Swisher Hygiene Inc. The former shareholders of Swisher International received 57,789,630 shares of Swisher Hygiene Inc. common stock, representing, on a fully diluted basis, a 48% ownership interest in Swisher Hygiene. The shareholders of CoolBrands retained a 52% ownership interest of the Company, on a fully diluted basis.

The share exchange was accounted as a reverse acquisition and is considered to be a capital transaction, in substance, rather than a business combination. The transaction was effectively a reverse recapitalization equivalent to the issuance of stock by a private company for the net monetary assets of the non-operating corporation accompanied by the recapitalization. Accordingly, the accounting for the share exchange was similar to that resulting from a reverse acquisition; except that the transaction was consummated at book value and no goodwill or intangible assets were recognized. The accompanying Consolidated Financial Statements have been adjusted to give retroactive effect for the change in reporting entity from Swisher International, Inc. to Swisher Hygiene, Inc., and to reflect the change in capital structure as a result of the Merger.

NOTE 2 —	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Swisher Hygiene Inc. and all its subsidiaries, which are wholly-owned and include the historical financial statements of HB Service, LLC. HB Service, LLC, a limited liability company jointly owned by the shareholders of Swisher International, has acquired and operated hygiene service businesses throughout the United States since 2004. Effective July 13, 2010, Swisher International entered into a merger agreement with HB Service, LLC. This merger has been accounted for as a nonsubstantive exchange as there was no significant economic effect to entering into the

SWISHER HYGIENE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

transaction. Accordingly, we have accounted for the merger by recognizing the assets and liabilities of the two entities based upon their respective carrying amounts as if the merger had occurred as of January 1, 2007.

All material intercompany balances and transactions have been eliminated in consolidation. Certain adjustments have been made to conform prior periods to the current year presentation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses and disclosure of contingent assets and liabilities at the date of the Consolidated Financial Statements. Actual results could differ from those estimates and such differences could affect the results of operations reported in future periods.

Foreign Currency Translation

Foreign currency denominated assets and liabilities are translated into U.S. dollars using the exchange rates in effect at the balance sheet date. The effect of exchange rate fluctuations on translation of assets and liabilities at the balance sheet date are recorded as a component of equity and accumulated other comprehensive (loss) income. As of December 31, 2008 $221,466 of foreign currency translation loss was recorded. Amounts transferred from accumulated other comprehensive (loss) income upon the sale or liquidation of an investment in a foreign entity is reported as part of the gain or loss on sale or liquidation, which occurred in 2009 with the sale of the U.K. foreign subsidiary. Results of operations for foreign operations are translated using the average exchange rates throughout the period. During 2010, the Company recorded a realized net gain of $820,032 in Other income (expense) on the Consolidated Statement of Operations. This gain is primarily due to the sale of cash held in Canadian dollars for U.S. dollars at favorable conversion rates.

Financial Instruments

The Company’s financial instruments, which may expose the Company to concentrations of credit risk, include cash and cash equivalents, account receivables, accounts payable, and debt. Cash and cash equivalents are maintained at financial institutions and, at times, balances may exceed federally insured limits. We have never experienced any losses related to these balances. The Company has approximately $11,197,000 of cash held in bank accounts above Federal Deposit Insurance Corporation limits and approximately $30,388,000 of cash held in Canadian bank accounts above Canada Deposit Insurance Corporation limits. The carrying amounts of cash and the current portion of accounts receivable and accounts payable approximate fair value due to the short maturity of these instruments. The fair value of the Company’s debt is estimated based on the current borrowing rates available to the Company for bank loans with similar terms and maturities, approximates the carrying value of these liabilities. Convertible notes that convert at a fixed conversion price into a variable number of shares are recorded at fair value at December 31, 2010. (See Note 6.)

Cash and Cash Equivalents

The Company considers all cash accounts and all highly liquid short term investments purchased with an original maturity of three months or less to be cash or cash equivalents. As of December 31, 2010 and 2009, the Company did not have any investments with maturities greater than three months.

Accounts Receivable, net

Accounts receivable, net consist of amounts due from customers for product sales and services as well as from franchisees and master licensees for product sales, royalties and fees for marketing and administrative services. Accounts receivable are reported net of an allowance for doubtful accounts. The allowance is

SWISHER HYGIENE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

management’s best estimate of uncollectible amounts and is based on a number of factors, including overall credit quality, age of outstanding balances, historical write-off experience and specific account analysis that projects the ultimate collectability of the outstanding balances. The allowance was $364,234 and $334,156 at December 31, 2010 and 2009, respectively.

Inventory

Inventory consists of purchased items which are sold to customers and are stated at the lower of cost or market determined using the first in-first out cost method. The Company routinely reviews inventory for excess and slow moving items as well as for damaged or otherwise obsolete items and for items selling at negative margins. When such items are identified, a reserve is recorded to adjust their carrying value to their estimated net realizable value. The reserve was $92,773 and $50,000 at December 31, 2010 and 2009, respectively.

Property and Equipment, net

Property and equipment, net is stated at cost, less accumulated depreciation and amortization. Depreciation and amortization is provided using the straight-line method over the estimated useful lives of individual assets or classes of assets as follows:

Items in service	2 to 5 years
Equipment and furniture	3 to 10 years
Vehicles	3 years
Computer equipment	3 years
Computer software	3 to 7 years
Leasehold improvements	3 to 10 years

Items in service consist of various systems that dispense the Company’s cleaning and sanitizing, dish machine and dust control products. Included in the cost of items in service are costs incurred to install the equipment of significant customers with long-term contracts. These costs include labor, parts and supplies. Costs of significant additions, renewals and betterments, are capitalized and depreciated. Maintenance and repairs are charged to expense when incurred.

The Company capitalizes certain costs incurred during the application development stage associated with the development of new software products for internal use. Research and development costs in the preliminary project stage are expensed. Internal and external training costs and maintenance costs in the post-implementation operation stage are also expensed. Capitalized software costs are amortized over the estimated useful lives of the software, ranging from 3 to 7 years and commencing upon operational use.

Goodwill and Other Intangible Assets

Goodwill represents the excess of the cost of an acquired business over the fair value of the identifiable tangible and intangible assets and liabilities assumed in a business combination. Identifiable intangible assets include customer relationships and non-compete agreements. The fair value of these intangible assets at the time of acquisition is estimated based upon discounted future cash flow projections. The customer relationships are amortized on a straight-line basis over the expected average life of the acquired accounts, which is typically five years based upon a number of factors, including longevity of customers acquired and historical retention rates. The non-compete agreements are amortized on a straight-line basis over the term of the agreements, which are between two to five years.

The Company tests goodwill and intangible assets for impairment annually or more frequently if indicators for potential impairment exist. Impairment testing is performed at the reporting unit level. Under

SWISHER HYGIENE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

generally accepted accounting principles, a reporting unit is either the equivalent to, or one level below, an operating segment. The test to evaluate for impairment is a two-step process. In the first step, we compare the fair value of each reporting unit to its carrying value. If the fair value of the reporting unit is less than its carrying value, we perform a second step to determine the implied fair value of goodwill associated with that reporting unit. If the carrying value of goodwill exceeds the implied fair value of goodwill, such excess represents the amount of goodwill impairment.

Determining the fair value of a reporting unit includes the use of significant estimates and assumptions. Management utilizes a discounted cash flow technique as a means for estimating fair value. This discounted cash flow analysis requires various judgmental assumptions including those about future cash flows, customer growth rates and discount rates. Expected cash flows are based on historical customer growth, including attrition, and continued long term growth of the business. The discount rates used for the analysis reflect a weighted average cost of capital based on industry and capital structure adjusted for equity risk and size risk premiums. These estimates can be affected by factors such as customer growth, pricing, and economic conditions that can be difficult to predict. As part of this impairment testing, management also assesses the useful lives assigned to the customer relationships and non-compete agreements. There were no impairment losses on goodwill or other intangible assets for the year ended December 31, 2010. For the years ended December 31, 2009 and 2008, we recognized impairment losses on goodwill and other intangible assets of $30,000 and $223,000, respectively.

Long-lived Assets

The Company recognizes losses related to the impairment of long-lived assets when the carrying amount is not recoverable and exceeds its fair value. When facts and circumstances indicate that the carrying values of long-lived assets may be impaired, management of the Company evaluates recoverability by comparing the carrying value of the assets to projected future cash flows, in addition to other qualitative and quantitative analyses. The Company also performs a periodic assessment of the useful lives assigned to the intangible assets, as previously discussed. There were no impairment losses related to long-lived assets for the years ended December 31, 2010, 2009 and 2008.

Noncontrolling Interest

In the majority of its acquisitions, the Company acquires 100% of the business; however, in a few instances, the former owner retained a noncontrolling interest. Profit and loss are allocated to the noncontrolling interest based on its pro-rata share.

Revenue Recognition

Revenue from product sales and services is recognized when services are performed or the products are delivered to the customer. Franchise and other revenue include product sales, royalties and other fees charged to franchisees in accordance with the terms of their franchise agreements. Royalties and fees are recognized when earned.

The Company has entered into franchise and license agreements which grant the exclusive rights to develop and operate within specified geographic territories for a fee. The initial franchise or license fee is deferred and recognized as revenue when substantially all significant services to be provided by the Company are performed. Direct incremental costs related to franchise or license sales for which revenue has not been recognized is deferred until the related revenue is recognized.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Income Taxes

Effective on January 1, 2007, Swisher International’s shareholders elected that the corporation be taxed under the provisions of Subchapter S of the Internal Revenue Code of 1986, as amended (the “Code”). Under this provision, the shareholders were taxed on their proportionate share of Swisher International’s taxable income. As a Subchapter S corporation, Swisher International bore no liability or expense for income taxes.

As a result of the Merger in November 2010, Swisher International converted from a corporation taxed under the provisions of Subchapter S of the Internal Revenue Code (“S Corp”) to a tax-paying entity and accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and net operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets where it is more likely than not that deferred tax assets will not be realized. In addition, the undistributed earnings on the date the Company terminated the S Corp election were recorded as Additional paid-in capital on the Consolidated Financial Statements since the termination of the S Corp election assumes a constructive distribution to the owners followed by a contribution of capital to the corporation.

As of the Merger date, the cumulative timing differences between book income and taxable income were recorded. A full valuation allowance has been provided against the deferred tax benefit attributable to the net loss from operations. The opening balance of the Company’s net deferred taxes was recorded as income tax expense in the Consolidated Financial Statements.

As of January 1, 2009, the Company adopted the provisions related to accounting for uncertainty in income taxes, which prescribes how a Company should recognize, measure, present and disclose in its financial statements uncertain tax positions that the Company has taken or expects to take on a tax return. The adoption of these provisions did not have a material impact on the Company’s Consolidated Financial Statements.

Share Based Compensation

In November 2010, our board of directors approved the Swisher Hygiene Inc. 2010 Stock Incentive Plan (the “Plan”) to attract, retain, motivate and reward key officers and employees. The Plan allows for grant of stock options, restricted stock units and other equity instruments up to a total of 6,000,000 shares of our common stock. All options are exercisable at a price equal to the fair market value of the Company’s common stock on the date of grant.

Options vest in four equal annual installments beginning on the first anniversary of the grant date and expire in 2020. Restricted stock units vest in four equal annual installments beginning on the first anniversary of the grant date. Recipients of restricted stock units may not sell or transfer their shares until the shares vest. The restrictions of the common stock units lapse ratably as vesting occurs over four years.

The Company measures and recognizes all share based compensation at fair value at the date of grant and recognizes compensation expense over the service period for awards expected to vest. Determining the fair value of share based awards at the grant dates requires judgment, including estimating the share volatility, the expected term the award will be outstanding, and the amount of the awards that are expected to be forfeited. The Company utilizes the Black-Scholes option pricing model to determine the fair value for stock options on the date of grant.

SWISHER HYGIENE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Pension Plan

The Company administers a defined benefit plan for certain retired employees. The plan has not allowed for new participants since October 2000. As of the date of the Merger, the Company recorded the underfunded pension obligation of $560,931 for this plan.

The Company recognizes in its statement of financial position the overfunded or underfunded status of the defined benefit plan measured as the difference between the fair value of plan assets and the benefit obligation. The Company recognizes as a separate component of comprehensive loss the actuarial gains and losses that arise during the period that are not recognized as components of net periodic benefit cost. The Company measures the defined benefit plan assets and the defined benefit plan obligations as of December 31 and discloses additional information in the notes to the Consolidated Financial Statements about certain effects on net periodic benefit cost in the upcoming fiscal year that arise from delayed recognition of the actuarial gains and losses.

The calculation of net periodic benefit cost and the corresponding net liability requires the use of critical assumptions, including the expected long term rate of return on plan assets and the assumed discount rate. Changes in these assumptions can result in different expense and liability amounts. Net periodic benefit cost increases as the expected rate of return on pension plan assets decreases. Future changes in plan asset returns, assumed discount rates and other factors related to the participants in the Company’s pension plans will impact the Company’s future net periodic benefit cost and liabilities. The Company cannot predict with certainty what these factors will be in the future.

Loss per Common Share

Basic net loss attributable to common stockholders per share is computed by dividing net loss by the weighted average number of common shares outstanding during the period. Diluted net loss per share was the same as basic net loss attributable to common stockholders per share for all periods presented, since the effects of any potentially dilutive securities are excluded as they are antidilutive due to our net losses.

Comprehensive Loss

Comprehensive loss includes net loss, foreign currency translation adjustments, liquidation of a foreign subsidiary, and unrecognized pension actuarial gains and losses.

Fair Value Measurements

The Company determines the fair value of certain assets and liabilities based on assumptions that market participants would use in pricing the assets or liabilities. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, or the “exit price.” The Company utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value and gives precedence to observable inputs in determining fair value. An instrument’s level within the hierarchy is based on the lowest level of any significant input to the fair value measurement. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). Assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement. The following levels were established for each input:

Level 1:  “Inputs that are quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.” Active markets are those in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis. Instruments classified as Level 1 consist of financial instruments such listed equities and fixed income securities. (See Note 11.)

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Level 2:  “Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly.” The Company does not have any Level 2 financial instruments as of December 31, 2010 and 2009.

Level 3:  “Unobservable inputs for the asset or liability.” These are inputs for which there is no market data available or observable inputs that are adjusted using Level 3 assumptions. Instruments classified as Level 3 at December 31, 2010 include certain convertible promissory notes and a certain guarantee, which are not publically traded and have unobservable inputs. (See Note 6 and Note 14.)

There were no Level 3 financial instruments as of or during the year ended December 31, 2009. In addition there have been no significant transfers into or between Level 1 and Level 2 financial instruments during the years ended December 31, 2010 and 2009.

Segments

The Company primarily provides commercial hygiene services and products throughout much of the United States, and additionally operates a worldwide franchise and license system to provide the same products and services in markets where Company owned operations do not exist. The Company manages, allocates resources, and reports in one business segment.

Recently Adopted Accounting Pronouncements

Accounting Standards Codificationtm:  Effective July 1, 2009, we adopted the Financial Accounting Standards Board (“FASB”) Accounting Standards Codificationtm (“ASC” or “Codification”) as the source of authoritative GAAP recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the U.S. Securities Exchange Commission (“SEC”) under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. The Codification superseded all then-existing non-SEC accounting and reporting standards. The adoption of the Codification did not have a material effect on our Consolidated Financial Statements.

Fair Value Measurements and Disclosures:  Effective January 1, 2009, we adopted amended standards on two issues: 1) determining the fair value of a liability when a quoted price in an active market for an identical liability is not available and 2) measuring and disclosing the fair value of certain investments on the basis of the investments’ net asset value per share or its equivalent. This adoption did not have a material effect on our Consolidated Financial Statements.

In December 2008, the FASB issued guidance on employer’s disclosures about plan assets of a defined benefit plan or other post retirement plan, which requires more detailed disclosures regarding employer’s plan assets, including their investment strategies, major categories of plan assets, concentration of risk, and valuation methods used to measure the fair value of plan assets. The guidance is effective for fiscal years ending after December 15, 2009. The Company has included the required disclosures in Note 11 of the Consolidated Financial Statements.

In January 2010, the FASB issued new standards for new disclosures regarding transfers in and out of Level 1 and Level 2 fair value measurements, as well as requiring presentation on a gross basis information about purchases, sales, issuances and settlements in Level 3 fair value measurements. The standards also clarified existing disclosures regarding level of disaggregation, inputs and valuation techniques. The standards are effective for interim and annual reporting periods beginning after December 15, 2009 and became effective for the Company on January 1, 2010. Disclosures about purchases, sales, issuances and settlements in the roll forward of activity in Level 3 fair value measurements are effective for fiscal years beginning after December 15, 2010 and will be effective for the Company on January 1, 2011. We are currently evaluating the effect of these standards on our Consolidated Financial Statements.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Business Combinations:  In December 2007 the FASB issued new guidance on business combinations. The revised guidance establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets and goodwill acquired, liabilities assumed and any noncontrolling interest in the acquiree in a business combination. The guidance also provides disclosure requirements to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The Company adopted this guidance effective January 1, 2009. The adoption did not have a material effect on our Consolidated Financial Statements.

Consolidation:  In December 2007 the FASB issued new guidance on noncontrolling interests in Consolidated Financial Statements. The guidance requires reporting entities to present noncontrolling interests in any of their consolidated entities as equity (as opposed to a liability or mezzanine equity) and provide guidance on the accounting for transactions between an entity and noncontrolling interests. The Company adopted this guidance effective January 1, 2009. This adoption did not have a material effect on our Consolidated Financial Statements.

Intangibles — Goodwill and Other:  On January 1, 2009, we adopted two new standards affecting intangible assets. One of the standards addressed factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset. The second standard affected accounting for defensive intangible assets, which are acquired assets that an entity does not intend to actively use, but will hold (lock up) to prevent others from obtaining access to them. These standards do not address intangible assets that are used in research and development activities. Neither of these standards had a material effect on our Consolidated Financial Statements.

Subsequent Events:  In May 2009, the FASB issued new standards that establish general guidance for accounting and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. The adoption of these standards require us to evaluate all subsequent events that occur after the balance sheet date through the date and time our Consolidated Financial Statements are issued. This adoption did not have a material effect on our Consolidated Financial Statements.

In February 2010, the FASB amended these standards to remove the requirement for a Securities Exchange Commission filer to disclose a date in both issued and revised financial statements. The amended standards clarified the definition of “revised” as being the result of either correction of an error or retrospective application of GAAP. We adopted these amended standards upon their issuance; they did not have a material effect on our Consolidated Financial Statements.

Newly Issued Accounting Pronouncements

Revenue Recognition:  In October 2009, the FASB issued new standards for multiple-deliverable revenue arrangements. These new standards affect the determination of when individual deliverables included in a multiple-element arrangement may be treated as separate units of accounting. In addition, these new standards modify the manner in which the transaction consideration is allocated across separately identified deliverables, eliminate the use of the residual value method of allocating arrangement consideration and require expanded disclosure. These new standards will become effective for multiple-element arrangements entered into or materially modified on or after January 1, 2011. Earlier application is permitted with required transition disclosures based on the period of adoption. We will adopt these standards for multiple-element arrangements entered into or materially modified on or after January 1, 2011 and are currently evaluating the effect of these standards on our Consolidated Financial Statements.

Compensation:  In April 2010, the FASB issued new standards to clarify that an employee share-based payment award with an exercise price denominated in the currency of a market in which a substantial portion of the entity’s equity securities trades should not be considered to contain a condition that is not a market, performance, or service condition. Therefore, an entity would not classify such an award as a liability if it

SWISHER HYGIENE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

otherwise qualifies as equity. These new standards are effective for fiscal years beginning on or after December 15, 2010. Either application is permitted. The Company applied these amended standards upon their issuance; they did not have a material effect on our Consolidated Financial Statements.

Goodwill:  In December 2010, the FASB issued new standards defining when step 2 of the goodwill impairment test for reporting units with zero or negative carrying amounts should be performed and modifies Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For reporting units with zero or negative carrying amounts an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that a goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that an impairment may exist. The standards are effective for fiscal years and interim periods within those years, beginning December 15, 2010 and will be effective for the Company on January 1, 2011. We are currently evaluating the effect of these standards on our Consolidated Financial Statements.

NOTE 3 —	ACQUISITIONS

During the three years ended December 31, 2010, the Company acquired 22 of its franchisees and 7 independent businesses. The results of operations of these acquisitions have been included in the Company’s Consolidated Financial Statements since their respective acquisition dates. None of these acquisitions were significant to the Company’s consolidated financial results and therefore, supplemental pro forma financial information is not presented.

The following table summarizes the current estimated aggregate fair values of the assets acquired and liabilities assumed at the date of acquisition for the acquisitions made during each of the three years ended December 31, 2010:

	2010	2009	2008

Number of businesses acquired	9	19	1

Net tangible assets acquired
Accounts receivable and other assets	$1,275,694	$935,943	$61,000
Inventory	605,621	219,910	1,000
Property and equipment	883,837	676,548	18,879
Accounts payable and accrued expenses	(1,856,483)	(808,111)	—

Total	908,669	1,024,290	80,879

Identifiable intangible assets:
Customer relationships	4,121,300	2,210,000	128,000
Non-compete agreements	1,447,300	750,000	—

Total	5,568,600	2,960,000	128,000

Goodwill	11,306,820	4,909,038	322,121

Aggregate purchase price	17,784,089	8,893,328	531,000
Less: Noncontrolling interest	—	100,000	—
Less: Notes issued or assumed on acquisition	12,883,089	7,954,305	240,000

Cash paid on acquisitions	$4,901,000	$839,023	$291,000

SWISHER HYGIENE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 4 —	GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill and other intangible assets have been recognized in connection with the acquisitions described in Note 3 and substantially all of the balance is expected to be fully deductible for income tax purposes.

Changes in the carrying amount of goodwill and other intangibles for December 31, 2010 and 2009, are as follows:

	2010	2009

Goodwill
Balance — January 1
Gross goodwill	$19,223,489	$14,538,316
Accumulated impairment losses	(870,000)	(870,000)

	18,353,489	13,668,316
Goodwill acquired	11,306,820	5,003,145
Sale of UK subsidiary	—	(317,972)

Balance — December 31
Gross goodwill	30,530,309	19,223,489
Accumulated impairment losses	(870,000)	(870,000)

	$29,660,309	$18,353,489

Customer Relationships
Balance — January 1	$2,766,016	$1,744,981
Customers acquired	4,121,300	2,210,000
Amortization	(1,107,336)	(1,158,965)
Impairment	—	(30,000)

Balance — December 31	$5,779,980	$2,766,016

Non-compete Agreements
Balance — January 1	$814,442	$631,070
Agreements	1,447,300	750,000
Amortization	(372,917)	(566,628)

Balance — December 31	$1,888,825	$814,442

Information regarding customer relationships and non-compete agreements is as follows:

	Weighted
	Average
	Amortization	Carrying	Accumulated
	Period (years)	Amount	Amortization	Net

As of December 31, 2010
Customer relationships	5	$11,716,300	$(5,936,320)	$5,779,980
Non-compete agreements	4	2,752,300	(863,475)	1,888,825

		$14,468,600	$(6,799,795)	$7,668,805

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Weighted
	Average
	Amortization	Carrying	Accumulated
	Period (years)	Amount	Amortization	Net

As of December 31, 2009
Customer relationships	5	$7,595,000	$(4,828,984)	$2,766,016
Non-compete agreements	4	1,640,000	(825,558)	814,442

		$9,235,000	$(5,654,542)	$3,580,458

Amortization expense was $1,480,253, $1,725,593, and $1,664,571 for the fiscal years ended December 31, 2010, 2009 and 2008, respectively. As of December 31, 2010, estimated future amortization of customer relationships and non-compete agreements for the next five years is as follows:

2011	$2,038,700
2012	1,860,300
2013	1,728,200
2014	1,361,900
2015	680,705

$7,668,805

NOTE 5 —	PROPERTY AND EQUIPMENT, NET

Property and equipment, net as of December 31, 2010 and 2009 consist of the following:

	2010	2009

Items in service	$16,280,177	$10,264,929
Equipment and furniture	2,244,289	2,084,957
Vehicles	517,987	466,986
Computer equipment	973,524	895,171
Computer software	6,407,547	5,891,775
Leasehold improvements	344,494	322,707

	26,768,018	19,926,525
Less: accumulated depreciation and amortization	(15,443,963)	(12,067,043)

	$11,324,055	$7,859,482

Depreciation and amortization expense for the years ended December 2010, 2009 and 2008 was $3,376,920, $3,018,459, and $3,542,061, respectively.

As of December 31, 2010 and 2009, computer software includes costs of $5,068,556 and $4,688,063, respectively, for the development of our technology platform for field service operations, accounting, billing and collections. The accumulated depreciation as of December 31, 2010 and 2009 was $2,029,657 and $1,100,568, respectively. The weighted average amortization period for capitalized software costs is 7 years. Depreciation and amortization expense for capitalized computer software costs during the years ended December 31, 2010, 2009 and 2008 was $929,089, $623,872 and $476,676, respectively. The estimated

SWISHER HYGIENE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

depreciation and amortization expense related to computer software costs capitalized for the next five years is as follows:

2011	$744,685
2012	740,616
2013	738,394
2014	690,726
2015	124,478

$3,038,899

NOTE 6 —	DEBT

The major components of debt as of December 31, 2010 and 2009 consist of the following:

	2010	2009

Line of credit agreement dated March 2008. Interest is payable monthly at one month LIBOR plus 2.85% at December 31, 2010, and one month LIBOR plus 2.35% at December 31, 2009, maturing in January 2012. Interest rate of 3.11% and 2.58% at December 31, 2010 and 2009, respectively	$9,946,932	$9,946,932
Line of credit agreement dated June 2008. Interest is payable monthly at one month LIBOR plus 1.50% at December 31, 2010, and one month LIBOR plus 1.50% at December 31, 2009, maturing in January 2012. Interest rate of 1.76% and 1.73% at December 31, 2010 and 2009, respectively	15,000,000	15,000,000
Notes payable under Master Loan and Security Agreement, due in monthly installments at December 31, 2010 of $62,776, maturing in 2012. Interest is payable monthly at a weighted average interest rate of 8% and 6.64% at December 31, 2010 and 2009, respectively	248,577	899,977
Acquisition’s notes payables	7,891,209	8,197,091
Convertible notes:
6% Note due June 30, 2011	5,000,000	—
4% Note due June 30, 2011	4,774,480	—
4% Note due September 30, 2011	997,000	—
Capitalized lease obligations	549,504	281,131

	44,407,702	34,325,131
Short term obligations	(13,378,710)	(2,295,290)

Long term obligations	$31,028,992	$32,029,841

SWISHER HYGIENE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of December 31, 2010, principal payments due on long-term debt, including capital leases, is as follows:

2011	$12,353,710
2012	27,289,104
2013	1,758,350
2014	726,790
2015	291,960
Thereafter	962,788

$43,382,702

Convertible promissory notes conversion feature included in short term obligations	1,025,000

$44,407,702

Revolving Credit Facilities

The Company has a revolving line of credit for a maximum borrowing of up to $10,000,000 of which $5,000,000 is personally guaranteed by a shareholder. This agreement had a maturity of February 28, 2011 and was modified in February 2011 to extend the maturity date to January 2012 and to release the personal guarantee by a shareholder. Borrowings under the line are used for general working capital purposes, capital expenditures and acquisitions. The line is secured by substantially all the assets of the Company not otherwise encumbered. This credit facility contains various restrictive covenants which limit or prevent, without the express consent of the bank, making loans, advances, or other extensions of credit, change in control, consolidation, mergers or acquisitions, issuing dividends, selling, assigning, leasing, transferring, or disposing of any part of the business and incurring indebtedness (Loan and Security Agreement discussed below). The bank has waived the Company’s noncompliance with certain reporting requirements and meeting minimum financial thresholds as of and for the year ended December 31, 2010 and 2009.

In June 2008, the Company entered into a $15,000,000 revolving credit facility, which had a maturity of June 2009. The credit facility was modified in 2009 to extend the maturity date to January 1, 2011 and modified in February 2011 to extend the maturity date to January 2012. In addition in February 2011 the personnel guarantee by a shareholder was released. The credit facility contains various restrictive covenants which limit or prevent, without the express consent of the bank, making loans, advances, or other extensions of credit, change in control, consolidation, mergers or acquisitions, issuing dividends, selling, assigning, leasing, transferring or disposing of any part of the business and incurring indebtedness. The bank has waived the Company’s noncompliance with certain reporting requirements and meeting minimum financial thresholds as of and for the year ended December 31, 2010 and 2009.

As of November 5, 2010, the Company amended its credit facilities to eliminate all restrictive and financial covenants currently included in the credit facilities, except the following: (i) the Company must maintain, at all times, unencumbered cash and cash equivalents in excess of $15,000,000 and (ii) the Company may not without the consent of the lender, incur or permit its subsidiaries to incur new indebtedness or make new investments (except for investments in franchisees) in connection with the acquisition of franchisees and other businesses within its same line of business in excess of $25 million in the aggregate at any time.

See Note 16 for a discussion of our new $100 million senior secured revolving credit facility, which we entered into on March 31, 2011 and which replaces the credit facilities described above.

Notes Payable

In January 2006, the Company entered into an agreement for the development of a new software platform for field service operations, accounting, billings and collections. Substantially all the software development

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

cost was financed through a Master Loan and Security Agreement (the “Agreement”). Borrowings under the Agreement are secured by a first security interest in the software or hardware acquired. The Agreement prevents a change in control in excess of 20 percent unless the acquiring entity assumes all the obligations of the Company under the Agreement and the net tangible assets and net worth after consolidation, sale or merger is at least equal to the net tangible assets and the net worth of the Company immediately before the consolidation, sale or merger.

Acquisition-Related Note Payables

During the year ended December 31, 2010, 2009, and 2008, the Company incurred or assumed (excluding convertible notes discussed below) $1,866,500, $7,954,304, and $240,000, respectively, of debt to sellers in connection with certain acquisitions (See Note 3). Two of the seller notes payable totaling $3,050,000 are secured by letters of credit, which are guaranteed by shareholders, the remaining notes payable are secured by the Company. At December 31, 2010 and 2009 these obligations bore interest at rates ranging between 2.5 — 11%. The obligations mature at various times through 2019.

Convertible Notes

In November 2010, the Company issued a 6% convertible promissory note of $5,000,000 due on June 30, 2011 as part of consideration paid for an acquisition. The note may be converted by the holder at the conversion rate of $3.81 and up to 1,312,864 of our common shares before June 30, 2011 any time following (i) conditional approval by the Toronto Stock Exchange (“TSX”) of the listing of the Company’s shares of common stock and (ii) the date that the Company’s Registration Statement on Form S-1 for the resale of common stock is declared effective by the SEC. Since the convertible note was issued as part of a business combination the note was recorded at fair value of $6,429,720 on the date of issuance including $5,182,500 recorded as a current liability and $1,247,220 recorded as Additional paid-in capital reflecting the promissory note’s beneficial conversion feature. As of December 31, 2010, the net carrying amount of this promissory note was $6,385,720 ($6,247,220 principal and conversion feature and $138,500 unamortized premium). The premium will be amortized to interest income over the remaining term of the note or 6 months. The fair value of this financial instrument is $6,371,400 at December 31, 2010. If the entire note would be converted on December 31, 2010, we would issue 1,312,864 common shares which occurred during 2011.

In December 2010, the Company issued a 4% convertible promissory note of $3,896,480 due on June 30, 2011 as part of an acquisition. The note, principal plus accrued interest, is convertible into a variable number of shares of the Company’s common stock at the election of the holder at a fixed conversion price $3.88 any time following (i) conditional approval by the TSX of the listing of the Company’s shares of common stock and (ii) the date that the Company’s Registration Statement on Form S-1 for the resale of common stock is declared effective by the SEC but no later than June 30, 2011. The note, plus accrued interest, will automatically convert into the number of shares of the Company’s common stock on April 6, 2011, provided (i) the Company’s Registration Statement on Form S-1 providing for resale of the Company’s common stock is effective and (ii) the Company’s common stock has traded on a stock exchange for 10 consecutive trading days (which the combined average volume is at least 250,000 shares) equal to or exceeding 105% of $3.88. If the note has not converted as of June 30, 2011, the Company has the option to repay the note in a combination of cash and the Company’s common stock. The maximum number of shares issuable in repayment of the note is 1,027,122 shares. The fair value of the note on the date of issuance was $4,497,480 and subsequently increased to $4,774,480 as of December 31, 2010 and is recorded as a current liability on the Consolidated Financial Statements. If the entire note would be converted on December 31, 2010, we would issue 1,006,925 common shares that have a fair value of $4.73 per share.

In December 2010, the Company issued a 4% convertible promissory note of $500,000 due on September 30, 2011 and a 4% convertible promissory note of $350,000 due on September 30, 2011. The notes, principal plus interest, are convertible into a variable number of shares of the Company’s common stock at the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

election of the holder at a fixed conversion price of $4.18 anytime following (i) conditional approval by the TSX of the listing of the Company’s shares of common stock and (ii) the date that the Company’s Registration Statement on Form S-1 for the resale of common stock is declared effective by the SEC. The fair value of the notes on the date of issuance and at December 31, 2010 was $997,000 and is recorded as Short term obligations on the Consolidated Financial Statements. If the entire notes would be converted on December 31, 2010, we would issue 203,349 common shares that have a fair value of $4.73 per share.

The fair value of the convertible promissory notes issued during 2010 that are convertible into a variable number of the Company’s shares at a fixed conversion price are based primarily on a Black-Scholes pricing model. The significant management assumptions and estimate used in determining the fair value include the expected term and volatility of our common stock. The expected volatility was based on an analysis of industry peer’s historical stock price over the term of the notes as we currently do not have sufficient history of our own stock volatility, which was estimated as approximately 25%. In addition an adjustment is made based on our market interest rate for a similar instrument. Subsequent changes in the fair value of these instruments, except for the 6% convertible promissory note of $5,000,000, will be recorded in Other expense, net on the Consolidated Financial Statements. Future movement in the market price of our stock could significantly change the fair value of these instruments and impact our earnings.

The 4% convertible promissory note of $3,896,480 due on June 30, 2011 and the 4% convertible promissory notes of $850,000 due on September 30, 2011 are Level 3 financial instruments since they are not traded on an active market and there are unobservable inputs, such as expected volatility used to determine the fair value of these instruments. See Note 2 for further discussion of the fair value hierarchy utilized. The following table is a reconciliation of changes in fair value of these notes that have been classified as Level 3 in the fair value hierarchy for the year ended December 31, 2010:

Balance as of January 1, 2010	$—
Issuance of 4% convertible promissory notes	5,494,480
Unrealized losses included in earnings	277,000

Balance as of December 31, 2010	$5,771,480

Capital lease obligations

The Company has entered into capitalized lease obligations with third party finance companies to finance the cost of certain ware washing equipment. At December 31, 2010 and 2009, these obligations bear interest at rates ranging between 6.74% — 14.06% and 6.74% — 11.45%.

NOTE 7 —	ADVANCES FROM SHAREHOLDERS

As of December 31, 2009, the Company had borrowed $16,845,000 under an unsecured note payable to one of its shareholders. The note matures in June 2011 and was reported in noncurrent liabilities. During 2010, the Company borrowed an additional $4,600,000 under this note. Thus, prior to the Merger on November 2, 2010, the total balance outstanding was $21,445,000. The note bore interest at the one month LIBOR plus 2%. Interest accrued on the note was included in accrued expenses and was $753,194 prior to the merger on November 2, 2010, and $348,586 as of December 31, 2009. These advances plus accrued interest were converted into equity upon completion of the Merger.

The Company borrowed $1,270,000 from one of its shareholders pursuant to an unsecured note that bore interest at the short-term Applicable Federal Rate. These funds were used to fund certain acquisitions made by the Company prior to the Merger. The note matured at the effective time of the Merger and was repaid to the shareholder in connection with the closing.

SWISHER HYGIENE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In August 2010, the Company borrowed $2,000,000 for working capital purposes, pursuant to an unsecured note payable to one of its shareholders that bears interest at the short-term Applicable Federal Rate (0.26% as of December 31, 2010). The note matures on November 2, 2011. Accrued interest as of December 31, 2010 is $4,444 and is included in accrued expenses.

In 2009, another shareholder made non-interest bearing advances to the Company of $800,000. These advances were repaid in March 2010.

NOTE 8 —	RELATED PARTY TRANSACTIONS

For the years ended December 31, 2009 and 2008, the Company incurred $46,200 and $60,399, respectively, for training course development and utilization of the delivery platform from a company, the majority of which is owned by a partnership in which a shareholder and another director have a controlling interest. Included in accrued expenses at both December 31, 2010 and 2009 is $145,586 due to this company.

The Company had agreed to pay a company, related by common ownership with one of the shareholders, a fee for services provided, including product development, marketing and branding strategy, and management advisory assistance. The total of these fees were $100,000 for the year ended December 31, 2008. In 2009, the related company waived it rights to these fees and accordingly, the accrued balance of $500,000, which was outstanding as of December 31, 2008, was recorded as a forgiveness of debt in the 2009 Consolidated Statement of Operations.

NOTE 9 —	INCOME TAXES

Domestic	$(15,845,516)
Foreign	(24,488)

Net loss before tax	$(15,870,004)

The components of the provision for income taxes in 2010 are as follows:

Current Federal, State, and Foreign	$—
Deferred
Federal and state	1,537,000
Foreign	163,000

Total provision for income taxes	$1,700,000

A reconciliation of the statutory U.S. Federal income tax rate to the Company’s effective income tax rate for the year ended December 31, 2010 is as follows:

U.S. Federal statutory rate	35%
State and local taxes, net of Federal benefit	4
Period not subject to income taxes	(22)
Non deductible merger expenses	(9)
Establishment of deferred tax liabilities upon conversion to taxable status	(10)
Change in deferred tax asset valuation	(9)

Effective income tax rate	(11)%

SWISHER HYGIENE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Deferred income taxes reflect the net tax effect of temporary differences between amounts recorded for financial reporting purposes and amounts used for tax purposes. The major components of deferred tax assets and liabilities as of December 31, 2010 are as follows:

Deferred tax assets
Net operating loss carryforward	$1,109,000
Basis difference in other intangible assets	2,124,000
Stock based compensation	150,000
Allowance for uncollectible receivables	249,000
Other	320,000

Total deferred income tax assets	3,952,000
Valuation allowance	(2,368,000)

Net deferred tax assets	1,584,000
Deferred tax liabilities
Basis difference in property and equipment	1,584,000
Basis difference in goodwill	1,700,000
Total deferred tax liabilities	3,284,000

Total net deferred income tax liabilities	$1,700,000

As of the date of the Merger the net deferred tax balances were recorded; however, the deferred tax liability related to goodwill, an indefinite lived asset, cannot be offset against the Company’s deferred tax assets related to finite lived assets and, therefore, the net deferred tax liability related to goodwill is recorded as income tax expense on the Consolidated Statement of Operations. Future additions of indefinite lived assets that are tax deductible will continue to increase the amount recognized in the Consolidated Statement of Operations as the difference between the book basis and the tax basis increases.

The Company has incurred significant net losses for financial reporting purposes. Recognition of deferred tax assets will require generation of future taxable income. A valuation allowance is required to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. After consideration of all the evidence, both positive and negative, management has determined that a valuation allowance estimated at $2,368,000 as of December 31, 2010 is necessary to reduce the deferred tax assets to the amount that will more likely than not be realized.

At December 31, 2010, net operating loss (“NOL”) carryforwards for federal income tax purposes were approximately $3,046,000, which will expire in 2030. For state income tax purposes, the Company has net operating losses of approximately $5,293,000, which begin to expire in 2017, some of which now may be utilized since the Company has effectively revoked its Subchapter S corporation status. The benefit from the NOL carryforwards has been subject to a full valuation allowance on the related deferred tax assets.

Prior to the Merger on November 2, 2010, Coolbrands and its inactive U.S. subsidiaries had significant NOL carryforwards for Canadian and U.S. income tax purposes for which a full valuation allowance had been established due to the uncertainty regarding future realization. As a result of the Merger, the Company believes that the redomestication to the U.S. of the Canadian company’s operations as well as the effect of an ownership change in the U.S. subsidiaries have rendered those NOL carryforwards unusable in the future and accordingly, no deferred tax assets have been provided.

As of January 1, 2009, the Company adopted the provisions related to accounting for uncertainty in income taxes, which prescribes how a company should recognize, measure, present and disclose in its financial

SWISHER HYGIENE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

statements uncertain tax positions that a company has taken or expects to take on a tax return. This standard requires a more-likely-than-not threshold for financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. The Company records a liability for the difference between the benefit recognized and measured and the tax position taken or expected to be taken on the Company’s tax return. To the extent that the assessment of such tax positions changes, the change in estimate is recorded in the period in which the determination is made. The Company establishes reserves for tax-related uncertainties based on estimates of whether, and the extent to which, additional taxes will be due. These reserves are established when the Company believes that certain positions might be challenged despite the Company’s belief that the tax return positions are fully supportable. The reserves are adjusted in light of changing facts and circumstances, such as the outcome of an income tax audit.

The Company includes interest and penalties accrued in the Consolidated Financial Statements as a component of interest expense. No significant amounts were required to be recorded as of December 31, 2010, 2009 and 2008. As of December 31, 2010, tax years of 2007 through 2010 remain open to inspection by the Internal Revenue Service.

NOTE 10 —	SHARE BASED COMPENSATION

Under the Company’s stock incentive plans, restricted stock units and stock options to purchase the Company’s common shares have been issued to its directors and employees at prices equal to the fair value of the stock at the date of grant.

Stock Options

In 2010, 972,011 options were granted at an exercise price of $4.18, a contractual life of 10 years, and an aggregate intrinsic value of $534,056. The options granted in 2010 are subject to stockholder approval of the Swisher Hygiene Inc. 2010 Stock Incentive Plan. No options vested or were exercised during 2010. As of December 31, 2010, 773,531 options are expected to vest over their contractual life at an average of $4.18 per share with an aggregate intrinsic value of $425,808. Stock options of 53,469 were forfeited during 2010.

Stock based compensation expense of $398,155 was recognized during 2010 in the Consolidated Statement of Operations for both stock options and restricted stock units, as discussed below. Stock options were valued at a weighted average fair value of $1.50 using the Black-Scholes option pricing model. At December 31, 2010, stock based compensation expense of $8,686,978 for stock options and restricted stock units will be recognized ratably over the remaining weighted average of period of approximately four years.

The value of each option granted during 2010 is estimated on the date of the grant using the Black-Scholes option pricing model with the following assumptions:

Expected dividend yield	—
Risk-free interest rate	2.63%
Expected volatility	30.70%
Expected life	6.25 years

The risk-free interest rate is determined based on a yield curve of U.S. treasury rates based on the expected life of the options granted. The expected volatility is based on an analysis of industry peers historical stock price as we currently do not have sufficient history of our own stock volatility. The expected life is based on the simplified method as we do not have sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected life of our stock options. The Company estimates forfeitures based on historic turnover by relevant employee categories.

In connection with the Merger, options previously issued by CoolBrands that were outstanding at the date of the Merger were fully vested and all related compensation expense was recognized by CoolBrands prior to

SWISHER HYGIENE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

November 2, 2010, the Merger date. At December 31, 2010, 880,000 options remain outstanding and exercisable at a weighted average price of $0.79, weighted average remaining contractual life of 3.2 year and an aggregate intrinsic value of $3,459,129.

Restricted Stock Units

During 2010, the Company awarded 2,502,820 shares of restricted common stock units at a weighted average grant date fair value of $4.18. Recipients of restricted stock units may not sell or transfer their shares until the shares vest. The restrictions of the common stock units lapse ratably as vesting occurs. As of December 31, 2010 there were 2,502,820 shares outstanding, with a weighted average contractual life of 10 years, and an aggregate intrinsic value of $11,838,338. There were 145,133 forfeitures of restricted stock units during 2010. There were no restricted common stock units vested or exercisable as of December 31, 2010. As of December 31, 2010, shares vested and expected to vest are 2,008,903 with a weighted average contractual life of 10 years, and an aggregate intrinsic value of $9,502,111.

Warrants

In November 2006, the board of directors of CoolBrands issued to a director of the Company, and certain parties related to the director, warrants to purchase up to 5,500,000 common shares of CoolBrands. The warrants expire in November 2011 and the exercise price is $0.50 per warrant. As part of the Merger the holder of the warrants will receive common shares of Swisher Hygiene Inc. in lieu of common shares of CoolBrands upon exercise of the warrants.

NOTE 11 —	RETIREMENT PLAN

An acquired subsidiary of CoolBrands maintained a defined benefit pension plan covering substantially all salaried and certain executive employees. Subsequent to the acquisition in 2000, all future participation and all benefits under the plan were frozen. The plan provides retirement benefits based primarily on employee compensation and years of service up to the date of acquisition. As part of the Merger, on November 2, 2010, Swisher recorded the net underfunded pension obligation of $560,931.

The following table reconciles the changes in benefit obligations and plan assets of the registered defined benefit plan as of December 31, 2010 and reconciles the funded status to accrued benefit cost at December 31, 2010:

Benefit obligation
Balance — November 2, 2010	$2,511,725
Interest cost	21,398
Actuarial loss	(7,745)
Benefit payments	(16,254)

Balance — December 31, 2010	$2,509,124

Plan assets
Balance — November 2, 2010	$1,950,794
Actual return on plan assets	89,290
Benefit payments	(16,254)

Balance — December 31, 2010	$2,023,830

As of December 31, 2010, the net underfunded status of the defined benefit plan is $485,294, which is recognized as accrued benefit cost in Other long term liabilities on the Consolidated Financial Statements. For

SWISHER HYGIENE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the period November 2, 2010 through December 31, 2010 and as of December 31, 2010 there is an unrecognized gain of $73,985 recorded in Accumulated other comprehensive income (loss) in the Consolidated Financial Statements.

The following table provides the components of the net periodic benefit cost for 2010:

Interest cost	$21,398
Expected return on plan assets	(23,050)

Net periodic benefit income	$(1,625)

The key assumptions used in the measurement of the benefit obligation are the discount rate and the expected return on plan assets. As of December 31, 2010, the discount rate was 5.37% and the expected return on plan assets was 7.5%.

The rate used to discount pension benefit plan liabilities was based on a yield curve developed from market data of Aa-grade non-callable bonds at December 31, 2010. This yield curve has discount rates that vary based on the duration of the obligations. The estimated future cash flows for the pension obligation were matched to the corresponding rates on the yield curve to derive a weighted average discount rate.

The expected return on plan assets was developed by determining projected stock and bond returns and then applying these returns to the target asset allocations of the employee benefit trusts, resulting in a weighted average return on plan assets. The actual historical returns of the plan assets were also considered.

Based on the latest actuarial report as of December 31, 2010, the Company expects that there will be a minimum regulatory funding requirements of $78,880 that will need to be made during fiscal 2011.

Expected benefit payments under the defined benefit pension plan over future years are as follows:

Pension
Benefits

Fiscal year
2011	$101,209
2012	104,972
2013	117,472
2014	119,972
2015	117,004
2016 — 2020	691,862

SWISHER HYGIENE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Plan Assets

The Company’s investment strategy is to obtain the highest possible return commensurate with the level of assumed risk. Investments are well diversified within each of the major asset categories. The Company’s allocation of pension assets and target allocations are as follows:

			Fair Value as of	Percentage
			December 31,	of Plan
	Target Allocation		2010	Assets
	2011	2010	Level 1	2010

Equities:
U.S.	50%	50%	$1,058,421	52%
International	18	18	661,207	33
Fixed income	26	26	188,155	9
Cash, cash equivalents and other	6	6	116,047	6

	100%	100%	$2,023,830	100%

The U.S. and International equities are actively traded on a public exchange. The fixed income securities are corporate and government bonds that are valued based on prices in active markets for identical transactions and are considered Level 1 assets. There were no plan assets categorized as Level 2 or Level 3 as of December 31, 2010. There were no significant transfers between Level 1, 2, or Level 3. See Note 2 for a description of the fair value hierarchy.

NOTE 12 —	LOSS PER SHARE

Net loss attributable to common stockholders per share is computed by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding during the period. The following were not included in the computation of diluted net loss attributable to common stockholders per share for 2010 as their inclusion would be antidilutive:

•	Warrants to purchase 5,500,000 shares of common stock at $0.50 per share were outstanding and expire in November 2011.

•	Stock options to purchase 880,000 shares of common stock.

•	Stock options and restricted units to purchase 3,376,168 shares of common stock.

•	Convertible promissory notes that if-converted would result in 2,520,460 shares of common stock.

For the years ended December 31, 2009 and 2008, there were no securities that were not included in the computations of diluted net loss attributable to common stockholders per share because their inclusion would be antidilutive.

NOTE 13 —	GEOGRAPHIC INFORMATION

The Company has entered into franchise and license agreements which grant the exclusive rights to develop and operate within specified geographic territories for a fee. The initial franchise or license fee is deferred and recognized as revenue when substantially all significant services to be provided by the Company are performed. Direct incremental costs related to franchise or license sales for which revenue has not been recognized is deferred until the related revenue is recognized.

In 2008, through a wholly-owned subsidiary, Swisher Hygiene Services U.K., Ltd. (“SHS”), the Company operated in the UK in much the same fashion as in the US. As the franchisor, SHS had both franchisees and company operations and serviced the varied customer base on a weekly basis. In January 2009, the Company sold its U.K. operations to a new Master Licensee. During 2010, 2009 and 2008, SHS earned total revenue for

SWISHER HYGIENE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

fees and product sales of $88,954, $221,225, and $1,955,674, respectively. In other international locations, the Company earns royalty fees and product revenue from Master Licensees. The following table includes our revenue from geographic locations for the years ended December 31, 2010, 2009 and 2008 were:

Geographic Information

	2010	2009	2008

Revenue
United States	$61,327,128	$55,008,262	$60,702,053
Other foreign countries	2,325,190	1,805,762	3,406,838

Total Revenue	$63,652,318	$56,814,024	$64,108,891

During 2010 the Company acquired certain branches located in Canada. We have no long lived assets in other foreign countries. The following table summarizes our Canadian subsidiaries long lived assets as of December 31, 2010:

Long Lived Assets
Property, plant, and equipment	$115,561
Goodwill	$2,422,729
Other intangibles, net	$4,231,303

NOTE 14 —	COMMITMENTS AND CONTINGENCIES

In connection with a distribution agreement entered into in December 2010, the Company provided a guarantee that the distributor’s operating cash flows associated with the agreement would not fall below certain agreed-to minimums, subject to certain pre-defined conditions, over the ten year term of the distribution agreement. If the distributor’s annual operating cash flow does fall below the agreed-to annual minimums, the Company will reimburse the distributor for any such short fall up to $1,447,000 per year. No value was assigned to the fair value of the guarantee at December 31, 2010 based on a probability assessment of the projected cash flows. Management currently does not believe that it is probable that any amounts will be paid under this agreement and thus there is no amount accrued for the guarantee in the Consolidated Financial Statements. This liability would be considered a Level 3 financial instruments given the unobservable inputs used in the projected cash flow model. See Note 2 for the fair value hierarchy.

The Company is subject to legal proceedings and claims which arise in the ordinary course of its business. Although occasional adverse decisions (or settlements) may occur, the Company believes that the final disposition of such matters will not have a material adverse effect on the Company’s financial position, results of operations or cash flows.

The Company leases its headquarters and other facilities, equipment and vehicles under operating leases that expire at varying times through 2017. Future minimum lease payments for operating leases that had initial or remaining non-cancelable lease terms in excess of one year as of December 31, 2010 are as follows:

2011	$2,031,400
2012	1,547,400
2013	1,076,490
2014	785,280
2015 and Thereafter	1,280,910

$6,721,480

SWISHER HYGIENE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Total rent expense for operating leases, including those with terms of less than one year was $2,208,610, $2,352,469, and $2,270,373 for the years ended December 31, 2010, 2009 and 2008, respectively.

NOTE 15 —	QUARTERLY FINANCIAL DATA (UNAUDITED)

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Year

2010
Revenue	$14,728,933	$15,163,556	$16,061,079	$17,698,750	$63,652,318
Gross profit(1)	$9,419,985	$9,709,994	$9,953,393	$10,971,715	$40,055,089
Loss from operations	$(1,304,176)	$(1,415,164)	$(3,765,228)	$(8,628,604)	$(15,113,172)
Net loss	$(1,595,441)	$(1,769,638)	$(4,135,080)	$(10,069,845)	$(17,570,004)
Basic and diluted EPS	$(0.03)	$(0.03)	$(0.07)	$(0.11)	$(0.26)

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Year

2009
Revenue	$13,625,909	$13,616,045	$14,431,266	$15,140,804	$56,814,024
Gross profit(1)	$8,491,366	$8,267,063	$8,620,990	$9,130,090	$34,509,509
Loss from operations	$(870,182)	$(1,637,898)	$(2,138,787)	$(2,202,268)	$(6,849,135)
Net loss	$(1,202,493)	$(1,658,781)	$(2,262,612)	$(2,135,103)	$(7,258,989)
Basic and diluted EPS	$(0.02)	$(0.03)	$(0.04)	$(0.04)	$(0.13)

(1)	Total revenue less cost of sales

NOTE 16 —	SUBSEQUENT EVENTS

Choice Acquisition

On February 13, 2011, we entered into an Agreement and Plan of Merger (the “Choice Agreement”) by and among Swisher Hygiene, Swsh Merger Sub, Inc., a Florida corporation and wholly-owned subsidiary of Swisher Hygiene, Choice Environmental Services, Inc., a Florida corporation (“Choice”), and other parties, as set forth in the Choice Agreement. The Choice Agreement provided for the acquisition of Choice by Swisher Hygiene by way of merger.

In connection with the proposed merger with Choice, on February 23, 2011, we entered into an agency agreement, which the agents agreed to market, on a best efforts basis 12,262,500 subscription receipts (“Subscription Receipts”) at a price of $4.80 per Subscription Receipt for gross proceeds of up to $58,859,594. Each Subscription Receipt entitled the holder to acquire one share of our common stock, without payment of any additional consideration, upon completion of our acquisition of Choice.

On March 1, 2011, we closed the acquisition of Choice and issued approximately 8.3 million shares of our common stock to the former shareholders of Choice and assumed approximately $40.9 million in debt, of which $39.2 million was paid down with proceeds from the private placement of the Subscription Receipts. In addition, certain shareholders of Choice received $5.7 million in cash and warrants to purchase an additional 0.9 million shares at an exercise price of $6.21.

On March 1, 2011, in connection with the closing of acquisition of Choice, the 12,262,500 Subscription Receipts were exchanged for 12,262,500 shares of our common stock. We agreed to use commercially reasonable efforts to file a resale registration statement with the SEC relating to the shares of common stock underlying the Subscription Receipts. If the registration statement is not filed or declared effective within

SWISHER HYGIENE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

specified time periods, or if it ceases to be effective for periods of time exceeding certain grace periods, the initial subscribers of Subscription Receipts will be entitled to receive an additional 0.1 share of common stock for each share of common stock underlying Subscription Receipts held by any such initial subscriber at that time.

Choice has been in business since 2004 and serves more than 150,000 residential and 7,500 commercial customers in the Southern and Central Florida regions through its 320 employees and over 150 collection vehicles by offering a complete range of solid waste and recycling collection, transportation, processing and disposal services. Choice operates six hauling operations, three transfer and materials recovery facilities.

The merger with Choice will be accounted for as a significant business combination in the first quarter of 2011. The following table presents the purchase price consideration as of March 1, 2011 (in thousands):

Consideration:
Issuance of shares at stock price of $5.89	$48,781
Debt assumed	42,798
Cash paid	5,700

$97,279

The preliminary allocation of the purchase price is based on the best information available to management. This allocation is provisional, as the Company is required to recognize additional assets or liabilities if new information is obtained about facts and circumstances that existed as of March 1, 2011 that, if known, would have resulted in the recognition of those assets or liabilities as of that date. The Company may adjust the preliminary purchase price allocation after obtaining additional information regarding asset valuation, liabilities assumed and revisions of previous estimates. The following table summarizes the preliminary allocation of the purchase price based on the estimated fair value of the acquired assets and assumed liabilities of Choice as of March 1, 2011 as follows (in thousands):

Net tangible assets acquired:
Cash and cash equivalents	$341
Receivables, net	6,096
Inventory	151
Property and equipment	29,743
Franchise agreements	27,840
Non compete agreements	2,880
Deferred income tax assets and other assets	1,536
Accounts payable and expenses	(6,221)
Capital lease obligations	(3,995)
Deferred income tax liabilities	(11,605)

Total tangible assets acquired	46,766
Goodwill	50,513

Total purchase price	97,279
Less: Debt assumed	40,944
Less: Issuance of shares	48,781

Cash paid (including prepayment penalty)	$7,554

SWISHER HYGIENE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table presents the unaudited supplemental pro forma information as if the acquisition of Choice occurred on January 1, 2010 (in thousands, except share and per share data):

	Historical 2010 Fiscal Year
	Swisher	Choice
	Hygiene	Environmental	Pro Forma		Combined
	Inc.	Services, Inc.(1)	Adjustments	Notes	Pro Forma

Revenue	$63,652	$44,894	$		$108,546
Costs and expenses	78,765	40,788	4,100	a, b, c	123,653
Income (loss) from operations	(15,113)	4,106	(4,100)		(15,107)
Other income (expense)	(757)	(3,164)	1,466	d	(2,455)
Net loss (income) before tax	(15, 870)	942	(2,634)		(17,562)
Income tax	1,700	577	(577)	e	1,700

Net loss (income)	$(17,570)	$365	$(2,057)		$(19,262)

Loss per Share
Basic and diluted	$(0.26)				$(0.22)

Weighted-Average Common Shares Used in the Computation of Loss per Share
Basic and diluted	66,956,371				87,500,794

(1)	Financial information for Choice is for the year ended September 30, 2010. The difference between Choice fiscal year end and our calendar year end would not be significant to revenue or earnings presented.

Pro forma adjustments include the following (in thousands): (a) $4,250 related additional amortization for the other intangibles acquired for franchise agreements and non compete agreements; (b) $71 related to additional amortization as a result of an adjustment to the fair value of the property and equipment acquired; (c) a reduction of $534 related to rent expense and an increase of $313 related to depreciation for leased properties that became capital leases in connection with the acquisition of Choice; (d) $1,696 related to interest expense and amortization of debt discounts and financing costs for debt that was paid off as part of the acquisition of Choice, offset by $230 for interest expense related to capital lease obligations entered into in connection with the acquisition of Choice; and (e) $577 related to income tax expenses that would be offset by the combined company’s net operating loss.

Private Placement

On March 22, 2011, we entered into a series of arm’s length securities purchase agreements to sell 12,000,000 shares of our common stock at a price of $5.00 per share, for aggregate proceeds of $60,000,000 to certain funds of a global financial institution (the “Private Placement”). We intend to use the proceeds from the Private Placement to further our organic and acquisition growth strategy, as well as for working capital purposes.

On March 23, 2011, we closed the Private Placement and issued 12,000,000 shares of our common stock. Pursuant to the securities purchase agreements, the shares of common stock issued in the Private Placement may not be transferred on or before June 24, 2011 without our consent. We agreed to use our commercially reasonable efforts to file a resale registration statement with the SEC relating to the shares of common stock sold in the Private Placement. If the registration statement is not filed or declared effective within specified time periods, the investors will be entitled to receive liquidated damages in cash equal to one percent of the original offering price for each share that at such time remains subject to resale restrictions.

SWISHER HYGIENE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Additional Acquisitions and Promissory Note Conversion

During 2011, in addition to the Choice acquisition, we acquired several smaller businesses. While the terms, price, and conditions of each of these acquisitions were negotiated individually, consideration to the sellers typically consists of a combination of cash, convertible promissory notes having an interest rate of 4% with maturities of up to 12 months, our common stock, and earn-out provisions. Aggregate consideration paid for the acquired businesses was approximately $15,700,000 consisting of $4,800,000 in cash and $7,125,000 in convertible promissory notes, a $275,000 promissory note, and 380,727 shares of our common stock, plus potential earn-outs of up to $1,190,000. In addition, in March 2011, we entered into an asset purchase agreement to purchase a solid waste services provider based in Miami, Florida for a total purchase price of approximately $10 million, consisting of $5,000,000 in cash and 909,090 shares of our common stock. This transaction is expected to close on April 1, 2011.

In addition, a $5,000,000, 6% convertible promissory note issued in November 2010 issued as part of the consideration paid for an acquisition was fully converted to 1,312,864 common shares in 2011.

New Credit Facility

On March 30, 2011, we entered into a $100 million senior secured revolving credit facility with Wells Fargo. Under the new credit facility, Swisher Hygiene has initial borrowing availability of $32.5 million, which we expect will increase to the fully committed $100 million upon delivery of our unaudited quarterly financial statements for the quarter ended March 31, 2011. Borrowings under the facility are secured by a first priority lien on substantially all our existing and hereafter acquired assets, including $25 million of cash on borrowings in excess of $75 million.

Interest on borrowings under the credit facility accrues at London Interbank Offered Rate (“LIBOR”) plus 2.5% to 4.0%, depending on the ratio of senior debt to Consolidated EBITDA (as such term is defined in the credit agreement), and interest is payable no more frequently than monthly on all outstanding borrowings. The credit facility matures on July 31, 2013.

Borrowings and availability under the credit facility are subject to compliance with financial covenants, including achieving specified Consolidated EBITDA targets and maintaining specified leverage and liquidity ratios. The credit facility also places restrictions on our ability to incur additional indebtedness, make certain acquisitions, create liens or other encumbrances, sell or otherwise dispose of assets, and merge or consolidate with other entities.

Our obligations under the credit facility are guaranteed by all our domestic subsidiaries and secured by all the assets and stock of our domestic subsidiaries and substantially all of the stock of our foreign subsidiaries. The new credit facility replaces our current aggregated $25 million credit facilities, which are discussed in Note 6 to the Notes to Consolidated Financial Statements.

SWISHER HYGIENE INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENT SCHEDULE II
VALUATION AND QUALIFYING ACCOUNTS
FOR THE THREE YEARS ENDED DECEMBER 31, 2010

	Balance at	Charged to	Deductions	Balance at
	the Beginning	Costs and	from	the End
	of the Year	Expenses	Allowance	of the Year

December 31, 2010
Allowances for doubtful accounts receivable	$334,156	$182,593	$152,515	$364,234
Other allowances	—	100,000	—	100,000

	$334,156	$282,593	$152,515	$464,234

December 31, 2009
Allowances for doubtful accounts receivable	$564,635	$284,385	$514,864	$334,156

December 31, 2008
Allowances for doubtful accounts receivable	$517,838	$605,186	$558,389	$564,635

CHOICE ENVIRONMENTAL SERVICES, INC.
AND SUBSIDIARIES AND AFFILIATE

Consolidated Balance Sheets
December 31, 2010 and 2009

	2010	2009

ASSETS
Current assets:
Cash	$428,264	$415,422
Accounts receivable, net	6,141,132	4,732,050
Inventories	247,570	302,165
Prepaid expenses	782,772	576,475
Deposits	144,697	270,108
Deferred tax asset	181,222	203,808

Total current assets	7,925,657	6,500,028
Property and equipment, net	28,568,958	20,188,469
Goodwill	13,957,814	13,475,314
Intangible assets, net	3,250,677	3,545,689
Notes receivable, related party	352,159	—
Deferred financing costs, net	1,490,716	190,000

	$55,545,981	$43,899,500

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Line of credit	$5,747,726	$13,582,330
Current portion of long-term debt	3,875,125	16,944,194
Current portion of notes payable to related parties	77,542	68,814
Current portion of capital lease obligations	25,552	23,616
Accounts payable and accrued expenses	4,970,278	3,315,152

Total current liabilities	14,696,223	33,934,106

Long-term liabilities:
Long-term debt, net of current portion	32,568,355	1,559,606
Notes payable to related parties, net of current portion	1,227,219	1,304,268
Capital lease obligations, net of current portion	8,964	34,518
Deferred tax liability	1,065,720	511,722

	34,870,258	3,410,114

Stockholders’ equity	5,979,500	6,555,280

	$55,545,981	$43,899,500

See accompanying notes to consolidated financial statements.

CHOICE ENVIRONMENTAL SERVICES, INC.
AND SUBSIDIARIES AND AFFILIATE

Consolidated Statements of Operations
 Three Months Ended December 31, 2010 and 2009

	2010	2009

Revenue	$15,654,862	$11,227,644
Cost of sales	11,387,460	8,555,081

Gross profit	4,267,402	2,672,563
Operating expenses	2,860,077	1,542,284

Income from operations	1,407,325	1,130,279
Other expenses:
Interest and other, net	930,738	381,717

Net income	476,587	748,562
Net loss attributable to noncontrolling interest in VIE	5,234	—

Net income attributable to Choice Environmental Services, Inc. and Subsidiaries	$481,821	$748,562

See accompanying notes to consolidated financial statements.

CHOICE ENVIRONMENTAL SERVICES, INC.
AND SUBSIDIARIES AND AFFILIATE

Consolidated Statements of Changes in Stockholders’ Equity
 Three Months Ended December 31, 2010 and 2009

		Series A	Series B	Additional		Noncontrolling
	Common	Preferred	Preferred	Paid-In	Retained	Interest
	Stock	Stock	Stock	Capital	Earnings	in VIE	Total

Balance, September 30, 2009	$2,092	$1	$2,191	$5,383,378	$419,056	$—	$5,806,718
Net income	—	—	—	—	748,562	—	748,562

Balance, December 31, 2009	2,092	1	2,191	5,383,378	1,167,618	—	6,555,280

Balance, September 30, 2010	900	1	2,191	5,176,147	1,519,290	(2,803)	6,695,726
Net income	—	—	—	—	481,821	(5,234)	476,587
Recapitalization of shares	(900)	227	(68)	741	—	—	—
Distributions	—	—	—	—	(1,192,813)	—	(1,192,813)

Balance, December 31, 2010	$—	$228	$2,123	$5,176,888	$808,298	$(8,037)	$5,979,500

See accompanying notes to consolidated financial statements.

CHOICE ENVIRONMENTAL SERVICES, INC.
AND SUBSIDIARIES AND AFFILIATE

Consolidated Statements of Cash Flows
 Three Months Ended December 31, 2010 and 2009

	2010	2009

Cash flows from operating activities:
Net income	$476,587	$748,562
Adjustments to reconcile net income to net cash provided by (used in) operations:
Depreciation and amortization	1,151,779	885,255
Allowance for doubtful accounts	111,502	15,188
Increase in:
Accounts receivable	(2,543,700)	(656,153)
Inventories	(8,221)	(106,264)
Prepaid expenses	(324,758)	(234,023)
Deposits	(3,714)	(81,387)
Increase (decrease) in:
Accounts payable and accrued expenses	(860,652)	369,321

Net cash provided by (used in) operating activities	(2,001,177)	940,499

Cash flows from investing activities:
Purchases of property and equipment	(807,069)	(3,726,434)

Cash flows from financing activities:
Repayments of long-term debt and capital lease obligations	(888,497)	(14,178,837)
Proceeds from long-term debt	—	16,383,724
Net proceeds from line of credit	5,180,283	1,127,680
Repayments of notes payable to related parties	(17,852)	(15,844)
Payment of deferred financing costs	—	(190,000)
Issuance of notes receivable, related party	(352,159)	—
Distributions	(1,192,813)	—

Net cash provided by financing activities	2,728,962	3,126,723

Net increase (decrease) in cash	(79,284)	340,788
Cash, beginning of year	507,548	74,634

Cash, end of year	$428,264	$415,422

Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$949,588	$391,503

See accompanying notes to consolidated financial statements.

CHOICE ENVIRONMENTAL SERVICES, INC.
AND SUBSIDIARIES AND AFFILIATE

Notes to Consolidated Financial Statements
December 31, 2010 and 2009

(1)	Nature of Business

Choice Environmental Services, Inc. and Subsidiaries (the Company) is a solid waste services company that provides collection, disposal and recycling services in the state of Florida.

(2)	Principles of Consolidation

The consolidated financial statements include the accounts of Choice Environmental Services, Inc. (Choice) and its wholly-owned subsidiaries, Choice Environmental Services of Miami, Inc. (Miami), Choice Environmental Services of Broward, Inc. (Broward), Choice Recycling Services of Broward, Inc. (Broward Recycling), Choice Environmental Services of Miami-Dade, Inc. (Miami-Dade), Choice Environmental Services of Collier, Inc. (Immokalee), Choice Environmental Services of Highlands County (Highlands), and Choice Environmental Services of Lee County (Lee).

Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 810, Consolidation, provides guidance for the financial accounting and reporting of interests in certain variable interest entities. In accordance with FASB ASC 810, the Company must consolidate an entity that receives support from the Company and does not have sufficient financial resources to support its own activities. The Company consolidates Choice Realty Holdings, LLC (Choice Realty or Affiliate), a related party through common ownership, which purchased commercial real estate from the Company in April 2010 and subsequently began leasing the property back to the Company. Management believes there is no exposure to loss as a result of the Company’s involvement with Choice Realty.

In addition, Choice has an 80% ownership interest in Choice Recycling Services of Miami, Inc. (Recycling). The noncontrolling interest has not been recorded on the accompanying financial statements because the minority stockholder contributed no capital and the noncontrolling interest is not significant to the consolidated financial statements, as of December 31, 2010 and 2009.

All significant intercompany transactions and balances have been eliminated in consolidation.

(3)	Summary of Significant Accounting Policies

Revenue Recognition

The Company recognizes collection, recycling and disposal revenues as the services are provided.

Accounts Receivable

Accounts receivable arise in the normal course of business and are recorded when services are provided to customers. Accounts are charged to the allowance for doubtful accounts as they are deemed uncollectible based on a periodic review of the accounts. The Company performs ongoing credit evaluations of its customers and certain additional collection proceedings but generally does not require collateral. The allowance for doubtful accounts is estimated based on the historical bad debt expense and a review of the accounts receivable at year end. The allowance for doubtful accounts is $576,175 and $537,774 at December 31, 2010 and 2009, respectively.

Inventories

Inventories are stated at the lower of cost, using the first-in, first-out method, or market. Inventories primarily consist of finished goods, primarily recycled paper.

CHOICE ENVIRONMENTAL SERVICES, INC.
AND SUBSIDIARIES AND AFFILIATE

Notes to Consolidated Financial Statements — (Continued)

Property and Equipment

Property and equipment are recorded at cost. Major renewals and betterments are capitalized; maintenance and minor repairs and replacements that do not improve or extend the lives of the respective assets are expensed currently. Depreciation is recorded using straight line method over the estimated useful lives of the assets, ranging from 2 to 40 years. When properties are retired or otherwise disposed of, the assets and accumulated depreciation accounts are adjusted accordingly and the gain or loss, if any, arising from disposition, is credited or charged to earnings.

Goodwill

The Company’s goodwill was recorded as a result of the Company’s business acquisitions. The Company has recorded these business acquisitions using the purchase method of accounting. The Company tests its recorded goodwill for impairment on an annual basis, or more often if indicators of potential impairment exist, by determining if the carrying value of each reporting unit exceeds its estimated fair value. Factors that could trigger an interim impairment test include, but are not limited to, underperformance relative to historical or projected future operating results, significant changes in the manner of use of the acquired assets or the Company’s overall business, significant negative industry or economic trends and a sustained period where market capitalization, plus an appropriate control premium, is less than stockholders’ equity. During 2010 and 2009 the Company determined that no impairment of goodwill existed because the estimated fair value of each reporting unit exceeded its carrying amount. Future impairment reviews may require write-downs in the Company’s goodwill and could have a material adverse impact on the Company’s operating results for the periods in which such write-downs occur.

Intangible Assets

The Company has non-compete agreements and customer routes that were acquired in acquisitions. Non-compete agreements are amortized on the straight-line basis over their terms of 5 years. Customer routes are amortized on the straight-line basis over their estimated useful lives of 7 years. Amortization expense for the three months ended December 31, 2010 and 2009 was $246,243 and $214,663, respectively.

Intangible assets comprised the following at December 31:

	2010	2009

Non-compete agreements	$1,634,705	$1,492,906
Customer routes	4,015,000	3,925,000

	5,649,705	5,417,906
Accumulated amortization	(2,399,028)	(1,872,217)

	$3,250,677	$3,545,689

The estimated amortization for the subsequent five fiscal years is as follows:

Year Ending
December 31,	Amount

2011	$899,214
2012	$878,380
2013	$804,366
2014	$562,860
2015	$77,262

CHOICE ENVIRONMENTAL SERVICES, INC.
AND SUBSIDIARIES AND AFFILIATE

Notes to Consolidated Financial Statements — (Continued)

Fair Value Measurements

FASB ASC 820, Fair Value Measurements and Disclosures, provides the framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). The three levels of the fair value hierarchy under FASB ASC 820 are described as follows:

Level 1:  Quoted market prices in active markets for identical assets or liabilities.

Level 2:	Observable market based inputs or unobservable inputs that are corroborated by market data.

Level 3:  Unobservable inputs that are not corroborated by market data.

The asset or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

Certain assets and liabilities are measured at fair value on a nonrecurring basis. The amounts below represent only balances measured at fair value during the year presented and still held as of the reporting date:

	December 31, 2010
Description	Total	Level 1	Level 2	Level 3

Acquisition of business:
Intangible assets	$150,000	$—	$—	$150,000

Deferred Financing Costs

Deferred financing costs consist of costs incurred with unrelated third parties to obtain debt financing and are amortized over the contractual life of the note in such a way as to result in a constant rate of interest when applied to the outstanding note. Amortization expense on deferred financing costs was $79,860 for the three months ended December 31, 2010. The estimated amortization for the subsequent five years is approximately $319,000 through 2014 and $215,000 in 2015.

Advertising

Advertising costs are expensed as incurred. Advertising expense for the three months ended December 31, 2010 and 2009 was $41,680 and $10,735, respectively.

Income Taxes

Deferred income taxes are recorded to include the future tax consequences of differences between the tax bases of assets and liabilities and their financial reporting amounts.

FASB ASC 740, Income Taxes, clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements. FASB ASC 740 prescribes a more-likely-than-not recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken. In addition, FASB ASC 740 provides guidance on derecognition, classification, disclosure, and transition.

The Company files a federal income tax return and a state return in Florida. With few exceptions, the Company is no longer subject to federal or state income tax examinations by tax authorities for tax years before 2006. It is difficult to predict the final timing and resolution of any particular uncertain tax position.

CHOICE ENVIRONMENTAL SERVICES, INC.
AND SUBSIDIARIES AND AFFILIATE

Notes to Consolidated Financial Statements — (Continued)

Based on the Company’s assessment of many factors, including past experience and judgments about future events, the Company has concluded that there are no material uncertain tax positions and the Company does not currently anticipate significant changes in uncertain tax positions over the next 12 months.

Concentrations of Risk

The Company places its cash with financial institutions and, at times, such balances may be in excess of insurance limits provided by the Federal Deposit Insurance Corporation. Management regularly monitors the financial institutions, along with its balance of cash, and attempts to keep this potential risk to a minimum.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include the valuation of goodwill and intangible assets and the estimate of the allowance for doubtful accounts. Actual results could differ from those estimates.

Subsequent Events

The Company has performed an evaluation of subsequent events through March 14, 2011, which is the date the consolidated financial statements were available to be issued.

(4)	Property and Equipment

Property and equipment comprise the following at December 31:

			Estimated
	2010	2009	Useful Lives

Choice Environmental Services, Inc. and Subsidiaries:
Land	$—	$1,128,119	N/A
Building	—	1,788,867	40 years
Machinery and equipment	9,643,331	8,876,668	2 - 10 years
Vehicles	23,909,488	15,820,810	3 - 10 years
Leasehold improvements	776,553	661,195	3 - 10 years
Office equipment	108,162	75,726	3 - 5 years
Choice Realty:
Land	1,128,119	—	N/A
Building	1,788,867	—	40 years

	37,354,520	28,351,385
Accumulated depreciation	(8,785,562)	(8,162,917)

	$28,568,958	$20,188,468

Depreciation expense for the three months ended December 31, 2010 and 2009 was $825,676 and $670,592, respectively.

CHOICE ENVIRONMENTAL SERVICES, INC.
AND SUBSIDIARIES AND AFFILIATE

Notes to Consolidated Financial Statements — (Continued)

(5)	Revolving Credit and Term Loans

The Company had a credit facility of $29,000,000, comprised of a $13,000,000 Revolving Credit Note (Revolver), a $3,500,000 equipment loan, a $10,000,000 term loan, and a $2,500,000 term loan. The agreement is secured by substantially all the Company’s assets, a stock pledge of the Company’s shares in each of its subsidiaries, stock pledge agreements from certain stockholders, and an assignment of a life insurance policy. The agreement is subject to a prepayment premium and certain financial ratios and customary covenants as set forth in the agreement.

In October 2009, the Company refinanced the equipment loan and the $10,000,000 term loan to increase the credit facility to a $14,000,000 term loan. In August 2010, the Company refinanced this term loan into a $16,500,000 term loan.

As of December 31, 2010, borrowings under the Revolver are $5,747,726. Under the agreement, the Revolver is subject to an annual renewal on October 1. Borrowings bear interest at the Eurodollar Rate or the Prime Rate plus a variable spread ranging from 200 to 300 basis points, depending upon the Company’s ratio of Total Debt to EBITDA (4.26% at December 31, 2010).

The remaining borrowings outstanding under the agreement are discussed in Note 6.

(6)	Long-Term Debt

Long-term debt consists of the following at December 31:

	2010	2009

Choice Environmental Services, Inc. and Subsidiaries and Affiliate:
Notes payable — finance companies, collateralized by specific equipment, payable in monthly installments aggregating $702, including interest, expiring in August 2013. These notes bear interest at 9.69%.	$19,557	$30,876
Notes payable — banks, collateralized by specific equipment, payable in monthly installments aggregating $31,971, including interest, expiring at various dates through July 2013. These notes bear interest at various rates up to 6.75%.	619,982	950,801
Notes payable — to companies as part of financing of acquisitions. These notes are payable to the sellers in monthly and yearly installments of $29,550 and $110,000 respectively, including interest, expiring at various dates through August 2017. These notes bear interest at various rates up to 12.00%.	1,615,407	2,053,102

CHOICE ENVIRONMENTAL SERVICES, INC.
AND SUBSIDIARIES AND AFFILIATE

Notes to Consolidated Financial Statements — (Continued)

	2010	2009

Choice Environmental Services, Inc. and Subsidiaries and Affiliate:
Notes payable — Comerica Bank per the agreement discussed in Note 5. These notes are payable in monthly installments aggregating $273,176, including interest, expiring in August 2013. The notes are recorded net of the unamortized discount in 2009. These notes bear interest at various rates up to 6.75%.	17,797,627	15,469,021
Note payable — Penfund per the agreement discussed in Note 7. The subordinated note is recorded net of the unamortized discount.	14,940,900	—
Choice Realty:
Note payable — Comerica Bank. The mortgage is payable in monthly installments of $10,832, including interest, matures in April 2015 with a balloon payment of remaining principal and accrued interest. The mortgage bears interest at 6% and is secured by commercial real estate and personal guarantees of the stockholders.	1,450,007	—

	36,443,480	18,503,800
Current maturities	(3,875,125)	(16,944,194)

	$32,568,355	$1,559,606

The long-term debt is reflected net of unamortized discounts of $287,310 and $312,476 at December 31, 2010 and 2009, respectively.

Future maturities of long-term debt in each of the next five years are as follows:

Year Ending December 31,	Amount

2011	$3,875,125
2012	3,801,834
2013	5,445,090
2014	3,248,503
2015	19,707,063
Thereafter	653,175

$36,730,790

Interest expense on all indebtedness was $930,741 and $381,718 for the three months ended December 31, 2010 and 2009, respectively.

(7)	Subordinated Credit

In August 2010, the Company entered into a subordinated credit agreement with Penfund Capital Fund III Limited Partnership (Penfund). The agreement established a non-revolving term loan facility in a maximum initial principal amount of $15,000,000. The agreement is secured by substantially all the Company’s assets, a stock pledge of the Company’s shares in each of its subsidiaries, stock pledge agreements from certain stockholders, and an assignment of a life insurance policy. The credit agreement is subordinated to the credit facility in Note 5. The agreement is subject to a prepayment premium based on an established percentage of the outstanding principal and certain affirmative and negative covenants. Interest accrues and is payable

CHOICE ENVIRONMENTAL SERVICES, INC.
AND SUBSIDIARIES AND AFFILIATE

Notes to Consolidated Financial Statements — (Continued)

monthly at a rate of 16% per annum. The Company may elect to defer all or any portion of the interest in excess of 12%. The outstanding principal, plus accrued interest is due in August 2015.

(8)	Related Party Transactions

Solid Waste Resources, Inc.

The majority stockholder of the Company is the sole stockholder of Solid Waste Resources, Inc. The Company has an unsecured note payable with an outstanding balance of $1,200,000 at December 31, 2010 and 2009. The note bears interest at 8.33%. The entire principal balance is due in March 2016. The note is subordinated to the Penfund debt (Note 7) and the credit facility in Note 5.

Due to Stockholders

The Company has a note payable to a stockholder that is due in monthly installments of $7,118, including interest, and matures in May 2012. The note bears interest at 12%. The outstanding balance due the stockholder is $104,761 and $173,082 at December 31, 2010 and 2009, respectively.

Operating Lease

The Company leases office space from a related party. Rent expense was $37,500 for the three months ended December 31, 2010 and 2009.

(9)	Stockholders’ Equity

At December 31, 2010, the Company’s capital stock consists of:

Class A common stock, no par value; 50,000,000 shares authorized; 1,238,002 shares issued and outstanding plus the warrant to purchase the Company’s Class A common stock issued to Penfund by the Company.

Preferred Series A stock, $.001 par value; 228,000 shares authorized, issued and outstanding.

Preferred Series B stock, $.001 par value; 3,100,000 shares authorized; 2,123,000 shares issued and outstanding.

At December 31, 2009, the Company’s capital stock consists of:

Class A common stock, $.001 par value; 50,000,000 shares authorized; 2,092,450 shares issued and outstanding.

Preferred Series A stock, $.001 par value; 1,000 shares authorized, issued and outstanding.

Preferred Series B stock, $.001 par value; 3,100,000 shares authorized; 2,191,000 shares issued and outstanding.

Class A Common Stock

In December 31, 2010, the Company executed a 1,000 for 1 stock split of the Class A common stock. In August 2010, the Company executed a 1 for 300,000 reverse stock split on the Class A common stock of the Company. Subsequent to reverse stock split, Class A common shares were repurchased and retired from stockholders with less than one share.

CHOICE ENVIRONMENTAL SERVICES, INC.
AND SUBSIDIARIES AND AFFILIATE

Notes to Consolidated Financial Statements — (Continued)

Series A Preferred Stock

The designated shares of Series A preferred stock are convertible or exchangeable, and the holder is entitled to dividends, on a pro rata, per share basis equivalent to dividends on the Company’s common stock, if declared and paid. Dividends are not cumulative. The Company cannot redeem Series A preferred stock without the prior written consent of the holder. In December 2010, the Company executed a 228 for 1 stock split of the Series A preferred stock and established the shares are convertible or exchangeable at the option of the holders, at a ratio of 1 share of Series A preferred stock for 1 share of Class A common stock.

Series B Preferred Stock

The designated shares of Series B preferred stock are convertible into Class A common stock, at the option of the holders, at a ratio of 1 share of Series B for 1 share of Class A common stock. Dividends are cumulative at the rate of 10% per annum. Accumulated dividends do not bear interest.

Voting Rights

The holders of the Class A common stock, Series A preferred stock and Series B preferred stock are entitled to one vote for each share held. Series A preferred stockholders have voting rights to elect a numerical majority of the Board of Directors. Additional voting rights include the ability to approve and disapprove any amendments to corporate by-laws, articles of incorporation or creation of additional classes of stock. Series B preferred stock shares have the same voting rights as the Class A common stock of the Company.

Warrants

In connection with the issuance of the Penfund debt on August 25, 2010, the Company issued a warrant to purchase shares of Class A common shares which represent 5% of the fully diluted shares outstanding of the Company. The Company valued the warrant at $287,310 using a Black-Scholes pricing model, adjusted for the estimated impact on the value of the restrictions related to the warrant and pricing volatility. The warrant was recorded as a discount on long-term debt obligations and additional paid in capital. The discount is being amortized to interest expense over the term of the warrant.

(10)	Income Taxes

The Company and its wholly-owned subsidiaries file consolidated federal and state of Florida income tax returns. Consolidated income tax expense is apportioned to each company based upon its proportionate share of the consolidated net income.

At December 31, 2010 and 2009, the Company has deferred tax assets of approximately $2.0 and $1.9 million, respectively, and deferred tax liabilities of approximately $2.9 and $2.2 million, respectively. The temporary differences are primarily related to net operating loss carryforwards, depreciation, amortization, and the allowance for doubtful accounts. The provision for income tax differs from the amount of income tax determined by applying U.S. federal and state statutory rates to pretax income because of a loss from the sale of a property to a related entity that creates a permanent difference for income tax purposes.

At December 31, 2010, the Company has net operating losses available to offset future income for federal and state tax purposes of approximately $4.7 million. The federal net operating loss carryforwards will begin to expire in 2024, if not utilized.

CHOICE ENVIRONMENTAL SERVICES, INC.
AND SUBSIDIARIES AND AFFILIATE

Notes to Consolidated Financial Statements — (Continued)

(11)	Commitments and Contingencies

Capital Leases

The Company leases equipment under noncancelable leases, which meet the capital lease criteria as defined by FASB ASC 840-30, Capital Leases. Accordingly, the present value of future minimum lease payments under such leases has been recorded on the accompanying consolidated balance sheets as property and equipment and capital lease obligations.

As of December 31, 2010, the future minimum lease payments are as follows:

Year Ending
December 31,	Amount

2011	$25,552
2012	8,984

34,536
Current maturities	(25,552)

$8,984

Assets acquired under capital leases are included in property and equipment as follows at December 31:

	2010	2009

Machinery and equipment	$112,736	$112,736
Accumulated depreciation	(59,052)	(42,947)

	$53,684	$69,789

Operating Leases

The Company rents equipment and facilities under operating lease agreements. The leases expire through September 2020. Total rent expense under the operating leases was $277,351 and $196,602 for the three months ended December 31, 2010 and 2009, respectively. The future minimum lease payments are as follows:

Year Ending
December 31,	Amount

2011	$1,091,036
2012	$894,804
2013	$749,480
2014	$662,204
2015	$699,110
.

Environmental Liability

The Company is subject to liability for any environmental damage, including personal injury and property damage that its solid waste and recycling may cause to neighboring property owners, particularly as a result of the contamination of drinking water sources or soil, possibly including damage resulting from conditions existing before the Company acquired the facilities. The Company may also be subject to liability for similar claims arising from off-site environmental contamination caused by pollutants or hazardous substances if the Company or its predecessors arrange to transport, treat or dispose of those materials. Any substantial liability incurred by the Company arising from environmental damage could have a material adverse effect on the

CHOICE ENVIRONMENTAL SERVICES, INC.
AND SUBSIDIARIES AND AFFILIATE

Notes to Consolidated Financial Statements — (Continued)

Company’s business, financial condition and results of operations. The Company is not presently aware of any situations that it expects would have a material adverse impact on its results of operations or financial condition.

Litigation

The Company is subject to legal proceedings and claims which arise in the ordinary course of its business. Although occasional adverse decisions (or settlements) may occur, the Company believes that the final disposition of such matters will not have a material adverse effect on the Company’s financial position, results of operations or cash flows.

Revenue Adjustments

From time to time, the Company is involved in discrepancies regarding revenue adjustments or chargebacks with its carriers and customers. Although these discrepancies can be material to the Company if not resolved satisfactorily, the Company does not believe that the ultimate resolution of these discrepancies will have a material adverse impact on the Company’s financial position, results of operations or cash flows.

(12)	Subsequent Event

On February 14, 2011, the Company entered into a definitive agreement with a wholly-owned subsidiary of Swisher Hygiene, Inc. to transfer all of the shares of the Company by way of a statutory merger. In the transaction, the stockholders of the Company will be issued 9.2 million shares of Swisher Hygiene, Inc.’s common stock at the agreed upon value of $50.1 million. In addition, Swisher Hygiene, Inc. will also assume approximately $41.5 million of the Company’s debt. The agreement is subject to customary closing conditions and regulatory approvals. Upon satisfaction of all conditions, it is expected that the transaction will be completed no later than March 31, 2011.

The Company implemented a 401(k) plan effective January 2011. All full-time employees may become participants in the plan upon obtaining 21 years of age and completing one year of eligible employment. The Company will match 50% of the first 3% of a participant’s compensation.

Schedule I

CHOICE ENVIRONMENTAL SERVICES, INC.
  AND SUBSIDIARIES AND AFFILIATE

Supplementary Information
Consolidating Balance Sheet
December 31, 2010

	Choice	Realty	Elimination	Consolidated

ASSETS
Current assets:
Cash	$424,491	$3,773	$—	$428,264
Accounts receivable, net	6,141,132	—	—	6,141,132
Inventories	247,570	—	—	247,570
Prepaid expenses	782,772	—	—	782,772
Deposits	144,697	—	—	144,697
Deferred tax asset	181,222	—	—	181,222

Total current assets	7,921,884	3,773	—	7,925,657
Property and equipment, net	25,787,229	1,827,000	954,729	28,568,958
Goodwill	13,957,814	—	—	13,957,814
Intangible assets, net	3,250,677	—	—	3,250,677
Notes receivable	725,584	—	(373,425)	352,159
Deferred financing costs, net	1,490,716	—	—	1,490,716

	$53,133,904	$1,830,773	$581,304	$55,545,981

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Line of credit	$5,747,726	$—	$—	$5,747,726
Current portion of long-term debt	3,830,933	44,192	—	3,875,125
Current portion of notes payable to related parties	77,542	—	—	77,542
Current portion of capital lease obligations	25,552	—	—	25,552
Accounts payable and accrued expenses	4,954,900	15,378	—	4,970,278

Total current liabilities	14,636,653	59,570	—	14,696,223

Long-term liabilities:
Long-term debt, net of current portion	31,162,540	1,405,815	—	32,568,355
Notes payable to related parties, net of current portion	1,227,219	373,425	(373,425)	1,227,219
Capital lease obligations, net of current portion	8,964	—	—	8,964
Deferred tax liability	1,065,720	—	—	1,065,720

	33,464,443	1,779,240	(373,425)	34,870,258

Stockholders’ equity (deficit)	5,032,808	(8,037)	954,729	5,979,500

	$53,133,904	$1,830,773	$581,304	$55,545,981

Schedule II

CHOICE ENVIRONMENTAL SERVICES, INC.
  AND SUBSIDIARIES AND AFFILIATE

Supplementary Information
Consolidating Statement of Operations
Three Months Ended December 31, 2010

	Choice	Realty	Elimination	Consolidated

Revenue	$15,654,862	$44,520	$(44,520)	$15,654,862
Cost of sales	11,387,460	—	—	11,387,460

Gross profit	4,267,402	44,520	(44,520)	4,267,402
Operating expenses	2,876,702	27,895	(44,520)	2,860,077

Income from operations	1,390,700	16,625	—	1,407,325
Other income expenses:
Interest and other, net	908,879	21,859	—	930,738

Net income (loss)	$481,821	$(5,234)	$—	$476,587

Independent Auditors’ Report

The Stockholders
Choice Environmental Services, Inc.
  and Subsidiaries and Affiliate
Ft. Lauderdale, Florida

We have audited the accompanying consolidated balance sheets of Choice Environmental Services, Inc. and Subsidiaries and Affiliate as of September 30, 2010 and 2009, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Choice Environmental Services, Inc. and Subsidiaries and Affiliate as of September 30, 2010 and 2009, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Our audits were made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The consolidating information included in Schedules I and II is presented for purposes of additional analysis of the basic consolidated financial statements rather than to present the financial position, results of operations, and cash flows of the individual companies. The consolidating information has been subjected to the auditing procedures applied in the audits of the basic consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic consolidated financial statements taken as a whole.

/s/ Kreischer Miller
Horsham, Pennsylvania
February 11, 2011

CHOICE ENVIRONMENTAL SERVICES, INC.
AND SUBSIDIARIES AND AFFILIATE

Consolidated Balance Sheets
Years Ended September 30, 2010 and 2009

	2010	2009

ASSETS
Current assets:
Cash	$507,548	$74,634
Accounts receivable, net	3,708,934	4,091,085
Inventories	239,349	195,901
Prepaid expenses	458,014	342,452
Deferred tax asset	181,222	203,808

Total current assets	5,095,067	4,907,880
Property and equipment, net	28,587,565	17,132,628
Goodwill	13,957,814	13,475,314
Intangible assets, net	3,346,920	3,756,552
Deferred financing costs, net	1,570,576	—
Deposits	140,983	188,721

	$52,698,925	$39,461,095

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Line of credit	$567,443	$12,454,650
Current portion of long-term debt	3,916,441	2,550,574
Current portion of notes payable to related parties	75,261	1,266,791
Current portion of capital lease obligations	25,053	23,156
Accounts payable and accrued expenses	5,830,930	2,945,831

Total current liabilities	10,415,128	19,241,002

Long-term liabilities:
Long-term debt, net of current portion	33,259,456	13,738,920
Notes payable to related parties, net of current portion	1,247,352	122,135
Capital lease obligations, net of current portion	15,543	40,598
Deferred tax liability	1,065,720	511,722

	35,588,071	14,413,375

Stockholders’ equity	6,695,726	5,806,718

	$52,698,925	$39,461,095

See accompanying notes to consolidated financial statements.

CHOICE ENVIRONMENTAL SERVICES, INC.
AND SUBSIDIARIES AND AFFILIATE

Consolidated Statements of Operations
Years Ended September 30, 2010 and 2009

	2010	2009

Revenue	$44,893,686	$37,533,524
Cost of sales	33,657,272	27,549,105

Gross profit	11,236,414	9,984,419
Operating expenses	7,099,813	5,958,991

Income from operations	4,136,601	4,025,428
Other income (expenses):
Gain (loss) from the sale of property and equipment	(330,173)	34,568
Interest and other, net	(1,913,213)	(1,626,319)

Income before provision for income taxes	1,893,215	2,433,677
Provision for income taxes	(576,584)	(307,914)

Net income	1,316,631	2,125,763
Net loss attributable to noncontrolling interest in VIE	2,803	—

Net income attributable to Choice Environmental Services, Inc. and Subsidiaries	$1,319,434	$2,125,763

See accompanying notes to consolidated financial statements.

CHOICE ENVIRONMENTAL SERVICES, INC.
AND SUBSIDIARIES AND AFFILIATE

Consolidated Statements of Changes in Stockholders’ Equity
Years Ended September 30, 2010 and 2009

		Series A	Series B	Additional
	Common	Preferred	Preferred	Paid-In	Retained	Noncontrolling
	Stock	Stock	Stock	Capital	Earnings	Interest in VIE	Total

Balance, September 30, 2008	$2,092	$1	$2,191	$5,383,378	$(1,112,607)	$—	$4,275,055
Net income	—	—	—	—	2,125,763	—	2,125,763
Distributions	—	—	—	—	(594,100)	—	(594,100)

Balance, September 30, 2009	2,092	1	2,191	5,383,378	419,056	—	5,806,718
Reverse stock split and repurchase of fractional shares	(1,192)	—	—	(221,799)	—	—	(222,991)
Cancellation of outstanding warrants (Note 10)	—	—	—	(272,742)	—	—	(272,742)
Issuance of warrants (Note 10)	—	—	—	287,310	—	—	287,310
Net income (loss)	—	—	—	—	1,319,434	(2,803)	1,316,631
Distributions	—	—	—	—	(219,200)	—	(219,200)

Balance, September 30, 2010	$900	$1	$2,191	$5,176,147	$1,519,290	$(2,803)	$6,695,726

See accompanying notes to consolidated financial statements.

CHOICE ENVIRONMENTAL SERVICES, INC.
AND SUBSIDIARIES AND AFFILIATE

Consolidated Statements of Cash Flows
Years Ended September 30, 2010 and 2009

	2010	2009

Cash flows from operating activities:
Net income	$1,316,631	$2,125,763
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	3,805,103	3,277,320
Allowance for doubtful accounts	(57,913)	(16,237)
(Gain) loss on sale of property and equipment	330,173	(34,568)
Amortization of debt discount	39,735	39,735
Deferred taxes	576,584	307,914
(Increase) decrease in:
Accounts receivable	440,064	(218,345)
Inventories	(43,448)	(127,676)
Prepaid expenses	(115,562)	(127,173)
Deposits	47,738	(67,326)
Increase in:
Accounts payable and accrued expenses	2,885,099	663,870

Net cash provided by operating activities	9,224,204	5,823,277

Cash flows from investing activities:
Purchases of property and equipment	(14,640,923)	(3,281,924)
Acquisition of business	(662,500)	(1,092,300)
Payments for non-compete agreements	(379,608)	—
Proceeds from sale of assets	46,570	56,235

Net cash used in investing activities	(15,636,461)	(4,317,989)

Cash flows from financing activities:
Repayments of long-term debt and capital lease obligations	(3,207,980)	(2,684,384)
Proceeds from long-term debt	24,046,058	—
Net proceeds from (repayments of) line of credit	(11,887,207)	1,892,182
Repurchase of fractional shares	(222,991)	—
Deferred financing costs	(1,597,196)	—
Repayments of notes payable to related parties	(66,313)	(58,849)
Distributions	(219,200)	(594,100)

Net cash provided by (used in) financing activities	6,845,171	(1,445,151)

Net increase in cash	432,914	60,137
Cash, beginning of year	74,634	14,497

Cash, end of year	$507,548	$74,634

Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$1,786,805	$1,530,515

Supplemental schedules of noncash investing and financing activities:
Purchase of property and equipment, intangibles, and goodwill through the issuance of debt and common stock	$—	$1,590,000

See accompanying notes to consolidated financial statements.

CHOICE ENVIRONMENTAL SERVICES, INC.
AND SUBSIDIARIES AND AFFILIATE

Notes to Consolidated Financial Statements
September 30, 2010 and 2009

(1)	Nature of Business

Choice Environmental Services, Inc. and Subsidiaries (the Company) is a solid waste services company that provides collection, disposal and recycling services in the state of Florida.

(2)	Principles of Consolidation

The consolidated financial statements include the accounts of Choice Environmental Services, Inc. (Choice) and its wholly-owned subsidiaries, Choice Environmental Services of Miami, Inc. (Miami), Choice Environmental Services of Broward, Inc. (Broward), Choice Recycling Services of Broward, Inc. (Broward Recycling), Choice Environmental Services of Miami-Dade, Inc. (Miami-Dade), Choice Environmental Services of Collier, Inc. (Immokalee), Choice Environmental Services of Highlands County (Highlands), and Choice Environmental Services of Lee County (Lee).

Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 810, Consolidation, provides guidance for the financial accounting and reporting of interests in certain variable interest entities. In accordance with FASB ASC 810, the Company must consolidate an entity that receives support from the Company and does not have sufficient financial resources to support its own activities. The Company consolidates Choice Realty Holdings, LLC (Choice Realty or Affiliate), a related party through common ownership, which purchased commercial real estate from the Company in April 2010 and subsequently began leasing the property back to the Company. Management believes there is no exposure to loss as a result of the Company’s involvement with Choice Realty.

In addition, Choice has an 80% ownership interest in Choice Recycling Services of Miami, Inc. (Recycling). The noncontrolling interest has not been recorded on the accompanying financial statements because the minority stockholder contributed no capital and the noncontrolling interest is not significant to the consolidated financial statements, as of September 30, 2010 and 2009.

All significant intercompany transactions and balances have been eliminated in consolidation.

(3)	Acquisitions

In April 2010, the Company entered into an agreement with Waste Services of Florida (Waste Services) to acquire certain assets of Waste Services. The aggregate purchase price that was capitalized as part of the cost of acquisitions was $662,500. The transaction was accounted for using the purchase method of accounting and the excess of the purchase price over the fair value of the net assets acquired was recorded as goodwill. The fair value of assets acquired from Waste Services is as follows:

Property and equipment	$90,000
Intangible assets	90,000

180,000
Excess of cost over fair value	482,500

Cash paid	$662,500

(4)	Summary of Significant Accounting Policies

Revenue Recognition

The Company recognizes collection, recycling and disposal revenues as the services are provided.

CHOICE ENVIRONMENTAL SERVICES, INC.
AND SUBSIDIARIES AND AFFILIATE

Notes to Consolidated Financial Statements — (Continued)

Accounts Receivable

Accounts receivable arise in the normal course of business and are recorded when services are provided to customers. Accounts are charged to the allowance for doubtful accounts as they are deemed uncollectible based on a periodic review of the accounts. The Company performs ongoing credit evaluations of its customers and certain additional collection proceedings but generally does not require collateral. The allowance for doubtful accounts is estimated based on the historical bad debt expense and a review of the accounts receivable at year end. The allowance for doubtful accounts is $464,673 and $522,586 at September 30, 2010 and 2009, respectively.

Inventories

Inventories are stated at the lower of cost, using the first-in, first-out method, or market. Inventories primarily consist of finished goods, primarily recycled paper.

Property and Equipment

Property and equipment are recorded at cost. Major renewals and betterments are capitalized; maintenance and minor repairs and replacements that do not improve or extend the lives of the respective assets are expensed currently. Depreciation is recorded using straight line method over the estimated useful lives of the assets, ranging from 2 to 40 years. When properties are retired or otherwise disposed of, the assets and accumulated depreciation accounts are adjusted accordingly and the gain or loss, if any, arising from disposition, is credited or charged to earnings.

Goodwill

The Company’s goodwill was recorded as a result of the Company’s business acquisitions. The Company has recorded these business acquisitions using the purchase method of accounting. The Company tests its recorded goodwill for impairment on an annual basis, or more often if indicators of potential impairment exist, by determining if the carrying value of each reporting unit exceeds its estimated fair value. Factors that could trigger an interim impairment test include, but are not limited to, underperformance relative to historical or projected future operating results, significant changes in the manner of use of the acquired assets or the Company’s overall business, significant negative industry or economic trends and a sustained period where market capitalization, plus an appropriate control premium, is less than stockholders’ equity. During 2010 and 2009 the Company determined that no impairment of goodwill existed because the estimated fair value of each reporting unit exceeded its carrying amount. Future impairment reviews may require write-downs in the Company’s goodwill and could have a material adverse impact on the Company’s operating results for the periods in which such write-downs occur.

Intangible Assets

The Company has non-compete agreements and customer routes that were acquired in acquisitions. Non-compete agreements are amortized on the straight-line basis over their terms of 5 years. Customer routes are amortized on the straight-line basis over their estimated useful lives of 7 years. Amortization expense for the years ended September 30, 2010 and 2009 was $879,240 and $748,531, respectively.

CHOICE ENVIRONMENTAL SERVICES, INC.
AND SUBSIDIARIES AND AFFILIATE

Notes to Consolidated Financial Statements — (Continued)

Intangible assets comprised the following at September 30:

	2010	2009

Non-compete agreements	$1,484,705	$1,489,106
Customer routes	4,015,000	3,925,000

	5,499,705	5,414,106
Accumulated amortization	(2,152,785)	(1,657,554)

	$3,346,920	$3,756,552

The estimated amortization for the subsequent five fiscal years is as follows:

Year Ending
September 30,	Amount

2011	$912,826
2012	$858,382
2013	$701,159
2014	$615,326
2015	$195,341

Fair Value Measurements

FASB ASC 820, Fair Value Measurements and Disclosures, provides the framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). The three levels of the fair value hierarchy under FASB ASC 820 are described as follows:

Level 1:  Quoted market prices in active markets for identical assets or liabilities.

Level 2:  Observable market based inputs or unobservable inputs that are corroborated by market data.

Level 3:  Unobservable inputs that are not corroborated by market data.

The asset or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

Certain assets and liabilities are measured at fair value on a nonrecurring basis. The amounts below represent only balances measured at fair value during the year presented and still held as of the reporting date:

	September 30, 2010
Description	Total	Level 1	Level 2	Level 3

Acquisition of business:
Property and equipment	$90,000	$—	$—	$90,000
Intangible assets	90,000	—	—	90,000
Excess of cost over fair value	482,500	—	—	482,500

	$662,500	$—	$—	$662,500

Stock warrant	$287,310	$—	$—	$287,310

CHOICE ENVIRONMENTAL SERVICES, INC.
AND SUBSIDIARIES AND AFFILIATE

Notes to Consolidated Financial Statements — (Continued)

	September 30, 2009
Description	Total	Level 1	Level 2	Level 3

Acquisition of business:
Property and equipment	$733,238	$—	$—	$733,238
Intangible assets	1,050,000	—	—	1,050,000
Excess of cost over fair value	1,632,300	—	—	1,632,300

	$3,415,538	$—	$—	$3,415,538

Deferred Financing Costs

Deferred financing costs consist of costs incurred with unrelated third parties to obtain debt financing and are amortized over the contractual life of the note in such a way as to result in a constant rate of interest when applied to the outstanding note. Amortization expense on deferred financing costs was $26,620 for the year ended September 30, 2010. The estimated amortization for the subsequent five years is approximately $319,000.

Advertising

Advertising costs are expensed as incurred. Advertising expense for the years ended September 30, 2010 and 2009 was $124,293 and $136,065, respectively.

Income Taxes

Deferred income taxes are recorded to include the future tax consequences of differences between the tax bases of assets and liabilities and their financial reporting amounts.

FASB ASC 740, Income Taxes, clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements. FASB ASC 740 prescribes a more-likely-than-not recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken. In addition, FASB ASC 740 provides guidance on derecognition, classification, disclosure, and transition. The Company adopted the provisions of FASB ASC 740 on November 1, 2008, and the adoption of FASB ASC 740 did not have a material impact on the Company’s financial statements.

The Company files a federal income tax return and a state return in Florida. With few exceptions, the Company is no longer subject to federal or state income tax examinations by tax authorities for tax years before 2006. It is difficult to predict the final timing and resolution of any particular uncertain tax position. Based on the Company’s assessment of many factors, including past experience and judgments about future events, the Company has concluded that there are no material uncertain tax positions and the Company does not currently anticipate significant changes in uncertain tax positions over the next 12 months.

Concentrations of Risk

The Company places its cash with financial institutions and, at times, such balances may be in excess of insurance limits provided by the Federal Deposit Insurance Corporation. Management regularly monitors the financial institutions, along with its balance of cash, and attempts to keep this potential risk to a minimum.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported

CHOICE ENVIRONMENTAL SERVICES, INC.
AND SUBSIDIARIES AND AFFILIATE

Notes to Consolidated Financial Statements — (Continued)

amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include the valuation of goodwill and intangible assets and the estimate of the allowance for doubtful accounts. Actual results could differ from those estimates.

Subsequent Events

The Company has performed an evaluation of subsequent events through February 11, 2011, which is the date the financial statements were available to be issued.

(5)  Property and Equipment

Property and equipment comprise the following at September 30:

			Estimated
	2010	2009	Useful Lives

Choice Environmental Services, Inc. and Subsidiaries:
Land	$—	$1,128,119	N/A
Building	—	1,788,867	40 years
Machinery and equipment	9,301,812	8,471,009	2 - 10 years
Vehicles	23,708,300	12,506,836	3 - 10 years
Leasehold improvements	516,179	654,395	3 - 10 years
Office equipment	104,174	75,726	3 - 5 years
Choice Realty:
Land	1,128,119	—	N/A
Building	1,788,867	—	40 years

	36,547,451	24,624,952
Accumulated depreciation	(7,959,886)	(7,492,324)

	$28,587,565	$17,132,628

Depreciation expense for the years ended September 30, 2010 and 2009 was $2,899,243 and $2,528,789, respectively.

In April 2010, the Company sold land and a building to Choice Realty at a contract price of $1,890,000. The effects of this transaction have been eliminated in consolidation.

(6)	Revolving Credit and Term Loans

The Company had a credit facility of $29,000,000, comprised of a $13,000,000 Revolving Credit Note (Revolver), a $3,500,000 Equipment Loan, a $10,000,000 term loan, and a $2,500,000 term loan. The agreement is secured by substantially all the Company’s assets, a stock pledge of the Company’s shares in each of its subsidiaries, stock pledge agreements from certain stockholders, and an assignment of a life insurance policy. The agreement is subject to a prepayment premium and certain financial ratios and customary covenants as set forth in the agreement.

In October 2009, the Company refinanced the Equipment Loan and the $10,000,000 term loan to increase the credit facility to a $14,000,000 term loan. In August 2010, the Company refinanced this term loan into a $16,500,000 term loan.

CHOICE ENVIRONMENTAL SERVICES, INC.
AND SUBSIDIARIES AND AFFILIATE

Notes to Consolidated Financial Statements — (Continued)

As of September 30, 2010, borrowings under the Revolver are $567,443. Under the agreement, the Revolver is subject to an annual renewal on October 1. Borrowings bear interest at the Eurodollar Rate or the Prime Rate plus a variable spread ranging from 200 to 300 basis points, depending upon the Company’s ratio of Total Debt to EBITDA (4.26% at September 30, 2010).

The remaining borrowings outstanding under the agreement are discussed in Note 7.

(7)	Long-Term Debt

Long-term debt consists of the following at September 30:

	2010	2009

Choice Environmental Services, Inc. and Subsidiaries and Affiliate:

Notes payable — finance companies, collateralized by specific equipment, payable in monthly installments aggregating $702, including interest, expiring in August 2013. These notes bear interest at 9.69%.	$21,163	$34,524

Notes payable — banks, collateralized by specific equipment, payable in monthly installments aggregating $31,971, including interest, expiring at various dates through July 2013. These notes bear interest at various rates up to 6.75%.	704,751	1,030,140

Notes payable — to companies as part of financing of acquisitions. These notes are payable to the sellers in monthly and yearly installments of $39,146 and $110,000 respectively, including interest, expiring at various dates through August 2017. These notes bear interest at various rates up to 12.00%.	1,612,657	2,183,840

Notes payable — Comerica Bank per the agreement discussed in Note 6. These notes are payable in monthly installments aggregating $273,176, including interest, expiring in August 2013. The note is recorded net of the unamortized discount in 2009. These notes bear interest at various rates up to 6.75%.	18,577,469	13,040,990

Note payable — Penfund per the agreement discussed in Note 8. The subordinated note is recorded net of the unamortized discount.	14,788,393	—

Choice Realty:

Note payable — Comerica Bank. The mortgage is payable in monthly installments of $10,832, including interest, matures in April 2015 with a balloon payment of remaining principal and accrued interest. The mortgage bears interest at 6% and is secured by commercial real estate and personal guarantees of the stockholders.	1,471,464	—

	37,175,897	16,289,494
Current maturities	(3,916,441)	(2,550,574)

	$33,259,456	$13,738,920

The long-term debt is reflected net of unamortized discounts of $287,310 and $312,476 at September 30, 2010 and 2009, respectively.

CHOICE ENVIRONMENTAL SERVICES, INC.
AND SUBSIDIARIES AND AFFILIATE

Notes to Consolidated Financial Statements — (Continued)

Future maturities of long-term debt in each of the next five years are as follows:

Year Ending
September 30,	Amount

2011	$3,916,441
2012	3,770,001
2013	5,484,961
2014	3,252,814
2015	19,564,580
Thereafter	1,474,410

$37,463,207

Interest expense on all indebtedness was $1,820,511 and $1,468,041 for the years ended September 30, 2010 and 2009, respectively.

(8)	Subordinated Credit

In August 2010, the Company entered into a subordinated credit agreement with Penfund Capital Fund III Limited Partnership (Penfund). The agreement established a non- revolving term loan facility in a maximum initial principal amount of $15,000,000. The agreement is secured by substantially all the Company’s assets, a stock pledge of the Company’s shares in each of its subsidiaries, stock pledge agreements from certain stockholders, and an assignment of a life insurance policy. The agreement is subject to a prepayment premium based on an established percentage of the outstanding principal and certain affirmative and negative covenants. Interest accrues and is payable monthly at a rate of 16% per annum. The Company may elect to defer all or any portion of the interest in excess of 12%. At September 30, 2010, the Company has deferred $75,702 of interest. The outstanding principal, plus accrued interest is due in August 2015.

(9)	Related Party Transactions

Solid Waste Resources, Inc.

The majority stockholder of the Company is the sole stockholder of Solid Waste Resources, Inc. The Company has an unsecured note payable with an outstanding balance of $1,200,000 at September 30, 2010 and 2009. The note bears interest at 8.33%. The entire principal balance is due in March 2016. The note is subordinated to the Penfund debt (Note 8) and the credit facility in Note 6.

Due to Stockholders

During the fiscal year ended September 30, 2008, the Company borrowed $300,000 from a stockholder. The note is payable in monthly installments of $7,118, including interest, and matures in May 2012. The note bears interest at 12%. The outstanding balance due the stockholder is $122,613 and $188,926 at September 30 2010 and 2009, respectively.

Operating Lease

The Company leases office space from a related party. Rent expense was $150,000 for the year ended September 30, 2010 and 2009.

CHOICE ENVIRONMENTAL SERVICES, INC.
AND SUBSIDIARIES AND AFFILIATE

Notes to Consolidated Financial Statements — (Continued)

(10) Stockholders’ Equity

At September 30, 2010, the Company’s capital stock consists of:

Class A common stock, $300 par value; 50,000,000 shares authorized; 3 shares issued and outstanding.

Preferred Series A stock, $.001 par value; 1,000 shares authorized, issued and outstanding.

Preferred Series B stock, $.001 par value; 3,100,000 shares authorized; 2,191,000 shares issued and outstanding.

At September 30, 2009, the Company’s capital stock consists of:

Class A common stock, $.01 par value; 50,000,000 shares authorized; 2,092,450 shares issued and outstanding.

Preferred Series A stock, $.001 par value; 1,000 shares authorized, issued and outstanding.

Preferred Series B stock, $.001 par value; 3,100,000 shares authorized; 2,191,000 shares issued and outstanding.

Class A Common Stock

In August 2010, the Company executed a 1 for 300,000 reverse stock split on the Class A common stock of the Company. Subsequent to reverse stock split, Class A common shares were repurchased and retired from stockholders with less than one share. The cost of the transaction was approximately $223,000. Subsequent to year end, litigation was commenced and settled by the Company against certain former stockholders in relation to the reverse stock split of the Class A common shares. The Company brought this litigation in order to provide those stockholders with certain statutorily-mandated appraisal rights inuring to dissenting shareholders.

Series A Preferred Stock

The designated shares of Series A preferred stock are not convertible or exchangeable, and the holder is entitled to dividends, on a pro rata, per share basis equivalent to dividends on the Company’s common stock, if declared and paid. Dividends are not cumulative. The Company cannot redeem Series A preferred stock without the prior written consent of the holder.

Series B Preferred Stock

The designated shares of Series B preferred stock are convertible into Class A common stock, at the option of the holders, at a ratio of 1 share of Series B for 1 share of Class A common stock. Dividends are cumulative at the rate of 10% per annum. Accumulated dividends do not bear interest. At September 30, 2009, $219,200 of dividends were in arrears, which were paid during the fiscal year September 30, 2010.

Voting Rights

The holders of the Class A common stock, Series A preferred stock and Series B preferred stock are entitled to one vote for each share held. Series A preferred stockholders have voting rights to elect a numerical majority of the Board of Directors. Additional voting rights include the ability to approve and disapprove any amendments to corporate by-laws, articles of incorporation or creation of additional classes of stock. Series B preferred stock shares have the same voting rights as the Class A common stock of the Company.

CHOICE ENVIRONMENTAL SERVICES, INC.
AND SUBSIDIARIES AND AFFILIATE

Notes to Consolidated Financial Statements — (Continued)

Warrants

In connection with the issuance of the Penfund debt on August 25, 2010, the Company issued a warrant to purchase shares of Class A common shares which represent 5% of the fully diluted shares outstanding of the Company. The Company has valued the warrant at $287,310 using a Black-Scholes pricing model, adjusted for the estimated impact on the value of the restrictions related to the warrant and pricing volatility. The warrant is recorded as a discount on long-term debt obligations and additional paid in capital. The discount is being amortized to interest expense over the term of the warrant.

The following table summarizes information with respect to warrants outstanding and exercisable at September 30, 2009:

	Warrants	Expiration
Exercise Price	Outstanding	Date

$0.010	1,472,000	2/19/14
$0.070	21,429	2/19/14
$7.000	2,936	3/30/14
$0.070	500,000	10/15/14
$0.130	25,000	1/1/15
$0.250	1,000,000	6/1/15
$0.250	500,000	10/1/16
$0.250	1,500,000	10/15/17
$0.355	382,370	11/30/17
$1.000	150,000	12/1/17

	5,553,735

The Company originally valued the warrants outstanding as of September 30, 2009 at $397,346 using a Black-Scholes pricing model, adjusted for the estimated impact on the value of the restrictions related to the warrants and pricing volatility. The warrants were recorded as a discount on long term debt obligations and additional paid in capital. The discount was being amortized to interest expense over the term of the warrants. These warrants were terminated in December 2009.

(11)	Income Taxes

The Company and its wholly-owned subsidiaries file consolidated federal and state of Florida income tax returns. Consolidated income tax expense is apportioned to each company based upon its proportionate share of the consolidated net income.

At September 30, 2010 and 2009, the Company has deferred tax assets of approximately $2.0 and $1.9 million, respectively, and deferred tax liabilities of approximately $2.9 and $2.2 million, respectively. The temporary differences are primarily related to net operating loss carryforwards, depreciation, amortization, and the allowance for doubtful accounts. The provision for income tax differs from the amount of income tax determined by applying U.S. federal and state statutory rates to pretax income because of a loss from the sale of a property to a related entity that creates a permanent difference for income tax purposes.

At September 30, 2010, the Company has net operating losses available to offset future income for federal and state tax purposes of approximately $4.7 million. The federal net operating loss carryforwards will begin to expire in 2024, if not utilized.

CHOICE ENVIRONMENTAL SERVICES, INC.
AND SUBSIDIARIES AND AFFILIATE

Notes to Consolidated Financial Statements — (Continued)

(12)	Commitments and Contingencies

Capital Leases

The Company leases equipment under noncancelable leases, which meet the capital lease criteria as defined by FASB ASC 840-30, Capital Leases. Accordingly, the present value of future minimum lease payments under such leases has been recorded on the accompanying consolidated balance sheets as property and equipment and capital lease obligations.

As of September 30, 2010, the future minimum lease payments are as follows:

Year Ending
September 30,	Amount

2011	$27,368
2012	15,965

43,333
Amount representing interest	(2,737)

Present value of net minimum lease payments	40,596
Current maturities	(25,053)

$15,543

Assets acquired under capital leases are included in property and equipment as follows at September 30:

	2010	2009

Machinery and equipment	$112,736	$112,736
Accumulated depreciation	(55,026)	(38,921)

	$57,710	$73,815

Operating Leases

The Company rents equipment and facilities under operating lease agreements. The leases expire through September 2020. Total rent expense under the operating leases was $1,083,356 and $831,078 for the years ended September 30, 2010 and 2009, respectively. The future minimum lease payments are as follows:

Year Ending
September 30,	Amount

2011	$1,019,138
2012	$1,004,888
2013	$817,068
2014	$691,375
2015	$710,427

Environmental Liability

The Company is subject to liability for any environmental damage, including personal injury and property damage that its solid waste and recycling may cause to neighboring property owners, particularly as a result of the contamination of drinking water sources or soil, possibly including damage resulting from conditions existing before the Company acquired the facilities. The Company may also be subject to liability for similar claims arising from off-site environmental contamination caused by pollutants or hazardous substances if the

CHOICE ENVIRONMENTAL SERVICES, INC.
AND SUBSIDIARIES AND AFFILIATE

Notes to Consolidated Financial Statements — (Continued)

Company or its predecessors arrange to transport, treat or dispose of those materials. Any substantial liability incurred by the Company arising from environmental damage could have a material adverse effect on the Company’s business, financial condition and results of operations. The Company is not presently aware of any situations that it expects would have a material adverse impact on its results of operations or financial condition.

Litigation

The Company is subject to legal proceedings and claims which arise in the ordinary course of its business. Although occasional adverse decisions (or settlements) may occur, the Company believes that the final disposition of such matters will not have a material adverse effect on the Company’s financial position, results of operations or cash flows.

Revenue Adjustments

From time to time, the Company is involved in discrepancies regarding revenue adjustments or chargebacks with its carriers and customers. Although these discrepancies can be material to the Company if not resolved satisfactorily, the Company does not believe that the ultimate resolution of these discrepancies will have a material adverse impact on the Company’s financial position, results of operations or cash flows.

(13)	Subsequent Event

During December 2010, the Company executed a recapitalization of the Company’s capital stock. The Company’s capital stock consists of the following subsequent to the recapitalization:

Class A common stock, no par value; 50,000,000 shares authorized; 1,238,002 shares issued and outstanding. The warrant to purchase the Company’s Class A common stock issued to Penfund by the Company remains outstanding.

Preferred Series A stock, $.001 par value; 228,000 shares authorized, issued and outstanding.

Preferred Series B stock, $.001 par value; 3,100,000 shares authorized; 2,123,000 shares issued and outstanding.

On January 19, 2011, the Company received a letter from Swisher Hygiene, Inc. (Swisher) which expressed an interest in acquiring all of the equity capital interest of the Company. Equity capital interest is defined as all of the Company’s common stock, preferred stock, warrants, options and rights to acquire common stock, preferred stock or any of its other equity capital interests including the warrants and other equity capital interests owned by Penfund or its affiliates. The Company and Swisher are negotiating an Agreement and Plan of Merger.

The Company implemented a 401(k) plan effective January 2011. All full-time employees may become participants in the plan upon obtaining 21 years of age and completing one year of eligible employment. The Company will match 50% of the first 3% of a participant’s compensation.

Schedule I

CHOICE ENVIRONMENTAL SERVICES, INC.
  AND SUBSIDIARIES AND AFFILIATE

Supplementary Information
Consolidating Balance Sheet
Year Ended September 30, 2010

	Choice	Realty	Elimination	Consolidated

ASSETS
Current assets:
Cash	$503,387	$4,161	$—	$507,548
Accounts receivable, net	3,708,934	—	—	3,708,934
Inventories	239,349	—	—	239,349
Prepaid expenses	458,014	—	—	458,014
Deferred tax asset	181,222	—	—	181,222

Total current assets	5,090,906	4,161	—	5,095,067
Property and equipment, net	25,782,211	1,850,625	954,729	28,587,565
Goodwill	13,957,814	—	—	13,957,814
Intangible assets, net	3,346,920	—	—	3,346,920
Notes receivable	376,049	—	(376,049)	—
Deferred financing costs, net	1,570,576	—	—	1,570,576
Deposits	140,983	—	—	140,983

	$50,265,459	$1,854,786	$578,680	$52,698,925

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Line of credit	$567,443	$—	$—	$567,443
Current portion of long-term debt	3,873,572	42,869	—	3,916,441
Current portion of notes payable to related parties	75,261	—	—	75,261
Current portion of capital lease obligations	25,053	—	—	25,053
Accounts payable and accrued expenses	5,820,854	10,076	—	5,830,930

Total current liabilities	10,362,183	52,945	—	10,415,128

Long-term liabilities:
Long-term debt, net of current portion	31,830,861	1,428,595	—	33,259,456
Notes payable to related parties, net of current portion	1,247,352	376,049	(376,049)	1,247,352
Capital lease obligations, net of current portion	15,543	—	—	15,543
Deferred tax liability	1,065,720	—	—	1,065,720

	34,159,476	1,804,644	(376,049)	35,588,071

Stockholders’ equity (deficit)	5,743,800	(2,803)	954,729	6,695,726

	$50,265,459	$1,854,786	$578,680	$52,698,925

Schedule II

CHOICE ENVIRONMENTAL SERVICES, INC.
  AND SUBSIDIARIES AND AFFILIATE

Supplementary Information
Consolidating Statement of Operations
Year Ended September 30, 2010

	Choice	Realty	Elimination	Consolidated

Revenue	$44,893,686	$74,206	$(74,206)	$44,893,686
Cost of sales	33,657,272	—	—	33,657,272

Gross profit	11,236,414	74,206	(74,206)	11,236,414
Operating expenses	7,131,111	42,908	(74,206)	7,099,813

Income from operations	4,105,303	31,298	—	4,136,601
Other income (expenses):
Loss from the sale of property and equipment	(1,284,902)	—	954,729	(330,173)
Interest and other, net	(1,879,112)	(34,101)	—	(1,913,213)

Income (loss) before provision for income taxes	941,289	(2,803)	954,729	1,893,215
Provision for income taxes	(576,584)	—	—	(576,584)

Net income (loss)	$364,705	$(2,803)	$954,729	$1,316,631

MT. HOOD SOLUTIONS COMPANY

CONSOLIDATED BALANCE SHEETS
MARCH 31, 2011 AND DECEMBER 31, 2010

	(unaudited)	(audited)
	March 31,	December 31,
	2011	2010

ASSETS
Current assets
Cash and cash equivalents	$129,041	$243,032
Marketable securities — Note 3	28,798	28,884
Accounts and note receivable, net of allowance — Note 2	2,457,314	2,223,540
Employee receivables	27,084	27,353
Due from related party	10,000	10,000
Inventory	1,728,363	1,710,449
Prepaid expenses and other current assets	180,355	213,318

Total current assets	4,560,955	4,456,576

Property and equipment, net — Note 4	4,440,051	4,474,925

Other assets
Intangible assets, net — Note 5	22,387	25,072

	$9,023,393	$8,956,573

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities
Line of credit — Note 6	$625,155	$738,210
Accounts payable	1,332,782	1,126,875
Deferred compensation — Note 10	783,896	783,896
Accrued expenses and other current liabilities — Note 10	798,081	1,001,537
Income taxes payable	19,559	14,640

Total current liabilities	3,559,473	3,665,158

Commitments and contingencies — Note 7	—	—

Stockholder’s equity
Common stock, no par value, authorized 1,000 shares, 37 shares issued and outstanding at March 31, 2011 and December 31, 2010	95,738	95,738
Retained earnings	5,348,558	5,175,378
Accumulated other comprehensive loss	(8,029)	(1,726)

	5,436,267	5,269,390

Non-controlling interest	27,653	22,025

	$9,023,393	$8,956,573

See Notes to Consolidated Financial Statements

MT. HOOD SOLUTIONS COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
THREE MONTHS ENDED MARCH 31, 2011 AND 2010

	Three Months	Three Months
	Ended	Ended
	March 31,	March 31,
	2011	2010

Revenue
Products and services	$5,683,679	$5,322,447

Costs and Expenses
Cost of sales	2,639,911	2,363,937
Selling, general and administrative	2,572,829	2,537,362
Depreciation and amortization	190,395	186,675

Total costs and expenses	5,403,135	5,087,974

Income from Operations	280,544	234,473

Other Income (Expense)
Interest expense	(3,318)	(1,577)
Rental income	21,542	21,028
(Loss) gain on sale of property and equipment	(7,592)	800
Other	8,784	5,774

Total other income (expense)	19,416	26,025

Net Income Before Income Taxes	299,960	260,498

Income Taxes	(5,718)	(4,010)

Net Income	294,242	256,488

Net Income (Loss) Attributable to Non-Controlling Equity Interest	5,628	(975)

Net Income Attributable to Mt. Hood Solutions Company	299,870	255,513

Other Comprehensive Income
Unrealized (loss) gain on marketable securities	(6,303)	1,624

Comprehensive Income	$293,567	$257,137

See Notes to Consolidated Financial Statements

MT. HOOD SOLUTIONS COMPANY

CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY AND COMPREHENSIVE LOSS
THREE MONTHS ENDED MARCH 31, 2011 AND 2010

			Accumulated
	Common Stock		Other	Retained	Non-controlling
	Shares	Amount	Comprehensive Loss	Earnings	Interest	Total

Balance as of December 31, 2009	37	$95,738	$(11,067)	$5,016,732	$36,027	$5,137,430

Distributions				(118,936)		(118,936)

Net income				255,513	975	256,488

Unrealized gain on marketable securities			1,624			1,624

Balance as of March 31, 2010	37	95,738	(9,443)	5,153,309	37,002	5,276,606

Distributions				(904,851)	(19,374)	(924,225)

Net income				926,920	4,397	931,317

Unrealized gain on marketable securities			7,717			7,717

Balance as of December 31, 2010	37	95,738	(1,726)	5,175,378	22,025	5,291,415

Distributions				(121,062)		(121,062)

Net income				294,242	5,628	299,870

Unrealized loss on marketable securities			(6,303)			(6,303)

Balance as of March 31, 2011	37	$95,738	$(8,029)	$5,348,558	$27,653	$5,463,920

See Notes to Consolidated Financial Statements

MT. HOOD SOLUTIONS COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS
THREE MONTHS ENDED MARCH 31, 2011 AND 2010

	Three Months	Three Months
	Ended	Ended
	March 31,	March 31,
	2011	2010

Cash provided by operating activities
Net income	$299,870	$256,488
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	190,395	178,741
Provision for doubtful accounts	12,000	12,000
Loss on sale of property and equipment	7,592	—
Changes in working capital components:
Accounts receivable	(245,774)	(80,248)
Investments	—	(81)
Employee receivable	270	2,869
Inventory	(17,914)	126,206
Prepaid expenses and other assets	32,962	47,263
Accounts payable and accrued expenses	2,451	(520,204)
Accrued income taxes	4,918	4,010
Deferred compensation	—	7,839

Cash provided by operating activities	286,770	34,883

Cash used in investing activities
Purchases of property and equipment	(160,426)	(106,501)
Purchase of marketable securities	(6,217)	—

Cash used in investing activities	(166,643)	(106,501)

Cash (used in) provided by financing activities
Distributions to stockholder	(121,062)	(118,936)
Net advances from line of credit	(113,056)	212,670

Cash (used in) provided by financing activities	(234,118)	93,734

Net change in cash and cash equivalents	(113,991)	22,116
Cash and cash equivalents at beginning of period	243,032	57,403

Cash and cash equivalents at end of period	$129,041	$79,519

See Notes to Consolidated Financial Statements

MT. HOOD SOLUTIONS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 —	BUSINESS DESCRIPTION

Mt. Hood Solutions Company (“MHS”) is a manufacturer and distributor of over 300 industrial detergents and other cleaning compounds headquartered in Portland, Oregon. Its customers primarily consist of institutional and commercial enterprises in Oregon, Washington, Utah, Colorado, California and Idaho.

AML2, LLC (“AML2”) was founded in 2008, to manufacture a cleaning compound for use in institutional and commercial enterprises. AML2 is headquartered in Portland, Oregon.

Principles of Combination and Consolidation

MHS and AML2 (collectively the “Company”) have common ownership and management. The financial statements of these two companies have been consolidated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 810 “Consolidation”.

The non-controlling equity interest amounts shown represent the third-party ownership interest in AML2. All inter-company transactions are eliminated in these consolidated financial statements.

NOTE 2 —	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates and such differences could affect the results of operations reported in future periods.

Cash and Cash Equivalents

The Company considers all cash accounts and all highly liquid short-term investments purchased with an original maturity of three months or less to be cash or cash equivalents. As a result of the Company’s cash management system, checks issued but not presented to the banks for payment may create negative book cash balances. Such negative balances are included in trade accounts payable and totaled $243,007 and $44,063 at March 31, 2011 and December 31, 2010, respectively.

Marketable Securities

At March 31, 2011 and December 31, 2010, the Company held equity securities classified as available for sale. Available for sale securities are carried at fair market value with the unrealized holding gains and losses reported in other comprehensive income. For determining gross realized gains and losses, the cost of securities sold is based upon specific identification. Quoted market prices are used in determining the fair market value of the Company’s investments.

Accounts and Notes Receivable

Accounts and notes receivable consist of amounts due from customers for product sales and services. Accounts and notes receivable are reported net of an allowance for doubtful accounts. The allowance is management’s best estimate of uncollectible amounts and is based on a number of factors, including overall credit quality, age of outstanding balances, historical write-off experience and specific account analysis that projects the ultimate collectability of the outstanding balances. As of March 31, 2011and December 31, 2010, the allowance was $123,394 and $206,460, respectively.

MT. HOOD SOLUTIONS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Inventory

Inventory is stated at the lower of cost or market determined using the last in-first out (LIFO) cost method.

Property and Equipment

Property and equipment is stated at cost, less accumulated depreciation and amortization. Depreciation and amortization is provided using the straight-line method over the estimated useful lives of individual assets or classes of assets as follows:

Building Improvements	15 years
Dish Machines	5 years
Office Equipment and Furniture	5 years
Machinery and Equipment	5 years
Vehicles	5 years

When an asset is sold or otherwise disposed, the related cost and accumulated depreciation or amortization are removed from the respective accounts and the gain or loss is recognized. Maintenance and repairs are charged to expense when incurred.

Intangible Assets

Intangible assets include customer relationships and formulas purchased during acquisitions. Customer relationships are amortized on a straight-line basis over the expected average life of the acquired accounts, which is five years.

Long-lived Assets

In accordance with FASB ASC 360-10-35 “Impairment of Disposal of Long-lived Assets”, losses related to the impairment of long-lived assets are recognized when the carrying amount is not recoverable and exceeds its fair value. When facts and circumstances indicate that the carrying values of long-lived assets may be impaired, management of the Company evaluates recoverability by comparing the carrying value of the assets to projected future cash flows, in addition to other qualitative and quantitative analyses.

Compensated Absences

Employees of the Company are entitled to paid vacation, sick days and personal days, depending on job classification, length of service, and other factors. It is impractical to estimate the amount of compensation for future absences and accordingly no liability has been recorded in the accompanying financial statements. The company’s policy is to recognize the costs of compensated absences when actually paid to employees.

Revenue Recognition

Revenue from product sales and services is recognized when the services are performed or the products are delivered to the customer, provided that persuasive evidence of a sales arrangement exists, both title and risk of loss have passed to the customer, and collection is reasonably assured.

Advertising

The Company expenses non-direct advertising costs when incurred. Advertising expense was $18,114 and $18,195 for the three months ended March 31, 2011 and 2010, respectively.

MT. HOOD SOLUTIONS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Income Taxes

Effective July 1, 2003, the Company’s stockholder elected that the corporation be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under this provision, the stockholder is taxed on his proportionate share of the Company’s taxable income. As a Subchapter S corporation, the Company bears no liability or expense for federal income taxes. The Company is required to file income tax returns in several states. Various states do not recognize Subchapter S of the Internal Revenue Code and as such the Company may incur income tax expense.

FASB ASC 740-10, “Income Taxes”, clarifies the accounting for income taxes, by prescribing a minimum recognition threshold a tax position is required to meet before being recognized in the balance sheet. It also provides guidance on derecognition, measurement and classification of amounts related to uncertain tax positions, accounting for and disclosure of interest and penalties, accounting in interim period disclosures and transition relating to the adoption of new accounting standards. Under FASB ASC 740-10, the recognition for uncertain tax positions should be based on a more likely than not threshold that the tax position will be sustained upon audit. The tax position is measured as the largest amount of benefit that has a greater than fifty percent probability of being realized upon settlement. Management has determined that adoption of this topic has had no effect on the Company’s balance sheet.

Fair Value of Financial Instruments

The Company’s financial instruments include cash, marketable securities, receivables and accrued liabilities. The Company adopted the provisions of FASB ASC Topic 820 “Fair Value Measurements and Disclosures”, effective January 1, 2008. Under FASB ASC 820-10-30-2, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants.

FASB ASC 820-10-30-2 establishes a fair value hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring the most observable inputs be used when available. Observable inputs are from sources independent of the Company, whereas unobservable inputs reflect the Company’s assumptions about the inputs market participants would use in pricing the asset or liability developed on the best information available in the circumstances. The fair value hierarchy is categorized into three levels based on the inputs as follows:

Level 1 inputs are valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these securities does not entail a significant degree of judgment.

Level 2 inputs are valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

Level 3 inputs are valuations that are unobservable and significant to the overall fair value measurement.

The Company did not have any outstanding financial derivative instruments.

Segment Information

FASB ASC 280, “Segment Reporting”, establishes standards for reporting information regarding operating segments in annual financial statements. Operating segments are identified as components of an enterprise for which separate discrete financial information is available for evaluation by the chief operating decision-maker, or decision-making group in making decisions on how to allocate resources and assess performance.

MT. HOOD SOLUTIONS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company manages, allocates resources and reports in one business segment. The Company’s chief operating decision-maker, as defined under FASB ASC 280, is the Company’s chief executive officer.

Based on the information reviewed by its chief executive officer, the Company operates in one business segment.

NOTE 3 —	FAIR VALUE MEASUREMENTS

The Company’s assets and liabilities recorded at fair value have been categorized based upon a fair value hierarchy in accordance with FASB ASC 820-10-30-2, as described in Note 2. The following table presents information about the Company’s marketable securities measured at fair value as of March 31, 2011 and at December 31, 2010.

	Quoted Price in		Significant	(unaudited)
	Active Markets for	Significant Other	Unobservable	Balance as of
	Identical Assets	Observable Inputs	Inputs	March 31,
	(Level 1)	(Level 2)	(Level 3)	2011

Marketable securities actively traded	$28,798	$—	$—	$28,798

	$28,798	$—	$—	$28,798

	Quoted Price in		Significant	(audited)
	Active Markets for	Significant Other	Unobservable	Balance as of
	Identical Assets	Observable Inputs	Inputs	December 31,
	(Level 1)	(Level 2)	(Level 3)	2010

Marketable securities actively traded	$28,884	$—	$—	$28,884

	$28,884	$—	$—	$28,884

NOTE 4 —	PROPERTY AND EQUIPMENT

Property and equipment as of March 31, 2011 and December 31, 2010 consists of the following:

	(unaudited)	(audited)
	March 31,	December 31,
	2011	2010

Building improvements	$3,615,615	$3,615,615
Dish machines	2,341,156	2,233,047
Office equipment and furniture	87,955	87,955
Machinery and equipment	818,283	812,966
Vehicles	1,205,870	1,180,747

	8,068,879	7,930,330
Less: accumulated depreciation	(3,628,828)	(3,455,405)

	$4,440,051	$4,474,925

Depreciation expense for the three months ended March 31, 2011 and 2010 is $187,710 and $183,990, respectively.

MT. HOOD SOLUTIONS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 5 —	INTANGIBLE ASSETS

Intangible assets as of March 31, 2011 and December 31, 2010 consists of the following:

	(unaudited)	(audited)
	March 31,	December 31,
	2011	2010

Customer list	$53,726	$53,726
Less: accumulated amortization	(31,339)	(28,654)

	$22,387	$25,072

Amortization expense for the three months ended March 31, 2011 and 2010 is $2,685 and $2,685 respectively.

As of March 31, 2011, future amortization of customer relationships for the next three years is as follows:

Twelve months ending March 31,
2012	$8,060
2013	10,745
2014	3,582

$22,387

NOTE 6 —	LINE OF CREDIT

In July 2010, the Company amended its revolving line of credit with a financial institution having a maximum borrowing of up to $3,000,000. The line of credit matures on March 31, 2012. Borrowings under these lines are used for general working capital purposes and capital expenditures. The line of credit is collateralized by accounts receivable and substantially all assets not otherwise encumbered. Interest is payable monthly at the bank’s announced prime rate less 0.50%, which at March 31, 2011 was 3.25%. The line of credit contains financial covenants which the Company met at March 31, 2011. At March 31, 2011 and December 31, 2010, the Company had borrowings totaling $625,155 and $738,210, respectively.

NOTE 7 —	COMMITMENTS AND CONTINGENCIES

The Company leases its headquarters and other facilities, equipment and vehicles under operating leases that expire at varying times through 2023. Future minimum lease payments for operating leases that had initial or remaining non-cancelable lease terms in excess of one year as of March 31, 2011 are as follows:

Twelve months ending March 31,
2012	$675,984
2013	675,984
2014	675,984
2015	675,984
2016	675,984
Thereafter	4,743,804

$8,123,724

The Company leases its headquarters from a limited liability company related through common ownership. The lease expires March 2023 and has two five-year renewal options. Under terms of the lease, the Company is responsible for utilities, maintenance, taxes and insurance. Future payments under this lease

MT. HOOD SOLUTIONS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

totaling $8,059,200 are included in the above figures. During the three months ended March 31, 2011 and 2010, the Company paid this related party $160,810 and $166,950, respectively, as rent for use of the facility.

Total rent expense for operating leases, including those with terms of less than one year was approximately $189,734 for the three months ended March 31, 2011.

The Company has determined that, as a potentially responsible party, it is likely that it has incurred a liability for environmental remediation costs resulting from leasing certain real property in past years. The Company has accrued approximately $150,000 of estimated environmental remediation costs in accrued liabilities as of March 31, 2011 and December 31, 2010.

NOTE 8 —	RELATED-PARTY TRANSACTIONS

As of March 31, 2011, the Company had guaranteed the debt of its related party lessor totaling approximately $4,655,159, which is fully collateralized by property and facilities. The Company is required to perform under the guaranty in the event the related party fails to make contractual payments. The term of the loan covered by this guaranty is through March 2018. There is no recognition of any potential future payment obligation as the Company believes the potential for making this payment is remote.

NOTE 9 —	EMPLOYEE BENEFIT PLAN

The Company has a 401(k) profit sharing plan which covers all eligible employees. Plan participants can make voluntary contributions of up to $16,500 of compensation, subject to certain limitations. Under this plan, the Company may contribute to participants’ accounts at management’s discretion. Total Company contributions to the plan for the three months ended March 31, 2011 and 2010 was $60,000 and $60,000, respectively. Accrued contributions of $59,859 and $230,000 are included in accrued liabilities at March 31, 2011 and December 31, 2010, respectively.

NOTE 10 —	SUPPLEMENTAL FINANCIAL INFORMATION

Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities as of March 31, 2011 and December 31, 2010 consists of the following:

	(unaudited)	(audited)
	March 31,	December 31,
	2011	2010

Sales tax payable	$89,546	$85,806
Accrued commissions	151,231	136,620
Accrued payroll and payroll taxes	39,000	39,412
Profit sharing	59,859	230,000
Other accrued expenses	458,445	509,699

	$798,081	$1,001,537

The Company entered into a deferred compensation agreement with an employee in December 1993. The agreement provides that the Company pay the employee an incentive bonus based upon the number of full employment years and average monthly pay of the employee at termination. The amount is fully vested. The Company’s liability is approximately $783,896 at March 31, 2011 and December 31, 2010.

MT. HOOD SOLUTIONS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Supplemental Disclosure of Cash Flow Information

Supplemental cash flow information with respect to the three months ended March 31, 2011 and the year ended December 31, 2010 is as follows:

	(unaudited)	(audited)
	March 31,	December 31,
	2011	2010

Cash paid for:

Interest	$3,318	$7,375

Income taxes	$5,718	$25,741

Shareholder loan converted to equity	$—	$585,481

NOTE 11 —	SUBSEQUENT EVENTS

The Company evaluated all events and transactions through July 12, 2011, the date these financial statements were issued. During this period, there were no material recognizable or non-recognizable subsequent events except for the following:

On May 4, 2011, the Company entered into an agreement under which it sold certain assets and liabilities of the Company to Swisher Hygiene, Inc. Assets sold included substantially all inventory and supplies, accounts receivable, property and equipment, customer lists, and other assets.

Board of Directors
Mt. Hood Solutions Company
Portland, OR

INDEPENDENT AUDITORS’ REPORT

We have audited the accompanying consolidated balance sheet of Mt. Hood Solutions Company as of December 31, 2010, and the related consolidated statements of operations and comprehensive income, stockholder’s equity and comprehensive loss and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mt. Hood Solutions Company as of December 31, 2010, and the results of their operations and cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Scharf Pera & Co., PLLC
Charlotte, North Carolina
July 12, 2011

MT. HOOD SOLUTIONS COMPANY

CONSOLIDATED BALANCE SHEET
DECEMBER 31, 2010

ASSETS
Current assets
Cash and cash equivalents	$243,032
Marketable securities — Note 3	28,884
Accounts receivable, net of allowance — Note 2	2,223,540
Employee receivables	27,353
Due from related party	10,000
Inventory — Note 4	1,710,449
Prepaid expenses and other current assets	213,318

Total current assets	$4,456,576

Property and equipment, net — Note 5	4,474,925

Other assets
Intangible assets, net — Note 6	25,072

$8,956,573

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities
Line of credit — Note 7	$738,210
Accounts payable	1,126,875
Deferred compensation — Note 11	783,896
Accrued expenses and other current liabilities — Note 11	1,001,537
Income taxes payable	14,640

Total current liabilities	$3,665,158

Commitments and contingencies — Note 8	—

Stockholder’s equity
Common stock, no par value, authorized 1,000 shares, 37 shares issued and outstanding at December 31, 2010	95,738
Retained earnings	5,175,378
Accumulated other comprehensive loss	(1,726)

Total Mt Hood Solutions Company stockholder’s equity	5,269,390

Non-controlling interest	22,025

$8,956,573

See Notes to Consolidated Financial Statements

MT. HOOD SOLUTIONS COMPANY

CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME
YEAR ENDED DECEMBER 31, 2010

Revenue
Products and services	$23,650,280
Costs and Expenses
Cost of sales	$10,549,561
Selling, general and administrative	11,291,306
Depreciation and amortization	747,048

Total costs and expenses	22,587,915

Income from Operations	1,062,365

Other Income (Expense)
Interest expense	(7,375)
Rental income	85,227
Gain on sale of property and equipment	57,513
Loss on marketable securities	(16,213)
Other	19,239

Total other income (expense)	138,391

Net Income Before Income Taxes	1,200,756

Income Taxes	(12,951)

Net Income	1,187,805
Net Income Attributable to Non-Controlling Equity Interest	(5,372)

Net Income Attributable to Mt Hood Solutions Company	1,182,433

Other Comprehensive Income
Unrealized gain on marketable securities	9,341

Comprehensive Income	$1,191,774

See Notes to Consolidated Financial Statements

MT. HOOD SOLUTIONS COMPANY

CONSOLIDATED STATEMENT OF STOCKHOLDER’S EQUITY AND COMPREHENSIVE LOSS
YEAR ENDED DECEMBER 31, 2010

			Accumulated
			Other		Non-
	Common Stock		Comprehensive	Retained	controlling
	Shares	Amount	Loss	Earnings	Interest	Total

Balance as of December 31, 2009	37	$95,738	$(11,067)	$5,016,732	$36,027	$5,137,430
Distributions				(1,023,787)	(19,374)	(1,043,161)
Net income				1,182,433	5,372	1,187,805
Unrealized gain on marketable securities			9,341			9,341

Balance as of December 31, 2010	37	$95,738	$(1,726)	$5,175,378	$22,025	$5,291,415

See Notes to Consolidated Financial Statements

MT. HOOD SOLUTIONS COMPANY

CONSOLIDATED STATEMENT OF CASH FLOWS
YEAR ENDED DECEMBER 31, 2010

Cash provided by operating activities
Net income	$1,187,805
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	747,048
Provision for doubtful accounts	138,904
Realized loss on marketable securities	16,213
Gain on sale of property and equipment	(57,513)
Changes in working capital components:
Accounts receivable	(246,403)
Employee receivable	(12,497)
Due from related party	10,000
Investment	(9,336)
Inventory	(59,448)
Prepaid expenses and other assets	(22,826)
Accounts payable and accrued expenses	(118,815)
Deferred compensation	31,356
Accrued income taxes	(10,586)

Cash provided by operating activities	$1,593,902
Cash used in investing activities
Purchases of property and equipment	(556,639)
Proceeds from sale of property and equipment	85,848
Proceeds from sale of marketable securities	827

Cash used in investing activities	(469,964)
Cash used in financing activities
Distributions to stockholder	(1,609,269)
Distributions to non-controlling equity interest	(19,374)
Net advances from line of credit	690,335

Cash used in financing activities	(938,308)

Net change in cash and cash equivalents	185,630
Cash and cash equivalents at beginning of year	57,402

Cash and cash equivalents at end of year	$243,032

See Notes to Consolidated Financial Statements

MT. HOOD SOLUTIONS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 —	BUSINESS DESCRIPTION

Mt. Hood Solutions Company (“MHS”), is a manufacturer and distributor of over 300 industrial detergents and other cleaning compounds headquartered in Portland, Oregon. Its customers primarily consist of institutional and commercial enterprises in Oregon, Washington, Utah, Colorado, California and Idaho.

AML2, LLC (“AML2”) was founded in 2008, to manufacture a cleaning compound for use in institutional and commercial enterprises. AML2 is headquartered in Portland, Oregon.

Principles of Combination and Consolidation

MHS and AML2 (collectively the “Company”) have common ownership and management. The financial statements of these two companies have been consolidated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 810 “Consolidation”.

The non-controlling equity interest amounts shown represent the third-party ownership interest in AML2. All inter-company transactions are eliminated in these consolidated financial statements.

NOTE 2 —	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates and such differences could affect the results of operations reported in future periods.

Cash and Cash Equivalents

The Company considers all cash accounts and all highly liquid short-term investments purchased with an original maturity of three months or less to be cash or cash equivalents. As a result of the Company’s cash management system, checks issued but not presented to the banks for payment may create negative book cash balances. Such negative balances are included in trade accounts payable and totaled $44,063 at December 31, 2010.

Marketable Securities

At December 31, 2010, the Company held equity securities classified as available for sale. Available for sale securities are carried at fair market value with the unrealized holding gains and losses reported in other comprehensive income. For determining gross realized gains and losses, the cost of securities sold is based upon specific identification. Quoted market prices are used in determining the fair market value of the Company’s investments.

Accounts Receivable

Accounts receivable consist of amounts due from customers for product sales and services. Accounts receivable are reported net of an allowance for doubtful accounts. The allowance is management’s best estimate of uncollectible amounts and is based on a number of factors, including overall credit quality, age of outstanding balances, historical write-off experience and specific account analysis that projects the ultimate collectability of the outstanding balances. As of December 31, 2010, the allowance was $206,460.

MT. HOOD SOLUTIONS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Inventory

Inventory is stated at the lower of cost or market determined using the last in-first out (LIFO) cost method.

Property and Equipment

Property and equipment is stated at cost, less accumulated depreciation and amortization. Depreciation and amortization is provided using the straight-line method over the estimated useful lives of individual assets or classes of assets as follows:

Building Improvements	15 years
Dish Machines	5 years
Office Equipment and Furniture	5 years
Machinery and Equipment	5 years
Vehicles	5 years

When an asset is sold or otherwise disposed, the related cost and accumulated depreciation or amortization are removed from the respective accounts and the gain or loss is recognized. Maintenance and repairs are charged to expense when incurred.

Intangible Assets

Intangible assets include customer relationships and formulas purchased during acquisitions. Customer relationships are amortized on a straight-line basis over the expected average life of the acquired accounts, which is five years.

Long-lived Assets

In accordance with FASB ASC 360-10-35 “Impairment of Disposal of Long-lived Assets”, losses related to the impairment of long-lived assets are recognized when the carrying amount is not recoverable and exceeds its fair value. When facts and circumstances indicate that the carrying values of long-lived assets may be impaired, management of the Company evaluates recoverability by comparing the carrying value of the assets to projected future cash flows, in addition to other qualitative and quantitative analyses.

Compensated Absences

Employees of the Company are entitled to paid vacation, sick days and personal days, depending on job classification, length of service, and other factors. It is impractical to estimate the amount of compensation for future absences and accordingly no liability has been recorded in the accompanying financial statements. The company’s policy is to recognize the costs of compensated absences when actually paid to employees.

Revenue Recognition

Revenue from product sales and services is recognized when the services are performed or the products are delivered to the customer, provided that persuasive evidence of a sales arrangement exists, both title and risk of loss have passed to the customer, and collection is reasonably assured.

Advertising

The Company expenses non-direct advertising costs when incurred. Advertising expense was $74,136 for the year ended December 31, 2010.

MT. HOOD SOLUTIONS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Income Taxes

Effective July 1, 2003, the Company’s stockholder elected that the corporation be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under this provision, the stockholder is taxed on their proportionate share of the Company’s taxable income. As a Subchapter S corporation, the Company bears no liability or expense for federal income taxes. The Company is required to file income tax returns in several states. Various states do not recognize Subchapter S of the Internal Revenue Code and as such the Company may incur income tax expense.

FASB ASC 740-10, “Income Taxes”, clarifies the accounting for income taxes, by prescribing a minimum recognition threshold a tax position is required to meet before being recognized in the balance sheet. It also provides guidance on derecognition, measurement and classification of amounts related to uncertain tax positions, accounting for and disclosure of interest and penalties, accounting in interim period disclosures and transition relating to the adoption of new accounting standards. Under FASB ASC 740-10, the recognition for uncertain tax positions should be based on a more likely than not threshold that the tax position will be sustained upon audit. The tax position is measured as the largest amount of benefit that has a greater than fifty percent probability of being realized upon settlement. Management has determined that adoption of this topic has had no effect on the Company’s balance sheet.

Fair Value of Financial Instruments

The Company’s financial instruments include cash, marketable securities, receivables and accrued liabilities. The Company adopted the provisions of FASB ASC Topic 820 “Fair Value Measurements and Disclosures”, effective January 1, 2008. Under FASB ASC 820-10-30-2, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants.

FASB ASC 820-10-30-2 establishes a fair value hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring the most observable inputs be used when available. Observable inputs are from sources independent of the Company, whereas unobservable inputs reflect the Company’s assumptions about the inputs market participants would use in pricing the asset or liability developed on the best information available in the circumstances. The fair value hierarchy is categorized into three levels based on the inputs as follows:

Level 1 inputs are valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these securities does not entail a significant degree of judgment.

Level 2 inputs are valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

Level 3 inputs are valuations that are unobservable and significant to the overall fair value measurement.

The Company did not have any outstanding financial derivative instruments.

Segment Information

FASB ASC 280, “Segment Reporting,” establishes standards for reporting information regarding operating segments in annual financial statements. Operating segments are identified as components of an enterprise for which separate discrete financial information is available for evaluation by the chief operating decision-maker, or decision-making group in making decisions on how to allocate resources and assess performance.

MT. HOOD SOLUTIONS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company manages, allocates resources and reports in one business segment. The Company’s chief operating decision-maker, as defined under FASB ASC 280, is the Company’s chief executive officer. Based on the information reviewed by its chief executive officer, the Company operates in one business segment.

NOTE 3 —	FAIR VALUE MEASUREMENTS

The Company’s assets and liabilities recorded at fair value have been categorized based upon a fair value hierarchy in accordance with FASB ASC 820-10-30-2, as described in Note 2. The following table presents information about the Company’s marketable securities measured at fair value as of December 31, 2010.

	Quoted Price in
	Active Markets for	Significant Other	Significant	Balance as of
	Identical Assets	Observable Inputs	Unobservable Inputs	December 31,
	(Level 1)	(Level 2)	(Level 3)	2010

Marketable securities actively traded	$28,884	$—	$—	$28,884

	$28,884	$—	$—	$28,884

NOTE 4 —	INVENTORY

Inventory as of December 31, 2010 consists of the following components:

Raw materials	$923,211
Finished goods	880,565
Purchased goods	192,617
Supplies	65,224
LIFO reserve	(351,168)

$1,710,449

NOTE 5 —	PROPERTY AND EQUIPMENT

Property and equipment as of December 31, 2010 consists of the following:

Building improvements	$3,615,615
Dish machines	2,233,047
Office equipment and furniture	87,955
Machinery and equipment	812,966
Vehicles	1,180,747

7,930,330
Less: accumulated depreciation	(3,455,405)

$4,474,925

Depreciation expense for the year ended December 31, 2010 is $736,303.

MT. HOOD SOLUTIONS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 6 —	INTANGIBLE ASSETS

Intangible assets as of December 31, 2010 consists of the following:

Customer list	$53,726
Less: accumulated amortization	(28,654)

$25,072

Amortization expense for the year ended December 31, 2010 is $10,745.

As of December 31, 2010, future amortization of customer relationships for the next three years is as follows:

2011	$10,745
2012	10,745
2013	3,582

$25,072

NOTE 7 —	LINE OF CREDIT

In July 2010, the Company amended its revolving line of credit with a financial institution having a maximum borrowing of up to $3,000,000. The line of credit matures on July 31, 2011. Borrowings under these lines are used for general working capital purposes and capital expenditures. The line of credit is collateralized by accounts receivable and substantially all assets not otherwise encumbered. Interest is payable monthly at the bank’s announced prime rate less 0.50%, which at December 31, 2010 was 3.25%. The line of credit contains financial covenants which the Company met at December 31, 2010. At December 31, 2010, the Company had borrowings totaling $738,210 against the line of credit.

NOTE 8 —	COMMITMENTS AND CONTINGENCIES

The Company leases its headquarters and other facilities, equipment and vehicles under operating leases that expire at varying times through 2023. Future minimum lease payments for operating leases that had initial or remaining non-cancelable lease terms in excess of one year as of December 31, 2010 are as follows:

Twelve months ended
December 31, 2011	$675,984
December 31, 2012	675,984
December 31, 2013	675,984
December 31, 2014	675,984
December 31, 2015	672,588
Thereafter	4,747,200

$8,123,724

The Company leases its headquarters from a limited liability company related through common ownership. The lease expires March 2023 and has two five-year renewal options. Under terms of the lease, the Company is responsible for utilities, maintenance, taxes and insurance. Future payments under this lease totaling $8,059,200 are included in the above figures. During the year ended December 31, 2010, the Company paid this related party $662,400 as rent for use in the facility.

MT. HOOD SOLUTIONS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Total rent expense for operating leases, including those with terms of less than one year was approximately $737,000 for the year ended December 31, 2010.

The Company has determined that, as a potentially responsible party, it is likely that it has incurred a liability for environmental remediation costs resulting from leasing certain real property in past years. The Company has accrued approximately $150,000 of estimated environmental remediation costs in accrued liabilities as of December 31, 2010.

NOTE 9 —	RELATED-PARTY TRANSACTIONS

As of December 31, 2010, the Company had guaranteed the debt of its related party lessor totaling approximately $4,721,000, which is fully collateralized by property and facilities. The Company is required to perform under the guaranty in the event the related party fails to make contractual payments. The term of the loan covered by this guaranty is through March 2018. There is no recognition of any potential future payment obligation as the Company believes the potential for making this payment is remote.

NOTE 10 —	EMPLOYEE BENEFIT PLAN

The Company has a 401(k) profit sharing plan which covers all eligible employees. Plan participants can make voluntary contributions of up to $16,500 of compensation, subject to certain limitations. Under this plan, the Company may contribute to participants’ accounts at management’s discretion. Total Company contributions to the plan for the year ended December 31, 2010 was $230,000. Accrued contributions of $230,000 are included in accrued liabilities at December 31, 2010.

NOTE 11 —	SUPPLEMENTAL FINANCIAL INFORMATION

Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities as of December 31, 2010 consists of the following:

Sales tax payable	$85,806
Accrued commissions	136,620
Accrued payroll and payroll taxes	39,412
Profit sharing	230,000
Other accrued expenses	509,699

$1,001,537

The Company entered into a deferred compensation agreement with an employee in December 1993. The agreement provides that the Company pay the employee an incentive bonus based upon the number of full employment years and average monthly pay of the employee at termination. The amount is fully vested. The Company’s liability is approximately $783,896 at December 31, 2010.

Supplemental Disclosure of Cash Flow Information

Supplemental cash flow information with respect to the year ended December 31, 2010 is as follows:

Cash paid for:
Interest	$7,375

Income taxes	$25,741

Shareholder loan converted to equity	$585,481

MT. HOOD SOLUTIONS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 12 —	SUBSEQUENT EVENTS

The Company evaluated all events and transactions through July 12, 2011, the date these financial statements were issued. During this period, there were no material recognizable or non-recognizable subsequent events except for the following:

On May 4, 2011, the Company entered into an agreement under which it sold certain assets and liabilities of the Company to Swisher Hygiene Inc. Assets sold included substantially all inventory and supplies, accounts receivable, property and equipment, customer lists, and other assets.

PRO-CLEAN OF ARIZONA, INC.

BALANCE SHEETS
MARCH 31, 2011 AND DECEMBER 31, 2010

	(Unaudited)	(Audited)
	March 31,	December 31,
	2011	2010

ASSETS
Current assets
Cash and cash equivalents	$400	$400
Accounts receivable, net of allowance — Note 2	1,641,194	1,270,057
Inventory	1,247,212	1,203,319
Prepaid expenses and other current assets	74,659	98,866

Total current assets	2,963,465	2,572,642

Property and equipment, net — Note 3	1,389,750	1,184,112

Other assets
Goodwill — Note 4	413,295	413,295
Intangible assets — net of amortization — Note 4	120,000	132,000

	$4,886,510	$4,302,049

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,536,679	$1,219,639
Accrued expenses and other current liabilities	200,765	151,982
Stockholder loan — Note 6	739,050	746,965
Long-term debt, current portion — Note 5	858,099	737,236

Total current liabilities	3,334,593	2,855,822

Long-term debt, less current portion — Note 5	609,659	589,834

Commitments and contingencies — Note 7	—	—

Stockholders’ equity
Common stock, $1.00 par value, authorized 1,000,000 shares, 25,500 shares issued and outstanding at March 31, 2011	25,500	25,500
Retained earnings	916,758	830,893

	942,258	856,393

	$4,886,510	$4,302,049

See Notes to Financial Statements

PRO-CLEAN OF ARIZONA, INC.

STATEMENTS OF OPERATIONS
THREE MONTHS ENDED MARCH 31, 2011 AND 2010

	Three Months	Three Months
	Ended	Ended
	March 31,	March 31,
	2011	2010

Revenue
Products and services	$4,975,275	$4,716,614

Costs and Expenses
Cost of sales	2,311,315	2,158,101
Selling, general and administrative	2,432,710	2,306,373
Depreciation and amortization	119,187	85,468

Total costs and expenses	4,863,212	4,549,942

Income from Operations	112,063	166,672

Other Income (Expense)
Interest expense	(26,271)	(28,122)
Other income	73	8,400

Total other income (expense)	(26,198)	(19,722)

Net Income	$85,865	$146,950

See Notes to Financial Statements

PRO-CLEAN OF ARIZONA, INC.

STATEMENTS OF STOCKHOLDERS’ EQUITY
THREE MONTHS ENDED MARCH 31, 2011

	Common Stock		Retained
	Shares	Amount	Earnings	Total

Balance as of December 31, 2009	25,500	$25,500	$632,103	$657,603
Net income			146,950	146,950

Balance as of March 31, 2010	25,500	25,500	779,053	804,553
Distributions			(100,000)	(100,000)
Net income			151,840	151,840

Balance as of December 31, 2010	25,500	25,500	830,893	856,393
Net income			85,865	85,865

Balance as of March 31, 2011	25,500	$25,500	$916,758	$942,258

See Notes to Financial Statements

PRO-CLEAN OF ARIZONA, INC.

STATEMENTS OF CASH FLOWS
THREE MONTHS ENDED MARCH 31, 2011 AND 2010

	Three Months	Three Months
	Ended	Ended
	March 31, 2011	March 31, 2010

Cash provided by operating activities
Net income	$85,865	$146,950
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	124,682	90,963
Loss on disposal of property and equipment	3,425	9,170
Provision for doubtful accounts	10,472	7,539
Changes in working capital components:
Accounts receivable	(381,609)	31,604
Inventory	(43,893)	(123,595)
Prepaid expenses and other assets	24,207	4,593
Accounts payable and accrued expenses	365,824	216,971

Cash provided by operating activities	188,973	384,195

Cash used in investing activities
Purchases of property and equipment	(321,745)	(95,681)

Cash used in investing activities	(321,745)	(95,681)

Cash provided by (used in) financing activities
Net (repayments) borrowings to stockholder	(7,915)	43,348
Net borrowings (repayments) on long-term debt	140,687	(163,434)

Cash provided by (used in) financing activities	132,772	(120,086)

Net change in cash and cash equivalents	—	168,428
Cash and cash equivalents at beginning of period	400	68,413

Cash and cash equivalents at end of period	$400	$236,841

See Notes to Financial Statements

PRO-CLEAN OF ARIZONA, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 1 —	BUSINESS DESCRIPTION

Pro-Clean of Arizona, Inc. (the “Company”), established in 1976 and headquartered in Phoenix, Arizona, provides cleaning and sanitizing solutions to its customers located in Arizona, California, Nevada, New Mexico and Texas. These services primarily include warewashing, housekeeping, laundry and general cleaning, as well as leasing dish machines to customers. The Company manufactures many of its cleaning products in its Phoenix plant and serves its customers in a wide range of end-markets, with a particular emphasis on the foodservice and hospitality industries.

NOTE 2 —	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

The Company considers all cash accounts and all highly liquid short-term investments purchased with an original maturity of three months or less to be cash or cash equivalents. As of March 31, 2011 and December 31, 2010, the Company did not have any investments with maturities greater than three months. As a result of the Company’s cash management system, checks issued but not presented to the bank for payment may create negative book cash balances. Such negative balances are included in trade accounts payable and totaled $150,167 and $13,959 at March 31, 2011 and December 31, 2010, respectively.

Accounts Receivable

Accounts receivable consist of amounts due from customers for product sales and services. Accounts receivable are reported net of an allowance for doubtful accounts. The allowance is management’s best estimate of uncollectible amounts and is based on a number of factors, including overall credit quality, age of outstanding balances, historical write-off experience and specific account analysis that projects the ultimate collectability of the outstanding balances. As of March 31, 2011 and December 31, 2010, the allowance was $48,000.

Inventory

Inventories consisting of manufactured goods, raw materials, purchased goods, and parts are stated at the lower of cost or market determined using the first in-first out (FIFO) cost method.

Property and Equipment

Property and equipment is stated at cost, less accumulated depreciation and amortization. Depreciation and amortization is provided using the straight-line method over the estimated useful lives of individual assets or classes of assets as follows:

Office Equipment and Furniture	5 years
Machinery and Equipment	5 – 10 years
Leasehold Improvements	Life of lease
Vehicles	5 years

When an asset is sold or otherwise disposed, the related cost and accumulated depreciation or amortization are removed from the respective accounts and the gain or loss is recognized. Maintenance and repairs are charged to expense when incurred.

Goodwill and Other Intangible Assets

The Company accounts for goodwill and other intangible assets under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 350, “Intangibles-Goodwill and Other” under which intangible assets are recorded at cost. The cost of acquisitions in excess of the fair value of the

PRO-CLEAN OF ARIZONA, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

identifiable net assets acquired is recorded as goodwill. The fair value of the identifiable intangible assets consisting of non-competition agreements and customer relationships are estimated based upon discounted future cash flow projections. Those identifiable intangible assets with a determinable estimated life are amortized on a straight-line basis over their estimated lives. Intangible assets with an indefinite life are not subject to amortization. Non-competition and customer relationship intangibles are being amortized over five years. These assets are evaluated at least annually for impairment in accordance with FASB ASC 350-30-35-1 “Subsequent Measurement”.

Long-lived Assets

In accordance with FASB ASC 360-10-35 “Impairment or Disposal of Long-lived Assets”, losses related to the impairment of long-lived assets are recognized when the carrying amount is not recoverable and exceeds its fair value. When facts and circumstances indicate that the carrying values of long-lived assets may be impaired, management of the Company evaluates recoverability by comparing the carrying value of the assets to projected future cash flows, in addition to other qualitative and quantitative analyses.

Revenue Recognition

Revenue from product sales and services is recognized when the services are performed or the products are delivered to the customer, provided that persuasive evidence of a sales arrangement exists, both title and risk of loss have passed to the customer, and collection is reasonably assured.

Income Taxes

Effective July 1, 2003, the Company’s stockholders elected that the corporation be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under this provision, the stockholders are taxed on their proportionate share of the Company’s taxable income. As a Subchapter S corporation, the Company bears no liability or expense for income taxes.

FASB ASC 740-10, “Income Taxes”, clarifies the accounting for income taxes, by prescribing a minimum recognition threshold a tax position is required to meet before being recognized in the balance sheet. It also provides guidance on derecognition, measurement and classification of amounts related to uncertain tax positions, accounting for and disclosure of interest and penalties, accounting in interim period disclosures and transition relating to the adoption of new accounting standards. Under FASB ASC 740-10, the recognition for uncertain tax positions should be based on a more likely than not threshold that the tax position will be sustained upon audit. The tax position is measured as the largest amount of benefit that has a greater than fifty percent probability of being realized upon settlement. Management has determined that adoption of this topic has had no effect on the Company’s balance sheet.

Fair Value of Financial Instruments

At March 31, 2011 and December 31, 2010, the Company did not have any outstanding financial derivative instruments. The carrying amounts of cash and accounts receivable approximate fair value due to the short maturity of these instruments. The fair value of the Company’s long-term debt, estimated based on the current borrowing rates available to the Company for bank loans with similar terms and maturities, approximates the carrying value of these liabilities.

Segment Information

FASB ASC 280, “Segment Reporting,” establishes standards for reporting information regarding operating segments in annual financial statements. Operating segments are identified as components of an enterprise for

PRO-CLEAN OF ARIZONA, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

which separate discrete financial information is available for evaluation by the chief operating decision-maker, or decision-making group in making decisions on how to allocate resources and assess performance.

The Company manages, allocates resources and reports in one business segment. The Company’s chief operating decision-maker, as defined under FASB ASC 280, is the Company’s President. Based on the information reviewed by its president, the Company operates in one business segment.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates and such differences could affect the results of operations reported in future periods.

NOTE 3 —	PROPERTY AND EQUIPMENT

Property and equipment as of March 31, 2011 and December 31, 2010 consist of the following:

	(unaudited)	(audited)
	March 31,	December 31,
	2011	2010

Office equipment and furniture	$250,411	$221,857
Machinery and equipment	2,747,118	2,584,775
Leasehold improvements	39,735	39,735
Vehicles	454,583	328,717

	3,491,847	3,175,084
Less: accumulated depreciation	(2,102,097)	(1,990,972)

	$1,389,750	$1,184,112

Depreciation expense for the three months ended March 31, 2011 and 2010 is $112,682 and $73,468 respectively, of which $5,494 is included in cost of sales.

NOTE 4 —	GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill and other intangible assets were recorded on the September 2008 purchase of substantially all the assets of a corporation specializing in food service sanitation and related products and supplies. The transaction was recorded under FASB Statement of Financial Accounting Standards No. 141 “Business Combinations”. Purchase consideration exceeding the fair market value of tangible and intangible assets by $413,295 was recorded as goodwill. No impairment losses were recognized through March 31, 2011. Separately identifiable intangible assets related to this acquisition included customer relationships and a non-

PRO-CLEAN OF ARIZONA, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

competition agreement, both with estimated lives of five years. Intangible assets as of March 31, 2011 and December 31, 2010 consist of the following:

	(unaudited)	(audited)
	March 31,	December 31,
	2011	2010

Customer relationships	$120,000	$120,000
Non-competition agreements	120,000	120,000

	240,000	240,000
Less: accumulated amortization	(120,000)	(108,000)

	$120,000	$132,000

Amortization expense for the three months ended March 31, 2011 and 2010 was $12,000.

At March 31, 2011, projected aggregate annual amortization expense is as follows:

Twelve Months Ending
March 31, 2012	$48,000
March 31, 2013	48,000
March 31, 2014	24,000

$120,000

NOTE 5 —	LONG-TERM DEBT

Long-term debt as of March 31, 2011 and December 31, 2010 consists of the following:

	(unaudited)	(audited)
	March 31,	December 31,
	2011	2010

Line of credit agreement, as amended, dated September 16, 2010. Interest is payable monthly with the principal amount due in November 2011. Interest rate of 5.00 percent at March 31, 2011	$475,000	$400,000
Notes payable on company vehicles and equipment dated 2009 through 2011, due in monthly installments totaling $13,049 including weighted average interest of 6.56 percent, maturing through 2013, collateralized by vehicles and equipment costing $474,826	368,278	242,128
Notes payable to a financial institution under various promissory note agreements, due in monthly installments at March 31, 2011 in aggregate of $9,035, maturing at various times through March 2013. Interest is payable monthly at a weighted average interest rate of 7.33 percent at March 31, 2011	176,682	200,249
Note payable to owners of a company acquired, dated September 30, 2008, maturing October 1, 2013 with monthly payments of $12,377. Interest rate imputed at 5.16 percent	360,132	390,745
Note payable to former stockholder related to sale of shares dated July 27, 2004, maturing June 27, 2014, with monthly payments of $2,401. Interest rate at 4.00 percent	87,666	93,948

	1,467,758	1,327,070
Current portion	(858,099)	(737,236)

Long-term portion	$609,659	$589,834

PRO-CLEAN OF ARIZONA, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

As of March 31, 2011, principal payments due on long-term debt are as follows:

Twelve Months Ending
March 31, 2012	$858,099
March 31, 2013	404,459
March 31, 2014	194,441
March 31, 2015	10,759
Thereafter	—

$1,467,758

In September 2010, the Company amended its revolving line of credit with a financial institution to raise its maximum borrowing up to $475,000 and extend the line through November 10, 2011. Interest is payable monthly at the greater of Prime plus one percent or five percent. The line of credit is collateralized by substantially all assets of the Company and is guaranteed by stockholders of the Company. The principal balance outstanding as of March 31, 2011 and December 31, 2010 is $475,000 and $400,000, respectively.

In September 2008, the Company purchased substantially all the assets of a corporation (see Note 4). Included in the purchase consideration are monthly payments of $7,799 through October 2013 under a consulting agreement to the former owner as well as payments of $4,578 per month through October 2013 representing the excess amount of rent payments over fair market value being paid to the former owner. The initial principal value of these notes at September 30, 2008 was $653,295. Interest was imputed at the Company’s borrowing rate at the time of 5.16 percent. The principal balance remaining on these notes as of March 31, 2011 and December 31, 2010 is $360,132 and $390,745, respectively.

NOTE 6 —	STOCKHOLDER LOAN

The stockholder loan consists of various cash advances by a stockholder to the Company. Interest is compounded monthly at a rate of 5.50 percent. The principal balance due on this loan at March 31, 2011 and December 31, 2010 is $739,050 and $746,965, respectively. The loan was subsequently repaid in full in May 2011.

NOTE 7 —	COMMITMENTS AND CONTINGENCIES

The Company leases its headquarters and other facilities, equipment, and vehicles under operating leases that expire at varying times through 2014. Future minimum lease payments for operating leases that had initial or remaining non-cancelable lease terms in excess of one year as of March 31, 2011 are as follows:

Twelve Months Ending
March 31, 2012	$484,050
March 31, 2013	169,176
March 31, 2014	74,216
March 31, 2015	12,797
Thereafter	—

$740,239

Total rent expense for operating leases, including those with terms of less than one year is $176,653 and $200,376 for the three months ended March 31, 2011 and 2010, respectively.

PRO-CLEAN OF ARIZONA, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

NOTE 8 —	EMPLOYEE BENEFIT PLAN

The Company has a 401(k) plan which covers substantially all employees. Plan participants can make voluntary contributions of up to $16,500 of compensation for 2010, subject to certain limitations. Under this plan, the Company may make matching, profit sharing or safe harbor contributions into the Plan at the discretion of management. No contributions were made for the period ended March 31, 2011 and 2010.

NOTE 9 —	SUPPLEMENTAL FINANCIAL INFORMATION

Supplemental Disclosure of Cash Flow Information

Supplemental cash flow information with respect to the year ended March 31, 2011 and 2010 is as follows:

Cash paid for:
Interest	$28,314	$25,296

Advertising

The company expenses advertising costs as incurred. Advertising expenses for the period ended March 31, 2011 and 2010 are approximately $74,758 and $64,194, respectively.

NOTE 10 —	SUBSEQUENT EVENTS

The Company evaluated all events and transactions through July 12, 2011, the date these financial statements were issued. During this period, there were no material recognizable or non-recognizable subsequent events except for the following:

Effective April 30, 2011, the Company entered into an asset purchase agreement under which it sold certain assets and liabilities of the Company to Swisher Hygiene Inc. Assets sold included substantially all inventory and supplies, accounts receivable, property and equipment, rights under contracts, deposits and prepaid expenses, customer lists, and other intangible assets. Liabilities assumed by the purchaser included accounts payable, accrued expenses, obligations under customer contracts, and certain notes payable.

Board of Directors
Pro-Clean of Arizona, Inc.
Phoenix, AZ

INDEPENDENT AUDITORS’ REPORT

We have audited the accompanying balance sheet of Pro-Clean of Arizona, Inc. as of December 31, 2010, and the related statements of operations, stockholders’ equity and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pro-Clean of Arizona, Inc. as of December 31, 2010, and the results of their operations and cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Scharf Pera & Co. PLLC
Charlotte, North Carolina
July 6, 2011

PRO-CLEAN OF ARIZONA, INC.

BALANCE SHEET
DECEMBER 31, 2010

ASSETS
Current assets
Cash and cash equivalents	$400
Accounts receivable, net of allowance — Note 2	1,270,057
Inventory	1,203,319
Prepaid expenses and other current assets	98,866

Total current assets	$2,572,642

Property and equipment, net — Note 3	1,184,112

Other assets
Goodwill — Note 4	413,295
Intangible assets — net of amortization — Note 4	132,000

$4,302,049

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,219,639
Accrued expenses and other current liabilities — Note 9	151,982
Stockholder loan — Note 6	746,965
Long-term debt, current portion — Note 5	737,236

Total current liabilities	$2,855,822

Long-term debt, less current portion — Note 5	589,834

Commitments and contingencies — Note 7	—

Stockholders’ equity
Common stock, $1.00 par value, authorized 1,000,000 shares, 25,500 shares issued and outstanding at December 31, 2010	25,500
Retained earnings	830,893

856,393

$4,302,049

See Notes to Financial Statements

PRO-CLEAN OF ARIZONA, INC.

STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2010

Revenue
Products and services	$19,232,347

Costs and Expenses
Cost of sales	$9,063,869
Selling, general and administrative	9,363,773
Depreciation and amortization	394,383

Total costs and expenses	18,822,025

Income from Operations	410,322

Other Income (Expense)
Interest expense	(117,406)
Other income	5,874

Total other income (expense)	(111,532)

Net Income	$298,790

See Notes to Financial Statements

PRO-CLEAN OF ARIZONA, INC.

STATEMENT OF STOCKHOLDERS’ EQUITY
YEAR ENDED DECEMBER 31, 2010

	Common Stock
	Shares	Amount	Retained Earnings	Total

Balance as of December 31, 2009	25,500	$25,500	$632,103	$657,603
Distributions			(100,000)	(100,000)
Net income			298,790	298,790

Balance as of December 31, 2010	25,500	$25,500	$830,893	$856,393

See Notes to Financial Statements

PRO-CLEAN OF ARIZONA, INC.

STATEMENT OF CASH FLOWS
YEAR ENDED DECEMBER 31, 2010

Cash provided by operating activities
Net income	$298,790
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	416,365
Loss on disposal of property and equipment	5,874
Provision for doubtful accounts	8,539
Changes in working capital components:
Accounts receivable	177,281
Inventory	(173,661)
Prepaid expenses and other assets	(57,133)
Accounts payable and accrued expenses	168,617

Cash provided by operating activities	$844,672
Cash used in investing activities
Purchases of property and equipment	(629,998)

Cash used in investing activities	(629,998)
Cash used in financing activities
Distributions to stockholders	(100,000)
Net borrowings from stockholder	15,594
Proceeds from long-term debt	234,164
Payments on long-term debt	(432,445)

Cash used in financing activities	(282,687)

Net decrease in cash and cash equivalents	(68,013)
Cash and cash equivalents at beginning of year	68,413

Cash and cash equivalents at end of year	$400

See Notes to Financial Statements

PRO-CLEAN OF ARIZONA, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 1 —	BUSINESS DESCRIPTION

Pro-Clean of Arizona, Inc. (the “Company”), established in 1976 and headquartered in Phoenix, Arizona, provides cleaning and sanitizing solutions to its customers located in Arizona, California, Nevada, New Mexico and Texas. These services primarily include warewashing, housekeeping, laundry and general cleaning, as well as leasing dish machines to customers. The Company manufactures many of its cleaning products in its Phoenix plant and serves its customers in a wide range of end-markets, with a particular emphasis on the foodservice and hospitality industries.

NOTE 2 —	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

The Company considers all cash accounts and all highly liquid short-term investments purchased with an original maturity of three months or less to be cash or cash equivalents. As of December 31, 2010, the Company did not have any investments with maturities greater than three months. As a result of the Company’s cash management system, checks issued but not presented to the bank for payment may create negative book cash balances. Such negative balances are included in trade accounts payable and totaled $13,959 at December 31, 2010.

Accounts Receivable

Accounts receivable consist of amounts due from customers for product sales and services. Accounts receivable are reported net of an allowance for doubtful accounts. The allowance is management’s best estimate of uncollectible amounts and is based on a number of factors, including overall credit quality, age of outstanding balances, historical write-off experience and specific account analysis that projects the ultimate collectability of the outstanding balances. As of December 31, 2010, the allowance was $57,000.

Inventory

Inventories consisting of manufactured goods, raw materials, purchased goods, and parts are stated at the lower of cost or market determined using the first in-first out (FIFO) cost method.

Property and Equipment

Property and equipment is stated at cost, less accumulated depreciation and amortization. Depreciation and amortization is provided using the straight-line method over the estimated useful lives of individual assets or classes of assets as follows:

Office Equipment and Furniture	5 years
Machinery and Equipment	5 – 10 years
Leasehold Improvements	Life of lease
Vehicles	5 years

When an asset is sold or otherwise disposed, the related cost and accumulated depreciation or amortization are removed from the respective accounts and the gain or loss is recognized. Maintenance and repairs are charged to expense when incurred.

Goodwill and Other Intangible Assets

The Company accounts for goodwill and other intangible assets under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 350, “Intangibles-Goodwill and Other” under which intangible assets are recorded at cost. The cost of acquisitions in excess of the fair value of the identifiable net assets acquired is recorded as goodwill. The fair value of the identifiable intangible assets

PRO-CLEAN OF ARIZONA, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

consisting of non-competition agreements and customer relationships are estimated based upon discounted future cash flow projections. Those identifiable intangible assets with a determinable estimated life are amortized on a straight-line basis over their estimated lives. Intangible assets with an indefinite life are not subject to amortization. Non-competition and customer relationship intangibles are being amortized over five years. These assets are evaluated at least annually for impairment in accordance with FASB ASC 350-30-35-1 “Subsequent Measurement”.

Long-lived Assets

In accordance with FASB ASC 360-10-35 “Impairment of Disposal of Long-lived Assets”, losses related to the impairment of long-lived assets are recognized when the carrying amount is not recoverable and exceeds its fair value. When facts and circumstances indicate that the carrying values of long-lived assets may be impaired, management of the Company evaluates recoverability by comparing the carrying value of the assets to projected future cash flows, in addition to other qualitative and quantitative analyses.

Revenue Recognition

Revenue from product sales and services is recognized when the services are performed or the products are delivered to the customer, provided that persuasive evidence of a sales arrangement exists, both title and risk of loss have passed to the customer, and collection is reasonably assured.

Income Taxes

Effective July 1, 2003, the Company’s stockholders elected that the corporation be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under this provision, the stockholders are taxed on their proportionate share of the Company’s taxable income. As a Subchapter S corporation, the Company bears no liability or expense for income taxes.

FASB ASC 740-10, “Income Taxes”, clarifies the accounting for income taxes, by prescribing a minimum recognition threshold a tax position is required to meet before being recognized in the balance sheet. It also provides guidance on derecognition, measurement and classification of amounts related to uncertain tax positions, accounting for and disclosure of interest and penalties, accounting in interim period disclosures and transition relating to the adoption of new accounting standards. Under FASB ASC 740-10, the recognition for uncertain tax positions should be based on a more likely than not threshold that the tax position will be sustained upon audit. The tax position is measured as the largest amount of benefit that has a greater than fifty percent probability of being realized upon settlement. Management has determined that adoption of this topic has had no effect on the Company’s balance sheet.

Fair Value of Financial Instruments

At December 31, 2010, the Company did not have any outstanding financial derivative instruments. The carrying amounts of cash and accounts receivable approximate fair value due to the short maturity of these instruments. The fair value of the Company’s long-term debt, estimated based on the current borrowing rates available to the Company for bank loans with similar terms and maturities, approximates the carrying value of these liabilities.

Segment Information

FASB ASC 280, “Segment Reporting,” establishes standards for reporting information regarding operating segments in annual financial statements. Operating segments are identified as components of an enterprise for which separate discrete financial information is available for evaluation by the chief operating decision-maker, or decision-making group in making decisions on how to allocate resources and assess performance.

PRO-CLEAN OF ARIZONA, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

The Company manages, allocates resources and reports in one business segment. The Company’s chief operating decision-maker, as defined under FASB ASC 280, is the Company’s President. Based on the information reviewed by its president, the Company operates in one business segment.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates and such differences could affect the results of operations reported in future periods.

NOTE 3 —	PROPERTY AND EQUIPMENT

Property and equipment as of December 31, 2010 consists of the following:

Office equipment and furniture	$221,857
Machinery and equipment	2,584,775
Leasehold improvements	39,735
Vehicles	328,717

3,175,084
Less: accumulated depreciation	(1,990,972)

$1,184,112

Depreciation expense for the year ended December 31, 2010 is $368,365, of which $21,981 is included in cost of sales.

NOTE 4 —	GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill and other intangible assets were recorded on the September 2008 purchase of substantially all the assets of a corporation specializing in food service sanitation and related products and supplies. The transaction was recorded under FASB Statement of Financial Accounting Standards No. 141 “Business Combinations”. Purchase consideration exceeding the fair market value of tangible and intangible assets by $413,295 was recorded as goodwill. No impairment losses were recognized through December 31, 2010. Separately identifiable intangible assets related to this acquisition included customer relationships and a non-competition agreement, both with estimated lives of five years. Intangible assets as of December 31, 2010 consist of the following:

Customer relationships	$120,000
Non-competition agreements	120,000

240,000
Less: accumulated amortization	(108,000)

$132,000

Amortization expense for the year ended December 31, 2010 is $48,000.

PRO-CLEAN OF ARIZONA, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

At December 31, 2010, projected aggregate annual amortization expense is as follows:

Twelve Months Ended
December 31, 2011	$48,000
December 31, 2012	48,000
December 31, 2013	36,000

$132,000

NOTE 5 —	LONG-TERM DEBT

Long-term debt as of December 31, 2010 consists of the following:

Line of credit agreement, as amended, dated September 16, 2010. Interest is payable monthly with the principal amount due in November 2011. Interest rate of 5.00 percent at December 31, 2010	$400,000
Notes payable on company vehicles dated 2009 and 2010, due in monthly installments totaling $8,277 including weighted average interest of 6.74 percent, maturing through 2013, collateralized by vehicles costing $318,691	242,128
Notes payable to a financial institution under various promissory note agreements, due in monthly installments at December 31, 2010 in aggregate of $9,035, maturing at various times through March 2013. Interest is payable monthly at a weighted average interest rate of 7.33 percent at December 31, 2010	200,249
Note payable to owners of a company acquired, dated September 30, 2008, maturing October 1, 2013, with monthly payments of $12,377. Interest rate imputed at 5.16 percent	390,745
Note payable to former stockholder related to sale of shares dated July 27, 2004, maturing June 27, 2014, payments of $2,401 Interest rate at 4.00 percent	93,948

1,327,070

Current portion	(737,236)

Long-term portion	$589,834

As of December 31, 2010, principal payments due on long-term debt are as follows:

Twelve Months Ended
December 31, 2011	$737,236
December 31, 2012	338,687
December 31, 2013	229,586
December 31, 2014	21,561

$1,327,070

In September 2010, the Company amended its revolving line of credit with a financial institution to raise its maximum borrowing up to $475,000 and extend the line through November 10, 2011. Interest is payable monthly at the greater of Prime plus one percent or five percent. The line of credit is collateralized by substantially all assets of the Company and is guaranteed by stockholders of the Company. The principal balance outstanding as of December 31, 2010 is $400,000.

In September 2008, the Company purchased substantially all the assets of a corporation (see Note 4). Included in the purchase consideration are monthly payments of $7,799 through October 2013 under a consulting agreement to the former owner as well as payments of $4,578 per month through October 2013

PRO-CLEAN OF ARIZONA, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

representing the excess amount of rent payments over fair market value being paid to the former owner. The initial principal value of these notes at September 30, 2008 was $653,295. Interest was imputed at the Company’s borrowing rate at the time of 5.16 percent. The principal balance remaining on these notes as of December 31, 2010 is $390,745.

NOTE 6 —	STOCKHOLDER LOAN

The stockholder loan consists of various cash advances by a stockholder to the Company. Interest is compounded monthly at a rate of 5.50 percent. The principal balance due on this loan at December 31, 2010 is $746,965. The loan was subsequently repaid in full in May 2011.

NOTE 7 —	COMMITMENTS AND CONTINGENCIES

The Company leases its headquarters and other facilities, equipment, and vehicles under operating leases that expire at varying times through 2014. Future minimum lease payments for operating leases that had initial or remaining non-cancelable lease terms in excess of one year as of December 31, 2010 are as follows:

Twelve months ended
December 31, 2011	$546,078
December 31, 2012	231,282
December 31, 2013	90,955
December 31, 2014	26,552
Thereafter	—

$894,867

Total rent expense for operating leases, including those with terms of less than one year is $788,722 for the year ended December 31, 2010.

NOTE 8 —	EMPLOYEE BENEFIT PLAN

The Company has a 401(k) plan which covers substantially all employees. Plan participants can make voluntary contributions of up to $16,500 of compensation for 2010, subject to certain limitations. Under this plan, the Company may make matching, profit sharing or safe harbor contributions into the Plan at the discretion of management. No contributions were made for the year ended December 31, 2010.

NOTE 9 —	SUPPLEMENTAL FINANCIAL INFORMATION

Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities as of December 31, 2010 consists of the following:

Sales tax payable	$56,470
Accrued interest	6,441
Accrued payroll and payroll taxes	26,987
Other accrued expenses	62,084

$151,982

Supplemental Disclosure of Cash Flow Information

Cash paid for:
Interest	$117,797

PRO-CLEAN OF ARIZONA, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

Advertising

The company expenses advertising costs as incurred. Advertising expenses for the year ended December 31, 2010 are approximately $195,512.

NOTE 10 —	SUBSEQUENT EVENTS

The Company evaluated all events and transactions through June 30, 2011, the date these financial statements were issued. During this period, there were no material recognizable or non-recognizable subsequent events except for the following:

Effective April 30, 2011, the Company entered into an asset purchase agreement under which it sold certain assets and liabilities of the Company to Swisher Hygiene Inc. Assets sold included substantially all inventory and supplies, accounts receivable, property and equipment, rights under contracts, deposits and prepaid expenses, customer lists, and other intangible assets. Liabilities assumed by the purchaser included accounts payable, accrued expenses, obligations under customer contracts, and certain notes payable.

CENTRAL CARTING DISPOSAL, INC. AND
CCI HAULING, INC.

COMBINED BALANCE SHEETS
MARCH 31, 2011 AND DECEMBER 31, 2010

	(unaudited)	(audited)
	March 31,	December 31,
	2011	2010

ASSETS
Current assets
Cash and cash equivalents	$875,416	$730,649
Accounts receivable, net of allowance — Note 2	224,209	250,730
Prepaid expenses and other current assets	31,733	58,424

Total current assets	1,131,358	1,039,803

Property and equipment, net — Note 3	2,046,317	1,880,020

Other assets
Intangible assets — Note 4	103,320	111,595

	$3,280,995	$3,031,418

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities
Accounts payable	$142,420	$145,431
Deferred revenue — Note 2	313,601	350,487
Long-term debt, current portion — Note 5	353,538	370,808

Total current liabilities	809,559	866,726

Long-term debt, less current portion — Note 5	473,562	350,136

Commitments and contingencies	—	—

Stockholder’s equity
Common stock of Central Carting Disposal, Inc., $1 par value, authorized 10,000 shares, 10,000 shares issued and outstanding at March 31, 2011	10,000	10,000
Common stock of CCI Hauling, Inc., $.10 par value, authorized 1,000 shares, 1,000 shares issued and outstanding at March 31, 2011	100	100
Additional paid-in capital	191,200	191,200
Retained earnings	1,796,574	1,613,256

	1,997,874	1,814,556

	$3,280,995	$3,031,418

See Notes to Combined Financial Statements

CENTRAL CARTING DISPOSAL, INC. AND
CCI HAULING, INC.

COMBINED STATEMENTS OF OPERATIONS
THREE MONTHS ENDED MARCH 31, 2011 AND 2010

	Three Months	Three Months
	Ended	Ended
	March 31,	March 31,
	2011	2010

Revenue
Services	$1,530,891	$1,470,724

Costs and Expenses
Cost of sales	401,994	317,245
Selling, general and administrative	492,495	496,703
Depreciation and amortization	141,277	130,007

Total costs and expenses	1,035,766	943,955

Income from Operations	495,125	526,769

Other Income (Expense)
Interest expense	(17,001)	(24,425)
Other income	2,700	—

Total other income (expense)	(14,301)	(24,425)

Net Income	$480,824	$502,344

See Notes to Combined Financial Statements

CENTRAL CARTING DISPOSAL, INC. AND
CCI HAULING, INC.

COMBINED STATEMENTS OF STOCKHOLDER’S EQUITY
THREE MONTHS ENDED MARCH 31, 2011 AND 2010

	Common Stock		Additional	Retained
	Shares	Amount	Paid-in Capital	Earnings	Total

Balance as of December 31, 2009	11,000	$10,100	$191,200	$1,405,829	$1,607,129

Distributions				(557,007)	(557,007)

Net income				502,344	502,344

Balance as of March 31, 2010	11,000	10,100	191,200	1,351,166	1,552,466

Distributions				(794,430)	(794,430)

Net income				1,056,520	1,056,520

Balance as of December 31, 2010	11,000	10,100	191,200	1,613,256	1,814,556

Distributions				(297,506)	(297,506)

Net income				480,824	480,824

Balance as of March 31, 2011	11,000	$10,100	$191,200	$1,796,574	$1,997,874

See Notes to Combined Financial Statements

CENTRAL CARTING DISPOSAL, INC. AND
CCI HAULING, INC.

COMBINED STATEMENTS OF CASH FLOWS
THREE MONTHS ENDED MARCH 31, 2011 AND 2010

	Three Months	Three Months
	Ended	Ended
	March 31,	March 31,
	2011	2010

Cash provided by operating activities
Net income	$480,824	$502,344
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	141,277	130,057
Provision for bad debt	—	25,000
Gain on the sale of property and equipment	(2,700)	—
Changes in working capital components:
Accounts receivable	26,521	(116,287)
Prepaid expenses and other assets	26,692	—
Accounts payable and accrued expenses	(39,898)	142,986

Cash provided by operating activities	632,716	684,100

Cash used in investing activities
Proceeds from sale of property and equipment	2,700	—
Purchases of property and equipment	(299,299)	—

Cash used in investing activities	(296,599)	—

Cash used in financing activities
Distributions to stockholder	(297,506)	(557,007)
Proceeds from long-term debt	225,580	—
Payments on long-term debt	(119,424)	(117,155)

Cash used in financing activities	(191,350)	(674,162)

Net change in cash and cash equivalents	144,767	9,938

Cash and cash equivalents at beginning of period	730,649	361,806

Cash and cash equivalents at end of period	$875,416	$371,744

See Notes to Combined Financial Statements

CENTRAL CARTING DISPOSAL, INC. AND
CCI HAULING, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 1 —	BUSINESS DESCRIPTION

Nature of Business

Central Carting Disposal, Inc. (“CCD”), founded in 1996 and headquartered in Dade City, Florida, provides refuse collection and disposal services to its commercial and residential customers located in the Florida counties of Pasco, Citrus, Sumter, Hillsborough and Hernando.

CCI Hauling, Inc. (“CCI”), founded in 2002 and headquartered in Dade City, Florida, provides roll-off refuse collection and disposal services to commercial customers located in the Florida counties of Pasco, Citrus, Sumter, Hillsborough and Hernando.

Principles of Combination and Consolidation

CCD and CCI (collectively the “Company”) have common ownership and management. The financial statements of these two companies have been combined in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 810 “Consolidation”. All inter-company transactions are eliminated in these combined financial statements.

NOTE 2 —	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates and such differences could affect the results of operations reported in future periods.

Cash and Cash Equivalents

The Company considers all cash accounts and all highly liquid short-term investments purchased with an original maturity of three months or less to be cash or cash equivalents. As of March 31, 2011 and December 31, 2010, the Company did not have any investments with maturities greater than three months.

Accounts Receivable

Accounts receivable consist of amounts due from customers for services. Accounts receivable are reported net of an allowance for doubtful accounts. The allowance is management’s best estimate of uncollectible amounts and is based on a number of factors, including overall credit quality, age of outstanding balances, historical write-off experience and specific account analysis that projects the ultimate collectability of the outstanding balances. As of March 31, 2011 and December 31, 2010, the allowance was $75,000 and $80,000, respectively.

CENTRAL CARTING DISPOSAL, INC. AND
CCI HAULING, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Property and Equipment

Property and equipment is stated at cost, less accumulated depreciation and amortization. Depreciation and amortization is provided using the straight-line method over the estimated useful lives of individual assets or classes of assets as follows:

Office Equipment and Furniture	5 - 7 years
Containers	10 years
Leasehold Improvements	10 years
Vehicles	5 - 7 years

When an asset is sold or otherwise disposed, the related cost and accumulated depreciation or amortization are removed from the respective accounts and the gain or loss is recognized. Maintenance and repairs are charged to expense when incurred.

Intangible Assets

The Company accounts for intangible assets under FASB ASC Topic 350, “Intangibles-Goodwill and Other” under which intangible assets are recorded at cost. Those assets with a determinable estimated useful life are amortized on a straight-line basis over their estimated lives. Intangible assets with an indefinite life are not subject to amortization. These assets are evaluated at least annually for impairment in accordance with FASB ASC 350-30-35-1, “Subsequent Measurement”.

Long-lived Assets

In accordance with FASB ASC 360-10-35 “Impairment of Disposal of Long-lived Assets”, losses related to the impairment of long-lived assets are recognized when the carrying amount is not recoverable and exceeds its fair value. When facts and circumstances indicate that the carrying values of long-lived assets may be impaired, management of the Company evaluates recoverability by comparing the carrying value of the assets to projected future cash flows, in addition to other qualitative and quantitative analyses.

Revenue Recognition

Revenue is recognized when the collection and disposal services are performed. Deferred revenue consists of amounts collected from customers as of March 31, 2011 and December 31, 2010 for services to be performed in the future.

Income Taxes

Effective January 1, 1997, CCD’s stockholder and on October 23, 2002, CCI’s stockholder elected that the corporations be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under this provision, the stockholders are taxed on their proportionate share of the Company’s taxable income. As a Subchapter S corporation, the Company bears no liability or expense for income taxes.

FASB ASC 740-10, “Income Taxes”, clarifies the accounting for income taxes, by prescribing a minimum recognition threshold a tax position is required to meet before being recognized in the balance sheet. It also provides guidance on derecognition, measurement and classification of amounts related to uncertain tax positions, accounting for and disclosure of interest and penalties, accounting in interim period disclosures and transition relating to the adoption of new accounting standards. Under FASB ASC 740-10, the recognition for uncertain tax positions should be based on a more likely than not threshold that the tax position will be sustained upon audit. The tax position is measured as the largest amount of benefit that has a greater than fifty

CENTRAL CARTING DISPOSAL, INC. AND
CCI HAULING, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

percent probability of being realized upon settlement. Management has determined that adoption of this topic has had no effect on the Company’s balance sheet.

Fair Value of Financial Instruments

At March 31, 2011 and December 31, 2010, the Company did not have any outstanding financial derivative instruments. The carrying amounts of cash and the current portion of accounts receivable approximate fair value due to the short maturity of these instruments. The non-current notes receivable are presented at fair value due to rates generally being at current market rates. The fair value of the Company’s long-term debt, estimated based on the current borrowing rates available to the Company for bank loans with similar terms and maturities, approximates the carrying value of these liabilities.

Segment Information

FASB ASC 280, “Segment Reporting,” establishes standards for reporting information regarding operating segments in annual financial statements. Operating segments are identified as components of an enterprise for which separate discrete financial information is available for evaluation by the chief operating decision-maker, or decision-making group in making decisions on how to allocate resources and assess performance.

The Company manages, allocates resources and reports in one business segment. The Company’s chief operating decision-maker, as defined under FASB ASC 280, is the Company’s chief executive officer. Based on the information reviewed by its chief executive officer, the Company operates in one business segment.

NOTE 3 —	PROPERTY AND EQUIPMENT

Property and equipment as of March 31, 2011 and December 31, 2010 consist of the following:

	(unaudited)	(audited)
	March 31,	December 31,
	2011	2010

Office equipment and furniture	$69,074	$58,121
Containers	1,043,898	1,043,898
Leasehold improvements	88,290	88,290
Vehicles	3,715,480	3,427,134

	4,916,742	4,617,443
Less: accumulated depreciation	(2,870,425)	(2,737,423)

	$2,046,317	$1,880,020

Depreciation expense for the three months ended March 31, 2011 and 2010 is $133,002 and $121,732, respectively.

CENTRAL CARTING DISPOSAL, INC. AND
CCI HAULING, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

NOTE 4 —	INTANGIBLE ASSETS

Intangible assets as of March 31, 2011 and December 31, 2010 consist of the following:

	(unaudited)	(audited)
	March 31,	December 31,
	2011	2010

Customer lists	$98,050	$98,050
Non-compete agreements	67,450	67,450

	165,500	165,500
Less: accumulated amortization	(62,180)	(53,905)

	$103,320	$111,595

Amortization expense for the three months ended March 31, 2011 and 2010 is $8,275 and $8,275, respectively.

At March 31, 2011, projected aggregate annual amortization expense is as follows:

Twelve months ending March 31,

2012	$33,100
2013	32,413
2014	26,524
2015	11,283
Thereafter	—

$103,320

CENTRAL CARTING DISPOSAL, INC. AND
CCI HAULING, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

NOTE 5 —	LONG-TERM DEBT

Long-term debt as of March 31, 2011 and December 31, 2010 consists of the following:

	(unaudited)	(audited)
	March 31,	December 31,
	2011	2010

Note payable on a company vehicle dated October 2006, due in monthly installments of $4,186, including interest of 10.24%, maturing September 2011, collateralized by vehicle costing $197,502	$20,505	$32,238
Note payable on company vehicles dated December 2009, due in monthly installments of $6,762 including interest of 9.55%, maturing October 2011, collateralized by vehicles costing $326,680	46,012	64,752
Note payable on a company vehicle dated June 2007, due in monthly installments of $3,699 including interest of 8.46%, maturing April 2012, collateralized by vehicle costing $184,131	42,490	52,477
Note payable on company vehicles dated March 2008, due in monthly installments of $4,070 including interest of 8.50%, maturing December 2013, collateralized by vehicles costing $203,764	79,233	89,541
Note payable on company vehicles dated September 2008, due in monthly installments of $4,030 including interest of 5.18%, maturing September 2013, collateralized by vehicles costing $212,629	113,218	123,706
Note payable on a company vehicle dated April 2009, due in monthly installments of $4,979, including interest of 9.73%, maturing February 2014, collateralized by vehicle costing $240,506	155,490	166,379
Note payable on a company vehicle dated July 2009, due in monthly installments of $3,146, including interest of 10.34%, maturing May 2014, collateralized by vehicle costing $225,580	99,708	106,396
Note payable on a company vehicle dated February 2011, due in monthly installments of $4,763, including imputed interest of 9.73%, maturing February 2016, collateralized by vehicle costing $150,000	222,646	—
Note payable to a former shareholder dated October 2002, due in monthly installments of $2,125 including interest of 5.00%, maturing October 2012, unsecured	36,802	42,643
Note payable for insurance financing agreement dated July 2010, due in monthly installments of $10,868, including interest of 7.35%, maturing April 2011, unsecured	10,996	42,812

	827,100	720,944
Current portion	(353,538)	(370,808)

Long-term portion	$473,562	$350,136

CENTRAL CARTING DISPOSAL, INC. AND
CCI HAULING, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

As of March 31, 2011, principal payments due on long-term debt are as follows:

Twelve months ending March 31,

2012	$353,538
2013	209,627
2014	160,273
2015	53,732
2016	49,930
Thereafter	—

$827,100

The Company was making monthly payments of $2,125 to a former shareholder of the Company. This note is payable as a result of the purchase of Company stock from this shareholder in 2002. The balance on this note was paid off subsequent to March 31, 2011.

NOTE 6 —	RELATED PARTY TRANSACTIONS

The Company leases its headquarters from the stockholder on a month-to-month basis. During the three months ended March 31, 2011 and 2010, the Company paid this related party $13,257 and $13,257, respectively, as rent for the use of this facility.

NOTE 7 —	SUPPLEMENTAL FINANCIAL INFORMATION

Supplemental Disclosure of Cash Flow Information

Supplemental cash flow information with respect to the three months ended March 31, 2011 and 2010 is as follows:

Cash paid for:
Interest	$17,002	$24,425

Advertising

The company expenses advertising costs as incurred. Advertising expenses for the three months ended March 31, 2011 and 2010 are approximately $1,300 and $3,900, respectively.

Environmental Liability

The Company is subject to liability for any environmental damage, including personal injury and property damage arising from off-site environmental contamination caused by pollutants or hazardous substances if the Company arranges to transport, treat or dispose of those materials. Any substantial liability incurred by the Company arising from environmental damage could have a material adverse effect on the Company’s business, financial condition and results of operations. The Company is not presently aware of any situations that it expects would have a material adverse impact on its results of operations or financial condition.

CENTRAL CARTING DISPOSAL, INC. AND
CCI HAULING, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

NOTE 8 —	SUBSEQUENT EVENTS

The Company evaluated all events and transactions through July 8, 2011, the date these financial statements were issued. During this period, there were no material recognizable or non-recognizable subsequent events except for the following:

On June 6, 2011, the Company entered into an agreement under which it sold certain assets and liabilities of the Company to Choice Environmental Services, Inc., a wholly-owned subsidiary of Swisher Hygiene, Inc. Assets sold included substantially all supplies, accounts receivable, property and equipment, rights under contracts, customer lists, and other intangible assets.

Board of Directors
Central Carting Disposal, Inc. and
CCI Hauling, Inc.
Dade City, FL

INDEPENDENT AUDITORS’ REPORT

We have audited the accompanying combined balance sheet of Central Carting Disposal, Inc. and CCI Hauling, Inc. as of December 31, 2010, and the related combined statement of operations, stockholder’s equity and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Central Carting Disposal, Inc. and CCI Hauling, Inc. as of December 31, 2010, and the results of their operations and cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Charlotte, North Carolina
June 27, 2011

CENTRAL CARTING DISPOSAL, INC. AND
CCI HAULING, INC.

COMBINED BALANCE SHEET
DECEMBER 31, 2010

ASSETS
Current assets
Cash and cash equivalents	$730,649
Accounts receivable, net of allowance — Note 2	250,730
Prepaid expenses and other current assets	58,424

Total current assets	$1,039,803

Property and equipment, net — Note 3	1,880,020

Other assets
Intangible assets — Note 4	111,595

$3,031,418

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities
Accounts payable	$145,431
Deferred revenue — Note 2	350,487
Long-term debt, current portion — Note 5	370,808

Total current liabilities	$866,726

Long-term debt, less current portion — Note 5	350,136

Commitments and contingencies	—

Stockholder’s equity
Common stock of Central Carting Disposal, Inc., $1 par value, authorized 10,000 shares, 10,000 shares issued and outstanding at December 31, 2010	10,000
Common stock of CCI Hauling, Inc., $.10 par value, authorized 1,000 shares, 1,000 shares issued and outstanding at December 31, 2010	100
Additional paid-in capital	191,200
Retained earnings	1,613,256

1,814,556

$3,031,418

See Notes to Combined Financial Statements

CENTRAL CARTING DISPOSAL, INC. AND
CCI HAULING, INC.

COMBINED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2010

Revenue
Services	$6,150,479

Costs and Expenses
Cost of sales	$1,433,762
Selling, general and administrative	2,450,480
Depreciation and amortization	523,440

Total costs and expenses	4,407,682

Income from Operations	1,742,797

Other Income (Expense)
Interest expense	(81,256)

Total other income (expense)	(81,256)

Net Income	$1,661,541

See Notes to Combined Financial Statements

CENTRAL CARTING DISPOSAL, INC. AND
CCI HAULING, INC.

COMBINED STATEMENT OF STOCKHOLDER’S EQUITY
YEAR ENDED DECEMBER 31, 2010

			Additional
	Common Stock		Paid-in	Retained
	Shares	Amount	Capital	Earnings	Total

Balance as of December 31, 2009	11,000	$10,100	$191,200	$1,405,829	$1,607,129
Distributions				(1,454,114)	(1,454,114)
Net income				1,661,541	1,661,541

Balance as of December 31, 2010	11,000	$10,100	$191,200	$1,613,256	$1,814,556

See Notes to Combined Financial Statements

CENTRAL CARTING DISPOSAL, INC. AND
CCI HAULING, INC.

COMBINED STATEMENT OF CASH FLOWS
YEAR ENDED DECEMBER 31, 2010

Cash provided by operating activities
Net income	$1,661,541
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	523,490
Provision for doubtful accounts	80,000
Changes in working capital components:
Accounts receivable	(79,822)
Prepaid expenses and other assets	5,264
Accounts payable and accrued expenses	328,239

Cash provided by operating activities	$2,518,712
Cash used in investing activities
Purchases of property and equipment	(363,540)

Cash used in investing activities	(363,540)
Cash used in financing activities
Distributions to stockholders	(1,454,114)
Proceeds from long-term debt	94,879
Payments on long-term debt	(427,094)

Cash used in financing activities	(1,786,329)

Net change in cash and cash equivalents	368,843
Cash and cash equivalents at beginning of year	361,806

Cash and cash equivalents at end of year	$730,649

See Notes to Combined Financial Statements

CENTRAL CARTING DISPOSAL, INC. AND
CCI HAULING, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 1 —	BUSINESS DESCRIPTION

Nature of Business

Central Carting Disposal, Inc. (CCD), founded in 1996 and headquartered in Dade City, Florida, provides refuse collection and disposal services to its commercial and residential customers located in the Florida counties of Pasco, Citrus, Sumter, Hillsborough and Hernando.

CCI Hauling, Inc. (CCI), founded in 2002 and headquartered in Dade City, Florida, provides roll-off refuse collection and disposal services to commercial customers located in the Florida counties of Pasco, Citrus, Sumter, Hillsborough and Hernando.

Principles of Combination and Consolidation

CCD and CCI (collectively the “Company”) have common ownership and management. The financial statements of these two companies have been combined in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 810 “Consolidation”. All inter-company transactions are eliminated in these combined financial statements.

NOTE 2 —	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates and such differences could affect the results of operations reported in future periods.

Cash and Cash Equivalents

The Company considers all cash accounts and all highly liquid short-term investments purchased with an original maturity of three months or less to be cash or cash equivalents. As of December 31, 2010, the Company did not have any investments with maturities greater than three months.

Accounts Receivable

Accounts receivable consist of amounts due from customers for services. Accounts receivable are reported net of an allowance for doubtful accounts. The allowance is management’s best estimate of uncollectible amounts and is based on a number of factors, including overall credit quality, age of outstanding balances, historical write-off experience and specific account analysis that projects the ultimate collectability of the outstanding balances. As of December 31, 2010, the allowance was $80,000.

Property and Equipment

Property and equipment is stated at cost, less accumulated depreciation and amortization. Depreciation and amortization is provided using the straight-line method over the estimated useful lives of individual assets or classes of assets as follows:

Office Equipment and Furniture	5 - 7 years
Containers	10 years
Leasehold Improvements	10 years
Vehicles	5 - 7 years

CENTRAL CARTING DISPOSAL, INC. AND
CCI HAULING, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

When an asset is sold or otherwise disposed, the related cost and accumulated depreciation or amortization are removed from the respective accounts and the gain or loss is recognized. Maintenance and repairs are charged to expense when incurred.

Intangible Assets

The Company accounts for intangible assets under FASB ASC Topic 350, “Intangibles-Goodwill and Other” under which intangible assets are recorded at cost. Those assets with a determinable estimated useful life are amortized on a straight-line basis over their estimated lives. Intangible assets with an indefinite life are not subject to amortization. These assets are evaluated at least annually for impairment in accordance with FASB ASC 350-30-35-1, “Subsequent Measurement”.

Long-lived Assets

In accordance with FASB ASC 360-10-35 “Impairment of Disposal of Long-lived Assets”, losses related to the impairment of long-lived assets are recognized when the carrying amount is not recoverable and exceeds its fair value. When facts and circumstances indicate that the carrying values of long-lived assets may be impaired, management of the Company evaluates recoverability by comparing the carrying value of the assets to projected future cash flows, in addition to other qualitative and quantitative analyses.

Revenue Recognition

Revenue is recognized when the collection and disposal services are performed. Deferred revenue consists of amounts collected from customers as of December 31, 2010 for services to be performed in the future.

Income Taxes

Effective January 1, 1997, CCD’s stockholders and on October 23, 2002, CCI’s stockholders elected that the corporations be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under this provision, the stockholders are taxed on their proportionate share of the Company’s taxable income. As a Subchapter S corporation, the Company bears no liability or expense for income taxes.

FASB ASC 740-10, “Income Taxes”, clarifies the accounting for income taxes, by prescribing a minimum recognition threshold a tax position is required to meet before being recognized in the balance sheet. It also provides guidance on derecognition, measurement and classification of amounts related to uncertain tax positions, accounting for and disclosure of interest and penalties, accounting in interim period disclosures and transition relating to the adoption of new accounting standards. Under FASB ASC 740-10, the recognition for uncertain tax positions should be based on a more likely than not threshold that the tax position will be sustained upon audit. The tax position is measured as the largest amount of benefit that has a greater than fifty percent probability of being realized upon settlement. Management has determined that adoption of this topic has had no effect on the Company’s balance sheet.

Fair Value of Financial Instruments

At December 31, 2010, the Company did not have any outstanding financial derivative instruments. The carrying amounts of cash and the current portion of accounts receivable approximate fair value due to the short maturity of these instruments. The non-current notes receivable are presented at fair value due to rates generally being at current market rates. The fair value of the Company’s long-term debt, estimated based on the current borrowing rates available to the Company for bank loans with similar terms and maturities, approximates the carrying value of these liabilities.

CENTRAL CARTING DISPOSAL, INC. AND
CCI HAULING, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Segment Information

FASB ASC 280, “Segment Reporting,” establishes standards for reporting information regarding operating segments in annual financial statements. Operating segments are identified as components of an enterprise for which separate discrete financial information is available for evaluation by the chief operating decision-maker, or decision-making group in making decisions on how to allocate resources and assess performance.

The Company manages, allocates resources and reports in one business segment. The Company’s chief operating decision-maker, as defined under FASB ASC 280, is the Company’s chief executive officer. Based on the information reviewed by its chief executive officer, the Company operates in one business segment.

NOTE 3 —	PROPERTY AND EQUIPMENT

Property and equipment as of December 31, 2010 consist of the following:

Office equipment and furniture	$58,121
Containers	1,043,898
Leasehold improvements	88,290
Vehicles	3,427,134

4,617,443
Less: accumulated depreciation	(2,737,423)

$1,880,020

Depreciation expense for the year ended December 31, 2010 is $490,340.

NOTE 4 —	INTANGIBLE ASSETS

Intangible assets as of December 31, 2010 consist of the following:

Customer lists	$98,050
Non-compete agreements	67,450

165,500
Less: accumulated amortization	(53,905)

$111,595

Amortization expense for the year ended December 31, 2010 is $33,100.

At December 31, 2010, projected aggregate annual amortization expense is as follows:

2011	$33,100
2012	33,100
2013	30,350
2014	15,045
Thereafter	—

$111,595

CENTRAL CARTING DISPOSAL, INC. AND
CCI HAULING, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

NOTE 5 —	LONG-TERM DEBT

Long-term debt as of December 31, 2010 consists of the following:

Note payable on a company vehicle dated October 2006, due in monthly installments of $4,186, including interest of 10.24%, maturing September 2011, collateralized by vehicle costing $197,502	$32,238
Note payable on company vehicles dated December 2009, due in monthly installments of $6,762 including interest of 9.55%, maturing October 2011, collateralized by vehicles costing $326,680	64,752
Note payable on a company vehicle dated June 2007, due in monthly installments of $3,699 including interest of 8.46%, maturing April 2012, collateralized by vehicle costing $184,131	52,477
Note payable on company vehicles dated March 2008, due in monthly installments of $4,070 including interest of 8.50%, maturing December 2013, collateralized by vehicles costing $203,764	89,541
Note payable on company vehicles dated September 2008, due in monthly installments of $4,030 including interest of 5.18%, maturing September 2013, collateralized by vehicles costing $212,629	123,706
Note payable on a company vehicle dated April 2009, due in monthly installments of $4,979, including interest of 9.73%, maturing February 2014, collateralized by vehicle costing $240,506	166,379
Note payable on a company vehicle dated July 2009, due in monthly installments of $3,146, including interest of 10.34%, maturing May 2014, collateralized by vehicle costing $150,000	106,396
Note payable to a former shareholder dated October 2002, due in monthly installments of $2,125 including interest of 5.00%, maturing October 2012, unsecured	42,643
Note payable for insurance financing agreement dated July 2010, due in monthly installments of $10,868, including interest of 7.35%, maturing April 2011, unsecured	42,812

720,944
Current portion	(370,808)

Long-term portion	$350,136

As of December 31, 2010, principal payments due on long-term debt are as follows:

2011	$370,808
2012	199,295
2013	125,664
2014	25,177
Thereafter	—

$720,944

The Company was making monthly payments of $2,125 to a former shareholder of the Company. This note is payable as a result of the purchase of Company stock from this shareholder in 2002. The balance on this note was paid off subsequent to year end.

CENTRAL CARTING DISPOSAL, INC. AND
CCI HAULING, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

NOTE 6 —	RELATED PARTY TRANSACTIONS

The Company leases its headquarters from the stockholder on a month-to-month basis. During the year ended December 31, 2010, the Company paid this related party $53,028 as rent for the use of this facility.

NOTE 7 —	SUPPLEMENTAL FINANCIAL INFORMATION

Supplemental Disclosure of Cash Flow Information

Supplemental cash flow information with respect to the year ended December 31, 2010 is as follows:

Cash paid for:
Interest	$81,256

Advertising

The company expenses advertising costs as incurred. Advertising expenses for the year ended December 31, 2010 was approximately $11,800.

Environmental Liability

The Company is subject to liability for any environmental damage, including personal injury and property damage arising from off-site environmental contamination caused by pollutants or hazardous substances if the Company arranges to transport, treat or dispose of those materials. Any substantial liability incurred by the Company arising from environmental damage could have a material adverse effect on the Company’s business, financial condition and results of operations. The Company is not presently aware of any situations that it expects would have a material adverse impact on its results of operations or financial condition.

NOTE 8 —	SUBSEQUENT EVENTS

The Company evaluated all events and transactions through June 27, 2011, the date these financial statements were issued. During this period, there were no material recognizable or non-recognizable subsequent events except for the following:

On June 6, 2011, the Company entered into an agreement under which it sold certain assets and liabilities of the Company to Choice Environmental Services, Inc., a wholly-owned subsidiary of Swisher Hygiene, Inc. Assets sold included substantially all supplies, accounts receivable, property and equipment, rights under contracts, customer lists, and other intangible assets.

SWISHER HYGIENE INC. AND SUBSIDIARIES
INDEX TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF DECEMBER 31, 2010	PF-4
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2010	PF-5
NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS	PF-6

SWISHER HYGIENE INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On February 13, 2011, Swisher Hygiene Inc. (“Swisher” or the “Company”) entered into an agreement and plan of merger (the “Agreement”) by and among Swisher, Swsh Merger Sub, Inc., Choice Environmental Services, Inc., a Florida corporation (“Choice”), and other parties set forth in the Agreement. The Agreement provided for the acquisition of Choice by Swisher by way of merger. On March 1, 2011, the parties completed the transaction and Choice became a wholly-owned subsidiary of Swisher.

In connection with this transaction, Swisher issued 8,281,923 shares of its common stock to the former shareholders of Choice and assumed approximately $40.9 million in debt, and paid down $39.2 million of this debt with proceeds from the February 11, 2011 Subscription Receipts Offering (the “Offering”).

Under the terms of the Offering, on February 11, 2011 Swisher issued 12,262,500 subscription receipts at a price of $4.80 per subscription receipt, for aggregate gross proceeds of $58,859,594. Each subscription receipt entitled the holder to acquire one share of the common stock of Swisher, without payment of any additional consideration, upon completion of the Company’s acquisition of Choice. On March 1, 2011 and after the completion of the merger, the Company issued 12,262,500 shares of its common stock in exchange for the outstanding subscription receipts.

The following unaudited pro forma condensed combined financial statements are based on the historical consolidated financial statements of Swisher and Choice after giving effect to (i) the Company’s acquisition of Choice on March 1, 2011 as well as (ii) the issuance of common stock under the terms of the Offering and the assumptions, reclassifications, and adjustments described in the notes to unaudited pro forma condensed combined financial statements.

These unaudited pro forma condensed combined financial statements have been compiled from and include:

(a) An unaudited pro forma condensed combined balance sheet combining the audited consolidated balance sheet of Swisher and the unaudited consolidated balance sheet of Choice as of December 31, 2010, included in the supplemental schedules in the unaudited consolidated financial statements of Choice in Exhibit 99.2, giving effect to the Choice acquisition as if it occurred on December 31, 2010.

(b) An unaudited pro forma condensed combined statement of operations combining the audited consolidated statement of operations of Swisher for the year ended December 31, 2010 with the audited statement of operations of Choice for the year ended September 30, 2010 (which is the fiscal year end of Choice), included in the supplemental schedules in the audited consolidated financial statements of Choice in Exhibit 99.1, giving effect to the Choice acquisition as if it had occurred on January 1, 2010. We believe any difference resulting from the differing period end dates is immaterial to the pro forma condensed combined financial statements.

The historical consolidated financial statements of Choice included in Exhibit 99.1 and Exhibit 99.2, include Choice Realty Holdings, LLC (“Choice Realty”), a related party through common ownership, which is required to be consolidated since Choice supports Choice Realty, who does not have sufficient financial resources to support its own activities. The Company did not purchase the assets of Choice Realty in the acquisition of Choice; and, therefore, we have not included Choice Realty in the historical amounts of Choice for the following unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial statements are based on preliminary valuations of assets and liabilities acquired and consideration paid in the acquisition of Choice. These preliminary amounts could change as additional information becomes available. These changes could result in material variances between the Company’s future financial results and the amounts presented in these unaudited pro forma condensed combined financial statements, including fair values recorded, as well as expenses and cash flows associated with these items.

The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and is not necessarily indicative of the operating results that would have occurred if the Company had operated Choice, or if the acquisition had occurred as of the date or during the period presented, nor is it necessarily indicative of future operating results or financial position. The unaudited pro forma condensed combined financial statements do not reflect any operating efficiencies and/or cost savings that the Company may achieve with respect to the combined companies.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical audited consolidated financial statements and notes to consolidated financial statements of the Company, the historical audited consolidated financial statements and notes to consolidated financial statements of Choice, and the historical unaudited consolidated financial statements and notes to consolidated financial statements of Choice, which financial statements are included in this report.

SWISHER HYGIENE INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
DECEMBER 31, 2010
(expressed in thousands)

	Historical
	Swisher	Choice					Condensed
	Hygiene	Environmental	Pro Forma		Pro Forma		Combined
	Inc.	Services, Inc.	Adjustments	Notes	Adjustments	Notes	Pro Forma

ASSETS
Current assets
Cash, cash equivalents, and restricted cash	$44,125	$424	$58,860	a	$(47,832)	b	$55,577
Accounts receivable, net	7,068	6,141	—		—		13,209
Inventory	2,968	248	—		—		3,216
Deferred income taxes and other assets	895	1,108	—		(181)	c	1,822

Total current assets	55,056	7,921	58,860		(48,013)		73,824

Property and equipment, net	11,324	25,787	—		3,956	d	41,067

Other assets			—
Goodwill	29,660	13,958	—		35,902	e	79,520
Other intangible assets, net	7,669	3,251	—		27,469	e	38,389
Other noncurrent assets	2,525	2,217	—		(1,491)	f	3,251

Total other assets	39,854	19,426	—		61,880		121,160

	$106,234	$53,134	$58,860		$17,823		$236,051

LIABILITIES AND EQUITY
Current liabilities
Accounts payable, accrued expenses and other current liabilities	$9,335	$4,955	$—		$—		$14,290
Short term obligations	15,379	9,682	—		(8,660)	b, f	16,401

Total current liabilities	24,714	14,637	—		(8,660)		30,691

Long term obligations	31,029	32,398	—		(27,804)	b, f	35,623
Deferred income tax liabilities	1,700	1,066	—		10,539	c	13,305
Other long term liabilities	2,763	—	—		—		2,763

Total noncurrent liabilities	35,492	33,464	—		(17,265)		51,691

Commitments and contingencies	—	—	—		—		—
Equity	46,028	5,033	58,860	a	43,748	h	153,669

	$106,234	$53,134	$58,860		$17,823		$236,051

See notes to unaudited pro forma condensed combined financial statements

SWISHER HYGIENE INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2010
(expressed in thousands, except share and per share data)

	Historical Year Ended
	December 31,	September 30,
	2010	2010
	Swisher	Choice
	Hygiene	Environmental	Pro Forma		Pro Forma
	Inc.	Services, Inc.	Adjustments	Notes	Combined

Revenue
Product	$37,690	$4,998	$—		$42,688
Services	17,737	39,896	—		57,633
Franchise and other	8,225	—	—		8,225

Total revenue	63,652	44,894	—		108,546
Costs and Expenses
Cost of sales	23,597	14,576	—		38,173
Route expenses	13,931	14,429	—		28,360
Selling, general and administrative	31,258	8,112	(534)	d	38,836
Merger expenses	5,122	—	—		5,122
Depreciation and amortization	4,857	3,671	4,634	h	13,162

Total costs and expenses	78,765	40,788	4,100		123,653

(Loss) Income from Operations	(15,113)	4,106	(4,100)		(15,107)

Other Income (Expense), net	(757)	(3,164)	1,466	i	(2,455)

Net (Loss) Income Before Income Tax	(15,870)	942	(2,634)		(17,562)
Income Tax Expense (Benefit)	1,700	577	(577)	c	1,700

Net (Loss) Income	$(17,570)	$365	$(2,057)		$(19,262)

Loss per Share Basic and diluted	$(0.26)				$(0.22)

Weighted-Average Common Shares Used in the Computation of Loss per Share
Basic and diluted	66,956,371				87,500,794

See notes to unaudited pro forma condensed combined financial statements

SWISHER HYGIENE INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL STATEMENTS
(expressed in thousands, except share and per share amounts)

1.	Basis of Pro Forma Presentation

The following unaudited pro forma condensed combined financial statements are based on the historical consolidated financial statements of Swisher and Choice after giving effect to (i) the Company’s acquisition of Choice on March 1, 2011 as well as (ii) the issuance of common stock under the terms of the Offering and the assumptions, reclassifications, and adjustments described in the notes to unaudited pro forma condensed combined financial statements.

These unaudited pro forma condensed combined financial statements have been compiled from and include:

(a) An unaudited pro forma condensed combined balance sheet combining the audited consolidated balance sheet of Swisher and the unaudited consolidated balance sheet of Choice as of December 31, 2010, included in the supplemental schedules in the unaudited consolidated financial statements of Choice in Exhibit 99.2, giving effect to the Choice acquisition as if it occurred on December 31, 2010.

(b) An unaudited pro forma condensed combined statement of operations combining the audited consolidated statement of operations of Swisher for the year ended December 31, 2010 with the audited statement of operations of Choice for the year ended September 30, 2010 (which is the fiscal year end of Choice), included in the supplemental schedules in the audited consolidated financial statements of Choice in Exhibit 99.1, giving effect to the Choice acquisition as if it had occurred on January 1, 2010. We believe any difference resulting from the differing period end dates is immaterial to the pro forma condensed combined financial statements.

The historical consolidated financial statements of Choice include Choice Realty Holdings, LLC (Choice Realty), a related party through common ownership, which is required to be consolidated since Choice supports Choice Realty, who does not have sufficient financial resources to support its own activities. The Company did not purchase the assets of Choice Realty in the acquisition of Choice; and, therefore, we have not included Choice Realty in the historical amounts of Choice for the following unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial statements are based on preliminary valuations of assets and liabilities acquired and consideration paid in the acquisition of Choice. These preliminary amounts could change as additional information becomes available. These changes could result in material variances between the Company’s future financial results and the amounts presented in these unaudited pro forma condensed combined financial statements, including fair values recorded, as well as expenses and cash flows associated with these items.

The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and is not necessarily indicative of the operating results that would have occurred if the Company had operated Choice, or if the acquisition had occurred as of the date or during the period presented, nor is it necessarily indicative of future operating results or financial position. The unaudited pro forma condensed combined financial statements do not reflect any operating efficiencies and/or cost savings that the Company may achieve with respect to the combined companies.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical audited consolidated financial statements and notes to consolidated financial statements of the Company contained in its 2010 Annual Report on Form 10-K for the year ended December 31, 2010, filed with Securities and Exchange Commission on March 31, 2011; the historical audited consolidated financial statements and notes to consolidated financial statements of Choice, which are included as Exhibit 99.1 to this Current Report on Form 8-K/A; and the historical unaudited consolidated financial statements and notes to

SWISHER HYGIENE INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL STATEMENTS — (Continued)
(expressed in thousands, except share and per share amounts)

consolidated financial statements of Choice, which are included as Exhibit 99.2 to this Current Report on Form 8-K/A.

2.	Preliminary Estimated Purchase Price Allocation

The following table represents the preliminary estimated purchase price allocation as of March 1, 2011 (in thousands):

Consideration:
Issuance of shares at stock price of $5.89	$48,781
Debt assumed	42,798
Cash paid	5,700

Total purchase price	$97,279

The debt assumed includes a prepayment penalty of $1,854 as a result of the Company paying down $39,216 of the assumed debt as part of the acquisition of Choice as of March 1, 2011.

The preliminary allocation of the purchase price is based on the best information available to management at the time that these unaudited pro forma condensed combined financial statements were filed. This allocation is provisional, as the Company is required to recognize additional assets or liabilities if new information is obtained about facts and circumstances that existed as of March 1, 2011 that, if known, would have resulted in the recognition of those assets or liabilities as of that date. The Company may adjust the preliminary purchase price allocation after obtaining addition information regarding asset valuation, liabilities assumed and revisions of previous estimates. The following table summarizes the preliminary allocation of the purchase price based on the estimated fair value of the acquired assets and assumed liabilities of Choice as of March 1, 2011 as follows (in thousands):

Net tangible assets acquired:
Cash and cash equivalents	$341
Receivables, net	6,096
Inventory	151
Property and equipment	29,743
Franchise agreements	27,840
Non compete agreements	2,880
Other assets	1,536
Accounts payable and expenses	(6,221)
Capital leases	(3,995)
Deferred income tax liabilities	(11,605)

46,766
Goodwill	50,513

Total purchase price	97,279
Less: Debt assumed	40,944
Less: Issuance of shares	48,781

Cash paid (including prepayment penalty)	$7,554

SWISHER HYGIENE INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL STATEMENTS — (Continued)
(expressed in thousands, except share and per share amounts)

Employment agreements were entered into with four individuals as part of the acquisition of Choice. These employment agreements provided a salary, bonus, stock option and restricted stock awards, and included a covenant to not compete for a 2.5 year period. The bonus available is equal to 50% of the employee’s salary and is contingent on the performance of Choice for the calendar year 2010. The salary, stock awards, and bonus will all be recorded as compensation over the periods in which it is earned and we have not made any adjustments for these items in the unaudited pro forma condensed combined financial statements.

3.	Pro forma adjustments (a, b, c, d, e, f, g, h, and i as referenced in the unaudited pro forma condensed combined financial statements)

The adjustments included in the unaudited pro forma condensed combined financial statements are those that are considered to be directly attributable to the acquisition of Choice and the issuance of common stock under the terms of the Offering and that provide information as to how the condensed combined historical financial statements may have been affected had those events occurred as of December 31, 2010, and at the beginning of the year ended December 31, 2010, respectively. These adjustments are as follows:

(a)	Proceeds from the Offering and issuance of Swisher common stock (in thousands, except per share data)

In connection with the announced acquisition of Choice, on February 11, 2011, we issued 12,262,500 subscription receipts at a price of $4.80 for aggregate gross proceeds of $58,860. Each subscription receipt entitled the holder to acquire one share of the Company’s common stock upon completion of the Company’s acquisition of Choice. After completion of the acquisition of Choice on March 1, 2011, the Company issued 12,262,500 shares of its common stock in exchange for the outstanding subscription receipts. The adjustment does not include a reduction in the actual cash received by the Company for fees of approximately $3,178.

(b)	Cash (in thousands)

In connection with the consummation of the acquisition of Choice, on March 1, 2011 we paid $5,700 of cash to certain shareholders of Choice who received warrants to purchase 918,076 additional shares of the Company’s common stock at an exercise price of $6.21. Additionally, the pro forma adjustments reflect the pay off of $40,278 of the Choice debt present at December 31, 2010 and an additional $1,854 prepayment penalty. See pro forma adjustment (f).

(c)	Deferred taxes

We made the following adjustments to deferred taxes as a result of the acquisition of Choice (in thousands):

Net
increase
(decrease)

Deferred tax assets	$(181)
Deferred tax liabilities	10,539

$10,358

Deferred taxes are primary due to temporary differences related to intangibles and property and equipment and have been calculated based on a statutory rate. In addition, we made an adjustment for $577 for income tax expense as the Choice 2010 taxable income would have been able to be offset against the combined companies net operating losses if Swisher had operated Choice during 2010.

SWISHER HYGIENE INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL STATEMENTS — (Continued)
(expressed in thousands, except share and per share amounts)

(d)	Property and equipment

Upon completion of the acquisition of Choice, the Company estimated the fair value of property and equipment acquired and property leased under capital leases. We made the following adjustments between the historical net value and the estimated fair value of the property and equipment, including capital leased property, acquired at December 31, 2010 as well as changes to depreciation expense for the year ended December 31, 2010 (in thousands):

	Historical	Estimated
	cost, net	fair value

Machinery and equipment	$6,368	$6,224
Vehicles	18,690	19,748
Capital leases	—	3,049
Leasehold improvements	659	659
Office equipment	70	70

	$25,787	$29,743

Increase in depreciation expense. See pro forma adjustment(h)		$384

See pro forma adjustment (f) for capital lease obligations related to the leased property that were executed in connection with the Choice acquisition with shareholders of Choice. We also made an adjustment of $534 for rent expense related to the capital leases.

(e)	Goodwill and other intangibles(in thousands)

Goodwill

We recorded a pro forma adjustment related to goodwill of $35,902 as a result of the purchase price allocation of the acquired assets and liabilities of Choice assuming the transaction occurred on December 31, 2010. This adjustment also includes the removal of the historical Choice goodwill as of December 31, 2010 of $13,958.

Other intangibles

We recorded a pro forma adjustment related to other intangibles of $27,469 to record the fair value of the following identifiable other intangible assets (in thousands):

	Estimated	Weighted	Amortization
	fair value	average life	expense

Franchise agreements	$27,840	7	$3,977
Non compete agreements	2,880	2.5	1,152

	$30,720	6.6	$5,129

The pro forma adjustment includes the removal of other intangibles of $3,251 on the historical Choice balance sheet at December 31, 2010.

We adjusted amortization expense to remove the $879 of amortization expense from the historical Choice statement of operations for the year ended September 30, 2010 and recorded the amount of $5,129 for amortization expense for the year ended December 31, 2010, related to the acquired intangibles as if the acquisition of Choice occurred on January 1, 2010. See pro forma adjustment (h).

SWISHER HYGIENE INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL STATEMENTS — (Continued)
(expressed in thousands, except share and per share amounts)

(f)	Debt, including capital leases(in thousands)

Pro forma adjustments include (i) the payoff of $40,278 of the assumed Choice debt present at December 31, 2010, (ii) the capital leases entered into in connection with the acquisition of Choice, (iii) the revaluation of the remaining assumed debt to fair value, and (iv) the removal of unamortized debt financing costs of $1,491 included in other noncurrent assets on the unaudited condensed balance sheet of Choice at December 31, 2010.

Debt paid down	$(40,278)
Capital leases entered into in connection with the acquisition of Choice	3,995
Fair value adjustment for the remaining Choice debt	(181)

Total pro forma adjustments to debt, including capital leases	$(36,464)

In connection with the payoff of $40,278 of the assumed Choice debt present at December 31, 2010, the Company would have paid a prepayment penalty of $1,854. Total cash paid in connection with the retirement of the debt is:

Debt paid down in the acquisition of Choice	$40,278
Prepayment penalty	1,854

$42,132

See pro forma adjustment (h) below for interest expense and amortization related to debt discounts and debt financing costs.

(g)	Capital adjustments

We recorded the following adjustments to the equity accounts (in thousands):

Equity
Shares issued in connection with the private placement	$58,860

Elimination of historical equity accounts of Choice	(5,033)
Shares issued in connection with the acquisition of Choice	48,781

$43,748

(h)	Depreciation and amortization

We recorded the following adjustments to depreciation and amortization (in thousands):

Adjustment for difference in amortization of acquired other intangibles acquired in the Choice acquisition ($5,129-$879). See pro forma adjustment(e)	$4,250
Adjustment for depreciation of property leased under capital leases. See pro forma adjustment(d)	313
Adjustment for difference in depreciation of fixed assets, other than capital leases, based on fair value. See pro forma adjustment(d)	71

$4,634

SWISHER HYGIENE INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL STATEMENTS — (Continued)
(expressed in thousands, except share and per share amounts)

(i)	Interest expense

We recorded the following adjustments to interest expense (in thousands):

Elimination of interest expense for debt paid down. See pro forma adjustment(f)	$(1,630)
Interest expense related to capital lease obligations. See pro forma adjustment(f)	230
Elimination of interest expense for amortization of debt discounts and debt financing costs related to debt paid down. See pro forma adjustment(f)	(66)

$(1,466)

4.	Pro forma Earnings Per Share

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based on the weighted average number of the Company’s common shares outstanding at December 31, 2010 as adjusted for the following:

Basic and Diluted
Weighted-average common shares outstanding, as reported	66,956,371
Shares issued in connection with the acquisition of Choice	8,281,923
Shares issued in connection with the private placement	12,262,500

Weighted-average common shares outstanding, pro forma	87,500,794

Part II

Information Not Required In Prospectus

Item 13.	Other Expenses of Issuance and Distribution

Amount

Securities and Exchange Commission Registration Fee	$5,373
Legal Fees and Expenses	25,000
Accounting Fees and Expenses	5,000
Miscellaneous Expenses	12,000

Total	$47,373

All amounts are estimates, other than the SEC’s registration fee.

We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling stockholders. The selling stockholders, however, will pay all underwriting discounts and selling commissions, if any.

Item 14.	Indemnification of Directors and Officers

We are a corporation organized under the laws of the State of Delaware. Section 102(b)(7) of the General Corporation Law of the State of Delaware permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (iv) for any transaction from which the director derived an improper personal benefit. Our certificate of incorporation provides that a director shall not be liable to us or our stockholders, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses (including attorneys’ fees) incurred in connection with an action or proceeding (other than an action or proceeding brought by or in the right of the corporation) to which such person is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful. Section 145 of the General Corporation Law of the State of Delaware further provides that, in the case of actions brought by or in the right of the corporation, such corporation has the power to indemnify such person only against expenses (including attorneys’ fees) incurred in connection with the defense or settlement of an action or proceeding to which such person is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner the person reasonably believes to be in or not opposed to the best interests of the corporation, and no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances. Section 145 further provides that, to the extent a present or former director of the corporation has been successful on the merits or otherwise in any such action, suit or proceeding, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. It also provides that the expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as provided by Section 145 of the General Corporation Law of the State of Delaware. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

Our bylaws provide that we will indemnify our current and former directors and officers and persons who, while serving as a director or officer of Swisher Hygiene, act or acted at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred, to the fullest extent permitted by the General Corporation Law of the State of Delaware. In addition, our bylaws provide that we will pay the expenses (including attorneys’ fees) incurred by any such person in defending any proceeding in advance of its final disposition, provided that such payment will be made only upon the receipt of an undertaking by such person to repay all amounts if it is ultimately determined that such person is not entitled to indemnification.

At present, there is no pending litigation or proceeding involving any of our directors or officers in which indemnification or advancement is sought. We are not aware of any threatened litigation that may result in claims for advancement or indemnification.

We have been advised that in the opinion of the SEC, insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and other persons pursuant to the foregoing provisions, or otherwise, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event a claim for indemnification against such liabilities (other than payment of expenses incurred or paid by a director or officer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or other person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15.	Recent Sales of Unregistered Securities

On November 1, 2010, Swisher Hygiene completed its Redomestication to Delaware from Canada, where it had been a publicly-traded corporation, listed on the TSX under the name CoolBrands International Inc. and trading under the symbol “COB.” On November 2, 2010, Swisher International completed the Merger with Swisher Hygiene. In the Merger, the former stockholders of Swisher International received 57,789,630 shares of Swisher Hygiene common stock, representing, on a fully diluted basis, a 48% ownership interest in Swisher Hygiene, in exchange for all of the issued and outstanding shares of Swisher International. The stockholders of CoolBrands retained 52% of the company. As a result of the Merger, Swisher International is a wholly-owned subsidiary of Swisher Hygiene, which continues to trade on the TSX under the symbol “SWI.”

On November 1, 2010, in connection with the Redomestication, Swisher Hygiene issued the following securities:

(a) 56,225,433 shares of Swisher Hygiene common stock to approximately 338 holders of CoolBrands common stock in exchange for 56,225,433 shares of CoolBrands common stock;

(b) options to purchase up to 880,000 shares of Swisher Hygiene common stock to six persons, in exchange for options to purchase 880,000 shares of CoolBrands common stock; and

(c) warrants to purchase 5,500,000 shares of common stock of Swisher Hygiene to one person, in exchange for warrants to purchase 5,500,000 shares of common stock of CoolBrands.

On November 2, 2010, in connection with the Merger, Swisher Hygiene also issued the following securities:

(d) 57,789,630 shares of Swisher Hygiene common stock to 11 former stockholders of Swisher International in exchange for 1,212,890 shares of Swisher International common stock; and

In connection with acquisitions and private placements, Swisher Hygiene also issued the following securities:

(e) On November 8, 2010, in connection with the acquisition of certain assets of Gateway ProClean, Inc., Swisher Hygiene issued a promissory note to Gateway ProClean, Inc., which note is convertible for up to 1,312,864 shares of our common stock;

(f) On December 7, 2010, in connection with the acquisition certain assets of Lasfam Investments Inc., Swisher Hygiene issued a promissory note to Lasfam Investments Inc., which note is convertible for up to 1,027,122 shares of our common stock;

(g) On December 31, 2010, in connection with our entry into a distribution agreement with Cheney Bros. and related acquisition of certain assets of Cheney Bros. warewashing and laundry business, Swisher Hygiene issued two promissory notes to Cheney Bros., which notes are convertible for up to 291,928 shares of our common stock;

(h) On January 10, 2011, in connection with the acquisition of certain assets of En-Viro Solutions, Inc., Swisher Hygiene issued a promissory note to En-Viro Solutions, Inc., which note is convertible for up to 374,263 shares of common stock;

(i) On January 12, 2011, in connection with the acquisition of certain assets of ASC Hygiene, Inc., Swisher Hygiene issued a promissory note to ASC Hygiene, Inc., which note is convertible for up to 553,304 shares of common stock;

(j) On January 24, 2011, in connection with the acquisition of the outstanding equity interest in Express Restaurant Equipment Service, Inc., Swisher Hygiene issued a promissory note to Robert and Tamara Boyd, which note is convertible for up to 412,444 shares of common stock;

(k) On February 8, 2011, in connection with the acquisition of the outstanding shares of IPABE, Inc., Swisher Hygiene issued a promissory note to Gerardo Jimenez, which note is convertible for up to 107,143 shares of our common stock;

(l) On March 1, 2011, Swisher Hygiene issued 12,262,500 shares of our common stock in exchange for 12,262,500 subscription receipts;

(m) On March 1, 2011, in connection with the acquisition of Choice, Swisher Hygiene issued 8,281,924 shares of our common stock to the former shareholders of Choice and two of Choice’s officers received warrants to purchase an additional 688,557 shares and an additional 229,519 shares of common stock, respectively, at an exercise price of $6.21 (the “Warrants”). The Warrants expired unexercised on March 31, 2011;

(n) On March 7, 2011, in connection with the acquisition of certain assets of ADCO Services, Inc., Swisher Hygiene issued 25,594 shares of our common stock to ADCO Services, Inc.;

(o) On March 8, 2011, in connection with the acquisition of the healthcare and hospitality division of Solvents and Petroleum Service, Inc., Swisher Hygiene issued 67,712 shares of our common stock to Solvents and Petroleum Service, Inc.;

(p) On March 9, 2011, in connection with the acquisition of certain assets of Logico Associates, Inc., Swisher Hygiene issued 149,502 shares of our common stock to Logico Associates, Inc.;

(q) On March 14, 2011, in connection with the acquisition of certain assets of Nebraska Hygiene, Inc., Swisher Hygiene issued 38,136 shares of our common stock to Nebraska Hygiene, Inc.;

(r) On March 28, 2011, in connection with the acquisition of certain assets of Goldman Management Associates, Swisher Hygiene issued a promissory note to Goldman Management Associates, which note is convertible for up to 900,000 shares of our common stock;

(s) On March 28, 2011, in connection with the acquisition of certain assets of En-Viro Solutions HI, Inc., Swisher Hygiene issued 17,138 shares of our common stock;

(t) On March 22, 2011, Swisher Hygiene entered into a series of arm’s length securities purchase agreements to sell 12,000,000 shares of our common stock at a price of $5.00 per share, for aggregate proceeds of $60,000,000 to certain funds of a global financial institution. On March 23, 2011, Swisher Hygiene closed the private placement and issued 12,000,000 shares of Swisher Hygiene’s common stock;

(u) On April 11, 2011, in connection with the acquisition of Lawson Sanitation LLC, Swisher Hygiene issued 909,090 shares of our common stock to John Lawson, Jr.;

(v) On March 30, 2011, in connection with the satisfaction of additional consideration involved in the acquisition of certain assets of Total Cost Systems, Inc., Swisher Hygiene issued 218,760 shares of our common stock to Total Cost Systems, Inc.;

(w) On March 30, 2011 in connection with the acquisition of certain assets of Chicagoland Hygiene, Inc., Swisher Hygiene issued 23,552 shares of our common stock to Chicagoland Hygiene, Inc. and 60,425 shares of common stock to Robert F. Riley;

(x) On March 30, 2011, in connection with the acquisition of A-1 Solutions, LLC, Swisher Hygiene issued 27,304 shares of our common stock to Peter Tooley;

(y) On March 31, 2011, in connection with the acquisition of certain assets of Intercon Chemical Company, Swisher Hygiene issued 20,379 shares of our common stock to Intercon Chemical Company;

(z) On April 8, 2011, in connection with the acquisition of certain assets of Q Linen Service Inc., Swisher Hygiene issued 37,479 shares of our common stock to Q Linen Service Inc.;

(aa) On April 12, 2011, in connection with the acquisition of Hallmark Sales and Service, Inc., Swisher Hygiene issued 24,437 shares of our common stock to Harry F. Noyes, Jr.;

(bb) On April 11, 2011, in satisfaction of a promissory note issued in connection with the acquisition of certain assets of Budgetchem.com, Swisher Hygiene issued 50,027 shares of our common stock to Jay Felen;

(cc) On March 28, 2011, in connection with the acquisition of certain assets of J.F. Daley International Ltd., Swisher Hygiene issued 32,751 shares of our common stock to J.F. Daley International Ltd.;

(dd) On April 14, 2011, in connection with the acquisition of the minority equity interests of Service Tallahassee, LLC, Swisher Hygiene issued 25,000 shares of our common stock to Todd Bierling;

(ee) On April 15, 2011, Swisher Hygiene entered into a series of arm’s length securities purchase agreements to sell 9,857,143 shares of our common stock at a price of $7.70 per share, for aggregate proceeds of $75.9 million to certain funds of a global financial institution. Swisher Hygiene completed this private placement on April 19, 2011; and

(ff) On July 22, 2011, in connection with the acquisition of certain assets of GLC Linen, LLC, Swisher Hygiene issued a promissory note to Donald Gravette, which note is convertible for up to 201,925 shares of our common stock.

No underwriters were involved in any of the issuances of securities described in paragraphs (a) through (ff) above, all of which were exempt from the registration requirements of the Securities Act. The securities described in paragraphs (a) through (c) were issued in accordance with Section 3(a)(10) of the Securities Act following a hearing at which the Ontario Superior Court of Justice (Commercial List), upon notice duly provided to the security holders of CoolBrands and upon approval of the plan of arrangement by such security holders at a meeting held for that purpose, determined that the transactions described in the plan of arrangement were fair to the security holders of CoolBrands, including all of the persons to whom the securities were issued. Before the hearing, which was open to all CoolBrands security holders, the Ontario Superior Court of Justice (Commercial List) was informed that Swisher Hygiene intended to rely on the Court’s fairness determination to conduct the exchange transaction without registration under the Federal securities laws of the U.S. Except in the case of securities issued to affiliates of Swisher Hygiene or former affiliates of CoolBrands, the securities may be resold without restriction.

The issuance of the securities described in subparagraphs (d) through (ff) above were exempt from the registration requirements of the Securities Act afforded by Section 4(2) thereof and Regulation D promulgated thereunder, which exception Swisher Hygiene believes is available because the securities were not offered pursuant to a general solicitation and such issuances were otherwise made in compliance with the requirements of Regulation D and Rule 506. The securities issued in these transactions are restricted and may not be resold except pursuant to an effective registration statement filed under the Securities Act or pursuant to a valid exemption from the registration requirements of the Securities Act.

A total of 55,789,632 of the 57,789,630 shares of Swisher Hygiene common stock issued in the Merger to former stockholders of Swisher International, Inc. are subject to lock-up agreements whereby such shares cannot be sold or transferred for the period ending upon the earlier of (i) the public release of the company’s consolidated earnings for fiscal year 2011 or (ii) March 31, 2012.

Item 16.	Exhibits

Exhibit
Number	Description

2.1	Agreement and Plan of Merger, among CoolBrands International Inc., CoolBrands International (Nevada), Inc., Swisher International, Inc. and Steven R. Berrard, dated as of August 17, 2010.(1)
2.2	Plan of Arrangement, dated November 1, 2010.(1)
3.1	Certificate of Corporate Domestication of CoolBrands International Inc., dated November 1, 2010.(1)
3.2	Amended and Restated Certificate of Incorporation(2)
3.3	Bylaws of Swisher Hygiene Inc.(1)
5.1	Opinion of Akerman Senterfitt.
10.1	Credit Agreement by and between Swisher International, Inc. and Wachovia Bank, National Association, dated November 14, 2005.(3)
10.2	Security Agreement by and among Swisher International, Inc. and certain subsidiaries of Swisher International, Inc., dated as of November 14, 2005.(1)
10.3	First Amendment to Credit Agreement by and between Swisher International, Inc. and Wachovia Bank, National Association, dated as of April 26, 2006.(1)
10.4	Second Amendment and Waiver to Credit Agreement by and between Swisher International, Inc. and Wachovia Bank, National Association, dated as of September 8, 2006.(1)
10.5	Third Amendment and Waiver to Credit Agreement by and between Swisher International, Inc. and Wachovia Bank, National Association, dated as of March 21, 2008.(1)
10.6	Fourth Amendment and Waiver to Credit Agreement by and between Swisher International, Inc. and Wachovia Bank, National Association, dated June 25, 2008.(1)
10.7	Fifth Amendment and Waiver to Credit Agreement by and between Swisher International, Inc., Wachovia Bank, National Association, and other persons party thereto, dated June 30, 2009.(1)
10.8	Sixth Amendment to Credit Agreement by and between Swisher International, Inc., Wachovia Bank, National Association and other persons party thereto, dated November 18, 2009.(1)
10.9	Credit Agreement by and between HB Service, LLC and Wachovia Bank, National Association, dated as of June 25, 2008.(1)
10.10	First Amendment and Waiver to Credit Agreement by and between HB Service, LLC, Wachovia Bank, National Association and other persons party thereto, dated as of June 30, 2009.(1)

Exhibit
Number	Description

10.11	Second Amendment to Credit Agreement by and between HB Service, LLC, Wachovia Bank, National Association, and other persons party thereto, dated November 18, 2009.(1)
10.12	Omnibus Amendment Agreement, Limited Consent and Waiver by and between Swisher International, Inc., HB Service, LLC, Wells Fargo Bank, National Association and other persons party thereto, dated August 13, 2010.(1)
10.13	Omnibus Amendment Agreement, Limited Consent and Waiver by and between Swisher International, Inc., HB Service, LLC, Wells Fargo Bank, National Association and other persons party thereto, dated October 28, 2010.(1)
10.14	Unconditional Guaranty by and among Swisher International, Inc., H. Wayne Huizenga and Wachovia Bank, National Association, dated June 25, 2008.(1)
10.15	Unconditional Guaranty by and among HB Service, LLC, H. Wayne Huizenga and Wachovia Bank, National Association, dated June 25, 2008.(1)
10.16	Promissory Note, dated May 26, 2010, as amended, in the principal amount of $21,445,000 to Royal Palm Mortgage Group, LLC.(1)
10.17	Amended and Restated Security Agreement by and between H. Wayne Huizenga and Wachovia Bank, National Association, dated January 2010.(1)
10.18	Capital Contribution Agreement by and among H. Wayne Huizenga, Steven R. Berrard and Swisher International, Inc., dated July 13, 2010.(1)
10.19	Form of Lock-Up Agreement.(1)
10.20	Promissory Note, dated August 9, 2010, in the principal amount of $2,000,000 to Royal Palm Mortgage Group, LLC.(1)
10.21	Promissory Note, dated August 9, 2010, in the principal amount of $1,500,000 to Royal Palm Mortgage Group, LLC.(1)
10.22	Omnibus Amendment Agreement, Limited Consent and Waiver by and between Swisher International, Inc., HB Service, LLC, Wells Fargo Bank, National Association and other persons party thereto, dated November 5, 2010.(1)
10.23	Vendor Agreement, dated July 25, 2008, between Swisher Hygiene Franchise Corp. and Intercon Chemical Company (Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.)(3)
10.24	Credit Agreement among Swisher Hygiene, Inc., the lenders named therein and Wells Fargo Bank, National Association, dated March 30, 2011.(4)
10.25	Pledge and Security Agreement by Swisher Hygiene Inc., certain subsidiaries of Swisher Hygiene, Inc. named therein, and Wells Fargo Bank, National Association, dated March 30, 2011 (portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment).(4)
10.26	Guaranty Agreement by certain subsidiaries of Swisher Hygiene Inc. and Guaranteed Parties named therein, dated March 30, 2011.(4)
10.27	Securities Purchase Agreement, dated March 22, 2011. (On March 22, 2011, Swisher Hygiene Inc. entered into an additional 11 securities purchase agreements which are substantially identical in all material respects to this exhibit expect as to the parties thereto and the number of shares of common stock of Swisher Hygiene purchased. Attached to this exhibit is a schedule identifying the parties to the additional 11 securities purchase agreements and the number of shares of common stock of Swisher Hygiene purchased by such parties.)(5)
10.28	Securities Purchase Agreement, dated April 15, 2011. (On April 15, 2011, Swisher Hygiene Inc. entered into an additional 16 securities purchase agreements which are substantially identical in all material respects to this exhibit expect as to the parties thereto and the number of shares of common stock of Swisher Hygiene purchased. Attached to this exhibit is a schedule identifying the parties to the additional 16 securities purchase agreements and the number of shares of common stock Swisher Hygiene purchased by such parties.)(5)
10.29	Amended and Restated Swisher Hygiene Inc. 2010 Stock Incentive Plan(2)

Exhibit
Number	Description

10.30	Swisher Hygiene Inc. Senior Executive Officers Performance Incentive Bonus Plan(6)
10.31	Employment Agreement of Michael Kipp(6)
16.1	Letter of Scharf Pera & Co., PLLC, dated November 16, 2010.(3)
21.1	Subsidiaries of Swisher Hygiene Inc.(7)
23.1	Consent of BDO USA, LLP.
23.2	Consent of Scharf Pera & Co., PLLC.
23.3	Consent of Kreischer Miller.
23.4	Consent of Scharf Pera & Co., PLLC.
23.5	Consent of Scharf Pera & Co., PLLC.
23.6	Consent of Scharf Pera & Co., PLLC.
23.7	Consent of Akerman Senterfitt (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page II-9).

Exhibits are incorporated by reference to the exhibit indicated in the following filings by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

(1)	Registration Statement on Form 10, filed with the Securities and Exchange Commission on November 9, 2010.

(2)	Registration Statement on Form S-8, filed with the Securities and Exchange Commission on May 9, 2011.

(3)	Amendment No. 1 to Registration Statement on Form 10, filed with the Securities and Exchange Commission on December 15, 2010.

(4)	Current Report on Form 8-K dated March 30, 2011 and filed with the Securities and Exchange Commission on April 5, 2011, as amended on Amendment No. 1 and Amendment No. 2 to Form 8-K/A, filed with the Securities and Exchange Commission on April 20, 2011.

(5)	Pre-Effective Amendment No. 3 to Registration Statement on Form S-4, filed with the Securities and Exchange Commission on April 21, 2011.

(6)	Current Report on Form 8-K filed with the Securities and Exchange Commission on May 10, 2011.

(7)	Annual Report on Form 10-K for the year ended December 31, 2010, filed with the Securities and Exchange Commission on March 31, 2011.

Item 17.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) For determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Charlotte, State of North Carolina on August 5, 2011.

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven R. Berrard and Thomas Aucamp, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

SWISHER HYGIENE INC.

By:	/s/ Steven R. Berrard
Name:     Steven R. Berrard

Title:	President and Chief Executive Officer

Signature	Title	Date

/s/ Steven R. Berrard Steven R. Berrard	President, Chief Executive Officer, and Director (Principal Executive Officer)	August 5, 2011

/s/ Michael Kipp Michael Kipp	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	August 5, 2011

/s/ H. Wayne Huizenga H. Wayne Huizenga	Chairman of the Board	August 5, 2011

/s/ David Braley David Braley	Director	August 5, 2011

/s/ John Ellis Bush John Ellis Bush	Director	August 5, 2011

/s/ Harris W. Hudson Harris W. Hudson	Director	August 5, 2011

/s/ William D. Pruitt William D. Pruitt	Director	August 5, 2011

/s/ David Prussky David Prussky	Director	August 5, 2011

Michael Serruya	Director

SWISHER HYGIENE INC. AND SUBSIDIARIES

EXHIBIT INDEX

Exhibit
Number	Description

5.1	Opinion of Akerman Senterfitt
23.1	Consent of BDO USA, LLP.
23.2	Consent of Scharf Pera & Co., PLLC.
23.3	Consent of Kreischer Miller
23.4	Consent of Scharf Pera & Co., PLLC.
23.5	Consent of Scharf Pera & Co., PLLC.
23.6	Consent of Scharf Pera & Co., PLLC.
23.7	Consent of Akerman Senterfitt (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page II-9).